Form 10-K, Exhibit 13
period 2001-12-31
KRAFT FOODS INC
filed 2002-03-14
CIK 1103982

                                                                      Exhibit 13

                                Kraft Foods Inc.


Management's Discussion and Analysis
of Financial Condition and Results of Operations

Overview

Kraft Foods Inc. ("Kraft"), together with its subsidiaries (collectively referred to as the "Company") is the largest branded food and beverage company headquartered in the United States. Prior to June 13, 2001, the Company was a wholly-owned subsidiary of Philip Morris Companies Inc. ("Philip Morris"). On June 13, 2001, the Company completed an initial public offering ("IPO") of 280,000,000 shares of its Class A common stock at a price of $31.00 per share. The IPO proceeds, net of the underwriting discount and expenses, of $8.4 billion were used to retire a portion of an $11.0 billion long-term note payable to Philip Morris incurred in connection with the acquisition of Nabisco Holdings Corp. ("Nabisco"). After the IPO, Philip Morris owns approximately 83.9% of the outstanding shares of the Company's capital stock through its ownership of 49.5% of the Company's Class A common stock, and 100% of the Company's Class B common stock. The Company's Class A common stock has one vote per share while the Company's Class B common stock has ten votes per share. Therefore, Philip Morris holds 97.7% of the combined voting power of the Company's outstanding common stock.

The Company conducts its global business through two units: Kraft Foods North America, Inc. ("KFNA") and Kraft Foods International, Inc. ("KFI"). KFNA manages its operations by product category, while KFI manages its operations by geographic region. KFNA's segments are Cheese, Meals and Enhancers; Biscuits, Snacks and Confectionery; Beverages, Desserts and Cereals; and Oscar Mayer and Pizza. KFNA's food service business within the United States and its businesses in Canada and Mexico are reported through the Cheese, Meals and Enhancers segment. KFI's segments are Europe, Middle East and Africa; and Latin America and Asia Pacific.

Financial Reporting Release No. 60, which was recently issued by the Securities and Exchange Commission ("SEC"), requires all registrants to discuss critical accounting policies or methods used in the preparation of financial statements.
Note 2 to the consolidated financial statements includes a summary of the significant accounting policies and methods used in the preparation of the Company's consolidated financial statements. In the opinion of management, the Company does not have any individual accounting policy which is critical to the preparation of its consolidated financial statements. This is due principally to the definitive nature of accounting requirements for consumer products companies. Also, in most instances, the Company must use an accounting policy or method because it is the only policy or method permitted under accounting principles generally accepted in the United States of America ("U.S. GAAP"). The following is a review of the more significant accounting policies and methods used by the Company:

Revenue Recognition: As required by U.S. GAAP, the Company recognizes operating revenues upon shipment of products to customers when title and risk of loss pass to its customers. Provisions and allowances for sales returns and bad debts are also recorded in the Company's consolidated financial statements. The amounts recorded for these provisions and related allowances are not significant to the Company's consolidated financial position or results of operations. As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company will adopt new required accounting standards mandating that certain costs currently reported as marketing, administration and research costs be shown as a reduction of operating revenues or an increase in cost of sales. As a result, previously reported revenues will be reduced by approximately $4.6 billion, $3.6 billion and $3.4 billion for 2001, 2000 and 1999, respectively. The adoption of the new accounting standards will have no impact on net earnings or basic or diluted earnings per share.

Depreciation and Amortization: The Company depreciates property, plant and equipment and amortizes goodwill and other intangible assets using straight-line methods. Through December 31, 2001, the Company used forty years to amortize goodwill and other intangible assets, in recognition of the strength of its brands, which resulted in amortization expense of $962 million for the year ended December 31, 2001. Beginning on January 1, 2002, with the adoption of a new required accounting standard, the Company will no longer be required to amortize a substantial portion of its goodwill and other intangible assets. As a result, the Company estimates that amortization expense will approximate $10 million for the year ending December 31, 2002. The Company will also be required to continue to review annually its goodwill and other intangible assets for possible impairment or loss of value. However, the Company does not currently anticipate having to record an impairment loss when it adopts the new standard.

Marketing Costs: As required by U.S. GAAP, the Company records marketing costs as an expense in the year to which such costs relate. The Company does not defer the recognition of any amounts on its consolidated balance sheet with respect to marketing costs. The Company expenses advertising costs as incurred in the period in which the related advertisement initially appears. The Company records consumer incentive and trade promotion costs as an expense in the period in which these programs are offered, based on estimates of utilization and redemption rates that are developed from historical information. As discussed above under "Revenue Recognition," beginning January 1, 2002, the Company will adopt the previously mentioned revenue recognition accounting standards mandating that certain costs currently reported as marketing expense be shown as a reduction of operating revenues or an increase in cost of sales. As a result, previously reported amounts for marketing, administration and research costs will be reduced by approximately $4.7 billion, $3.7 billion and $3.4 billion for 2001, 2000 and 1999, respectively. The adoption of the new accounting standards will have no impact on net earnings or basic or diluted earnings per share.

Hedging Instruments: As of January 1, 2001, the Company adopted the provisions of a new required accounting standard, which did not have a material effect on net earnings (less than $1 million) or accumulated other comprehensive losses (less than $1 million). The new accounting standard requires that the fair value of all derivative financial instruments be recorded on the Company's consolidated balance sheet as assets or liabilities. Substantially all of the Company's derivative financial instruments are effective as hedges under the new standard; accordingly, the changes in their

                                Kraft Foods Inc.

fair value are recognized in earnings when the related hedged items are recorded in earnings. During 2001, the Company recognized deferred losses of $15 million in earnings, which offset the impact of gains on the related hedged items. In
Note 16 of the notes to consolidated financial statements, the Company has included a detailed discussion of the types of exposures that it periodically hedges, as well as a summary of the various instruments which it utilizes. The Company does not use derivative financial instruments for speculative purposes.

Employee Benefit Plans: The Company and its subsidiaries provide a range of benefits to their employees and retired employees, including pensions, postretirement health care benefits and postemployment benefits (primarily severance). The Company records annual amounts relating to these plans based on calculations specified by U.S. GAAP, which include various actuarial assumptions, such as discount rates, assumed rates of return, compensation increases, turnover rates and health care cost trend rates. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. As required by U.S. GAAP, the effect of the modifications is generally recorded or amortized over future periods. The Company believes that the assumptions utilized in recording its obligations under its plans, which are presented in Note 14 to the consolidated financial statements, are reasonable based on its experience and advice from its actuaries.

Related Party Transactions: As discussed in Note 3 to the Company's consolidated financial statements, Philip Morris and certain of its affiliates provide the Company with various services, including planning, legal, treasury, accounting and financial services, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology and tax services. Billings for these services were $339 million in 2001, $248 million in 2000 and $165 million in 1999. The increases reflect information services and financial services that were previously performed by the Company, but are now provided by Philip Morris at approximately the same cost. Although the value of services provided by Philip Morris cannot be quantified on a stand-alone basis, management believes that the billings are reasonable based on the level of support provided by Philip Morris, and that the charges reflect all services provided.

The Company also has long-term notes payable to Philip Morris of $5.0 billion at December 31, 2001 and $21.4 billion at December 31, 2000. A significant portion of the amount outstanding at December 31, 2000 related to borrowings for the acquisition of Nabisco. The decrease from 2000 to 2001 reflects the repayment of borrowings with proceeds from the IPO, a public global bond offering and short-term borrowings. The interest rates on the debt with Philip Morris were established at market rates available to Philip Morris at the time of issuance for similar debt with matching maturities. However, the $5.0 billion remaining long-term note payable to Philip Morris has no prepayment penalty, and the Company may repay some or all of the note with the proceeds from external debt offerings in the current low interest rate environment.

In addition,the accounts of the Company are included in the consolidated federal income tax return of Philip Morris. To the extent that foreign tax credits, capital losses and other credits generated by the Company, which cannot be utilized on a stand-alone basis,are utilized in Philip Morris' consolidated federal income tax return,the benefit is recognized in the Company's calculation of its provision for income taxes. The Company's provisions for income taxes for the years ended December 31, 2001, 2000 and 1999 were lower than provisions calculated on a stand-alone basis by $185 million, $139 million and $107 million, respectively.

                    ---------------------------------------

The preparation of all financial statements includes the use of estimates and assumptions that affect a number of amounts included in the Company's financial statements, including, among other things, employee benefit costs and related disclosures, inventories under the last-in-first-out ("LIFO") method, marketing costs (advertising, consumer incentives and trade promotions), environmental costs and income taxes. The Company bases its estimates on historical experience and other assumptions which it believes are reasonable. If actual amounts are ultimately different from previous estimates, the revisions are included in the Company's results for the period in which the actual amounts become known. Historically, the aggregate differences, if any, between the Company's estimates and actual amounts in any year have not had a significant impact on the Company's consolidated financial statements.

Business Environment

The Company is subject to fluctuating commodity costs, currency movements and competitive challenges in various product categories and markets, including a trend toward increasing consolidation in the retail trade and consequent inventory reductions and changing consumer preferences. Certain competitors may have different profit objectives and some international competitors may be less susceptible to currency exchange rates. To confront these challenges, the Company continues to take steps to build the value of its brands and improve its food business portfolio with new products and marketing initiatives.

Fluctuations in commodity costs can cause retail price volatility, intensify price competition and influence consumer and trade buying patterns. KFNA's and KFI's businesses are subject to fluctuating commodity costs, including dairy, coffee bean and cocoa costs. Dairy commodity costs on average have been higher in 2001 than those seen in 2000. Cocoa bean prices have also been higher, while coffee bean prices have been lower than in 2000. During the latter part of 2000 and into 2001, energy costs rose in response to higher prices charged for oil and natural gas. However, this increase in energy costs did not have a material adverse effect on the operating results of the Company.

                                Kraft Foods Inc.

On December 11, 2000, the Company acquired all of the outstanding shares of Nabisco for $55 per share in cash. The purchase of the outstanding shares, retirement of employee stock options and other payments totaled approximately $15.2 billion. In addition, the acquisition included the assumption of approximately $4.0 billion of existing Nabisco debt. The Company financed the acquisition through the issuance of two long-term notes payable to Philip Morris totaling $15.0 billion and short-term intercompany borrowings of $255 million. The acquisition has been accounted for as a purchase. Nabisco's balance sheet was consolidated with the Company as of December 31, 2000, and beginning January 1, 2001, Nabisco's earnings have been included in the consolidated operating results of the Company; however, Nabisco's earnings from December 11, 2000 to December 31, 2000 were not included in the consolidated operating results of the Company since such amounts were insignificant. The Company's interest cost associated with acquiring Nabisco has been included in interest and other debt expense, net, on the Company's consolidated statements of earnings for the years ended December 31, 2001 and 2000.

The integration of Nabisco into Kraft has continued throughout 2001. The closure of a number of Nabisco domestic and international facilities resulted in severance and other exit costs of $379 million, which are included in the adjustments for the allocation of purchase price. The closures will result in the termination of approximately 7,500 employees and will require total cash payments of $373 million, of which approximately $74 million has been spent through December 31, 2001. Substantially all of the closures will be completed by the end of 2002.

The integration of Nabisco into the operations of the Company will also result in the closure or reconfiguration of several of the Company's existing facilities. The aggregate charges to the Company's consolidated statement of earnings to close or reconfigure its facilities and integrate Nabisco are estimated to be in the range of $200 million to $300 million. During 2001, the Company incurred pre-tax integration costs of $53 million for site reconfigurations and other consolidation programs in the United States.

During 2001, the Company purchased coffee businesses in Romania, Morocco and Bulgaria and also acquired confectionery businesses in Russia and Poland. The total cost of these and other smaller acquisitions was $194 million. The operating results of these businesses were not material to the Company's consolidated financial position or results of operations in any of the periods presented.

During 2000, the Company purchased the outstanding common stock of Balance Bar Co., a maker of energy and nutrition snack products. In a separate transaction, the Company also acquired Boca Burger, Inc., a privately held manufacturer and marketer of soy-based meat alternatives. The total cost of these and other smaller acquisitions was $365 million. The operating results of these businesses were not material to the Company's consolidated financial position or results of operations in any of the periods presented.

During 2001, 2000 and 1999, the Company sold several small businesses, including a French confectionery business in 2000. The aggregate proceeds received in these transactions during 2001, 2000 and 1999 were $21 million, $300 million and $175 million, respectively, on which pre-tax gains of $8 million, $172 million and $62 million, respectively, were recorded. The operating results of businesses divested were not material to the consolidated operating results of the Company in any of the periods presented.

Euro: Twelve of the fifteen member countries of the European Union have established fixed conversion rates between their existing currencies and one common currency--the euro. In January 2002, the new euro-denominated currency (bills and coins) was issued. The Company's operating subsidiaries affected by the euro conversion have addressed the systems and business issues raised by the euro currency conversion. These issues included, among others: (1) the need to adapt computer and other business systems and equipment to accommodate euro-denominated transactions; and (2) the competitive impact of cross-border price transparency, which makes it more difficult for businesses to charge different prices for the same products on a country-by-country basis. The euro conversion has not had, and the Company currently anticipates that it will not have, a material adverse impact on its financial condition or results of operations.

Century Date Change: The Company did not experience any material disruptions to its business as a result of the Century Date Change ("CDC"). The Company's increases in 1999 year-end inventories and trade receivables caused by preemptive CDC contingency plans resulted in incremental cash outflows during 1999 of approximately $155 million. The cash outflows reversed in the first quarter of 2000. In addition, the Company had increased shipments in the fourth quarter of 1999 because customers purchased additional product in anticipation of potential CDC- related disruptions. The increased shipments in 1999 resulted in estimated incremental operating revenues and operating companies income in 1999 of approximately $97 million and $40 million, respectively, and corresponding decreases in operating revenues and operating companies income in 2000.

53rd Week and Trade Inventory Reductions: The Company's subsidiaries end their fiscal years on the last Saturday in December. Accordingly, most years contain 52 weeks of operating results while every fifth or sixth year includes 53 weeks. The Company's consolidated statement of earnings for the year ended December 31, 2000 included a 53rd week. The benefit to 2000 operating results from an extra week of shipments was partially offset by inventory reductions undertaken by trade customers for certain of the Company's products. A reduction in trade inventories also occurred in 2001. The net result is that Kraft's 2001 volume and revenue comparisons to 2000 were affected by the extra week of shipments in 2000. Volume comparisons contained in Management's Discussion and Analysis for 2001 versus 2000 have been provided on a comparable 52-week basis to provide a more meaningful comparison of operating results.

                                Kraft Foods Inc.

Separation Programs: In October 2001, the Company announced that it was offering a voluntary retirement program to certain salaried employees in the United States. The program is expected to terminate approximately 750 employees and will result in an estimated pre-tax charge of approximately $140 million upon final employee acceptance in the first quarter of 2002. This pre-tax charge is part of the previously discussed $200 million to $300 million in pre-tax charges related to the integration of Nabisco.

During 1999, KFNA offered voluntary retirement incentive or separation programs to certain eligible hourly and salaried employees in the United States. Employees electing to terminate employment under the terms of these programs were entitled to enhanced retirement or severance benefits. Approximately 1,100 hourly and salaried employees accepted the benefits offered by these programs and elected to retire or terminate. As a result, the Company recorded a pre-tax charge of $157 million in 1999. This charge was included in marketing, administration and research costs in the consolidated statements of earnings for the following segments: Cheese, Meals and Enhancers, $71 million; Oscar Mayer and Pizza, $38 million; Biscuits, Snacks and Confectionery, $2 million; and Beverages, Desserts and Cereals, $46 million. Payments of pension and postretirement benefits are made in accordance with the terms of the applicable benefit plans. Severance benefits, which were paid over a period of time, commenced upon dates of termination, which ranged from April 1999 to March 2000. The program and related payments were completed during 2000. Salary and related benefit costs of employees prior to their retirement or termination date were expensed as incurred.

Consolidated Operating Results

The acquisition of Nabisco and subsequent IPO were significant events that affect the comparability of earnings. In order to isolate the financial effects of these events, and to provide a more meaningful comparison of the Company's results of operations, the following tables and the subsequent discussion of the Company's consolidated operating results refer to results on a reported, underlying and pro forma basis. Reported results include the operating results of Nabisco in 2001, but not in 2000 and 1999. Reported results also reflect average shares of common stock outstanding during 2001, and reflect an average of 1.455 billion shares outstanding during 2000 and 1999. Underlying results include the operating results of Nabisco in 2001, but not in 2000 and 1999, and adjust for certain unusual items as detailed on the tables, such as results from operations divested since the beginning of 1999. Pro forma results assume the Company owned Nabisco for all of 2000. In addition, pro forma results reflect common shares outstanding of 1.735 billion based on the assumption that shares issued immediately following the IPO were outstanding during 2001 and 2000, and that, effective January 1, 2000, the net proceeds of the IPO were used to retire a portion of a long-term note payable used to finance the Nabisco acquisition. Pro forma results also adjust for certain unusual items as detailed on the tables, such as the results from operations divested since the beginning of 2000.

Consolidated Operating Results

                                                                   (in millions)
--------------------------------------------------------------------------------
Year Ended December 31,                          2001         2000         1999
================================================================================
Reported volume (in pounds):
Kraft Foods North America
    Cheese, Meals and Enhancers                 5,219        4,820        4,874
    Biscuits, Snacks and Confectionery          2,350           54           47
    Beverages, Desserts and Cereals             3,421        3,117        2,883
    Oscar Mayer and Pizza                       1,519        1,507        1,433
--------------------------------------------------------------------------------
        Total Kraft Foods North America        12,509        9,498        9,237
--------------------------------------------------------------------------------
Kraft Foods International
    Europe, Middle East and Africa              2,826        2,829        2,816
    Latin America and Asia Pacific              2,057          803          764
--------------------------------------------------------------------------------
        Total Kraft Foods International         4,883        3,632        3,580
--------------------------------------------------------------------------------
          Total reported volume                17,392       13,130       12,817
================================================================================

Reported operating revenues:
Kraft Foods North America
    Cheese, Meals and Enhancers               $10,256      $ 9,405      $ 9,360
    Biscuits, Snacks and Confectionery          5,917          329          265
    Beverages, Desserts and Cereals             5,370        5,266        5,074
    Oscar Mayer and Pizza                       3,563        3,461        3,198
--------------------------------------------------------------------------------
        Total Kraft Foods North America        25,106       18,461       17,897
--------------------------------------------------------------------------------
Kraft Foods International
    Europe, Middle East and Africa              6,339        6,824        7,676
    Latin America and Asia Pacific              2,430        1,247        1,224
--------------------------------------------------------------------------------
        Total Kraft Foods International         8,769        8,071        8,900
--------------------------------------------------------------------------------
          Total reported operating
            revenues                          $33,875      $26,532      $26,797
================================================================================

Reported operating
    companies income:
Kraft Foods North America
    Cheese, Meals and Enhancers               $ 2,099      $ 1,845      $ 1,658
    Biscuits, Snacks and Confectionery            966          100           73
    Beverages, Desserts and Cereals             1,192        1,090        1,009
    Oscar Mayer and Pizza                         539          512          450
--------------------------------------------------------------------------------
        Total Kraft Foods North America         4,796        3,547        3,190
--------------------------------------------------------------------------------
Kraft Foods International
    Europe, Middle East and Africa                861        1,019          895
    Latin America and Asia Pacific                378          189          168
--------------------------------------------------------------------------------
        Total Kraft Foods International         1,239        1,208        1,063
--------------------------------------------------------------------------------
          Total reported operating
            companies income                  $ 6,035      $ 4,755      $ 4,253
================================================================================

                                Kraft Foods Inc.

The following is a reconciliation of reported operating results to underlying and pro forma operating results:

                                                                   (in millions)
--------------------------------------------------------------------------------
Year Ended December 31,                           2001         2000        1999
================================================================================
Reported volume (in pounds)                     17,392       13,130      12,817
    Volume of businesses sold                      (18)         (82)       (176)
    Estimated impact of century
        date change                                              55         (55)
--------------------------------------------------------------------------------
Underlying volume (in pounds)                   17,374       13,103      12,586
    Nabisco volume                                            3,852
--------------------------------------------------------------------------------
Pro forma volume (in pounds)                    17,374       16,955
================================================================================

Reported operating revenues                   $ 33,875     $ 26,532    $ 26,797
    Operating revenues of
        businesses sold                             (4)        (162)       (373)
    Estimated impact of century
        date change                                              97         (97)
--------------------------------------------------------------------------------
Underlying operating revenues                   33,871       26,467    $ 26,327
================================================================================
    Nabisco operating revenues                                7,566
--------------------------------------------------------------------------------
Pro forma operating revenues                  $ 33,871     $ 34,033
================================================================================

Reported operating
    companies income                          $  6,035     $  4,755    $  4,253
    Operating companies income of
        businesses sold                             (1)         (39)        (64)
    Estimated impact of century
        date change                                              40         (40)
    Loss on the sale of a North American
        food factory and integration costs          82
    Separation programs                                                     157
    Gain on sale of a French
        confectionery business                                 (139)
--------------------------------------------------------------------------------
Underlying operating
    companies income                             6,116        4,617    $  4,306
================================================================================
    Nabisco operating
        companies income                                        999
--------------------------------------------------------------------------------
Pro forma operating
    companies income                          $  6,116     $  5,616
================================================================================

2001 compared with 2000

Reported volume for 2001 increased 4,262 million pounds (32.5%) over 2000, due primarily to the acquisition of Nabisco. Pro forma volume increased 2.5% over 2000. Excluding the 53rd week of shipments in 2000, volume increased 3.7%, reflecting new product introductions and volume gains in developing markets.

Reported operating revenues for 2001 increased $7,343 million (27.7%) over 2000, due primarily to the acquisition of Nabisco. Pro forma operating revenues decreased slightly from 2000, due primarily to the 53rd week of sales in 2000, the adverse effect of currency exchange rates and lower sales prices on coffee products (driven by commodity-related price declines), partially offset by the favorable impact of volume growth.

Reported operating companies income, which is defined as operating income before general corporate expenses and amortization of goodwill and other intangible assets, was affected by the following unusual items during 2001 and 2000:

- Sale of Food Factory and Integration Costs: During 2001, the Company recorded pre-tax charges of $53 million for site reconfigurations and other consolidation programs in the United States. In addition, the Company recorded a pre-tax charge of $29 million related to the sale of a North American food factory. These pre-tax charges, which aggregate $82 million, were included in marketing, administration and research costs in the consolidated statement of earnings for the following segments: Cheese, Meals and Enhancers, $63 million; Biscuits, Snacks and Confectionery, $2 million; Beverages, Desserts and Cereals, $12 million; and Oscar Mayer and Pizza, $5 million.

- Sale of French Confectionery Business: During 2000, the Company sold a French confectionery business ("French Confectionery Sale") for proceeds of $251 million on which a pre-tax gain of $139 million was recorded. The pre-tax gain is included in the Europe, Middle East and Africa segment's marketing, administration and research costs in the consolidated statement of earnings.

The operating companies income comparison was also affected by approximately $40 million of operating income from the previously mentioned CDC sales.

Reported operating companies income increased $1,280 million (26.9%) over 2000, due primarily to the acquisition of Nabisco. On a pro forma basis, operating companies income increased $500 million (8.9%), driven by volume growth, productivity savings and Nabisco synergies, partially offset by unfavorable currency movements.

Currency movements have decreased operating revenues by $522 million and operating companies income by $60 million from 2000. Decreases in operating revenues and operating companies income are due to the strength of the U.S. dollar against the euro, Canadian dollar and certain Asian and Latin American currencies. Although the Company cannot predict future movements in currency exchange rates, the strength of the U.S. dollar, primarily against the euro and Asian currencies, if sustained during 2002, could continue to have an unfavorable impact on operating revenues and operating companies income comparisons.

Reported interest and other debt expense, net, increased $840 million in 2001. This increase was due primarily to notes issued to Philip Morris in the fourth quarter of 2000 to finance the acquisition of Nabisco. On a pro forma basis, interest and other debt expense, net, decreased $213 million in 2001 from $1,348 million in 2000. This decrease in pro forma interest expense is due to the use of free cash flow to repay debt and ongoing efforts to externally refinance debt payable to Philip Morris in the current low interest rate environment.

                                Kraft Foods Inc.

During 2001, the Company's reported effective tax rate increased by 4.0 percentage points to 45.4% as compared with 2000, due primarily to higher Nabisco-related goodwill amortization, which is not tax deductible.

Reported diluted and basic earnings per share ("EPS"), which were both $1.17 for 2001, decreased by 15.2% from 2000, due primarily to higher levels of goodwill amortization and interest expense associated with the acquisition of Nabisco. Reported net earnings of $1,882 million for 2001 decreased $119 million (5.9%) from 2000. On a pro forma basis, diluted and basic EPS, which were both $1.21 for 2001, increased by 19.8% over 2000, due primarily to higher operating results in all segments. Pro forma net earnings of $2,092 million for 2001 increased $347 million (19.9%) from 2000.

2000 compared with 1999

Reported volume for 2000 increased 313 million pounds (2.4%) over 1999. Reported volume in 2000 benefited from the inclusion of 53 weeks in 2000 operating results, partially offset by a decrease related to trade inventory reductions in the United States. Volume increased in every segment except Cheese, Meals and Enhancers, where a decrease in lower-margin food service products more than offset volume increases in higher margin products. On an underlying basis, volume increased 4.1%.

Reported operating revenues for 2000 decreased $265 million (1.0%) from 1999, due primarily to unfavorable currency movements ($857 million), the estimated shift in CDC revenues ($194 million) and revenues from divested businesses, partially offset by higher volume/mix ($756 million), the impact of acquisitions ($148 million) and higher pricing ($49 million). On an underlying basis, operating revenues increased 0.5%.

Reported operating companies income for 2000 increased $502 million (11.8%) over 1999, due primarily to higher volume/mix ($387 million), higher margins ($402 million, due primarily to price increases and lower commodity and manufacturing costs), 1999 separation charges ($157 million) and the gain on the French Confectionery Sale in 2000 ($139 million), partially offset by higher marketing expenses ($366 million), unfavorable currency movements ($91 million), the shift in CDC income ($80 million) and the impact of divested businesses. On an underlying basis, operating companies income increased 7.2%.

Interest and other debt expense, net, increased $58 million (10.8%), due primarily to the notes issued to Philip Morris in connection with the acquisition of Nabisco.

During 2000, the Company's reported effective tax rate decreased 0.9 percentage points to 41.4%. This decrease was due primarily to a reduction in state and local income taxes resulting from the mix of pre-tax earnings in various states.

Reported net earnings in 2000 increased $248 million (14.1%) and 2000 basic and diluted earnings per share each increased by 15.0%. On an underlying basis, net earnings of $1.9 billion increased 6.6% over $1.8 billion in 1999, and basic and diluted earnings per share each grew 7.2% from $1.25 in 1999 to $1.34 in 2000.

Operating Results by Reportable Segment

Kraft Foods North America

                                                                   (in millions)
--------------------------------------------------------------------------------
Year Ended December 31,                           2001         2000        1999
================================================================================
Reported volume (in pounds):
    Cheese, Meals and Enhancers                  5,219        4,820       4,874
    Biscuits, Snacks and Confectionery           2,350           54          47
    Beverages, Desserts and Cereals              3,421        3,117       2,883
    Oscar Mayer and Pizza                        1,519        1,507       1,433
--------------------------------------------------------------------------------
Total reported volume (in pounds)               12,509        9,498       9,237
    Volume of businesses sold:
        Cheese, Meals and Enhancers                              (5)        (13)
    Estimated impact of century
        date change:
        Cheese, Meals and Enhancers                              16         (16)
        Biscuits, Snacks and Confectionery                        1          (1)
        Beverages, Desserts and Cereals                          19         (19)
        Oscar Mayer and Pizza                                     5          (5)
--------------------------------------------------------------------------------
Underlying volume (in pounds)                   12,509        9,534       9,183
================================================================================
    Nabisco volume:
        Cheese, Meals and Enhancers                             418
        Biscuits, Snacks and Confectionery                    2,260
        Beverages, Desserts and Cereals                          41
--------------------------------------------------------------------------------
Pro forma volume (in pounds)                    12,509       12,253
================================================================================

Reported operating revenues:
    Cheese, Meals and Enhancers               $ 10,256     $  9,405     $ 9,360
    Biscuits, Snacks and Confectionery           5,917          329         265
    Beverages, Desserts and Cereals              5,370        5,266       5,074
    Oscar Mayer and Pizza                        3,563        3,461       3,198
--------------------------------------------------------------------------------
Total reported operating revenues               25,106       18,461      17,897
    Operating revenues of businesses sold:
        Cheese, Meals and Enhancers                             (10)        (25)
    Estimated impact of century
        date change:
        Cheese, Meals and Enhancers                              34         (34)
        Biscuits, Snacks and Confectionery                        3          (3)
        Beverages, Desserts and Cereals                          22         (22)
        Oscar Mayer and Pizza                                    12         (12)
--------------------------------------------------------------------------------
Underlying operating revenues                   25,106       18,522     $17,801
================================================================================
    Nabisco operating revenues:
        Cheese, Meals and Enhancers                             843
        Biscuits, Snacks and Confectionery                    5,429
        Beverages, Desserts and Cereals                         107
--------------------------------------------------------------------------------
Pro forma operating revenues                  $ 25,106     $ 24,901
================================================================================

                                Kraft Foods Inc.

Kraft Foods North America (continued)

                                                                   (in millions)
--------------------------------------------------------------------------------
Year Ended December 31,                           2001         2000        1999
================================================================================
Reported operating
    companies income:
    Cheese, Meals and Enhancers               $  2,099     $  1,845     $ 1,658
    Biscuits, Snacks and Confectionery             966          100          73
    Beverages, Desserts and Cereals              1,192        1,090       1,009
    Oscar Mayer and Pizza                          539          512         450
--------------------------------------------------------------------------------
Total reported operating
    companies income                             4,796        3,547       3,190
    Operating companies income of
        businesses sold:
        Cheese, Meals and Enhancers                              (4)         (8)
    Estimated impact of century
        date change:
        Cheese, Meals and Enhancers                              15         (15)
        Biscuits, Snacks and Confectionery                        1          (1)
        Beverages, Desserts and Cereals                           7          (7)
        Oscar Mayer and Pizza                                     4          (4)
    Loss on sale of a North American
        food factory and integration costs:
        Cheese, Meals and Enhancers                 63
        Biscuits, Snacks and Confectionery           2
        Beverages, Desserts and Cereals             12
        Oscar Mayer and Pizza                        5
    Separation programs:
        Cheese, Meals and Enhancers                                          71
        Biscuits, Snacks and Confectionery                                    2
        Beverages, Desserts and Cereals                                      46
        Oscar Mayer and Pizza                                                38
--------------------------------------------------------------------------------
Underlying operating
    companies income                             4,878        3,570     $ 3,312
================================================================================
    Nabisco operating companies income:
        Cheese, Meals and Enhancers                             201
        Biscuits, Snacks and Confectionery                      676
        Beverages, Desserts and Cereals                          28
--------------------------------------------------------------------------------
Pro forma operating
    companies income                          $  4,878     $  4,475
================================================================================

2001 compared with 2000

KFNA's reported volume for 2001 increased 31.7% over 2000, due primarily to the acquisition of Nabisco. On a pro forma basis, volume for 2001 increased 2.1%, or 3.4% excluding the 53rd week of shipments in 2000. The increase was due primarily to higher shipments across all segments and reflects contributions from new products.

Reported operating revenues increased $6.6 billion (36.0%) over 2000, due primarily to the acquisition of Nabisco ($6.6 billion) and the shift in CDC revenues ($71 million), partially offset by unfavorable currency movements ($62 million). On a pro forma basis, operating revenues increased 0.8%, due primarily to higher revenues from the Biscuits, Snacks and Confectionery segment and the Oscar Mayer and Pizza segment, partially offset by the impact of the 53rd week in 2000.

Reported operating companies income for 2001 increased $1,249 million (35.2%) over 2000, due primarily to the acquisition of Nabisco ($1.2 billion), lower marketing, administration and research costs ($177 million) and the shift in CDC income ($27 million), partially offset by lower margins ($39 million, driven by higher dairy commodity-related costs) and the loss on the sale of a North American food factory and integration costs ($82 million). On a pro forma basis, operating companies income increased 9.0%.

The following discusses operating results within each of KFNA's reportable segments.

Cheese, Meals and Enhancers: Reported volume in 2001 increased 8.3% over 2000, due primarily to the acquisition of Nabisco. On a pro forma basis, volume in 2001 decreased 0.6% due primarily to the 53rd week of shipments in 2000. Excluding the 53rd week of shipments in 2000, volume increased 0.9%, as volume gains in meals, enhancers and Canada were partially offset by declines in cheese and food services. Meals recorded volume gains, reflecting higher shipments of macaroni & cheese dinners. Enhancers also recorded volume gains, reflecting higher shipments of spoonable and pourable dressings. In Canada, volume grew on higher shipments of branded products. In cheese, shipments decreased due primarily to the Company's decision to exit the lower-margin, non-branded cheese business. Volume also declined in process cheese loaves and cream cheese, as retailers continued to reduce trade inventory levels, partially offset by higher volume in grated and natural cheese. In U.S. food service, shipments declined due to weakness in the economy and the Company's exit from lower-margin businesses.

During 2001, reported operating revenues increased $851 million (9.0%) over 2000, due primarily to the acquisition of Nabisco ($861 million), higher pricing ($89 million, primarily related to higher dairy commodity costs) and the shift in CDC revenues ($34 million), partially offset by lower volume/mix ($65 million) and unfavorable currency movements ($62 million). On a pro forma basis, operating revenues decreased slightly from the comparable period of 2000, as unfavorable currency and lower volume/mix were partially offset by higher pricing in cheese and food service.

Reported operating companies income for 2001 increased $254 million (13.8%) over 2000, due primarily to the acquisition of Nabisco ($234 million), lower marketing, administration and research costs ($173 million, primarily lower marketing expense) and the shift in CDC income ($15 million), partially offset by unfavorable margins due to higher dairy commodity costs ($81 million) and the loss on the sale of a North American food factory and integration costs ($63 million). Marketing expense decreased due to lower price promotions on cheese products as cheese commodity costs increased. This followed a period of heavy price promotion in 2000, when low cheese commodity costs drove a period of intense price competition. On a pro forma basis, operating companies income increased 5.1%.

                                Kraft Foods Inc.

Biscuits, Snacks and Confectionery: Reported volume in 2001 increased more than 100% over 2000, due to the acquisition of Nabisco. On a pro forma basis, volume in 2001 increased 1.5% over 2000. Excluding the 53rd week of shipments in 2000, volume increased 1.6%, due primarily to new product introductions in biscuits, partially offset by lower shipments of snack nuts.

During 2001, reported operating revenues increased $5.6 billion or more than 100% over 2000, due to the acquisition of Nabisco. On a pro forma basis, operating revenues increased 2.7%, due primarily to higher volume driven by new biscuit products and higher pricing of biscuit and confectionery products.

Reported operating companies income for 2001 increased $866 million, or more than 100% over 2000, due primarily to the acquisition of Nabisco ($925 million), partially offset by higher marketing, administration and research costs ($39 million). On a pro forma basis, operating companies income increased 24.6%, due primarily to higher volume from new biscuit products, lower commodity costs for snack nuts, and productivity and Nabisco synergy savings.

Beverages, Desserts and Cereals: Reported volume in 2001 increased 9.8% over 2000, due primarily to growth in beverages. On a pro forma basis, volume in 2001 increased 7.7% over 2000. Excluding the 53rd week of shipments in 2000, volume increased 9.3%, due primarily to increased shipments of ready-to-drink beverages, benefiting from the introduction of new products. Desserts volume was below the prior year due to lower shipments of dry packaged desserts and frozen toppings. Cereal volume declined due primarily to weak category performance and increased competition in the ready-to-eat cereal category.

During 2001, reported operating revenues increased $104 million (2.0%) over 2000, due primarily to the acquisition of Nabisco ($93 million), the acquisition of Balance Bar Co. ($20 million), the shift in CDC revenues ($22 million) and higher volume/mix ($17 million), partially offset by lower pricing ($49 million, due primarily to coffee commodity-related price reductions). On a pro forma basis, operating revenues decreased 0.5%, reflecting commodity-related price reductions on coffee products and lower shipments in desserts and cereals.

Reported operating companies income for 2001 increased $102 million (9.4%) over 2000, primarily reflecting higher margins ($87 million), the acquisition of Nabisco ($32 million), lower marketing, administration and research costs ($21 million) and the shift in CDC income ($7 million), partially offset by integration costs ($12 million). On a pro forma basis, operating companies income increased 7.0%.

Oscar Mayer and Pizza: Reported volume in 2001 increased 0.8% over 2000. Excluding the 53rd week of shipments in 2000, volume increased 2.3%, due to volume gains in processed meats and pizza. The processed meats business recorded volume gains in luncheon meats, hot dogs, bacon and soy-based meat alternatives. Volume in the pizza business increased, driven by new products.

During 2001, reported operating revenues increased $102 million (2.9%) over 2000 due primarily to higher volume/mix ($75 million), the shift in CDC revenues ($12 million) and the acquisition of Boca Burger, Inc.

Reported operating companies income for 2001 increased $27 million (5.3%) over 2000 primarily reflecting higher volume/mix ($45 million), lower marketing, administration and research costs ($22 million) and the shift in CDC income, partially offset by unfavorable margins ($36 million, due primarily to higher meat and cheese commodity costs).

2000 compared with 1999

KFNA's reported volume for 2000 increased 2.8% over 1999. On an underlying basis, volume increased 3.8%, including the benefit related to the 53rd week of shipments, partially offset by a decrease related to trade inventory reductions in 2000.

Reported operating revenues increased $564 million (3.2%) over 1999, due primarily to higher volume/mix ($465 million), the impact of acquisitions ($148 million) and higher pricing ($79 million), partially offset by the shift in CDC revenues ($142 million).

Reported operating companies income increased $357 million (11.2%) over 1999, due primarily to higher margins ($318 million, driven by higher pricing and lower commodity-related costs), the 1999 pre-tax charge for separation programs ($157 million) and higher volume/mix ($240 million), partially offset by higher marketing, administration and research costs ($310 million, the majority of which related to higher marketing expenses) and the shift in CDC income ($54 million). On an underlying basis, operating companies income increased 7.8%.

The following discusses operating results within each of KFNA's reportable segments.

Cheese, Meals and Enhancers: Reported volume in 2000 decreased 1.1% from 1999, due primarily to a decrease in the United States food service business, which more than offset an increase in retail businesses. The decrease in food service volume was due to the expiration of an exclusive distribution agreement, the loss of a contract to supply cold cuts and the pruning of low margin products. Cheese volume increased over 1999 with gains in process, natural and cream cheese products. Meals volume was lower in 2000, reflecting lower shipments of Mexican dinners and rice. Enhancers volume decreased slightly. Volume in Canada grew due to new product introductions. On an underlying basis, volume decreased 0.3%.

Reported operating revenues increased $45 million (0.5%) over 1999, due primarily to higher volume/mix ($99 million, primarily favorable product mix from the pruning of low margin products) and favorable currency movements ($30 million), partially offset by the shift in CDC revenues ($68 million) and the impact of divestitures ($15 million).

                                Kraft Foods Inc.

Reported operating companies income increased $187 million (11.3%) over 1999 due to higher margins ($254 million, driven by lower commodity-related and manufacturing costs), higher volume/mix ($67 million) and the 1999 separation charge ($71 million), partially offset by higher marketing, administration and research costs ($171 million, the majority of which related to higher marketing expenses) and the shift in CDC income ($30 million). Marketing expense increased as the Company increased price promotions on cheese products during 2000 in the United States during a period of intense competition that resulted from low cheese commodity costs. On an underlying basis, operating companies income increased 8.8%.

Biscuits, Snacks and Confectionery: Reported volume in 2000 increased 14.9% over 1999, reflecting the continued success of two-compartment snacks and the introduction of new intense mint and chocolate products.

Reported operating revenues increased $64 million (24.2%) over 1999, due primarily to higher volume/mix. Reported operating companies income increased $27 million (37.0%) over 1999, due primarily to higher volume/mix ($45 million) and the 1999 separation charge, partially offset by higher marketing, administration and research costs ($24 million). On an underlying basis, operating companies income increased 36.5%.

Beverages, Desserts and Cereals: Reported volume in 2000 increased 8.1% from 1999. Beverages volume grew on the strength of ready-to-drink beverages, reflecting new product introductions, and higher coffee shipments due to growth in Starbucks grocery coffee. Volume also grew in frozen whipped toppings, due in part to the introduction of new products. These increases were partially offset by lower volume in ready-to-eat cereals, due to aggressive competitive activity, and lower volume in dry packaged desserts, reflecting lower promotions. On an underlying basis, volume increased 9.5%, of which 0.6 percentage points related to the acquisition of Balance Bar Co.

Reported operating revenues increased $192 million (3.8%) over 1999, due primarily to higher volume/mix ($126 million) and the acquisition of Balance Bar Co. ($113 million), partially offset by the shift in CDC revenues ($44 million).

Reported operating companies income increased $81 million (8.0%) over 1999, due primarily to higher volume/mix ($50 million), the 1999 separation charges ($46 million), higher margins ($20 million, due primarily to lower commodity costs) and the acquisition of Balance Bar Co., partially offset by higher marketing, administration and research costs ($29 million, the majority of which related to higher marketing expenses), and the shift in CDC income ($14 million). On an underlying basis, operating companies income increased 4.7%.

Oscar Mayer and Pizza: Reported volume in 2000 increased 5.2% from 1999. Volume grew in pizza, reflecting the continued success of rising crust pizza and new product introductions. Volume growth also reflected the introduction of new lunch combination varieties, the acquisition of Boca Burger, Inc. and gains in hot dogs and cold cuts. On an underlying basis, volume increased 5.9%, of which approximately 0.8 percentage points related to the acquisition of Boca Burger, Inc.

Reported operating revenues increased $263 million (8.2%) over 1999, due primarily to higher volume/mix ($168 million), higher pricing ($82 million) and the acquisition of Boca Burger, Inc. ($35 million), partially offset by the shift in CDC revenues ($24 million).

Reported operating companies income increased $62 million (13.8%) over 1999, due primarily to higher volume/mix ($78 million), higher margins ($43 million) and the 1999 separation charge ($38 million), partially offset by higher marketing, administration and research costs ($86 million, the majority of which related to higher marketing expenses) and the shift in CDC income ($8 million). On an underlying basis, operating companies income increased 6.6%.

Kraft Foods International

                                                                   (in millions)
--------------------------------------------------------------------------------
Year Ended December 31,                          2001         2000         1999
================================================================================
Reported volume (in pounds):
    Europe, Middle East and Africa              2,826        2,829        2,816
    Latin America and Asia Pacific              2,057          803          764
--------------------------------------------------------------------------------
Total reported volume (in pounds)               4,883        3,632        3,580
    Volume of businesses sold:
        Europe, Middle East and Africa             (1)         (40)         (93)
        Latin America and Asia Pacific            (17)         (37)         (70)
    Estimated impact of century date change:
        Europe, Middle East and Africa                           7           (7)
        Latin America and Asia Pacific                           7           (7)
--------------------------------------------------------------------------------
Underlying volume (in pounds)                   4,865        3,569        3,403
================================================================================
    Nabisco volume:
        Europe, Middle East and Africa                          44
        Latin America and Asia Pacific                       1,089
--------------------------------------------------------------------------------
Pro forma volume (in pounds)                    4,865        4,702
================================================================================

Reported operating revenues:
    Europe, Middle East and Africa            $ 6,339      $ 6,824      $ 7,676
    Latin America and Asia Pacific              2,430        1,247        1,224
--------------------------------------------------------------------------------
Total reported operating revenues               8,769        8,071        8,900
    Operating revenues of businesses sold:
        Europe, Middle East and Africa                        (131)        (294)
        Latin America and Asia Pacific             (4)         (21)         (54)
    Estimated impact of century date change:
        Europe, Middle East and Africa                          14          (14)
        Latin America and Asia Pacific                          12          (12)
--------------------------------------------------------------------------------
Underlying operating revenues                   8,765        7,945      $ 8,526
================================================================================
    Nabisco operating revenues:
        Europe, Middle East and Africa                          47
        Latin America and Asia Pacific                       1,140
--------------------------------------------------------------------------------
Pro forma operating revenues                  $ 8,765      $ 9,132
================================================================================

                                Kraft Foods Inc.

                                                                   (in millions)
--------------------------------------------------------------------------------
Year Ended December 31,                          2001         2000         1999
================================================================================
Reported operating
    companies income:
    Europe, Middle East and Africa            $   861      $ 1,019      $   895
    Latin America and Asia Pacific                378          189          168
--------------------------------------------------------------------------------
Total reported operating
    companies income                            1,239        1,208        1,063
    Gain on sale of a French
        confectionery business:
        Europe, Middle East and Africa                        (139)
    Operating companies income of
        businesses sold:
        Europe, Middle East and Africa                         (32)         (52)
        Latin America and Asia Pacific             (1)          (3)          (4)
    Estimated impact of century date change:
        Europe, Middle East and Africa                           8           (8)
        Latin America and Asia Pacific                           5           (5)
--------------------------------------------------------------------------------
Underlying operating
    companies income                            1,238        1,047      $   994
================================================================================
    Nabisco operating companies income:
        Europe, Middle East and Africa                           1
        Latin America and Asia Pacific                          93
--------------------------------------------------------------------------------
Pro forma operating
    companies income                          $ 1,238      $ 1,141
================================================================================

2001 compared with 2000

KFI's reported volume for 2001 increased 34.4% over 2000, due primarily to the acquisition of Nabisco. On a pro forma basis, volume for 2001 increased 3.5% over 2000. Excluding the 53rd week of shipments in 2000, volume increased 4.7%, benefiting from gains across most consumer sectors and driven by continued growth in the developing markets of Central and Eastern Europe, Latin America and Asia Pacific.

During 2001, reported operating revenues increased $698 million (8.6%) over 2000, due primarily to the acquisition of Nabisco ($1.2 billion) and the shift in CDC revenues ($26 million), partially offset by unfavorable currency movements ($460 million) and the revenues of divested businesses ($148 million). On a pro forma basis, operating revenues decreased 4.0%, primarily reflecting unfavorable currency movements.

Reported operating companies income for 2001 increased $31 million (2.6%) over 2000, due primarily to the acquisition of Nabisco ($128 million), lower marketing, administration and research costs ($119 million) and the shift in CDC income ($13 million), partially offset by the gain on the French Confectionery Sale in 2000 ($139 million), unfavorable currency movements ($51 million) and income of divested businesses ($34 million). On a pro forma basis, which does not include the French Confectionery Sale in 2000, operating companies income increased 8.5%.

The following discusses operating results within each of KFI's reportable segments.

Europe, Middle East and Africa: Reported and pro forma volume for 2001 decreased slightly from 2000, due primarily to the 53rd week of shipments in 2000. Excluding the 53rd week of shipments in 2000, volume increased 1.3%, due primarily to volume gains in the developing markets of Central and Eastern Europe and growth in many Western European markets, partially offset by lower volume in Germany, reflecting increased price competition and trade inventory reductions, and lower canned meats volume in Italy. In beverages, volume increased in both coffee and refreshment beverages. Coffee volume grew in many markets, driven by new product introductions and recent acquisitions in Romania, Morocco and Bulgaria. In Germany, coffee volume increased despite trade inventory reductions. Refreshment beverages volume increased, driven by higher sales to the Middle East. Snacks volume increased, driven by confectionery and salty snacks, particularly in Central and Eastern Europe. Snacks volume in Germany was lower due to increased price competition and trade inventory reductions. Cheese volume increased due primarily to Philadelphia cream cheese growth across the region, partially offset by lower volume in Germany. In convenient meals and grocery, volume declined as lower canned meats volume in Italy and a decline in grocery volume in Germany were partially offset by higher shipments of lunch combinations and pourable dressings in the United Kingdom.

Reported operating revenues for 2001 decreased $485 million (7.1%) from 2000, due primarily to unfavorable currency movements ($251 million), revenues from divested businesses ($131 million), lower pricing ($123 million, primarily commodity-driven coffee price decreases) and lower volume/mix ($69 million), partially offset by the acquisition of Nabisco ($46 million), the 2001 acquisitions of coffee businesses in Romania, Morocco and Bulgaria ($29 million) and the shift in CDC revenues ($14 million). On a pro forma basis, operating revenues decreased 6.1%, reflecting unfavorable currency movements and commodity-related coffee price decreases.

Reported operating companies income for 2001 decreased $158 million (15.5%) from 2000, due primarily to the gain on the French Confectionery Sale in 2000 ($139 million), unfavorable currency movements ($19 million), income from divested businesses ($32 million), lower volume/mix ($12 million) and unfavorable margins ($16 million), partially offset by lower marketing, administration and research costs ($50 million) and the shift in CDC income. On a pro forma basis, operating companies income increased 0.5%.

Latin America and Asia Pacific: Reported volume for 2001 increased more than 100% from 2000, due primarily to the acquisition of Nabisco. On a pro forma basis, volume for 2001 increased 9.6% over 2000. Excluding the 53rd week of shipments in 2000, volume increased 9.9%, due to gains across most consumer sectors. Beverages volume increased, due primarily to growth in refreshment beverages in Latin America and Asia Pacific, and coffee in Asia Pacific. Cheese volume increased due primarily to cream cheese and process cheese. Grocery volume was higher, due primarily to new product introductions. Snacks volume increased, driven primarily by new biscuit product introductions

                                Kraft Foods Inc.

and geographic expansion, partially offset by lower volume in Argentina, due to economic weakness. Continued erosion of the economic climate in Argentina may negatively affect volume and income growth in the Latin America and Asia Pacific segment during 2002.

During 2001, reported operating revenues increased $1,183 million (94.9%) over 2000, due primarily to the acquisition of Nabisco, partially offset by unfavorable currency movements. On a pro forma basis, operating revenues increased 2.0%.

Reported operating companies income for 2001 increased $189 million (100.0%) over 2000, due primarily to the acquisition of Nabisco ($128 million), lower marketing, administration and research costs ($69 million), higher margins ($14 million) and the shift in CDC income, partially offset by unfavorable currency movements ($32 million). On a pro forma basis, operating companies income increased 32.7%, due primarily to productivity savings and Nabisco synergies.

2000 compared with 1999

KFI's reported volume for 2000 increased 1.5% over 1999, due primarily to volume increases in both the Europe, Middle East & Africa and Latin America & Asia Pacific segments. On an underlying basis, volume increased 4.9%, including the impact of the 53rd week of shipments in 2000.

Reported operating revenues for 2000 decreased $829 million (9.3%) from 1999, due primarily to unfavorable currency movements ($887 million), the shift in CDC revenues ($52 million), lower pricing ($30 million, due primarily to commodity-driven coffee price decreases) and the impact of divestitures ($196 million), partially offset by higher volume/mix ($291 million). On an underlying basis, operating revenues decreased 6.8%.

Reported operating companies income for 2000 increased by $145 million (13.6%) to $1.2 billion, due primarily to higher volume/mix ($147 million), the gain on the French Confectionery Sale ($139 million) and higher margins ($84 million, primarily relating to lower commodity costs), partially offset by unfavorable currency movements ($96 million), higher marketing, administration and research costs ($78 million), the shift in CDC income ($26 million) and the impact of divested businesses. On an underlying basis, operating companies income increased 5.3%.

The following discusses operating results within each of KFI's reportable segments.

Europe, Middle East and Africa: Reported volume for 2000 increased 0.5% over 1999, while underlying volume increased 2.9% over 1999, with growth in all product categories. In beverages, coffee volume benefited from growth in the developing markets of Central and Eastern Europe and in the established markets of Sweden, Austria, Italy and the United Kingdom. Volume in refreshment beverages grew in Central and Eastern Europe, driven by the expansion of powdered soft drinks. Volume growth in snacks reflected double-digit gains in salty snacks on expansion into Central and Eastern Europe, as well as new confectionery product launches and line extensions. Cheese volume grew on the strength of Philadelphia cream cheese, reflecting successful marketing programs across Europe and a re-launch in the Middle East. Volume also grew for process cheese in Italy and Spain. In convenient meals, volume grew on the successful launch of new lunch combination varieties in the United Kingdom and line extensions of packaged dinners in Germany and Belgium. Volume grew in grocery, reflecting gains in spoonable dressings, benefiting from effective marketing programs in Italy and new product launches in Spain.

Reported operating revenues decreased $852 million (11.1%) from 1999, due primarily to unfavorable currency movements ($830 million), lower pricing ($60 million, due primarily to commodity-driven coffee price decreases), the shift in CDC revenues ($28 million) and the impact of divestitures ($163 million), partially offset by higher volume/mix ($186 million). On an underlying basis, operating revenues decreased 9.0%.

Reported operating companies income increased $124 million (13.9%) over 1999, due primarily to the gain on the French Confectionery Sale ($139 million), higher volume/mix ($104 million) and higher margins ($70 million, due primarily to lower coffee commodity costs), partially offset by unfavorable currency movements ($97 million), higher marketing, administration and research costs ($58 million), the shift in CDC income ($16 million) and the impact of divestitures ($20 million). On an underlying basis, operating companies income increased 2.5%.

Latin America and Asia Pacific: Reported volume for 2000 increased 5.1% over 1999. On an underlying basis, volume in 2000 increased 12.5% over 1999, led by strong growth in Brazil, Australia, China, the Philippines, Indonesia, Japan and Korea and higher exports to the Caribbean. Beverages volume grew due to increased coffee volume in the Caribbean and China. Refreshment beverages volume increased, benefiting from new flavors in Brazil, marketing programs in China and the Philippines, and expansion into Thailand. Snacks volume gains were driven by confectionery volume growth in Asia Pacific, reflecting new product launches in Indonesia, China and the Philippines. In Latin America, volume benefited from the launch of new chocolate products in Brazil. Cheese volume grew, driven by marketing and promotion of Philadelphia cream cheese in Australia and Japan, as well as gains in process cheese in the Philippines and Indonesia. Convenient meals volume grew, led by exports of macaroni & cheese dinners to Asian markets. Grocery volume grew on higher shipments of yeast spread in Australia and increased shipments of gelatins and cereals to Asia.

Reported operating revenues increased $23 million (1.9%) over 1999, due primarily to higher volume/mix ($105 million) and higher pricing ($30 million), partially offset by unfavorable currency movements ($57 million), the shift in CDC revenues ($24 million) and the impact of divestitures ($33 million). On an underlying basis, operating revenues increased 6.9%.

                                Kraft Foods Inc.

Reported operating companies income increased $21 million (12.5%) over 1999, due primarily to higher volume/mix ($43 million) and higher pricing ($14 million), partially offset by higher marketing, administration and research costs ($20 million) and the shift in CDC income ($10 million). On an underlying basis, operating companies income increased 20.1%.

Financial Review

Net Cash Provided by Operating Activities

Net cash provided by operating activities was $3.3 billion in 2001 and 2000, while $2.7 billion was provided by operating activities in 1999. The increase in 2000 operating cash flows over 1999 primarily reflected increased net earnings of $248 million and reduced levels of receivables and inventories of $318 million, which included the shift in working capital attributable to the CDC.

Net Cash Used in Investing Activities

During 2001, 2000 and 1999, net cash used in investing activities was $1.2 billion, $16.1 billion and $669 million, respectively. The increase in 2000 primarily reflects the cash used for the acquisition of Nabisco.

Capital expenditures, which were funded by operating activities, were $1.1 billion, $906 million and $860 million in 2001, 2000 and 1999, respectively. The capital expenditures were primarily to modernize the manufacturing facilities, lower cost of production and expand production capacity for growing product lines. The additional expenditures in 2001 were due primarily to the acquisition of Nabisco. Capital expenditures are expected to be approximately $1.2 billion in 2002 and are expected to be funded from operations.

During 2001, the Company purchased coffee businesses in Romania, Morocco and Bulgaria and also acquired confectionery businesses in Russia and Poland. The total cost of these and other smaller acquisitions was $194 million.

During 2000, the Company purchased Boca Burger, Inc. and Balance Bar Co. The total cost of these and other smaller acquisitions was $365 million.

Net Cash Used in Financing Activities

During 2001, net cash of $2.1 billion was used in financing activities, compared with $13.0 billion provided by financing activities during 2000. During 2001, financing activities included net debt repayments of $2.0 billion, excluding debt repayments made with IPO proceeds. The net proceeds from the IPO were used to repay debt to Philip Morris and, as a result, had no impact on financing cash flows. In 2000, the Company's financing activities provided cash, as additional borrowings to finance the acquisition of Nabisco exceeded the cash used to pay dividends. During 1999, net cash of $2.0 billion was used in financing activities.

Debt and Liquidity

The SEC recently issued Financial Reporting Release No. 61, which sets forth the views of the SEC regarding enhanced disclosures relating to liquidity and capital resources. The information provided below about the Company's debt, credit facilities, guarantees and future commitments is included here to facilitate a review of the Company's liquidity.

Debt: The Company's total debt, including intercompany accounts payable to Philip Morris, was $16.0 billion at December 31, 2001, and $25.8 billion at December 31, 2000. The decrease was due primarily to the repayment of $8.4 billion of long-term notes payable to Philip Morris with the net proceeds from the IPO.

During 2001, the Company refinanced $2.6 billion, representing the remaining portion of an $11.0 billion long-term note payable to Philip Morris, with the proceeds from short-term borrowings. In addition, the Company refinanced long-term, fixed-rate Swiss franc notes payable to Philip Morris with short-term Swiss franc borrowings from Philip Morris at variable interest rates.

During 2001, in anticipation of a public bond offering, the Company converted its $4.0 billion, 7.40% note payable to Philip Morris, originally maturing in December 2002, into a 3.56125% note payable to Philip Morris maturing in November 2001. On November 2, 2001, the Company completed a $4.0 billion public global bond offering at a weighted average interest rate of 5.48%, the net proceeds of which were used to repay the 3.56125% short-term note payable to Philip Morris.

As discussed in Notes 3, 7 and 8 to the consolidated financial statements, the Company's total debt of $16.0 billion at December 31, 2001 is due to be repaid as follows: in 2002, $4.9 billion; in 2003-2004, $0.5 billion; in 2005-2006,
$2.0 billion; and thereafter, $8.6 billion. Debt obligations due to be repaid in 2002 will be satisfied with a combination of short-term borrowings, refinancing transactions in the debt markets and operating cash flows. The Company's debt-to-equity ratio was 0.68 at December 31, 2001 and 1.84 at December 31, 2000.

Credit Ratings: The Company's credit ratings by Moody's at December 31, 2001 were "P-1" in the commercial paper market and "A2" for long-term debt obligations. The Company's credit ratings by Standard & Poor's at December 31, 2001 were "A-1" in the commercial paper market, and "A-" for long-term debt obligations. The Company's credit ratings by Fitch Rating Services at December 31, 2001 were "F-1" in the commercial paper market and "A" for long-term debt obligations. Changes in the Company's credit ratings, although none are currently anticipated, could result in corresponding changes in the Company's borrowing costs. However, none of the Company's debt agreements require accelerated repayment in the event of a decrease in credit ratings.

Credit Facilities: In July 2001, reflecting the Company's reduced requirements for credit facilities following the IPO, Philip Morris terminated an existing $9.0 billion 364-day revolving credit agreement that could have been transferred to the Company. Upon

                                Kraft Foods Inc.

termination of this facility, the Company entered into agreements for a $2.0 billion 5-year revolving credit facility expiring in July 2006 and a $4.0 billion 364-day revolving credit facility expiring in July 2002. Including these revolving credit facilities, the Company's total credit facilities were $6.8 billion at December 31, 2001, of which approximately $6.5 billion were undrawn at December 31, 2001. Certain of these credit facilities are used to support commercial paper borrowings, the proceeds of which will be used for general corporate purposes. A portion of the facilities is used to meet the short-term working capital needs of the Company's international businesses. Certain of the credit facilities require the maintenance of a minimum net worth, as defined, of $18.2 billion, which the Company exceeded at December 31, 2001. The Company does not currently anticipate any difficulty in continuing to exceed this covenant requirement. The foregoing revolving credit facilities do not include any other covenants that could require an acceleration of maturity or the posting of collateral. The five-year revolving credit facility enables the Company to reclassify short-term debt on a long-term basis. At December 31, 2001, $2.0 billion of commercial paper borrowings that the Company intends to refinance were reclassified as long-term debt. The Company expects to continue to refinance long-term and short-term debt from time to time. The nature and amount of the Company's long-term and short-term debt and the proportionate amount of each can be expected to vary as a result of future business requirements, market conditions and other factors.

Guarantees and Commitments: At December 31, 2001, the Company was contingently liable for guarantees and commitments of $41 million. These include surety bonds related to dairy commodity purchases and guarantees related to letters of credit. Guarantees do not have, and are not expected to have, a significant impact on the Company's liquidity. The Company's consolidated rent expense for 2001 was $372 million. Accordingly, the Company does not consider its lease commitments to be a significant determinant of the Company's liquidity.

                    ---------------------------------------

The Company believes that its cash from operations, existing credit facilities and access to global capital markets will provide sufficient liquidity to meet its working capital needs, planned capital expenditures and payment of its anticipated quarterly dividends.

Dividends

Dividends paid in 2001 and 2000 were $225 million and $1.0 billion, respectively. The dividends paid in 2000 reflect dividends to Philip Morris. During 2001, the Company declared two regular quarterly dividends of $0.13 per share on its Class A and Class B common stock. The present annualized dividend rate is $0.52 per common share. The declaration of dividends is subject to the discretion of the Company's board of directors and will depend on various factors, including the Company's net earnings, financial condition, cash requirements, future prospects and other factors deemed relevant by the Company's board of directors.

Market Risk

The Company operates internationally, with manufacturing and sales facilities in various locations around the world, and utilizes certain financial instruments to manage its foreign currency and commodity exposures, which primarily relate to forecasted transactions and interest rate exposures. Derivative financial instruments are used by the Company, principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates, commodity prices and interest rates by creating offsetting exposures. The Company is not a party to leveraged derivatives. For a derivative to qualify as a hedge at inception and throughout the hedged period, the Company formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of a forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. The Company does not use derivative financial instruments for speculative purposes.

Substantially all of the Company's derivative financial instruments are effective as hedges under the new accounting standard. Accordingly, the Company recorded deferred losses of $18 million in accumulated other comprehensive losses. This reflects the initial adoption of the accounting pronouncement and a decrease in the fair value of derivatives during the year of $33 million, partially offset by deferred losses transferred to earnings of $15 million. The fair value of all derivative financial instruments has been calculated based on active market quotes.

Foreign Exchange Rates: The Company uses forward foreign exchange contracts and foreign currency options to mitigate its exposure to changes in foreign currency exchange rates from third-party and intercompany forecasted transactions. The primary currencies to which the Company is exposed include the euro and Canadian dollar. At December 31, 2001 and 2000, the Company had option and forward foreign exchange contracts with aggregate notional amounts of $431 million and $237 million, respectively, for the purchase or sale of foreign currencies.

                                Kraft Foods Inc.

Commodities: The Company is exposed to price risk related to forecasted purchases of certain commodities used as raw materials by the Company's businesses. Accordingly, the Company uses commodity forward contracts, as cash flow hedges, primarily for coffee, cocoa, milk, cheese and wheat. Commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar and soybean. At December 31, 2001 and 2000, the Company had net long commodity positions of $589 million and $617 million, respectively.

Interest Rates: The Company uses interest rate swaps to hedge the fair value of an insignificant portion of its long-term debt. The differential to be paid or received is accrued and recognized as interest expense. If an interest rate swap agreement is terminated prior to maturity, the realized gain or loss is recognized over the remaining life of the agreement if the hedged amount remains outstanding, or immediately if the underlying hedged exposure does not remain outstanding. If the underlying exposure is terminated prior to the maturity of the interest rate swap, the unrealized gain or loss on the related interest rate swap is recognized in earnings currently. At December 31, 2001, the aggregate notional principal amount of those agreements, which converted fixed-rate debt to variable-rate debt, was $102 million. Aggregate maturities at December 31, 2001 were $29 million in 2003 and $73 million in 2004. During the year ended December 31, 2001, there was no ineffectiveness relating to these fair value hedges.

Value at Risk: The Company uses a value at risk ("VAR") computation to estimate the potential one-day loss in the fair value of its interest rate-sensitive financial instruments and to estimate the potential one-day loss in pre-tax earnings of its foreign currency and commodity price-sensitive derivative financial instruments. The VAR computation includes the Company's debt; short-term investments; foreign currency forwards, swaps and options; and commodity futures, forwards and options. Anticipated transactions, foreign currency trade payables and receivables, and net investments in foreign subsidiaries, which the foregoing instruments are intended to hedge, were excluded from the computation.

The VAR estimates were made assuming normal market conditions, using a 95% confidence interval. The Company used a "variance/co-variance" model to determine the observed interrelationships between movements in interest rates and various currencies. These interrelationships were determined by observing interest rate and forward currency rate movements over the preceding quarter for the calculation of VAR amounts at December 31, 2001 and 2000, and over each of the four preceding quarters for the calculation of average VAR amounts during each year. The values of foreign currency and commodity options do not change on a one-to-one basis with the underlying currency or commodity, and were valued accordingly in the VAR computation.

The estimated potential one-day loss in fair value of the Company's interest rate-sensitive instruments, primarily debt, under normal market conditions and the estimated potential one-day loss in pre-tax earnings from foreign currency and commodity instruments under normal market conditions, as calculated in the VAR model, were as follows:

                                             Pre-Tax Earnings Impact
                                  ----------------------------------------------
(in millions)                     At 12/31/01    Average       High          Low
--------------------------------------------------------------------------------
Instruments sensitive to:
   Foreign currency rates             $2           $6           $13           $2
   Commodity prices                    5            7            11            5

                                               Fair Value Impact
                                  ----------------------------------------------
(in millions)                     At 12/31/01    Average       High          Low
--------------------------------------------------------------------------------
Instruments sensitive to:
   Interest rates                   $122          $79          $122          $56

                                            Pre-Tax Earnings Impact
                                  ----------------------------------------------
(in millions)                     At 12/31/00    Average       High          Low
--------------------------------------------------------------------------------
Instruments sensitive to:
   Foreign currency rates           $ 20          $20          $ 24          $15
   Commodity prices                    9            8             9            7

                                               Fair Value Impact
                                  ----------------------------------------------
(in millions)                     At 12/31/00    Average       High          Low
--------------------------------------------------------------------------------
Instruments sensitive to:
   Interest rates                   $166          $83          $166          $39

                                Kraft Foods Inc.

This VAR computation is a risk analysis tool designed to statistically estimate the maximum probable daily loss from adverse movements in interest rates, foreign currency rates and commodity prices under normal market conditions. The computation does not purport to represent actual losses in fair value or earnings to be incurred by the Company, nor does it consider the effect of favorable changes in market rates. The Company cannot predict actual future movements in such market rates and does not present these VAR results to be indicative of future movements in such market rates or to be representative of any actual impact that future changes in market rates may have on its future results of operations or financial position.

New Accounting Standards

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its related amendment, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (collectively referred to as "SFAS No. 133"). These standards require that all derivative financial instruments be recorded on the consolidated balance sheets at their fair value as either assets or liabilities. Changes in the fair value of derivatives are recorded each period in earnings or accumulated other comprehensive losses, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive losses are included in earnings in the periods in which earnings are affected by the hedged item. As of January 1, 2001, the adoption of these new standards did not have a material effect on net earnings (less than $1 million) or accumulated other comprehensive losses (less than $1 million).

The Emerging Issues Task Force ("EITF") issued EITF Issue No. 00-14, "Accounting for Certain Sales Incentives" and EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products." As a result, certain items previously included in marketing, administration and research costs on the consolidated statement of earnings will either be recorded as a reduction of operating revenues or as an increase in cost of sales. These EITF Issues will be effective in the first quarter of 2002. The Company estimates that adoption of EITF Issues No. 00-14 and No. 00-25 will result in a reduction of operating revenues in 2001, 2000 and 1999 of approximately $4.6 billion, $3.6 billion and $3.4 billion, respectively. Marketing, administration and research costs will decline in 2001, 2000 and 1999 by approximately $4.7 billion, $3.7 billion and $3.4 billion, respectively, while cost of sales will increase by an insignificant amount. The adoption of these EITF Issues will have no impact on net earnings or basic and diluted EPS.

During 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." Effective January 1, 2002, the Company will no longer be required to amortize indefinite life goodwill and intangible assets as a charge to earnings. In addition, the Company will be required to conduct an annual review of goodwill and other intangible assets for potential impairment. The Company estimates that net earnings and diluted earnings per share would have been approximately $2,839 million and $1.76, respectively, for the year ended December 31, 2001; $2,531 million and $1.74, respectively, for the year ended December 31, 2000; and $2,287 million and $1.57, respectively, for the year ended December 31, 1999, had the provisions of the new standards been applied in those years. The Company does not currently anticipate having to record a charge to earnings for the potential impairment of goodwill or other intangible assets as a result of adoption of these new standards.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity and eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. SFAS No. 144 is effective for the Company on January 1, 2002. The Company does not expect the adoption of SFAS No. 144 to have a material impact on the Company's 2002 financial statements.

Contingencies

See Note 17 to the consolidated financial statements for a discussion of contingencies.

                                Kraft Foods Inc.

Forward-Looking and Cautionary Statements

The Company and its representatives may from time to time make written or oral forward-looking statements, including statements contained in the Company's filings with the Securities and Exchange Commission and in its reports to shareholders. One can identify these forward-looking statements by use of words such as "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets" and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the Company; any such statement is qualified by reference to the following cautionary statements.

Each of the Company's segments is subject to intense competition, changes in consumer preferences, the effects of changing prices for its raw materials and local economic conditions. Their results are dependent upon their continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets and to broaden brand portfolios, in order to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels, and to improve productivity. The Company's results are also dependent on its ability to successfully integrate and derive cost savings from the integration of Nabisco's operations with the Company. In addition, the Company is subject to the effects of foreign economies, currency movements and fluctuations in levels of customer inventories. The food industry continues to be subject to the possibility that consumers could lose confidence in the safety and quality of certain food products. Developments in any of these areas, which are more fully described above and which descriptions are incorporated into this section by reference, could cause the Company's results to differ materially from results that have been or may be projected by or on behalf of the Company. The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the Company.

                                Kraft Foods Inc.


Selected Financial Data -- Five-Year Review

(in millions of dollars, except per share data)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    2001           2000           1999          1998          1997
===================================================================================================================================
Summary of Operations:
     Operating revenues                                         $ 33,875       $ 26,532        $26,797       $27,311       $27,690
     Cost of sales                                                17,531         13,917         14,573        15,544        15,978
     Operating income                                              4,884          4,012          3,579         3,535         3,559
     Interest and other debt expense, net                          1,437            597            539           536           476
     Earnings before income taxes                                  3,447          3,415          3,040         2,999         3,083
     Pre-tax profit margin                                          10.2%          12.9%          11.3%         11.0%         11.1%
     Provision for income taxes                                    1,565          1,414          1,287         1,367         1,291
-----------------------------------------------------------------------------------------------------------------------------------
     Net earnings                                                  1,882          2,001          1,753         1,632         1,792
     Basic EPS                                                      1.17           1.38           1.20          1.12          1.23
     Diluted EPS                                                    1.17           1.38           1.20          1.12          1.23
     Dividends declared per share                                   0.26             --             --            --            --
     Weighted average shares (millions)-- Basic                    1,610          1,455          1,455         1,455         1,455
     Weighted average shares (millions)-- Diluted                  1,610          1,455          1,455         1,455         1,455
-----------------------------------------------------------------------------------------------------------------------------------
     Capital expenditures                                          1,101            906            860           841           737
     Depreciation                                                    680            499            491           494           512
     Property, plant and equipment, net                            9,109          9,405          6,526         6,494         6,198
     Inventories                                                   3,026          3,041          2,563         2,570         2,643
     Total assets                                                 55,798         52,071         30,336        31,391        31,257
     Total long-term debt                                          8,134          2,695            433           483           531
     Notes payable to parent and affiliates                        5,000         21,407          6,602         6,234         5,000
     Total debt                                                   16,007         25,826          7,828         7,168         6,393
-----------------------------------------------------------------------------------------------------------------------------------
     Total deferred income taxes                                   4,565            942            789           707           340
     Shareholders' equity                                         23,478         14,048         13,461        15,134        15,761
     Common dividends declared as a % of Basic EPS                  22.2%            --             --            --            --
     Common dividends declared as a % of Diluted EPS                22.2%            --             --            --            --
     Book value per common share outstanding                       13.53           9.65           9.25         10.40         10.83
     Market price per Class A common share-- high/low        35.57-29.50             --             --            --            --
-----------------------------------------------------------------------------------------------------------------------------------
     Closing price of Class A common share at year end             34.03             --             --            --            --
     Price/earnings ratio at year end-- Basic                         29             --             --            --            --
     Price/earnings ratio at year end-- Diluted                       29             --             --            --            --
     Number of common shares outstanding at
       year end (millions)                                         1,735          1,455          1,455         1,455         1,455
     Number of employees                                         114,000        117,000         71,000        78,000        82,000
===================================================================================================================================

                                Kraft Foods Inc.


Consolidated Balance Sheets



(in millions of dollars)
---------------------------------------------------------------------------------------
At December 31,                                                    2001            2000
=======================================================================================
Assets
  Cash and cash equivalents                                    $    162        $    191
  Receivables (less allowances of $151 and $152)                  3,131           3,231
  Inventories:
    Raw materials                                                 1,281           1,175
    Finished product                                              1,745           1,866
---------------------------------------------------------------------------------------
                                                                  3,026           3,041
  Deferred income taxes                                             466             504
  Other current assets                                              221             185
---------------------------------------------------------------------------------------
    Total current assets                                          7,006           7,152
  Property, plant and equipment, at cost:
    Land and land improvements                                      387             419
    Buildings and building equipment                              2,915           2,949
    Machinery and equipment                                       9,264           8,858
    Construction in progress                                        706             816
---------------------------------------------------------------------------------------
                                                                 13,272          13,042
    Less accumulated depreciation                                 4,163           3,637
---------------------------------------------------------------------------------------
                                                                  9,109           9,405
  Goodwill and other intangible assets
    (less accumulated amortization of $7,099 and $6,100)         35,957          31,584
  Prepaid pension assets                                          2,675           2,623
  Other assets                                                    1,051           1,307
---------------------------------------------------------------------------------------
  Total Assets                                                 $ 55,798        $ 52,071
=======================================================================================

Liabilities
  Short-term borrowings                                        $    681        $    146
  Current portion of long-term debt                                 540             713
  Due to parent and affiliates                                    1,652             865
  Accounts payable                                                1,897           1,971
  Accrued liabilities:
    Marketing                                                     1,398           1,601
    Employment costs                                                658             625
    Other                                                         1,821           1,411
  Income taxes                                                      228             258
---------------------------------------------------------------------------------------
    Total current liabilities                                     8,875           7,590
  Long-term debt                                                  8,134           2,695
  Deferred income taxes                                           5,031           1,446
  Accrued postretirement health care costs                        1,850           1,867
  Notes payable to parent and affiliates                          5,000          21,407
  Other liabilities                                               3,430           3,018
---------------------------------------------------------------------------------------
    Total liabilities                                            32,320          38,023
---------------------------------------------------------------------------------------
Contingencies (Note 17)
Shareholders' Equity
  Class A common stock, no par value
    (555,000,000 and 275,000,000 shares issued and
      outstanding in 2001 and 2000)
  Class B common stock, no par value
    (1,180,000,000 shares issued and outstanding)
  Additional paid-in capital                                     23,655          15,230
  Earnings reinvested in the business                             2,391             992
  Accumulated other comprehensive losses
    (primarily currency translation adjustments)                 (2,568)         (2,174)
---------------------------------------------------------------------------------------
    Total shareholders' equity                                   23,478          14,048
---------------------------------------------------------------------------------------
  Total Liabilities and Shareholders' Equity                   $ 55,798        $ 52,071
=======================================================================================

See notes to consolidated financial statements.

                                Kraft Foods Inc.




Consolidated Statements of Earnings


(in millions of dollars, except per share data)
----------------------------------------------------------------------------------------------
For the years ended December 31,                              2001          2000          1999
==============================================================================================
Operating revenues                                         $33,875       $26,532       $26,797
Cost of sales                                               17,531        13,917        14,573
----------------------------------------------------------------------------------------------

  Gross profit                                              16,344        12,615        12,224
Marketing, administration and research costs                10,498         8,068         8,106
Amortization of goodwill and other intangible assets           962           535           539
----------------------------------------------------------------------------------------------

  Operating income                                           4,884         4,012         3,579
Interest and other debt expense, net                         1,437           597           539
----------------------------------------------------------------------------------------------

  Earnings before income taxes                               3,447         3,415         3,040
Provision for income taxes                                   1,565         1,414         1,287
----------------------------------------------------------------------------------------------
  Net earnings                                             $ 1,882       $ 2,001       $ 1,753
==============================================================================================

Per share data:
  Basic earnings per share                                 $  1.17       $  1.38       $  1.20
==============================================================================================
  Diluted earnings per share                               $  1.17       $  1.38       $  1.20
==============================================================================================

See notes to consolidated financial statements.

                                Kraft Foods Inc.




Consolidated Statements of Cash Flows



(in millions of dollars)
-------------------------------------------------------------------------------------------------------------------------
For the years ended December 31,                                                     2001            2000           1999
=========================================================================================================================
Cash Provided By (Used In) Operating Activities
     Net earnings                                                                $  1,882        $  2,001        $ 1,753
     Adjustments to reconcile net earnings to operating cash flows:
       Depreciation and amortization                                                1,642           1,034          1,030
       Deferred income tax provision                                                  414             245            151
       Gains on sales of businesses                                                    (8)           (172)           (62)
       Loss on sale of a North American food factory and integration costs             82
       Cash effects of changes, net of the effects from acquired and divested companies:
           Receivables, net                                                            23             204            156
           Inventories                                                               (107)            175            (95)
           Accounts payable                                                           (73)             13            (18)
           Income taxes                                                                74              35            127
           Other working capital items                                               (407)           (195)          (137)
       Increase in pension assets and postretirement liabilities, net                (245)           (215)          (205)
       Increase (decrease) in amount due to parent and affiliates                     138             104            (21)
       Other                                                                          (87)             25             14
-------------------------------------------------------------------------------------------------------------------------
           Net cash provided by operating activities                                3,328           3,254          2,693
-------------------------------------------------------------------------------------------------------------------------
Cash Provided By (Used In) Investing Activities
     Capital expenditures                                                          (1,101)           (906)          (860)
     Purchase of Nabisco, net of acquired cash                                                    (15,159)
     Purchases of other businesses, net of acquired cash                             (194)           (365)           (14)
     Proceeds from sales of businesses                                                 21             300            175
     Other                                                                             52              (8)            30
-------------------------------------------------------------------------------------------------------------------------
           Net cash used in investing activities                                   (1,222)        (16,138)          (669)
-------------------------------------------------------------------------------------------------------------------------
Cash Provided By (Used In) Financing Activities
     Net issuance (repayment) of short-term borrowings                              2,505            (816)           (22)
     Long-term debt proceeds                                                        4,077              87             78
     Long-term debt repaid                                                           (705)           (112)          (111)
     Net proceeds from sale of Class A common stock                                 8,425
     Proceeds from issuance of notes payable to parent and affiliates                              15,000            768
     Repayment of notes payable to parent and affiliates                          (16,350)           (124)          (178)
     Increase in amounts due to parent and affiliates                                 142             143            450
     Dividends paid                                                                  (225)         (1,009)        (3,016)
     Other                                                                                           (187)
-------------------------------------------------------------------------------------------------------------------------
           Net cash (used in) provided by financing activities                     (2,131)         12,982         (2,031)
-------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                           (4)             (2)           (10)
-------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
           (Decrease) increase                                                        (29)             96            (17)
           Balance at beginning of year                                               191              95            112
-------------------------------------------------------------------------------------------------------------------------
           Balance at end of year                                                $    162        $    191        $    95
=========================================================================================================================
Cash paid:
           Interest                                                              $  1,433        $    605        $   533
=========================================================================================================================
           Income taxes                                                          $  1,058        $  1,051        $ 1,022
=========================================================================================================================

See notes to consolidated financial statements.

                                Kraft Foods Inc.




Consolidated Statements of Shareholders' Equity



(in millions of dollars, except per share data)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             Accumulated Other
                                                                                           Comprehensive Losses
                                                                                      -----------------------------
                                          Class A and B   Additional       Earnings      Currency                             Total
                                                 Common      Paid-in  Reinvested in   Translation                     Shareholders'
                                                  Stock      Capital   the Business   Adjustments   Other     Total          Equity
====================================================================================================================================
Balances, January 1, 1999                          $ --      $16,493       $     --       $(1,349)  $ (10)  $(1,359)        $15,134

Comprehensive earnings:
  Net earnings                                                                1,753                                           1,753
  Other comprehensive losses, net of
    income taxes:
    Currency translation adjustments                                                         (392)             (392)           (392)
    Additional minimum pension liability                                                              (18)      (18)            (18)
------------------------------------------------------------------------------------------------------------------------------------
  Total other comprehensive losses                                                                                             (410)
------------------------------------------------------------------------------------------------------------------------------------
Total comprehensive earnings                                                                                                  1,343
------------------------------------------------------------------------------------------------------------------------------------
Dividends declared                                            (1,263)        (1,753)                                         (3,016)
------------------------------------------------------------------------------------------------------------------------------------
  Balances, December 31, 1999                        --       15,230             --        (1,741)    (28)   (1,769)         13,461

Comprehensive earnings:
  Net earnings                                                                2,001                                           2,001
  Other comprehensive losses, net of
    income taxes:
    Currency translation adjustments                                                         (397)             (397)           (397)
    Additional minimum pension liability                                                               (8)       (8)             (8)
------------------------------------------------------------------------------------------------------------------------------------
  Total other comprehensive losses                                                                                             (405)
------------------------------------------------------------------------------------------------------------------------------------
Total comprehensive earnings                                                                                                  1,596
------------------------------------------------------------------------------------------------------------------------------------
Dividends declared                                                           (1,009)                                         (1,009)
------------------------------------------------------------------------------------------------------------------------------------
  Balances, December 31, 2000                        --       15,230            992        (2,138)    (36)   (2,174)         14,048

Comprehensive earnings:
  Net earnings                                                                1,882                                           1,882
  Other comprehensive losses, net of
    income taxes:
    Currency translation adjustments                                                         (298)             (298)           (298)
    Additional minimum pension liability                                                              (78)      (78)            (78)
    Change in fair value of derivatives
      accounted for as hedges                                                                         (18)      (18)            (18)
------------------------------------------------------------------------------------------------------------------------------------
  Total other comprehensive losses                                                                                             (394)
------------------------------------------------------------------------------------------------------------------------------------
Total comprehensive earnings                                                                                                  1,488
------------------------------------------------------------------------------------------------------------------------------------
Sale of Class A common stock to public                         8,425                                                          8,425
Dividends declared ($0.26 per share)                                           (483)                                           (483)
------------------------------------------------------------------------------------------------------------------------------------
  Balances, December 31, 2001                      $ --      $23,655       $  2,391       $(2,436)  $(132)  $(2,568)        $23,478
====================================================================================================================================

See notes to consolidated financial statements.

                                Kraft Foods Inc.


Notes to Consolidated Financial Statements



Note 1. Background and Basis of Presentation:

Background: Kraft Foods Inc. ("Kraft") was incorporated in 2000 in the Commonwealth of Virginia. Following Kraft's formation, Philip Morris Companies Inc. ("Philip Morris") transferred to Kraft its ownership interest in Kraft Foods North America, Inc., a Delaware corporation, through a capital contribution. In addition, during 2000, Philip Morris transferred management responsibility for its food businesses in Latin America to Kraft Foods North America, Inc. and its wholly-owned subsidiary, Kraft Foods International, Inc. Kraft, together with its subsidiaries (collectively referred to as the "Company"), is engaged in the manufacture and sale of retail packaged foods in the United States, Canada, Europe, Latin America and Asia Pacific.

On December 11, 2000, the Company acquired all of the outstanding shares of Nabisco Holdings Corp. ("Nabisco") for $55 per share in cash. See Note 5, Acquisitions, for a complete discussion of this transaction.

Prior to June 13, 2001, the Company was a wholly-owned subsidiary of Philip Morris. On June 13, 2001, the Company completed an initial public offering ("IPO") of 280,000,000 shares of its Class A common stock at a price of $31.00 per share. The IPO proceeds, net of the underwriting discount and expenses, of $8.4 billion were used to retire a portion of an $11.0 billion long-term note payable to Philip Morris incurred in connection with the acquisition of Nabisco. After the IPO, Philip Morris owns approximately 83.9% of the outstanding shares of the Company's capital stock through its ownership of 49.5% of the Company's Class A common stock and 100% of the Company's Class B common stock. The Company's Class A common stock has one vote per share while the Company's Class B common stock has ten votes per share. Therefore, Philip Morris holds 97.7% of the combined voting power of the Company's outstanding common stock.

Basis of presentation: The consolidated financial statements include the Company and its subsidiaries. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of operating revenues and expenses during the reporting periods. Actual results could differ from those estimates. The Company's operating subsidiaries report year-end results as of the Saturday closest to December 31 each year. This resulted in fifty-three weeks of operating results in the Company's consolidated statement of earnings for the year ended December 31, 2000.

Certain prior years' amounts have been reclassified to conform with the current year's presentation.

Note 2. Summary of Significant Accounting Policies:

Cash and cash equivalents: Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

Inventories: Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to cost substantially all domestic inventories. The cost of other inventories is principally determined by the average cost method.

Impairment of long-lived assets: The Company reviews long-lived assets, including intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

In October 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity and eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. SFAS No. 144 is effective for the Company on January 1, 2002. The Company does not expect the adoption of SFAS No. 144 to have a material impact on the Company's 2002 financial statements.

Depreciation, amortization and goodwill valuation: Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 20 years and buildings and building improvements over periods up to 40 years. Goodwill and other intangible assets substantially comprise brand names purchased through acquisitions. In consideration of the long histories of these brands, goodwill and other intangible assets associated with them are amortized on the straight-line method over 40 years.

                                Kraft Foods Inc.

During 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." Effective January 1, 2002, the Company will no longer be required to amortize indefinite life goodwill and intangible assets as a charge to earnings. In addition, the Company will be required to conduct an annual review of goodwill and other intangible assets for potential impairment. The Company estimates that net earnings and diluted earnings per share ("EPS") would have been approximately $2,839 million and $1.76, respectively, for the year ended December 31, 2001; $2,531 million and $1.74, respectively, for the year ended December 31, 2000; and $2,287 million and $1.57, respectively, for the year ended December 31, 1999, had the provisions of the new standards been applied in those years. The Company does not currently anticipate having to record a charge to earnings for the potential impairment of goodwill or other intangible assets as a result of adoption of these new standards.

Marketing costs: The Company promotes its products with significant marketing activities, including advertising, consumer incentives and trade promotions. Advertising costs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as expense based on amounts estimated as being due to customers and consumers at the end of a period, based principally on the Company's historical utilization and redemption rates.

Revenue recognition: The Company recognizes operating revenue upon shipment of goods when title and risk of loss pass to customers. The Company classifies shipping and handling costs as part of cost of sales.

The Emerging Issues Task Force ("EITF") issued EITF Issue No. 00-14, "Accounting for Certain Sales Incentives" and EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products." As a result, certain items previously included in marketing, administration and research costs on the consolidated statement of earnings will either be recorded as a reduction of operating revenues or as an increase in cost of sales. These EITF Issues will be effective in the first quarter of 2002. The Company estimates that adoption of EITF Issues No. 00-14 and No. 00-25 will result in a reduction of operating revenues in 2001, 2000 and 1999 of approximately $4.6 billion, $3.6 billion and $3.4 billion, respectively. Marketing, administration and research costs will decline in 2001, 2000 and 1999 by approximately $4.7 billion, $3.7 billion and $3.4 billion, respectively, while cost of sales will increase by an insignificant amount. The adoption of these EITF Issues will have no impact on net earnings or basic and diluted EPS.

Hedging instruments: Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its related amendment, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (collectively referred to as "SFAS No. 133"). These standards require that all derivative financial instruments be recorded on the consolidated balance sheets at their fair value as either assets or liabilities. Changes in the fair value of derivatives are recorded each period in earnings or accumulated other comprehensive losses, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive losses are included in earnings in the periods in which earnings are affected by the hedged item. As of January 1, 2001, the adoption of these new standards did not have a material effect on net earnings (less than $1 million) or accumulated other comprehensive losses (less than $1 million).

Stock-based compensation: The Company accounts for employee stock compensation plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which does not result in compensation cost.

Income taxes: The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." The accounts of the Company are included in the consolidated federal income tax return of Philip Morris. Income taxes are generally computed on a separate company basis. To the extent that foreign tax credits, capital losses and other credits generated by the Company, which cannot be utilized on a separate company basis, are utilized in Philip Morris' consolidated federal income tax return, the benefit is recognized in the calculation of the Company's provision for income taxes. The Company's provisions for income taxes included in the consolidated statements of earnings for the years ended December 31, 2001, 2000 and 1999 were lower than provisions calculated on a separate return basis by $185 million, $139 million and $107 million, respectively. The Company makes payments to, or is reimbursed by, Philip Morris for the tax effects resulting from its inclusion in Philip Morris' consolidated federal income tax return.

Software costs: The Company capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs, which are not significant, are amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

Foreign currency translation: The Company translates the results of operations of its foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of shareholders' equity. Transaction gains and losses for all periods presented were not significant.

Environmental costs: The Company is subject to laws and regulations relating to the protection of the environment. The Company provides for expenses associated with environmental remediation obligations when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.

                                Kraft Foods Inc.

While it is not possible to quantify with certainty the potential impact of actions regarding environmental remediation and compliance efforts that the Company may undertake in the future, in the opinion of management, environmental remediation and compliance costs, before taking into account any recoveries from third parties, will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

Note 3. Related Party Transactions:

Philip Morris and certain of its affiliates provide the Company with various services, including planning, legal, treasury, accounting, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology and tax services. In 2001, the Company entered into a formal agreement with Philip Morris providing for a continuation of these services, the cost of which increased $91 million as Philip Morris provided information technology and financial services, all of which were previously performed by the Company at approximately the same cost. Billings for these services, which were based on the cost to Philip Morris to provide such services, were $339 million, $248 million and $165 million for the years ended December 31, 2001, 2000 and 1999, respectively. These costs were paid to Philip Morris monthly. Although the cost of these services cannot be quantified on a stand-alone basis, management believes that the billings are reasonable based on the level of support provided by Philip Morris and its affiliates, and that they reflect all services provided. The effects of these transactions are included in operating cash flows in the Company's consolidated statements of cash flows.

In addition, the Company's daily net cash or overdraft position is transferred to Philip Morris or a European subsidiary of Philip Morris. The Company pays or receives interest based upon the applicable commercial paper rate, or the London Interbank Offered Rate, on the net amount payable to, or receivable from, Philip Morris or its European subsidiary.

The Company also has long-term notes payable to its parent, Philip Morris, and its affiliates as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
At December 31,                                               2001          2000
================================================================================
Notes payable in 2009, interest at 7.00%                   $ 5,000       $ 5,000
Notes payable in 2002, interest at 7.75%                                  11,000
Notes payable in 2002, interest at 7.40%                                   4,000
Swiss franc notes payable in 2008, interest
    at 4.58%                                                                 715
Swiss franc notes payable in 2006, interest
    at 3.58%                                                                 692
--------------------------------------------------------------------------------
                                                           $ 5,000       $21,407
================================================================================

The two notes maturing in 2002 were related to the financing for the acquisition of Nabisco and were at market interest rates available to Philip Morris for debt with matching maturities.

During 2001, the Company used the IPO proceeds, net of the underwriting discount and expenses, of $8.4 billion to retire a portion of the $11.0 billion long-term note payable to Philip Morris. The remainder of this note was repaid with the proceeds from commercial paper borrowings. The Company repaid the $4.0 billion note primarily with the net proceeds from a $4.0 billion public global bond offering. The Company also refinanced the two long-term Swiss franc notes payable to Philip Morris with short-term Swiss franc borrowings from Philip Morris at variable interest rates. The short-term Swiss franc borrowings are included in due to parent and affiliates on the Company's consolidated balance sheet as of December 31, 2001.

Based on interest rates available to the Company for issuances of debt with similar terms and remaining maturities, the aggregate fair values of the Company's long-term notes payable to Philip Morris and its affiliates at December 31, 2001 and 2000 were $5,325 million and $21,357 million, respectively. The fair values of the Company's current amounts due to parent and affiliates approximate carrying amounts.

Note 4. Divestitures:

During 2001, the Company sold several small food businesses. The aggregate proceeds received in these transactions were $21 million, on which the Company recorded a pre-tax gain of $8 million.

During 2000, the Company sold a French confectionery business for proceeds of $251 million, on which a pre-tax gain of $139 million was recorded. Several small international and domestic food businesses were also sold in 2000. The aggregate proceeds received in these transactions were $300 million, on which the Company recorded pre-tax gains of $172 million.

During 1999, the Company sold several small international and domestic food businesses. The aggregate proceeds received in these transactions were $175 million, on which the Company recorded pre-tax gains of $62 million.

The operating results of the businesses sold were not material to the Company's consolidated operating results in any of the periods presented. Pre-tax gains on these divestitures were included in marketing, administration and research costs on the Company's consolidated statements of earnings.

                                Kraft Foods Inc.

Note 5. Acquisitions:

Nabisco: On December 11, 2000, the Company acquired all of the outstanding shares of Nabisco for $55 per share in cash. The purchase of the outstanding shares, retirement of employee stock options and other payments totaled approximately $15.2 billion. In addition, the acquisition included the assumption of approximately $4.0 billion of existing Nabisco debt. The Company financed the acquisition through the issuance of two long-term notes payable to Philip Morris totaling $15.0 billion and short-term intercompany borrowings of $255 million. The acquisition has been accounted for as a purchase. Nabisco's balance sheet was consolidated with the Company as of December 31, 2000, and beginning January 1, 2001, Nabisco's earnings have been included in the consolidated operating results of the Company; however, Nabisco's earnings from December 11, 2000 to December 31, 2000 were not included in the consolidated operating results of the Company since such amounts were insignificant. The Company's interest cost associated with acquiring Nabisco has been included in interest and other debt expense, net, on the Company's consolidated statements of earnings for the years ended December 31, 2001 and 2000.

During 2001, the Company completed the allocation of excess purchase price relating to Nabisco. As a result, the Company recorded, among other things, the final valuations of property, plant and equipment and intangible assets, primarily trade names, amounts relating to the closure of Nabisco facilities and related deferred income taxes. The final allocation of excess purchase price at December 31, 2001 was as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
Purchase price                                                          $15,254
Historical value of tangible assets acquired and
    liabilities assumed                                                  (1,271)
--------------------------------------------------------------------------------
Excess of purchase price over assets acquired and
    liabilities assumed at the date of acquisition                       16,525
Increases for allocation of purchase price:
    Property, plant and equipment                                           367
    Other assets                                                            347
    Accrued postretirement health care costs                                230
    Pension liabilities                                                     190
    Debt                                                                     50
    Legal, professional, lease and contract termination costs               129
    Other liabilities, principally severance                                602
    Deferred income taxes                                                 3,583
--------------------------------------------------------------------------------
Goodwill and other intangible assets at December 31, 2001               $22,023
================================================================================

Goodwill and other intangible assets at December 31, 2001 include approximately $11.7 billion related to trade names. The Company also recorded deferred federal income taxes of $3.9 billion related to trade names.

The closure of a number of Nabisco domestic and international facilities resulted in severance and other exit costs of $379 million, which are included in the above adjustments for the allocation of purchase price. The closures will result in the elimination of approximately 7,500 employees and will require total cash payments of $373 million, of which approximately $74 million has been spent through December 31, 2001.

The integration of Nabisco into the operations of the Company will also result in the closure of several of the Company's existing facilities. The aggregate charges to the Company's consolidated statement of earnings to close or reconfigure its facilities and integrate Nabisco are estimated to be in the range of $200 million to $300 million. During 2001, the Company incurred pre-tax integration costs of $53 million for site reconfigurations and other consolidation programs in the United States. In October 2001, the Company announced that it was offering a voluntary retirement program to certain salaried employees in the United States. The program is expected to eliminate approximately 750 employees and will result in an estimated pre-tax charge of approximately $140 million upon final employee acceptance in the first quarter of 2002.

Assuming the acquisition of Nabisco occurred at the beginning of 2000 and 1999, pro forma operating revenues would have been approximately $34 billion in each year; pro forma net earnings would have been $1.4 billion in 2000 and $1.1 billion in 1999; while basic and diluted EPS would have been $0.96 in 2000 and $0.77 in 1999. These pro forma results, which are unaudited, do not give effect to any synergies expected to result from the merger of Nabisco's operations with those of the Company, nor do they give effect to the reduction of interest expense from the repayment of borrowings with the proceeds from the IPO. The pro forma results also do not reflect the effects of SFAS No. 141 and 142 on the amortization of goodwill or other intangible assets, or the EITF Issues concerning the classification of certain expenses on the consolidated statements of earnings. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been consummated and the IPO completed, at the beginning of each year, nor are they necessarily indicative of future consolidated operating results.

Other acquisitions: During 2001, the Company purchased coffee businesses in Romania, Morocco and Bulgaria and also acquired confectionery businesses in Russia and Poland. The total cost of these and other smaller acquisitions was $194 million.

During 2000, the Company purchased the outstanding common stock of Balance Bar Co., a maker of energy and nutrition snack products. In a separate transaction, the Company also acquired Boca Burger, Inc., a manufacturer and marketer of soy-based meat alternatives. The total cost of these and other smaller acquisitions was $365 million.

During 1999, the Company purchased several small North American and international food businesses for $14 million.

The effects of these acquisitions were not material to the Company's consolidated financial position or results of operations in any of the periods presented.

                                Kraft Foods Inc.

Note 6. Inventories:

The cost of approximately 54% and 56% of inventories in 2001 and 2000, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $150 million and $171 million higher than the current cost of inventories at December 31, 2001 and 2000, respectively.

Note 7. Short-Term Borrowings and Borrowing Arrangements:

At December 31, 2001, the Company had short-term borrowings of $2,681 million, consisting principally of commercial paper borrowings with an average year-end interest rate of 1.9%. Of this amount, the Company reclassified $2.0 billion of the commercial paper borrowings to long-term debt based upon its intent and ability to refinance these borrowings. At December 31, 2000, the Company had short-term borrowings of $146 million with an average year-end interest rate of 9.2%.

The fair values of the Company's short-term borrowings at December 31, 2001 and 2000, based upon current market interest rates, approximate the amounts disclosed above.

During 2001, the Company entered into agreements for a $2.0 billion 5-year revolving credit facility maturing in July 2006 and a $4.0 billion 364-day revolving credit facility maturing in July 2002. The Company intends to use these credit facilities to support commercial paper borrowings, the proceeds of which will be used for general corporate purposes. These facilities require the maintenance of a minimum net worth. None of these facilities were drawn at December 31, 2001. In addition, the Company maintains credit lines with a number of lending institutions amounting to approximately $768 million. The Company maintains these credit lines primarily to meet the short-term working capital needs of its international businesses.

Note 8. Long-Term Debt:

At December 31, 2001 and 2000, the Company's long-term debt consisted of the following:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                            2001           2000
================================================================================

Short-term borrowings, reclassified as
    long-term debt                                       $ 2,000        $    --
Notes, 4.63% to 7.55% (average effective
    rate 5.95%), due through 2035                          6,229          2,751
Debentures, 7.00% to 8.50% (average effective
    rate 10.14%), $315 million face amount,
    due through 2017                                         258            401
Foreign currency obligations                                 136            173
Other                                                         51             83
--------------------------------------------------------------------------------
                                                           8,674          3,408
Less current portion of long-term debt                      (540)          (713)
--------------------------------------------------------------------------------
                                                         $ 8,134        $ 2,695
================================================================================

Aggregate maturities of long-term debt, excluding short-term borrowings reclassified as long-term debt, are as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
2002                                                                     $   540
2003                                                                         378
2004                                                                          85
2005                                                                         730
2006                                                                       1,252
2007-2011                                                                  2,593
Thereafter                                                                 1,153
================================================================================

Based on market quotes, where available, or interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities, the aggregate fair value of the Company's long-term debt, including the current portion of long-term debt, at December 31, 2001 and 2000 was $8,679 million and $3,459 million, respectively.

Note 9. Capital Stock:

The Company's articles of incorporation authorize 3.0 billion shares of Class A common stock, 2.0 billion shares of Class B common stock and 500 million shares of preferred stock. At December 31, 2001, there were 555 million Class A common shares and 1.18 billion Class B common shares issued and outstanding, of which Philip Morris holds 275 million Class A common shares and all of the Class B common shares. There are no preferred shares issued and outstanding. Class A common shares are entitled to one vote each while Class B common shares are entitled to ten votes each. Therefore, Philip Morris holds 97.7% of the combined voting power of the Company's outstanding common stock. At December 31, 2001, 75,949,530 shares of common stock were reserved for stock options and other stock awards.

Note 10. Stock Plans:

The Company's Board of Directors has adopted the 2001 Kraft Performance Incentive Plan (the "Plan"), which was established concurrently with the IPO. Under the Plan, the Company may grant stock options, stock appreciation rights, restricted stock, reload options and other awards based on the Company's Class A common stock, as well as performance-based annual and long-term incentive awards. Up to 75 million shares of the Company's Class A common stock may be issued under the Plan. The Company's Board of Directors granted options for 21,029,777 shares of Class A common stock concurrent with the closing date of the IPO (June 13, 2001) at an exercise price equal to the IPO price of $31.00 per share. A portion of the shares granted (18,904,637) becomes exercisable on January 31, 2003, and will expire ten years from the date of the grant. The remainder of the shares granted (2,125,140) may become exercisable on a schedule based on total shareholder return for the Company's Class A common stock during the three years following the date of the grant, or will become exercisable five years from the date of the grant. These options will also expire ten years from the date

                                Kraft Foods Inc.

of the grant. Shares available to be granted under the Plan at December 31, 2001 were 54,688,173.

The Company's Board of Directors has also adopted the Kraft Director Plan. Under the Kraft Director Plan, awards are granted only to members of the Board of Directors who are not full-time employees of the Company or Philip Morris or their subsidiaries. Up to 500,000 shares of Class A common stock may be awarded under the Kraft Director Plan. During 2001, 8,945 stock options were granted under the Kraft Director Plan. Shares available to be granted under the Kraft Director Plan at December 31, 2001 were 491,055.

The Company accounts for the plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which does not result in compensation cost.

Option activity was as follows for the year ended December 31, 2001:

--------------------------------------------------------------------------------
                                                                        Weighted
                                           Shares Subject                Average
                                                to Option         Exercise Price
================================================================================
Balance at January 1, 2001                             --            $        --
    Options granted                            21,038,722                  31.00
    Options canceled                             (268,420)                 31.00
--------------------------------------------------------------------------------
Balance at December 31, 2001                   20,770,302                  31.00
================================================================================

Prior to the IPO, certain employees of the Company participated in Philip Morris' stock compensation plans. Philip Morris does not currently intend to issue additional Philip Morris stock compensation to the Company's employees. Philip Morris accounts for its plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which does not result in compensation cost.

The Company's employees held options to purchase the following number of shares of Philip Morris' stock: 57,349,595 shares at an average exercise price of $34.66 per share at December 31, 2001; 56,977,329 shares at an average exercise price of $30.46 per share at December 31, 2000; and 39,911,082 shares at an average exercise price of $34.34 per share at December 31, 1999. Of these amounts, the following were exercisable at each date: 44,930,609 at an average exercise price of $31.95 per share at December 31, 2001; 38,444,963 at an average exercise price of $34.82 per share at December 31, 2000; and 31,071,681 at an average exercise price of $32.75 per share at December 31, 1999.

Had compensation cost for stock option awards under the Kraft plans and Philip Morris' plans been determined by using the fair value at the grant date, the Company's net earnings and EPS (basic and diluted) would have been $1,785 million and $1.11 for the year ended December 31, 2001; $1,947 million and $1.34 for the year ended December 31, 2000; and $1,713 million and $1.18 for the year ended December 31, 1999. The foregoing impact of compensation cost was determined using a modified Black-Scholes methodology and the following assumptions:

------------------------------------------------------------------------------------
                                    Weighted
                       Risk-Free     Average                  Expected    Fair Value
                        Interest    Expected      Expected    Dividend      at Grant
                            Rate        Life    Volatility       Yield          Date
====================================================================================
2001 Kraft                  4.81%    5 years         29.70%       1.68%   $     9.13
2001 Philip Morris          4.86     5               33.88        4.78         10.36
2000 Philip Morris          6.58     5               31.71        9.00          3.19
1999 Philip Morris          5.81     5               26.06        4.41          8.21
====================================================================================

In addition, certain of the Company's employees held shares of Philip Morris restricted stock and rights to receive shares of stock, giving these employees in most instances all of the rights of shareholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. Such shares are subject to forfeiture if certain employment conditions are not met. During 2001 and 2000, Philip Morris granted to certain of the Company's U.S. employees restricted stock of 279,120 shares and 2,113,570 shares, respectively. Philip Morris also issued to certain of the Company's non-U.S. employees rights to receive 31,310 and 683,790 equivalent shares during 2001 and 2000, respectively. During 1999, there were no restricted stock grants issued to the Company's employees. At December 31, 2001, restrictions on the stock, net of forfeitures, lapse as follows: 2002--2,638,410 shares; and 2003--92,000 shares. The fair value of the restricted shares and rights at the date of grant is amortized to expense ratably over the restriction period through a charge from Philip Morris. In 2001, 2000 and 1999, the Company recorded compensation expense related to restricted stock awards of $39 million, $23 million and $3 million, respectively.

Note 11. Earnings Per Share:

Basic and diluted EPS were calculated using the following for the years ended December 31, 2001, 2000 and 1999:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                              2001           2000           1999
================================================================================
Net earnings                                $1,882         $2,001         $1,753
================================================================================
Weighted average shares for
    basic and diluted EPS                    1,610          1,455          1,455
================================================================================

During June 2001, the Company completed an IPO of 280,000,000 shares of its Class A common stock. Immediately following the IPO, the Company had 1,735,000,000 Class A and B common shares outstanding.

                                Kraft Foods Inc.

Note 12. Pre-tax Earnings and Provision for Income Taxes:

Pre-tax earnings and provision for income taxes consisted of the following for the years ended December 31, 2001, 2000 and 1999:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                               2001          2000          1999
================================================================================
Pre-tax earnings:
    United States                           $ 2,282       $ 2,188       $ 1,990
    Outside United States                     1,165         1,227         1,050
--------------------------------------------------------------------------------
Total pre-tax earnings                      $ 3,447       $ 3,415       $ 3,040
================================================================================
Provision for income taxes:
    United States federal:
        Current                             $   594       $   572       $   543
        Deferred                                299           218           164
--------------------------------------------------------------------------------
                                                893           790           707
    State and local                             112           120           144
--------------------------------------------------------------------------------
    Total United States                       1,005           910           851
--------------------------------------------------------------------------------
    Outside United States:
        Current                                 445           477           449
        Deferred                                115            27           (13)
--------------------------------------------------------------------------------
    Total outside United States                 560           504           436
--------------------------------------------------------------------------------
Total provision for income taxes            $ 1,565       $ 1,414       $ 1,287
================================================================================

At December 31, 2001, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $1.5 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. The Company is unable to provide a meaningful estimate of additional deferred taxes that would have been provided were these earnings not considered permanently reinvested.

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2001, 2000 and 1999:

--------------------------------------------------------------------------------
                                                   2001        2000        1999
================================================================================
U.S. federal statutory rate                        35.0%       35.0%       35.0%
Increase (decrease) resulting from:
    State and local income taxes,
        net of federal tax benefit                  2.0         2.2         3.0
    Goodwill amortization                           9.4         5.2         5.9
    Other                                          (1.0)       (1.0)       (1.6)
--------------------------------------------------------------------------------
Effective tax rate                                 45.4%       41.4%       42.3%
================================================================================

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2001 and 2000:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                            2001           2000
================================================================================
Deferred income tax assets:
    Accrued postretirement and
        postemployment benefits                          $   774        $   789
    Other                                                    737            539
--------------------------------------------------------------------------------
    Total deferred income tax assets                       1,511          1,328
--------------------------------------------------------------------------------
Deferred income tax liabilities:
    Trade names                                           (3,847)
    Property, plant and equipment                         (1,379)        (1,527)
    Prepaid pension costs                                   (850)          (743)
--------------------------------------------------------------------------------
    Total deferred income tax liabilities                 (6,076)        (2,270)
--------------------------------------------------------------------------------
Net deferred income tax liabilities                      $(4,565)       $  (942)
================================================================================

Note 13. Segment Reporting:

The Company manufactures and markets packaged retail food products, consisting principally of beverages, cheese, snacks, convenient meals and various packaged grocery products through its North American and international food businesses. Reportable segments for the North American businesses are organized and managed principally by product category. The North American food segments are Cheese, Meals and Enhancers; Biscuits, Snacks and Confectionery; Beverages, Desserts and Cereals; and Oscar Mayer and Pizza. Kraft Foods North America's food service business within the United States and its businesses in Canada and Mexico are managed through the Cheese, Meals and Enhancers segment. International operations are organized and managed by geographic location. The international food segments are Europe, Middle East and Africa; and Latin America and Asia Pacific.

The Company's management reviews operating companies income to evaluate segment performance and allocate resources. Operating companies income excludes general corporate expenses and amortization of goodwill. Interest and other debt expense, net, and provision for income taxes are centrally managed and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by management. The Company's assets, which are principally in the United States and Europe, are managed geographically. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies.

                                Kraft Foods Inc.

Reportable segment data were as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
For the Years Ended December 31,                  2001         2000         1999
================================================================================
Operating revenues:
    Cheese, Meals and Enhancers               $ 10,256     $  9,405     $  9,360
    Biscuits, Snacks and Confectionery           5,917          329          265
    Beverages, Desserts and Cereals              5,370        5,266        5,074
    Oscar Mayer and Pizza                        3,563        3,461        3,198
--------------------------------------------------------------------------------
        Total Kraft Foods North America         25,106       18,461       17,897
--------------------------------------------------------------------------------
    Europe, Middle East and Africa               6,339        6,824        7,676
    Latin America and Asia Pacific               2,430        1,247        1,224
--------------------------------------------------------------------------------
        Total Kraft Foods International          8,769        8,071        8,900
--------------------------------------------------------------------------------
        Total operating revenues              $ 33,875     $ 26,532     $ 26,797
================================================================================
Operating companies income:
    Cheese, Meals and Enhancers               $  2,099     $  1,845     $  1,658
    Biscuits, Snacks and Confectionery             966          100           73
    Beverages, Desserts and Cereals              1,192        1,090        1,009
    Oscar Mayer and Pizza                          539          512          450
--------------------------------------------------------------------------------
        Total Kraft Foods North America          4,796        3,547        3,190
--------------------------------------------------------------------------------
    Europe, Middle East and Africa                 861        1,019          895
    Latin America and Asia Pacific                 378          189          168
--------------------------------------------------------------------------------
        Total Kraft Foods International          1,239        1,208        1,063
--------------------------------------------------------------------------------
        Total operating companies income         6,035        4,755        4,253
    Amortization of goodwill and
        other intangibles                         (962)        (535)        (539)
    General corporate expenses                    (189)        (208)        (135)
--------------------------------------------------------------------------------
        Total operating income                   4,884        4,012        3,579
    Interest and other debt expense, net        (1,437)        (597)        (539)
--------------------------------------------------------------------------------
        Earnings before income taxes          $  3,447     $  3,415     $  3,040
================================================================================

As previously noted, the Company's international operations are managed by geographic location. Operating revenues by consumer sector for Kraft Foods International were as follows:

Consumer Sector

                                                                   (in millions)
--------------------------------------------------------------------------------
For the Years Ended December 31,                2001          2000          1999
================================================================================
Snacks                                       $ 3,263       $ 2,723       $ 2,999
Beverages                                      3,097         3,201         3,551
Cheese                                         1,267         1,259         1,316
Grocery                                          866           584           664
Convenient Meals                                 276           304           370
--------------------------------------------------------------------------------
    Total                                    $ 8,769       $ 8,071       $ 8,900
================================================================================

During 2001, the Company recorded pre-tax charges of $53 million for site reconfigurations and other consolidation programs in the United States. In addition, the Company recorded a pre-tax charge of $29 million to close a North American food factory. These pre-tax charges, which aggregate $82 million, were included in marketing, administration and research costs in the consolidated statement of earnings for the following segments: Cheese, Meals and Enhancers, $63 million; Biscuits, Snacks and Confectionery, $2 million; Beverages, Desserts and Cereals, $12 million; and Oscar Mayer and Pizza, $5 million.

During 1999, the Company's North American food business announced that it was offering voluntary retirement incentive or separation programs to certain eligible hourly and salaried employees in the United States. Employees electing to terminate employment under the terms of these programs were entitled to enhanced retirement or severance benefits. Approximately 1,100 hourly and salaried employees accepted the benefits offered by these programs and elected to retire or terminate. As a result, the Company recorded a pre-tax charge of $157 million during 1999. This charge was included in marketing, administration and research costs in the consolidated statement of earnings for the following segments: Cheese, Meals and Enhancers, $71 million; Oscar Mayer and Pizza, $38 million; Biscuits, Snacks and Confectionery, $2 million; and Beverages, Desserts and Cereals, $46 million. Payments of pension and postretirement benefits are made in accordance with the terms of the applicable benefit plans. Severance benefits, which were paid over a period of time, commenced upon dates of termination which ranged from April 1999 to March 2000. The program and related payments were completed during 2000. Salary and related benefit costs of employees prior to their retirement or termination date were expensed as incurred.

See Notes 4 and 5 regarding divestitures and acquisitions. The acquisition of Nabisco primarily affected the reported results of the Biscuits, Snacks and Confectionery and the Latin America and Asia Pacific segments.

                                                                   (in millions)
--------------------------------------------------------------------------------
For the Years Ended December 31,                2001          2000          1999
================================================================================
Depreciation expense:
    Cheese, Meals and Enhancers              $   163       $   150       $   135
    Biscuits, Snacks and Confectionery           152
    Beverages, Desserts and Cereals              113           109           102
    Oscar Mayer and Pizza                         55            51            49
--------------------------------------------------------------------------------
        Total Kraft Foods North America          483           310           286
--------------------------------------------------------------------------------
    Europe, Middle East and Africa               158           163           175
    Latin America and Asia Pacific                39            26            30
--------------------------------------------------------------------------------
        Total Kraft Foods International          197           189           205
--------------------------------------------------------------------------------
        Total depreciation expense           $   680       $   499       $   491
================================================================================
Capital expenditures:
    Cheese, Meals and Enhancers              $   257       $   247       $   246
    Biscuits, Snacks and Confectionery           171
    Beverages, Desserts and Cereals              202           193           204
    Oscar Mayer and Pizza                        131           148           125
--------------------------------------------------------------------------------
        Total Kraft Foods North America          761           588           575
--------------------------------------------------------------------------------
    Europe, Middle East and Africa               231           239           255
    Latin America and Asia Pacific               109            79            30
--------------------------------------------------------------------------------
        Total Kraft Foods International          340           318           285
--------------------------------------------------------------------------------
        Total capital expenditures           $ 1,101       $   906       $   860
================================================================================

                                Kraft Foods Inc.

Geographic data for operating revenues, total assets and long-lived assets (which consist of all non-current assets, other than goodwill and other intangible assets and prepaid pension assets) were as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
For the Years Ended December 31,                2001          2000          1999
================================================================================
Operating revenues:
    United States                            $23,078       $16,910       $16,540
    Europe                                     6,062         6,642         7,500
    Other                                      4,735         2,980         2,757
--------------------------------------------------------------------------------
        Total operating revenues             $33,875       $26,532       $26,797
================================================================================

                                                                   (in millions)
--------------------------------------------------------------------------------
At December 31,                                 2001          2000          1999
================================================================================
Total assets:
    United States                            $43,889       $40,454       $19,429
    Europe                                     7,366         7,630         8,292
    Other                                      4,543         3,987         2,615
--------------------------------------------------------------------------------
        Total assets                         $55,798       $52,071       $30,336
================================================================================
Long-lived assets:
    United States                            $ 6,750       $ 6,684       $ 3,904
    Europe                                     2,136         2,116         2,021
    Other                                      1,274         1,912           971
--------------------------------------------------------------------------------
        Total long-lived assets              $10,160       $10,712       $ 6,896
================================================================================

Note 14. Benefit Plans:

The Company and its subsidiaries sponsor noncontributory defined benefit pension plans covering substantially all U.S. employees. Pension coverage for employees of the Company's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, the Company's U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees. Health care benefits for retirees outside the United States and Canada are generally covered through local government plans.

Pension Plans: Net pension (income) cost consisted of the following for the years ended December 31, 2001, 2000 and 1999:

(in millions)                         U.S. Plans              Non-U.S. Plans
--------------------------------------------------------------------------------
                                2001     2000     1999     2001    2000    1999
================================================================================
Service cost                   $ 107    $  69    $  76    $  45    $ 37    $ 40
Interest cost                    339      213      212      112      98     100
Expected return on
    plan assets                 (648)    (523)    (511)    (126)   (103)    (97)
Amortization:
    Net gain on adoption
        of SFAS No. 87                    (11)     (11)              (1)     (1)
    Unrecognized net
        (gain) loss from
        experience
        differences              (21)     (36)     (15)      (1)     (1)      2
    Prior service cost             8        7        6        5       4       4
Settlements                      (12)     (34)     (41)
--------------------------------------------------------------------------------
    Net pension
        (income) cost          $(227)   $(315)   $(284)   $  35    $ 34    $ 48
================================================================================

In 2001 and 2000, retiring employees elected lump-sum payments, resulting in settlement gains of $12 million and $34 million, respectively. During 2001, the Company announced that it was offering a voluntary early retirement program to certain eligible salaried employees in the United States. The program is expected to eliminate approximately 750 employees and will result in a pre-tax charge of approximately $140 million upon final employee acceptance in the first quarter of 2002. During 1999, the Company instituted an early retirement and workforce reduction program that resulted in settlement gains, net of additional termination benefits of $41 million.

                                Kraft Foods Inc.

The changes in benefit obligations and plan assets, as well as the funded status of the Company's pension plans at December 31, 2001 and 2000, were as follows:

(in millions)                             U.S. Plans            Non-U.S. Plans
--------------------------------------------------------------------------------
                                       2001        2000        2001        2000
================================================================================
Benefit obligation at
    January 1                       $ 4,327     $ 2,766     $ 1,915     $ 1,740
    Service cost                        107          69          45          37
    Interest cost                       339         213         112          98
    Benefits paid                      (403)       (258)       (108)        (94)
    Acquisitions                         71       1,463         (22)        236
    Settlements                          14          11
    Actuarial losses                    500          51          22          91
    Currency                                                     18        (205)
    Other                                 9          12          39          12
--------------------------------------------------------------------------------
Benefit obligation at
    December 31                       4,964       4,327       2,021       1,915
--------------------------------------------------------------------------------
Fair value of plan assets at
    January 1                         7,039       6,282       1,589       1,314
    Actual return on plan assets       (386)       (215)       (227)        103
    Contributions                        37          33          63          32
    Benefits paid                      (394)       (278)        (76)        (64)
    Acquisitions                        (45)      1,226         (41)        265
    Currency                                                     18        (121)
    Actuarial gains (losses)            108          (9)          3          60
--------------------------------------------------------------------------------
Fair value of plan assets at
    December 31                       6,359       7,039       1,329       1,589
--------------------------------------------------------------------------------
Excess (deficit) of plan assets
    versus benefit obligations at
        December 31                   1,395       2,712        (692)       (326)
    Unrecognized actuarial
        losses (gains)                  756        (691)        226         (42)
    Unrecognized prior
        service cost                     56          54          49          27
    Unrecognized net transition
        obligation                       (1)                      7           7
--------------------------------------------------------------------------------
Net prepaid pension
    asset (liability)               $ 2,206     $ 2,075     $  (410)    $  (334)
================================================================================

The combined U.S. and non-U.S. pension plans resulted in a net prepaid asset of $1,796 million and $1,741 million at December 31, 2001 and 2000, respectively. These amounts were recognized in the Company's consolidated balance sheets at December 31, 2001 and 2000 as prepaid pension assets of $2,675 million and $2,623 million, respectively, for those plans in which plan assets exceeded their accumulated benefit obligations and as other liabilities of $879 million and $882 million at December 31, 2001 and 2000, respectively, for plans in which the accumulated benefit obligations exceeded their plan assets.

At December 31, 2001 and 2000, certain of the Company's U.S. plans were unfunded, with projected benefit and accumulated benefit obligations of $213 million and $164 million, respectively, in 2001 and $156 million and $97 million, respectively, in 2000. For certain non-U.S. plans, which have accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $1,165 million, $1,073 million and $416 million, respectively, as of December 31, 2001 and $639 million, $596 million and $49 million, respectively, as of December 31, 2000.

The following weighted-average assumptions were used to determine the Company's obligations under the plans:

                                             U.S. Plans          Non-U.S. Plans
--------------------------------------------------------------------------------
                                          2001       2000       2001       2000
================================================================================
Discount rate                             7.00%      7.75%      5.80%      5.88%
Expected rate of return on
    plan assets                           9.00       9.00       8.49       8.51
Rate of compensation increase             4.50       4.50       3.36       3.55
================================================================================

The Company and certain of its subsidiaries sponsor employee savings plans, to which the Company contributes. These plans cover certain salaried, non-union and union employees. The Company's contributions and costs are determined by the matching of employee contributions, as defined by the plans. Amounts charged to expense for defined contribution plans totaled $63 million, $43 million and $41 million in 2001, 2000 and 1999, respectively.

Postretirement Benefit Plans: Net postretirement health care costs consisted of the following for the years ended December 31, 2001, 2000 and 1999:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                 2001         2000         1999
================================================================================
Service cost                                    $  34        $  23        $  27
Interest cost                                     168          109          101
Amortization:
    Unrecognized net loss from
        experience differences                      5            2            3
    Unrecognized prior service cost                (8)          (8)          (7)
Other expense                                                                21
--------------------------------------------------------------------------------
Net postretirement health
    care costs                                  $ 199        $ 126        $ 145
================================================================================

During 1999, the Company instituted early retirement and workforce reduction programs that resulted in curtailment losses of $21 million.

                                Kraft Foods Inc.

The Company's postretirement health care plans are not funded. The changes in the benefit obligations of the plans at December 31, 2001 and 2000 were as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                                2001       2000
================================================================================
Accumulated postretirement benefit
    obligation at January 1                                   $2,102     $1,380
    Service cost                                                  34         23
    Interest cost                                                168        109
    Benefits paid                                               (172)      (111)
    Acquisitions                                                   8        633
    Plan amendments                                                1         (7)
    Actuarial losses                                             295         75
--------------------------------------------------------------------------------
Accumulated postretirement benefit
    obligation at December 31                                  2,436      2,102
    Unrecognized actuarial losses                               (464)      (159)
    Unrecognized prior service cost                               53         62
--------------------------------------------------------------------------------
Accrued postretirement health care costs                      $2,025     $2,005
================================================================================

The current portion of the Company's accrued postretirement health care costs of $172 million and $138 million at December 31, 2001 and 2000, respectively, are included in other accrued liabilities on the consolidated balance sheets.

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for U.S. plans was 7.5% in 2000, 6.8% in 2001 and 6.2% in 2002, gradually declining to 5.0% by the year 2005 and remaining at that level thereafter. For Canadian plans, the assumed health care cost trend rate was 8.0% in 2000, 9.0% in 2001 and 8.0% in 2002, gradually declining to 4.0% by the year 2006 and remaining at that level thereafter. A one-percentage-point increase in the assumed health care cost trend rates for each year would increase the accumulated postretirement benefit obligation as of December 31, 2001 and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 9.2% and 12.9%, respectively. A one-percentage-point decrease in the assumed health care cost trend rates for each year would decrease the accumulated postretirement benefit obligation as of December 31, 2001 and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 7.6% and 10.4%, respectively.

The accumulated postretirement benefit obligations for U.S. plans at December 31, 2001 and 2000 were determined using an assumed discount rate of 7.0% and 7.75%, respectively. The accumulated postretirement benefit obligations for Canadian plans at December 31, 2001 and 2000 were determined using assumed discount rates of 6.75% and 7.0%, respectively.

Postemployment Benefit Plans: The Company and certain of its affiliates sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working lives of the covered employees. Net postemployment costs consisted of the following for the years ended December 31, 2001, 2000 and 1999:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                   2001        2000        1999
================================================================================
Service cost                                       $ 20        $ 13        $ 12
Amortization of unrecognized
    net gains                                        (8)         (4)         (8)
Other expense                                                                19
--------------------------------------------------------------------------------
Net postemployment costs                           $ 12        $  9        $ 23
================================================================================

The Company instituted a workforce reduction program in its North American food business in 1999. This action resulted in incremental postemployment costs, which are shown as other expense above.

The Company's postemployment plans are not funded. The changes in the benefit obligations of the plans at December 31, 2001 and 2000 were as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                              2001         2000
================================================================================
Accumulated benefit obligation at January 1                  $ 373        $ 333
    Service cost                                                20           13
    Benefits paid                                             (156)         (76)
    Acquisitions                                               269           74
    Actuarial losses                                            14           29
--------------------------------------------------------------------------------
Accumulated benefit obligation
    at December 31                                             520          373
    Unrecognized experience gains                               52           22
--------------------------------------------------------------------------------
Accrued postemployment costs                                 $ 572        $ 395
================================================================================

The accumulated benefit obligation was determined using an assumed ultimate annual turnover rate of 0.3% in 2001 and 2000, assumed compensation cost increases of 4.5% in 2001 and 2000, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Note 15. Additional Information:

                                                                   (in millions)
--------------------------------------------------------------------------------
For the Years Ended December 31,             2001           2000           1999
================================================================================
Research and development
    expense                               $   358        $   270        $   262
================================================================================
Advertising expense                       $ 1,190        $ 1,198        $ 1,272
================================================================================
Interest and other debt
    expense, net:
    Interest expense, parent
        and affiliates                    $ 1,103        $   531        $   458
    Interest expense, external debt           349             84             89
    Interest income                           (15)           (18)            (8)
--------------------------------------------------------------------------------
                                          $ 1,437        $   597        $   539
================================================================================
Rent expense                              $   372        $   277        $   285
================================================================================

                                Kraft Foods Inc.

Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2001 were as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
2002                                                                      $  212
2003                                                                         171
2004                                                                         135
2005                                                                         109
2006                                                                          86
Thereafter                                                                   136
--------------------------------------------------------------------------------
                                                                          $  849
================================================================================

Note 16. Financial Instruments:

Derivative financial instruments: The Company operates internationally, with manufacturing and sales facilities in various locations around the world and utilizes certain financial instruments to manage its foreign currency and commodity exposures, primarily related to forecasted transactions and interest rate exposures. Derivative financial instruments are used by the Company, principally to reduce exposures to market risks resulting from fluctuations in interest rates and foreign exchange rates by creating offsetting exposures. The Company is not a party to leveraged derivatives. For a derivative to qualify as a hedge at inception and throughout the hedged period, the Company formally documents the nature and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of a forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it were deemed probable that the forecasted transaction will not occur, the gain or loss would be recognized in earnings currently. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period.

The Company uses forward foreign exchange contracts and foreign currency options to mitigate its exposure to changes in foreign currency exchange rates from third-party and intercompany forecasted transactions. The primary currencies to which the Company is exposed include the Euro, Japanese yen and Canadian dollar. At December 31, 2001 and 2000, the Company had option and forward foreign exchange contracts with aggregate notional amounts of $431 million and $237 million, respectively, for the purchase or sale of foreign currencies. The effective portion of unrealized gains and losses associated with forward contracts is deferred as a component of accumulated other comprehensive losses until the underlying hedged transactions are reported on the Company's consolidated statement of earnings.

The Company uses interest rate swaps to hedge the fair value of an insignificant portion of its long-term debt. The differential to be paid or received is accrued and recognized as interest expense. If an interest rate swap agreement is terminated prior to maturity, the realized gain or loss is recognized over the remaining life of the agreement if the hedged amount remains outstanding, or immediately if the underlying hedged exposure does not remain outstanding. If the underlying exposure is terminated prior to the maturity of the interest rate swap, the unrealized gain or loss on the related interest rate swap is recognized in earnings currently. At December 31, 2001, the aggregate notional principal amount of those agreements was $102 million. Aggregate maturities at December 31, 2001 were $29 million in 2003 and $73 million in 2004. During the year ended December 31, 2001, there was no ineffectiveness relating to these fair value hedges.

During the year ended December 31, 2001, ineffectiveness related to cash flow hedges was not material. The Company is hedging forecasted transactions for periods not exceeding the next eighteen months and expects substantially all amounts reported in accumulated other comprehensive losses to be reclassified to the consolidated statement of earnings within the next twelve months.

The Company is exposed to price risk related to forecasted purchases of certain commodities used as raw materials by the Company's businesses. Accordingly, the Company uses commodity forward contracts, as cash flow hedges, primarily for coffee, cocoa, milk, cheese and wheat. Commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar, soybean and energy. In general, commodity forward contracts qualify for the normal purchase exception under SFAS No. 133 and are, therefore, not subject to the provisions of SFAS No. 133. At December 31, 2001 and 2000, the Company had net long commodity positions of $589 million and $617 million, respectively. Unrealized gains or losses on net commodity positions were immaterial at December 31, 2001 and 2000. The effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive losses and is recognized as a component of cost of sales in the Company's consolidated statement of earnings when the related inventory is sold.

Hedging activity affected accumulated other comprehensive losses, net of income taxes, during the year ended December 31, 2001, as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
Balance as of January 1, 2001                                            $   --
Derivative losses transferred to earnings                                    15
Change in fair value                                                        (33)
--------------------------------------------------------------------------------
Balance as of December 31, 2001                                          $  (18)
================================================================================

The Company does not engage in trading or other speculative use of financial instruments. Derivative losses reported in accumulated other comprehensive losses are a result of qualifying hedging activity. Transfers of these losses from accumulated other comprehensive losses to earnings are offset by gains on the underlying hedged items.

                                Kraft Foods Inc.

Credit exposure and credit risk: The Company is exposed to credit loss in the event of nonperformance by counterparties. However, the Company does not anticipate nonperformance and such exposure was not material at December 31, 2001.

Fair value: The aggregate fair value, based on market quotes, of the Company's third-party debt at December 31, 2001 was $9,360 million as compared with its carrying value of $9,355 million. The aggregate fair value of the Company's third-party debt at December 31, 2000 was $3,605 million as compared with its carrying value of $3,554 million. Based on interest rates available to the Company for issuances of debt with similar terms and remaining maturities, the aggregate fair value and carrying value of the Company's long-term notes payable to Philip Morris and its affiliates were $5,325 million and $5,000 million, respectively, at December 31, 2001 and $21,357 million and $21,407 million, respectively, at December 31, 2000.

See Notes 3, 7 and 8 for additional disclosures of fair value for short-term borrowings and long-term debt.

Note 17. Contingencies:

The Company and its subsidiaries are parties to a variety of legal proceedings arising out of the normal course of business, including a few cases in which substantial amounts of damages are sought. The Company believes that it has valid defenses and is vigorously defending the litigation pending against it. While the results of litigation cannot be predicted with certainty, management believes that the final outcome of these proceedings will not have a material adverse effect on the Company's consolidated financial position or results of operations.

Prior to the effectiveness of the registration statement covering the shares of the Company's Class A common stock being sold in the IPO, some of the underwriters of the IPO provided written copies of a "pre-marketing feedback" form to certain potential purchasers of the Company's Class A common stock. The feedback form was for internal use only and was designed to elicit orally certain information from designated accounts as part of designing strategy in connection with the IPO. This form may have constituted a prospectus that did not meet the requirements of the Securities Act of 1933.

If the distribution of this form by the underwriters did constitute a violation of the Securities Act of 1933, persons who received this form, directly or indirectly, and who purchased the Company's Class A common stock in the IPO may have the right, for a period of one year from the date of the violation, to obtain recovery of the consideration paid in connection with their purchase of the Company's Class A common stock or, if they had already sold the stock, attempt to recover losses resulting from their purchase of the Class A common stock. The Company cannot determine the amount of Class A common stock that was purchased by recipients of the "pre-marketing feedback" form. However, the Company does not believe that any attempts to rescind these purchases or to recover these losses will have a material adverse effect on its consolidated financial position or results of operations.

Note 18. Quarterly Financial Data (Unaudited):

(in millions, except per share data)            2001 Quarters
--------------------------------------------------------------------------------
                                 First        Second         Third        Fourth
================================================================================
Operating revenues           $   8,367     $   8,692     $   8,056     $   8,760
================================================================================
Gross profit                 $   4,100     $   4,300     $   3,832     $   4,112
================================================================================
Net earnings                 $     326     $     505     $     503     $     548
================================================================================
Weighted average shares
      for diluted EPS            1,455         1,510         1,735         1,736
================================================================================
Per share data:
      Basic EPS              $    0.22     $    0.33     $    0.29     $    0.32
================================================================================
      Diluted EPS            $    0.22     $    0.33     $    0.29     $    0.32
================================================================================
      Dividends declared                                 $    0.13     $    0.13
================================================================================
      Market price--high                   $   32.00     $   34.81     $   35.57
                  --low                    $   29.50     $   30.00     $   31.50
================================================================================

(in millions, except per share data)             2000 Quarters
--------------------------------------------------------------------------------
                                 First        Second         Third        Fourth
================================================================================
Operating revenues           $   6,460     $   6,974     $   6,215     $   6,883
================================================================================
Gross profit                 $   3,079     $   3,417     $   2,958     $   3,161
================================================================================
Net earnings                 $     470     $     568     $     548     $     415
================================================================================
Weighted average shares
      for diluted EPS            1,455         1,455         1,455         1,455
================================================================================
Per share data:
      Basic EPS              $    0.32     $    0.39     $    0.38     $    0.29
================================================================================
      Diluted EPS            $    0.32     $    0.39     $    0.38     $    0.29
================================================================================

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total year.

On June 13, 2001, the Company completed an IPO by issuing 280 million shares of its Class A common stock.

During the third quarter of 2000, the Company recorded a pre-tax gain of $139 million on the sale of a French confectionery business.

                    ---------------------------------------

The principal stock exchange, on which the Company's Class A common stock is listed, is the New York Stock Exchange. At January 31, 2002, there were approximately 1,500 holders of record of the Company's Class A common stock.

                                Kraft Foods Inc.



Report of Independent Accountants


To the Board of Directors and Shareholders of Kraft Foods Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, shareholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Kraft Foods Inc. and its subsidiaries (the "Company") at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


                                      /s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois
January 28, 2002




Company Report on Financial Statements


The consolidated financial statements and all related financial information herein are the responsibility of the Company. The financial statements, which include amounts based on judgments, have been prepared in accordance with generally accepted accounting principles. Other financial information in the annual report is consistent with that in the financial statements.

The Company maintains a system of internal controls that it believes provides reasonable assurance that transactions are executed in accordance with management's authorization and properly recorded, that assets are safeguarded, and that accountability for assets is maintained. The system of internal controls is characterized by a control-oriented environment within the Company, which includes written policies and procedures, careful selection and training of personnel, and audits by a professional staff of internal auditors.

PricewaterhouseCoopers LLP, independent accountants, have audited and reported on the Company's consolidated financial statements. Their audits were performed in accordance with generally accepted auditing standards.

The Audit Committee of the Board of Directors, composed of four non-employee directors, meets periodically with PricewaterhouseCoopers LLP, the Company's internal auditors and management representatives to review internal accounting control, auditing and financial reporting matters. Both PricewaterhouseCoopers LLP and the internal auditors have unrestricted access to the Audit Committee and may meet with it without management representatives being present.