Form 10-K, Exhibit 13
period 2002-12-31
KRAFT FOODS INC
filed 2003-03-25
CIK 1103982

                                                                      Exhibit 13
                                 Kraft Foods Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations


Overview

Kraft Foods Inc. ("Kraft"), together with its subsidiaries (collectively referred to as the "Company") is the largest branded food and beverage company headquartered in the United States. Prior to June 13, 2001, the Company was a wholly-owned subsidiary of Altria Group, Inc. (formerly Philip Morris Companies Inc.). On June 13, 2001, the Company completed an initial public offering ("IPO") of 280,000,000 shares of its Class A common stock at a price of $31.00 per share. The IPO proceeds, net of the underwriting discount and expenses, of $8.4 billion were used to retire a portion of an $11.0 billion long-term note payable to Altria Group, Inc., incurred in connection with the acquisition of Nabisco Holdings Corp. ("Nabisco"). After the IPO, Altria Group, Inc. owned approximately 83.9% of the outstanding shares of the Company's capital stock through its ownership of 49.5% of the Company's Class A common stock and 100% of the Company's Class B common stock. The Company's Class A common stock has one vote per share, while the Company's Class B common stock has ten votes per share. At December 31, 2002, Altria Group, Inc. held 97.8% of the combined voting power of the Company's outstanding capital stock and owned approximately 84.2% of the outstanding shares of the Company's capital stock.

The Company conducts its global business through two subsidiaries: Kraft Foods North America, Inc. ("KFNA") and Kraft Foods International, Inc. ("KFI"). KFNA manages its operations by product category, while KFI manages its operations by geographic region. KFNA's segments are Cheese, Meals and Enhancers; Biscuits, Snacks and Confectionery; Beverages, Desserts and Cereals; and Oscar Mayer and Pizza. KFNA's food service business within the United States and its businesses in Canada and Mexico are reported through the Cheese, Meals and Enhancers segment. KFI's segments are Europe, Middle East and Africa; and Latin America and Asia Pacific.

Critical Accounting Policies

Financial Reporting Release No. 60, which was issued by the Securities and Exchange Commission ("SEC"), requires all registrants to discuss critical accounting policies or methods used in the preparation of financial statements.
Note 2 to the consolidated financial statements includes a summary of the significant accounting policies and methods used in the preparation of the Company's consolidated financial statements. In most instances, the Company must use an accounting policy or method because it is the only policy or method permitted under accounting principles generally accepted in the United States of America ("U.S. GAAP").

The preparation of all financial statements includes the use of estimates and assumptions that affect a number of amounts included in the Company's financial statements, including, among other things, employee benefit costs and income taxes. The Company bases its estimates historical experience and other assumptions that it believes are reasonable. If actual amounts are ultimately different from previous estimates, the revisions are included in the Company's results for the period in which the actual amounts become known. Historically, the aggregate differences, if any, between the Company's estimates and actual amounts in any year have not had a significant impact on the Company's consolidated financial statements.

The Company's Audit Committee has reviewed the development, selection and disclosure of the critical accounting policies and estimates.

The following is a review of the more significant assumptions and estimates, as well as the accounting policies and methods used in the preparation of the Company's consolidated financial statements:

Employee Benefit Plans: As discussed in Note 14 to the consolidated financial statements, the Company provides a range of benefits to its employees and retired employees, including pensions, postretirement health care benefits and postemployment benefits (primarily severance). The Company records amounts relating to these plans based on calculations specified by U.S. GAAP, which include various actuarial assumptions, such as discount rates, assumed rates of return on plan assets, compensation increases, turnover rates and health care cost trend rates. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. As required by U.S. GAAP, the effect of the modifications is generally recorded or amortized over future periods. The Company believes that the assumptions utilized in recording its obligations under its plans, which are presented in
Note 14 to the consolidated financial statements, are reasonable based on its experience and advice from its actuaries.

During the years ended December 31, 2002, 2001 and 2000, the Company recorded the following amounts in the consolidated statement of earnings for employee benefit plans:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                    2002        2001        2000
--------------------------------------------------------------------------------
U.S. pension plan income                            $(33)      $(227)      $(315)
Non-U.S. pension plan cost                            47          35          34
Postretirement healthcare cost                       217         199         126
Postemployment benefit plan cost                      35          12           9
Employee savings plan cost                            64          63          43
--------------------------------------------------------------------------------
  Net expense (income) for employee
  benefit plans                                     $330       $  82       $(103)
================================================================================

The 2002 net expense for employee benefit plans of $330 million increased by $248 million over the 2001 amount. This increase includes the costs associated with voluntary early retirement and integration programs ($148 million), which were recorded during 2002. The remainder of the cost increase primarily relates to a lowering of the Company's discount rate assumption on its pension and postretirement benefit plans, and lower than expected returns on invested pension assets. The 2001 net expense for employee benefit plans of $82 million increased by $185 million over the 2000 amount. This increase was due primarily to the Company's acquisition of Nabisco, lower pension asset returns and higher retiree medical costs.

                                 Kraft Foods Inc.

At December 31, 2002, for the U.S. pension and postretirement plans, the Company reduced its discount rate assumption from 7.0% to 6.5%, maintained its expected return on asset assumption at 9.0%, and increased its medical trend rate assumption. The Company presently anticipates that these assumption changes, coupled with lower returns on pension fund assets in prior years, will result in an increase in 2003 pre-tax benefit expense of approximately $180 million, or approximately $0.07 per share, exclusive of the impact of the voluntary early retirement and integration programs in 2002. The Company's long-term rate of return assumption remains at 9.0% based on the investment of its pension assets primarily in U.S. equity securities. While the Company does not presently anticipate a change in its 2003 assumptions, a fifty basis point decline in the Company's discount rate would increase the Company's pension and postretirement expense by approximately $50 million, while a fifty basis point increase in the discount rate would decrease pension and postretirement expense by approximately $35 million. Similarly, a fifty basis point decline (increase) in the expected return on plan assets would increase (decrease) the Company's pension expense for the U.S. pension plans by approximately $35 million. See
Note 14 to the consolidated financial statements, for a sensitivity discussion of the assumed health care cost trend rates.

Revenue Recognition: As required by U.S. GAAP, the Company recognizes revenues, net of sales incentives, and including shipping and handling charges billed to customers, upon shipment of goods when title and risk of loss pass to customers. Shipping and handling costs are classified as part of cost of sales. Provisions and allowances for sales returns and bad debts are also recorded in the Company's consolidated financial statements. The amounts recorded for these provisions and related allowances are not significant to the Company's consolidated financial position or results of operations. As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted newly required accounting standards mandating that certain costs reported as marketing, administration and research costs be shown as a reduction of operating revenues or an increase in cost of sales. As a result, previously reported revenues were reduced by approximately $4.6 billion and $3.6 billion for 2001 and 2000, respectively. The adoption of the new accounting standards had no impact on operating income, net earnings or basic or diluted earnings per share ("EPS").

Depreciation and Amortization: The Company depreciates property, plant and equipment and amortizes definite life intangibles using straight-line methods over the estimated useful lives of the assets. As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002. The Company has determined that substantially all of its goodwill and other intangible assets have indefinite lives due to the long history of its brands. As a result, the Company stopped recording the amortization of goodwill and substantially all of its intangible assets as a charge to earnings. Net earnings and diluted EPS would have been as follows had the provisions of the new standards been applied as of January 1, 2000:

                                         (in millions, except per share amounts)
--------------------------------------------------------------------------------
Year Ended December 31,                                      2001           2000
--------------------------------------------------------------------------------
Net earnings, as previously reported                       $1,882         $2,001
Adjustment for amortization
 of goodwill and indefinite
 life intangibles                                             955            530
--------------------------------------------------------------------------------
Net earnings, as adjusted                                  $2,837         $2,531
================================================================================
Diluted EPS, as previously reported                        $ 1.17         $ 1.38
Adjustment for amortization
 of goodwill and indefinite
 life intangibles                                            0.59           0.36
--------------------------------------------------------------------------------
Diluted EPS, as adjusted                                   $ 1.76         $ 1.74
--------------------------------------------------------------------------------
Average diluted shares outstanding                          1,610          1,455
--------------------------------------------------------------------------------

Marketing and Advertising Costs: As required by U.S. GAAP, the Company records marketing costs as an expense in the year to which such costs relate. The Company does not defer any amounts on its consolidated balance sheet with respect to marketing costs. The Company expenses advertising costs in the year in which the related advertisement initially appears. The Company records consumer incentive and trade promotion costs as a reduction of revenues in the year in which these programs are offered, based on estimates of utilization and redemption rates that are developed from historical information.

Related Party Transactions: As discussed in Note 3 to the consolidated financial statements, Altria Group, Inc.'s subsidiary, Altria Corporate Services, Inc. (formerly Philip Morris Management Corp.), provides the Company with various services, including planning, legal, treasury, accounting, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology and tax services. Billings for these services, which were based on the cost to Altria Corporate Services, Inc. to provide such services plus a management fee, were $327 million, $339 million and $248 million for the years ended December 31, 2002, 2001 and 2000, respectively. Although the value of services provided by Altria Corporate Services, Inc. cannot be quantified on a stand-alone basis, management believes that the billings are reasonable based on the level of support provided by Altria Corporate Services, Inc., and that the charges reflect all services provided. The cost and nature of the services are reviewed annually by the Company's Audit Committee, which is comprised of independent directors.

The Company also has long-term notes payable to Altria Group, Inc. and its affiliates of $2.6 billion at December 31, 2002 and $5.0 billion at December 31, 2001. The decrease from 2001 to 2002 reflects the repayment of borrowings with proceeds from public global bond offerings, floating rate notes and short-term borrowings. The interest rates on the debt with Altria Group, Inc. were established at market rates available to Altria Group, Inc. at the time of issuance for similar debt with matching maturities. The remaining amount due under the 7.0% long-term note payable to Altria Group, Inc. and affiliates has no prepayment penalty, and

                                 Kraft Foods Inc.

the Company may repay some or all of the note with the proceeds from external debt offerings.

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." The accounts of the Company are included in the consolidated federal income tax return of Altria Group, Inc. Income taxes are generally computed on a separate company basis. To the extent that foreign tax credits, capital losses and other credits generated by the Company, which cannot be utilized on a separate company basis, are utilized in Altria Group, Inc.'s consolidated federal income tax return, the benefit is recognized in the calculation of the Company's provision for income taxes. The Company utilized tax benefits that it would otherwise not have been able to use of $193 million, $185 million and $139 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Business Environment

The Company faces a number of challenges in 2003, including among other things, higher benefit costs, increased stock compensation costs and weak economies in certain parts of Latin America. As previously discussed, higher benefit costs are expected to impact 2003 EPS by approximately $0.07 per share. The higher benefit costs are primarily the result of lower returns on pension fund assets, a lower discount rate and higher retiree medical costs. The additional stock compensation costs, which are expected to impact 2003 earnings per share by approximately $0.02 per share, relate to restricted stock awards to employees. These awards have a three-year vesting period and will further align the long-term interests of employees with those of the Company's shareholders. The award of restricted stock to employees (rather than stock options) is more transparent to shareholders as the cost of the program is based upon the average market price of the stock on the date of grant, rather than a fair value generated by an option-pricing model. In Latin America, political unrest in Venezuela, as well as the devaluation of certain currencies, are also expected to negatively impact 2003 EPS.

The Company is subject to fluctuating commodity costs, currency movements and competitive challenges in various product categories and markets, including a trend toward increasing consolidation in the retail trade and consequent inventory reductions and changing consumer preferences. In addition, certain competitors may have different profit objectives, and some competitors may be more or less susceptible to currency exchange rates. To confront these challenges, the Company continues to take steps to build the value of its brands and improve its food business portfolio with new products and marketing initiatives.

Fluctuations in commodity costs can lead to retail price volatility, intensify price competition and influence consumer and trade buying patterns. KFNA's and KFI's businesses are subject to fluctuating commodity costs, including dairy, coffee bean and cocoa costs. Dairy commodity costs on average were lower in 2002 than those seen in 2001. Coffee bean prices were also lower, while cocoa bean prices were higher than in 2001.

On December 11, 2000, the Company acquired all of the outstanding shares of Nabisco for $55 per share in cash. The purchase of the outstanding shares, retirement of employee stock options and other payments totaled approximately $15.2 billion. In addition, the acquisition included the assumption of approximately $4.0 billion of existing Nabisco debt. The Company financed the acquisition through the issuance of two long-term notes payable to Altria Group, Inc., totaling $15.0 billion, and short-term intercompany borrowings of $255 million. The acquisition has been accounted for as a purchase. Beginning January 1, 2001, Nabisco's earnings have been included in the consolidated operating results of the Company.

The closure of a number of Nabisco domestic and international facilities resulted in severance and other exit costs of $379 million, which are included in the adjustments for the allocation of the Nabisco purchase price. The closures will result in the termination of approximately 7,500 employees and will require total cash payments of $373 million, of which approximately $190 million has been spent through December 31, 2002. Substantially all of the closures were completed as of December 31, 2002, and the remaining payments relate to salary continuation payments for severed employees and lease payments.

The integration of Nabisco into the operations of the Company has also resulted in the closure or reconfiguration of several of the Company's existing facilities. The aggregate charges to the Company's consolidated statement of earnings to close or reconfigure its facilities and integrate Nabisco were originally estimated to be in the range of $200 million to $300 million. During 2002, the Company recorded pre-tax integration related charges of $115 million to consolidate production lines, close facilities and for other consolidation programs. In addition, during 2001, the Company incurred pre-tax integration costs of $53 million for site reconfigurations and other consolidation programs in the United States. The integration related charges of $168 million included $27 million relating to severance, $117 million relating to asset write-offs and $24 million relating to other cash exit costs. Cash payments relating to these charges will approximate $51 million, of which $21 million has been paid through December 31, 2002. In addition, during 2002, approximately 700 salaried employees elected to retire or terminate employment under voluntary retirement programs. As a result, the Company recorded a pre-tax charge of $142 million related to these programs. As of December 31, 2002, the aggregate pre-tax charges to close or reconfigure the Company's facilities and integrate Nabisco, including charges for early retirement programs, were $310 million, slightly above the original estimate. No additional pre-tax charges are expected to be recorded for these programs.

During 2001, certain small Nabisco businesses were reclassified to businesses held for sale, including their estimated results of operations through anticipated sale dates. These businesses have subsequently been sold, with the exception of one business that had been held for sale since the acquisition of Nabisco. This business, which is no longer held for sale, has been included in 2002 consolidated operating results.

                                 Kraft Foods Inc.

During 2002, the Company acquired a snacks business in Turkey and a biscuits business in Australia. The total cost of these and other smaller acquisitions was $122 million. During 2001, the Company purchased coffee businesses in Romania, Morocco and Bulgaria and also acquired confectionery businesses in Russia and Poland. The total cost of these and other smaller acquisitions was $194 million. During 2000, the Company purchased Balance Bar Co. and Boca Burger, Inc. The total cost of these and other smaller acquisitions was $365 million. The operating results of these businesses were not material to the Company's consolidated financial position or results of operations in any of the periods presented.

During 2002, the Company sold several small North American food businesses, some of which were previously classified as businesses held for sale. The net revenues and operating results of the businesses held for sale, which were not significant, were excluded from the Company's consolidated statements of earnings, and no gain or loss was recognized on these sales. In addition, the Company sold its Latin American yeast and industrial bakery ingredients business for $110 million and recorded a pre-tax gain of $69 million. The aggregate proceeds received from sales of businesses during 2002 were $219 million, on which the Company recorded pre-tax gains of $80 million.

During 2001, the Company sold several small food businesses. The aggregate proceeds received in these transactions were $21 million, on which the Company recorded pre-tax gains of $8 million.

During 2000, the Company sold a French confectionery business for proceeds of $251 million, on which a pre-tax gain of $139 million was recorded. Several small international and North American food businesses were also sold in 2000. The aggregate proceeds received from sales of businesses during 2000 were $300 million, on which the Company recorded pre-tax gains of $172 million.

The operating results of the businesses sold were not material to the Company's consolidated operating results in any of the periods presented.

Century Date Change: The Company did not experience any material disruptions to its business as a result of the Century Date Change ("CDC"). The Company's increases in 1999 year-end inventories and trade receivables caused by preemptive CDC contingency plans resulted in incremental cash outflows during 1999 of approximately $155 million. The cash outflows reversed in the first quarter of 2000. In addition, the Company had increased shipments in the fourth quarter of 1999 because customers purchased additional product in anticipation of potential CDC-related disruptions. The increased shipments in 1999 resulted in estimated incremental net revenues and operating companies income in 1999 of approximately $85 million and $40 million, respectively, and corresponding decreases in net revenues and operating companies income in 2000.

53rd Week: The Company's subsidiaries end their fiscal years as of the Saturday closest to the end of each year. Accordingly, most years contain 52 weeks of operating results while every fifth or sixth year includes 53 weeks. The Company's consolidated statement of earnings for the year ended December 31, 2000 included a 53rd week. Volume comparisons contained in this Management's Discussion and Analysis for 2001 versus 2000 have been provided on a comparable 52-week basis to provide a more meaningful comparison of operating results.


Consolidated Operating Results

The acquisition of Nabisco and subsequent IPO were significant events that affect the comparability of earnings. In order to isolate the financial effects of these events, and to provide a more meaningful comparison of the Company's results of operations, the following tables and the subsequent discussion of the Company's consolidated operating results refer to results on a reported and pro forma basis. Reported results include the operating results of Nabisco in 2002 and 2001, but not in 2000. Reported results also reflect average shares of common stock outstanding during 2002 and 2001, and reflect an average of 1.455 billion shares outstanding during 2000. Pro forma results assume the Company owned Nabisco for all of 2000. In addition, pro forma results reflect common shares outstanding based on the assumption that shares issued immediately following the IPO were outstanding during 2001 and 2000, and that, effective January 1, 2000, the net proceeds of the IPO were used to retire a portion of a long-term note payable used to finance the Nabisco acquisition. Pro forma results also adjust for other items, all of which are detailed in reconciliations of reported to pro forma results throughout this discussion. Management uses pro forma results to manage and to evaluate the performance of the Company. Management believes it is appropriate to disclose pro forma results to assist investors with analyzing business performance and trends. Pro forma measures should not be considered in isolation or as a substitute for reported results, which are prepared in accordance with accounting principles generally accepted in the United States.

                                 Kraft Foods Inc.

Consolidated Operating Results
                                                                   (in millions)
--------------------------------------------------------------------------------
Year Ended December 31,                            2002         2001        2000
--------------------------------------------------------------------------------
Reported volume (in pounds):
Kraft Foods North America
 Cheese, Meals and Enhancers                      5,898        5,219       4,820
 Biscuits, Snacks and Confectionery               2,369        2,350          54
 Beverages, Desserts and Cereals                  3,708        3,421       3,117
 Oscar Mayer and Pizza                            1,554        1,519       1,507
--------------------------------------------------------------------------------
   Total Kraft Foods North America               13,529       12,509       9,498
--------------------------------------------------------------------------------
Kraft Foods International
 Europe, Middle East and Africa                   2,961        2,826       2,829
 Latin America and Asia Pacific                   2,059        2,057         803
--------------------------------------------------------------------------------
   Total Kraft Foods International                5,020        4,883       3,632
--------------------------------------------------------------------------------
     Total reported volume                       18,549       17,392      13,130
--------------------------------------------------------------------------------

Reported net revenues:
Kraft Foods North America
 Cheese, Meals and Enhancers                    $ 8,877      $ 8,732     $ 7,923
 Biscuits, Snacks and Confectionery               5,182        5,071         293
 Beverages, Desserts and Cereals                  4,412        4,237       4,267
 Oscar Mayer and Pizza                            3,014        2,930       2,829
--------------------------------------------------------------------------------
    Total Kraft Foods North America              21,485       20,970      15,312
--------------------------------------------------------------------------------
Kraft Foods International
 Europe, Middle East and Africa                   6,203        5,936       6,398
 Latin America and Asia Pacific                   2,035        2,328       1,212
--------------------------------------------------------------------------------
    Total Kraft Foods International               8,238        8,264       7,610
--------------------------------------------------------------------------------
      Total reported net revenues               $29,723      $29,234     $22,922
================================================================================


Reported operating
 companies income:
Kraft Foods North America
 Cheese, Meals and Enhancers                    $ 2,168   $ 2,099        $ 1,845
 Biscuits, Snacks and Confectionery               1,093       966            100
 Beverages, Desserts and Cereals                  1,136     1,192          1,090
 Oscar Mayer and Pizza                              556       539            512
--------------------------------------------------------------------------------
   Total Kraft Foods North America                4,953     4,796          3,547
--------------------------------------------------------------------------------
Kraft Foods International
 Europe, Middle East and Africa                     962       861          1,019
 Latin America and Asia Pacific                     368       378            189
--------------------------------------------------------------------------------
    Total Kraft Foods International               1,330     1,239          1,208
--------------------------------------------------------------------------------
      Total reported operating
        companies income                        $ 6,283   $ 6,035        $ 4,755
================================================================================

The following is a reconciliation of reported operating results to pro forma operating results:

                                                                   (in millions)
--------------------------------------------------------------------------------
Year Ended December 31,                            2002       2001          2000
--------------------------------------------------------------------------------
Reported volume (in pounds)                      18,549     17,392        13,130
 Volume of businesses sold                         (150)      (187)          (82)
 Changes due to businesses
  held for sale                                                647
 Estimated impact of century
  date change                                                                 55
 Nabisco volume                                                            4,367
--------------------------------------------------------------------------------
Pro forma volume (in pounds)                     18,399     17,852        17,470
--------------------------------------------------------------------------------

Reported net revenues                           $29,723    $29,234       $22,922
 Net revenues of businesses sold                    (89)      (121)         (162)
 Changes due to businesses
  held for sale                                                252
 Estimated impact of century
  date change                                                                 85
 Nabisco net revenues                                                      6,822
--------------------------------------------------------------------------------
Pro forma net revenues                          $29,634    $29,365       $29,667
================================================================================

Reported operating
 companies income                               $ 6,283    $ 6,035       $ 4,755
 Gains on sales of businesses                       (80)        (8)         (172)
 Operating companies income of
  businesses sold                                   (15)       (24)          (39)
 Integration costs and a loss on
  sale of a food factory                            111         82
 Separation programs                                142
 Changes due to businesses
  held for sale                                                 23
 Estimated impact of century
  date change                                                                 40
 Nabisco operating
  companies income                                                         1,000
--------------------------------------------------------------------------------
Pro forma operating
 companies income                                $ 6,441   $ 6,108       $ 5,584
================================================================================
Reported net earnings                            $ 3,394   $ 1,882       $ 2,001
 After-tax effect of:
  Integration costs and a loss
   on sale of a food factory                          72        45
 Separation programs                                  91
 Gains on sales of businesses                        (52)       (5)         (101)
 Cessation of goodwill and
  indefinite life intangible
  asset amortization                                           955           530
 Nabisco results                                                            (135)
 Interest reduction assuming
  full-year IPO                                                165           363
 Estimated impact of century
  date change                                                                 23
--------------------------------------------------------------------------------
Pro forma net earnings                          $ 3,505    $ 3,042       $ 2,681
================================================================================
Average diluted shares outstanding                1,736      1,610         1,455
 Adjustment to reflect shares
  outstanding after IPO                                        125           280
--------------------------------------------------------------------------------
Pro forma diluted shares outstanding              1,736      1,735         1,735
--------------------------------------------------------------------------------

                                 Kraft Foods Inc.

2002 compared with 2001

Reported volume for 2002 increased 1,157 million pounds (6.7%) over 2001, due primarily to the inclusion in 2002 of a business previously considered held for sale, new product introductions, geographic expansion and acquisitions. Pro forma volume increased 3.1% over 2001, due primarily to new product introductions, geographic expansion and acquisitions.

Reported net revenues for 2002 increased $489 million (1.7%) over 2001, due primarily to the inclusion in 2002 of a business previously considered held for sale, higher volume/mix and the impact of acquisitions, partially offset by the adverse effect of currency exchange rates and lower sales prices on cheese and coffee products (driven by commodity-related declines). Pro forma net revenues increased $269 million (0.9%) over 2001, due primarily to higher volume/mix ($401 million) and the impact of acquisitions ($191 million), partially offset by the adverse effect of currency exchange rates ($291 million) and lower sales prices on cheese and coffee products (driven by commodity-related declines).

The Company's management reviews operating companies income to evaluate segment performance and allocate resources. Operating companies income excludes general corporate expenses and amortization of intangibles. Reported operating companies income was affected by the following unusual items during 2002 and 2001:

o Integration Costs and a Loss on Sale of a Food Factory: During 2002, the Company recorded pre-tax integration related charges of $115 million to consolidate production lines, close facilities and for other consolidation programs. In addition, during 2002, the Company reversed $4 million related to the loss on sale of a North American food factory. During 2001, the Company incurred pre-tax integration costs of $53 million for site reconfigurations and other consolidation programs in the United States. In addition, the Company recorded a pre-tax charge of $29 million to close a North American food factory. These items were included in the operating companies income of the following segments:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                             2002           2001
--------------------------------------------------------------------------------
Cheese, Meals and Enhancers                                  $ 30            $63
Biscuits, Snacks and Confectionery                              1              2
Beverages, Desserts and Cereals                                56             12
Oscar Mayer and Pizza                                           7              5
Latin America and Asia Pacific                                 17
--------------------------------------------------------------------------------
                                                             $111            $82
================================================================================

o Separation Programs: During 2002, approximately 700 salaried employees elected to retire or terminate employment under voluntary retirement programs. As a result, the Company recorded a pre-tax charge in 2002 of $142 million related to these programs. This charge was included in the operating companies income of the following segments: Cheese, Meals and Enhancers, $60 million; Biscuits, Snacks and Confectionery, $3 million; Beverages, Desserts and Cereals, $47 million; Oscar Mayer and Pizza, $25 million; Europe, Middle East and Africa, $5 million; and Latin America and Asia Pacific, $2 million.

o Businesses Held for Sale: During 2001, certain small Nabisco businesses were reclassified to businesses held for sale, including their estimated results of operations through anticipated sale dates. These businesses have subsequently been sold with the exception of one business that had been held for sale since the acquisition of Nabisco. This business, which is no longer held for sale, has been included in 2002 reported operating results and has been included as an adjustment to arrive at pro forma results for 2001.

Reported operating companies income increased $248 million (4.1%) over 2001. On a pro forma basis, operating companies income increased $333 million (5.5%), driven primarily by volume growth and favorable margins.

In addition, reported net earnings were also affected by the following during 2002:

o Amortization of Intangibles: On January 1, 2002, the Company adopted SFAS No. 141 and SFAS No. 142. As a result, the Company stopped recording the amortization of goodwill and indefinite life intangible assets as a charge to earnings. Reported net earnings and diluted EPS would have been approximately $2.8 billion and $1.76, respectively, for the year ended December 31, 2001, and $2.5 billion and $1.74, respectively, for the year ended December 31, 2000, had the provisions of the new standards been applied in those periods.

Currency movements have decreased net revenues by $291 million and operating companies income by $4 million from 2001. Decreases in net revenues and operating companies income are due primarily to the strength of the U.S. dollar against certain Latin American currencies, partially offset by the weakness of the U.S. dollar against the euro and other currencies.

Reported interest and other debt expense, net, decreased $590 million in 2002. This decrease was due primarily to lower debt levels after the repayment of Nabisco acquisition borrowings with the proceeds from the Company's IPO, as well as the Company's refinancing of notes payable to Altria Group, Inc. and lower short-term interest rates. On a pro forma basis, interest and other debt expense, net, decreased $288 million in 2002 from $1,135 million in 2001. This decrease in pro forma interest expense is due to the use of free cash flow to repay debt, the refinancing of notes payable to Altria Group, Inc. and lower short-term interest rates.

During 2002, the Company's reported effective tax rate decreased by 9.9 percentage points to 35.5% as compared with 2001, due primarily to the adoption of SFAS No. 141 and SFAS No. 142, under which the Company is no longer required to amortize goodwill and indefinite life intangible assets as a charge to earnings.

Reported diluted and basic EPS, which were both $1.96 for 2002, increased by 67.5% over 2001, due primarily to growth in operating companies income, lower interest expense and the

                                 Kraft Foods Inc.

elimination of substantially all goodwill amortization. Reported net earnings of $3,394 million for 2002 increased $1,512 million (80.3%) over 2001. On a pro forma basis, diluted and basic EPS, which were both $2.02 for 2002, increased by 15.4% over 2001, due primarily to growth in operating companies income and lower interest expense. On a pro forma basis, net earnings of $3,505 million for 2002 increased $463 million (15.2%) over 2001.

2001 compared with 2000

Reported volume for 2001 increased 4,262 million pounds (32.5%) over 2000, due primarily to the acquisition of Nabisco. Pro forma volume increased 2.2% over 2000. Excluding the 53rd week of shipments in 2000, volume increased 3.4%, reflecting new product introductions and volume gains in developing markets.

Reported net revenues for 2001 increased $6,312 million (27.5%) over 2000, due primarily to the acquisition of Nabisco. Pro forma net revenues decreased slightly from 2000, due primarily to the 53rd week of sales in 2000, the adverse effect of currency exchange rates and lower sales prices on coffee products (driven by commodity-related price declines), partially offset by the favorable impact of volume growth.

Reported operating companies income increased $1,280 million (26.9%) over 2000, due primarily to the acquisition of Nabisco. On a pro forma basis, operating companies income increased $524 million (9.4%), driven by volume growth, productivity savings and Nabisco synergies, partially offset by unfavorable currency movements.

Currency movements decreased net revenues by $493 million and operating companies income by $60 million from 2000. Decreases in net revenues and operating companies income were due to the strength of the U.S. dollar against the euro, Canadian dollar and certain Asian and Latin American currencies.

Reported interest and other debt expense, net, increased $840 million in 2001. This increase was due primarily to notes issued to Altria Group, Inc. in the fourth quarter of 2000 to finance the acquisition of Nabisco. On a pro forma basis, interest and other debt expense, net, decreased $213 million in 2001 from $1,348 million in 2000. This decrease in pro forma interest expense is due to the use of free cash flow to repay debt and the refinancing of debt payable to Altria Group, Inc.

During 2001, the Company's reported effective tax rate increased by 4.0 percentage points to 45.4% as compared with 2000, due primarily to higher Nabisco-related goodwill amortization, which was not tax deductible.


Reported diluted and basic EPS, which were both $1.17 for 2001, decreased by 15.2% from 2000, due primarily to higher levels of goodwill amortization and interest expense associated with the acquisition of Nabisco. Reported net earnings of $1,882 million for 2001 decreased $119 million (5.9%) from 2000. On a pro forma basis, diluted and basic EPS, which were both $1.75 for 2001, increased by 12.9% over 2000, due primarily to higher operating results in all segments. On a pro forma basis, net earnings $3,042 million for 2001 increased $361 million (13.5%) from 2000.

Operating Results By Reportable Segment

Kraft Foods North America

                                                                   (in millions)
--------------------------------------------------------------------------------
Year Ended December 31,                                2002      2001       2000
--------------------------------------------------------------------------------
Reported volume (in pounds):
 Cheese, Meals and Enhancers                          5,898     5,219      4,820
 Biscuits, Snacks and Confectionery                   2,369     2,350         54
 Beverages, Desserts and Cereals                      3,708     3,421      3,117
 Oscar Mayer and Pizza                                1,554     1,519      1,507
--------------------------------------------------------------------------------
Total reported volume (in pounds)                    13,529    12,509      9,498
 Volume of businesses sold:
  Cheese, Meals and Enhancers                                                 (5)
  Biscuits, Snacks and Confectionery                    (15)      (13)
  Beverages, Desserts and Cereals                                  (1)
 Changes due to businesses
  held for sale:
  Cheese, Meals and Enhancers                                     647
 Estimated impact of century
  date change:
  Cheese, Meals and Enhancers                                                 16
  Biscuits, Snacks and Confectionery                                           1
  Beverages, Desserts and Cereals                                             19
  Oscar Mayer and Pizza                                                        5
 Nabisco volume:
  Cheese, Meals and Enhancers                                              1,101
  Biscuits, Snacks and Confectionery                                       2,246
  Beverages, Desserts and Cereals                                             40
--------------------------------------------------------------------------------
Pro forma volume (in pounds)                         13,514    13,142     12,921
--------------------------------------------------------------------------------

Reported net revenues:
 Cheese, Meals and Enhancers                        $ 8,877   $ 8,732    $ 7,923
 Biscuits, Snacks and Confectionery                   5,182     5,071        293
 Beverages, Desserts and Cereals                      4,412     4,237      4,267
 Oscar Mayer and Pizza                                3,014     2,930      2,829
--------------------------------------------------------------------------------
Total reported net revenues                          21,485    20,970     15,312
 Net revenues of businesses sold:
  Cheese, Meals and Enhancers                                                (10)
  Biscuits, Snacks and Confectionery                    (21)      (19)
  Beverages, Desserts and Cereals                                 (12)
 Changes due to businesses
   held for sale:
   Cheese, Meals and Enhancers                                    252
 Estimated impact of century
   date change:
   Cheese, Meals and Enhancers                                                29
   Biscuits, Snacks and Confectionery                                          3
   Beverages, Desserts and Cereals                                            16
   Oscar Mayer and Pizza                                                      11
 Nabisco net revenues:
   Cheese, Meals and Enhancers                                             1,016
   Biscuits, Snacks and Confectionery                                      4,653
   Beverages, Desserts and Cereals                                            79
--------------------------------------------------------------------------------
Pro forma net revenues                              $21,464   $21,191    $21,109
================================================================================

                                 Kraft Foods Inc.

                                                                   (in millions)
--------------------------------------------------------------------------------
Year Ended December 31,                            2002       2001          2000
--------------------------------------------------------------------------------
Reported Operating
  Companies Income:
  Cheese, Meals and Enhancers                     $2,168     $2,099       $1,845
  Biscuits, Snacks and Confectionery               1,093        966          100
  Beverages, Desserts and Cereals                  1,136      1,192        1,090
  Oscar Mayer and Pizza                              556        539          512
--------------------------------------------------------------------------------
Total reported operating
   companies income                                4,953      4,796        3,547
 Gains on sales of businesses:
   Cheese, Meals and Enhancers                                               (33)
   Biscuits, Snacks and Confectionery                 (8)
 Operating companies income of
    businesses sold:
   Cheese, Meals and Enhancers                                                (4)
   Biscuits, Snacks and Confectionery                 (5)        (4)
   Beverages, Desserts and Cereals                               (2)
 Integration costs and a loss on
   sale of a food factory:
   Cheese, Meals and Enhancers                        30         63
   Biscuits, Snacks and Confectionery                  1          2
   Beverages, Desserts and Cereals                    56         12
   Oscar Mayer and Pizza                               7          5
 Separation programs:
   Cheese, Meals and Enhancers                        60
   Biscuits, Snacks and Confectionery                  3
   Beverages, Desserts and Cereals                    47
   Oscar Mayer and Pizza                              25
 Changes due to businesses
  held for sale:
  Cheese, Meals and Enhancers                                    23
 Estimated impact of century
  date change:
  Cheese, Meals and Enhancers                                                 15
  Biscuits, Snacks and Confectionery                                           1
  Beverages, Desserts and Cereals                                              7
  Oscar Mayer and Pizza                                                        4
 Nabisco operating
  companies income:
  Cheese, Meals and Enhancers                                                230
  Biscuits, Snacks and Confectionery                                         671
  Beverages, Desserts and Cereals                                             28
--------------------------------------------------------------------------------
Pro forma operating
  companies income                                $5,169     $4,895       $4,466
================================================================================

2002 compared with 2001

KFNA's reported volume for 2002 increased 8.2% over 2001, due primarily to the inclusion in 2002 of a business that was previously held for sale and contributions from new products. On a pro forma basis, volume for 2002 increased 2.8%, due primarily to higher shipments across all segments, which benefited from contributions by new products.

Reported net revenues increased $515 million (2.5%) over 2001, due primarily to higher volume/mix ($437 million) and the inclusion in 2002 of a business that was previously held for sale ($252 million), partially offset by lower selling prices in response to lower commodity costs ($154 million). On a pro forma basis, net revenues increased 1.3%.

Reported operating companies income for 2002 increased $157 million (3.3%) over 2001, due primarily to higher volume/mix ($174 million), favorable margins ($176 million, driven by lower commodity-related costs and productivity) and Nabisco synergy savings, partially offset by higher benefit expense, including the 2002 charge for voluntary retirement programs ($135 million). On a pro forma basis, operating companies income increased 5.6%.

The following discusses operating results within each of KFNA's reportable segments.

Cheese, Meals and Enhancers: Reported volume in 2002 increased 13.0% over 2001, due primarily to the inclusion in 2002 of a business that was previously held for sale. On a pro forma basis, volume in 2002 increased 0.5%, driven by volume gains in enhancers, meals and food service, partially offset by a decline in cheese. Volume gains in enhancers and meals were led by Kraft pourable dressings, barbecue sauce, macaroni & cheese dinners and the 2001 acquisition of It's Pasta Anytime. In cheese, volume declined as lower dairy costs resulted in aggressive competitive activity by private label manufacturers as they reduced prices and increased merchandising levels.

During 2002, reported net revenues increased $145 million (1.7%) over 2001, due primarily to the inclusion in 2002 of a business that was previously held for sale ($252 million) and higher volume/mix ($36 million), partially offset by lower net pricing ($135 million, primarily related to lower dairy commodity costs). On a pro forma basis, net revenues decreased 1.2% from the comparable period of 2001, as lower net pricing was partially offset by higher volume/mix.

Reported operating companies income for 2002 increased $69 million (3.3%) over 2001, due primarily to favorable margins ($48 million, due primarily to lower cheese commodity costs and productivity savings), higher volume/mix ($30 million), lower integration related costs in 2002 ($33 million) and the inclusion in 2002 of a business that was previously held for sale ($23 million), partially offset by higher benefit expenses, including the 2002 charge for voluntary retirement programs ($60 million). On a pro forma basis, operating companies income also increased 3.3%, driven by favorable margins and higher volume/mix, partially offset by higher benefit expenses.

Biscuits, Snacks and Confectionery: Reported volume in 2002 increased 0.8% over 2001. On a pro forma basis, volume in 2002 increased 0.7% over 2001, as volume gains in biscuits and snacks were partially offset by a decline in confectionery shipments. In biscuits, volume also increased, due primarily to promotional initiatives. Confectionery volume declined, resulting primarily from competitive activity in the breath freshening category, partially offset by new product introductions in the non-chocolate confectionery business.

                                 Kraft Foods Inc.


During 2002, reported net revenues increased $111 million (2.2%) over 2001, due to higher volume/mix ($59 million) and higher net pricing ($52 million). On a pro forma basis, net revenues also increased 2.2%.

Reported operating companies income for 2002 increased $127 million (13.1%) over 2001, due primarily to favorable margins ($96 million, due primarily to higher net pricing and lower commodity costs for nuts), Nabisco synergy savings and higher volume/mix. On a pro forma basis, operating companies income increased 12.4%.

Beverages, Desserts and Cereals: Reported and pro forma volume in 2002 increased 8.4% over 2001, due primarily to growth in ready-to-drink beverages. In coffee, volume increased, driven by merchandising programs and packaging innovation. In the desserts business, volume increases were led by dry packaged desserts and frozen toppings, which benefited from holiday programs, and in ready-to-eat desserts, aided by new products.

During 2002, reported net revenues increased $175 million (4.1%) over 2001, due primarily to higher volume/mix ($245 million), partially offset by lower net pricing ($58 million). On a pro forma basis, net revenues increased 4.4%.

Reported operating companies income for 2002 decreased $56 million (4.7%) from 2001, primarily reflecting the 2002 charge for voluntary retirement programs ($47 million), higher integration related costs in 2002 ($44 million), higher marketing, administration and research costs ($36 million, including higher benefit costs) and lower margins ($18 million), partially offset by higher volume/mix ($98 million) and productivity savings. On a pro forma basis, operating companies income increased 3.1%, resulting from volume growth and productivity savings, partially offset by higher marketing, administration and research costs.

Oscar Mayer and Pizza: Reported and pro forma volume in 2002 increased 2.3% over 2001, due to volume gains in processed meats and pizza. The increase in processed meats was driven by gains in hot dogs, bacon and soy-based meat alternatives, aided by new product introductions. The pizza business also benefited from new products.

During 2002, reported and pro forma net revenues increased $84 million (2.9%) over 2001, due to higher volume/mix ($97 million), partially offset by lower net pricing ($13 million).

Reported operating companies income for 2002 increased $17 million (3.2%) over 2001, primarily reflecting favorable costs ($50 million, due primarily to lower meat and cheese commodity costs and productivity savings) and higher volume/mix ($30 million), partially offset by the 2002 charge for voluntary retirement programs ($25 million), higher marketing, administration and research costs ($24 million, including higher benefit costs) and higher manufacturing costs. On a pro forma basis, operating companies income increase 8.1%.

2001 compared with 2000

KFNA's reported volume for 2001 increased 31.7% over 2000, due primarily to the acquisition of Nabisco. On a pro forma basis, volume for 2001 increased 1.7%, or 2.9% excluding the 53rd week of shipments in 2000. The 2.9% increase was due primarily to higher shipments across all segments and reflects contributions from new products.

Reported net revenues increased $5.7 billion (37.0%) over 2000, due primarily to the acquisition of Nabisco ($5.7 billion) and the shift in CDC revenues ($59 million), partially offset by unfavorable currency movements ($62 million). On a pro forma basis, net revenues increased 0.4%, due primarily to higher net revenues from the Biscuits, Snacks and Confectionery segment and the Oscar Mayer and Pizza segment, partially offset by the impact of the 53rd week in 2000.

Reported operating companies income for 2001 increased $1,249 million (35.2%) over 2000, due primarily to the acquisition of Nabisco ($1.2 billion), lower marketing, administration and research costs ($274 million) and the shift in CDC income ($27 million), partially offset by lower margins ($136 million, driven primarily by higher dairy commodity-related costs) and the loss on the sale of a North American food factory and integration costs ($82 million). On a pro forma basis, operating companies income increased 9.6%.

The following discusses operating results within each of KFNA's reportable segments.

Cheese, Meals And Enhancers: Reported volume in 2001 increased 8.3% over 2000, due primarily to the acquisition of Nabisco. On a pro forma basis, volume in 2001 decreased 1.1%, due primarily to the 53rd week of shipments in 2000. Excluding the 53rd week of shipments in 2000, volume increased 0.2%, as volume gains in meals, enhancers and Canada were partially offset by declines in cheese and food service. Meals recorded volume gains, reflecting higher shipments of macaroni & cheese dinners. Enhancers also recorded volume gains, reflecting higher shipments of spoonable and pourable dressings. In Canada, volume grew on higher shipments of branded products. In cheese, shipments decreased, due primarily to the Company's decision to exit the lower-margin, non-branded cheese business. Volume also declined in process cheese loaves and cream cheese, as retailers continued to reduce trade inventory levels, partially offset by higher volume in grated and natural cheese. In U.S. food service, shipments declined due to weakness in the economy and the Company's exit from lower-margin businesses.

During 2001, reported net revenues increased $809 million (10.2%) over 2000, due primarily to the acquisition of Nabisco ($791 million), higher net pricing ($122 million, primarily related to higher dairy commodity costs) and the shift in CDC revenues ($29 million), partially offset by lower volume/mix ($65 million) and unfavorable currency movements ($62 million). On a pro forma basis, net revenues increased slightly from the comparable period of 2000, as higher pricing in cheese and food service were partially offset by unfavorable currency and lower volume/mix.

                                 Kraft Foods Inc.

Reported operating companies income for 2001 increased $254 million (13.8%) over 2000, due primarily to the acquisition of Nabisco ($234 million), lower marketing, administration and research costs ($140 million, primarily lower marketing expense) and the shift in CDC income ($15 million), partially offset by unfavorable margins ($48 million, due primarily to higher dairy commodity costs) and the loss on the sale of a North American food factory and integration costs ($63 million). On a pro forma basis, operating companies income increased 6.4%.

Biscuits, Snacks and Confectionery: Reported volume in 2001 increased more than 100% over 2000, due primarily to the acquisition of Nabisco. On a pro forma basis, volume in 2001 increased 1.6% over 2000. Excluding the 53rd week of shipments in 2000, volume also increased 1.6%, due primarily to new product introductions in biscuits, partially offset by lower shipments of snack nuts.

During 2001, reported net revenues increased $4.8 billion, or more than 100% over 2000, due primarily to the acquisition of Nabisco. On a pro forma basis, net revenues increased 2.1%, due primarily to higher volume driven by new biscuit products and higher pricing of biscuit and confectionery products.

Reported operating companies income for 2001 increased $866 million, or more than 100% over 2000, due primarily to the acquisition of Nabisco ($925 million), partially offset by higher marketing, administration and research costs ($27 million). On a pro forma basis, operating companies income increased 24.9%, due primarily to higher volume from new biscuit products, lower commodity costs for snack nuts, and productivity and Nabisco synergy savings.

Beverages, Desserts and Cereals: Reported volume in 2001 increased 9.8% over 2000, due primarily to growth in beverages. On a pro forma basis, volume in 2001 increased 7.7% over 2000. Excluding the 53rd week of shipments in 2000, volume increased 9.3%, due primarily to increased shipments of ready-to-drink beverages, benefiting from the introduction of new products. Desserts volume was below the prior year, due to lower shipments of dry packaged desserts and frozen toppings. Cereal volume declined, due primarily to weak category performance and increased competition in the ready-to-eat cereal category.

During 2001, reported net revenues decreased $30 million (0.7%) from 2000, due primarily to lower net pricing ($167 million, due primarily to coffee commodity-related price reductions), partially offset by the acquisition of Nabisco ($83 million), the acquisition of Balance Bar Co. ($20 million), the shift in CDC revenues ($16 million) and higher volume/mix ($17 million). On a pro forma basis, net revenues decreased 3.1%, reflecting commodity-related price reductions on coffee products and lower shipments in desserts and cereals.

Reported operating companies income for 2001 increased $102 million (9.4%) over 2000, primarily reflecting lower marketing, administration and research costs ($139 million), the acquisition of Nabisco ($32 million), and the shift in CDC income ($7 million), partially offset by unfavorable margins ($31 million) and integration costs ($12 million). On a pro forma basis, operating companies income increased 6.8%.

Oscar Mayer and Pizza: Reported volume in 2001 increased 0.8% over 2000. Excluding the 53rd week of shipments in 2000, volume increased 2.3%, due to volume gains in processed meats and pizza. The processed meats business recorded volume gains in luncheon meats, hot dogs, bacon and soy-based meat alternatives. Volume in the pizza business increased, driven by new products.

During 2001, reported net revenues increased $101 million (3.6%) over 2000, due primarily to higher volume/mix ($75 million), the shift in CDC revenues ($11 million) and the acquisition of Boca Burger, Inc.

Reported operating companies income for 2001 increased $27 million (5.3%) over 2000, primarily reflecting higher volume/mix ($45 million), lower marketing, administration and research costs ($22 million) and the shift in CDC income, partially offset by unfavorable margins ($36 million, due primarily to higher meat and cheese commodity costs).

Kraft Foods International

                                                                      (in millions)
-----------------------------------------------------------------------------------
Year Ended December 31,                                2002        2001        2000
-----------------------------------------------------------------------------------

Reported volume (in pounds):
  Europe, Middle East and Africa                      2,961       2,826       2,829
  Latin America and Asia Pacific                      2,059       2,057         803
-----------------------------------------------------------------------------------
Total reported volume (in pounds)                     5,020       4,883       3,632
  Volume of businesses sold:
   Europe, Middle East and Africa                                    (1)        (40)
   Latin America and Asia Pacific                      (135)       (172)        (37)
  Estimated impact of century date change:
   Europe, Middle East and Africa                                                 7
   Latin America and Asia Pacific                                                 7
  Nabisco volume:
   Europe, Middle East and Africa                                                44
   Latin America and Asia Pacific                                               936
-----------------------------------------------------------------------------------
Pro forma volume (in pounds)                          4,885       4,710       4,549
===================================================================================

Reported net revenues:
  Europe, Middle East and Africa                     $6,203      $5,936      $6,398
  Latin America and Asia Pacific                      2,035       2,328       1,212
-----------------------------------------------------------------------------------
Total reported net revenues                           8,238       8,264       7,610
  Net revenues of businesses sold:
   Europe, Middle East and Africa                                              (131)
   Latin America and Asia Pacific                       (68)        (90)        (21)
  Estimated impact of century date change:
   Europe, Middle East and Africa                                                14
   Latin America and Asia Pacific                                                12
  Nabisco net revenues:
   Europe, Middle East and Africa                                                46
   Latin America and Asia Pacific                                             1,028
-----------------------------------------------------------------------------------
Pro forma net revenues                               $8,170      $8,174      $8,558
===================================================================================

                                Kraft Foods Inc.

                                                                      (in millions)
-----------------------------------------------------------------------------------
Year Ended December 31,                                2002        2001        2000
-----------------------------------------------------------------------------------

Reported operating companies income:
  Europe, Middle East and Africa                     $  962      $  861      $1,019
  Latin America and Asia Pacific                        368         378         189
-----------------------------------------------------------------------------------
Total reported operating
    companies income                                  1,330       1,239       1,208
  Gains on sales of businesses:
   Europe, Middle East and Africa                                              (139)
   Latin America and Asia Pacific                       (72)         (8)
  Operating companies income of businesses sold:
   Europe, Middle East and Africa                                               (32)
   Latin America and Asia Pacific                       (10)        (18)         (3)
  Integration costs:
   Latin America and Asia Pacific                        17
  Separation programs:
   Europe, Middle East and Africa                         5
   Latin America and Asia Pacific                         2
  Estimated impact of century date change:
   Europe, Middle East and Africa                                                 8
   Latin America and Asia Pacific                                                 5
  Nabisco operating companies income:
   Europe, Middle East and Africa                                                 1
   Latin America and Asia Pacific                                                70
-----------------------------------------------------------------------------------
Pro forma operating
    companies income                                 $1,272      $1,213      $1,118
===================================================================================

2002 compared with 2001

KFI's reported volume for 2002 increased 2.8% over 2001. On a pro forma basis, volume for 2002 increased 3.7% over 2001, due primarily to acquisitions, new product introductions, geographic expansion and marketing programs. This increase in volume was partially offset by the impact of economic weakness in several Latin American countries.

During 2002, reported net revenues decreased $26 million (0.3%) from 2001, due primarily to unfavorable currency movements ($271 million), lower volume/mix ($36 million) and revenues of divested businesses ($22 million), partially offset by the impact of acquisitions ($181 million) and higher net pricing ($122 million). On a pro forma basis, net revenues decreased slightly.

Reported operating companies income for 2002 increased $91 million (7.3%) over 2001, due primarily to gains on sales of businesses ($64 million), favorable margins ($37 million, including productivity savings), lower marketing, administration and research costs ($23 million, including synergy savings) and the impact of acquisitions ($18 million), partially offset by lower volume/mix ($19 million), 2002 integration costs ($17 million) and income of divested businesses ($8 million). On a pro forma basis, operating companies income increased 4.9%, driven by productivity and synergy savings, partially offset by lower volume/mix.

The following discusses operating results within each of KFI's reportable segments.

Europe, Middle East and Africa: Reported and pro forma volume for 2002 increased 4.8% over 2001, driven by acquisitions and volume growth across most markets including Italy, the United Kingdom, Sweden, the Ukraine, the Middle East and Poland, partially offset by declines in Germany and Romania. Snacks volume increased, benefiting from confectionery acquisitions in Russia and Poland, a snacks acquisition in Turkey and new product introductions across the segment. Snacks volume growth was moderated by a decline in Germany, reflecting aggressive competitive activity, and in Romania, due to lower consumer purchasing power. In beverages, volume increased in both coffee and refreshment beverages. Coffee volume grew in most markets, driven by new product introductions, and acquisitions in Romania, Morocco and Bulgaria. In Germany, coffee volume decreased, reflecting market softness and increased price competition. Refreshment beverages volume also increased, driven by the geographic expansion of powdered beverages and new product introductions. Cheese volume increased with gains in Philadelphia cream cheese, benefiting from advertising and new product introductions. In convenient meals, volume increased, due primarily to higher canned meats volume in Italy against a weak comparison in 2001, and new product introductions of lunch combinations in the United Kingdom.

Reported and pro forma net revenues for 2002 increased $267 million (4.5%) over 2001, due primarily to favorable currency movements ($197 million), the acquisitions of coffee, confectionery and snacks businesses ($147 million) and higher volume/mix ($22 million), partially offset by lower net pricing
($99 million, due primarily to commodity-driven coffee price declines).

Reported operating companies income for 2002 increased $101 million (11.7%) over 2001, due primarily to favorable margins ($42 million), favorable currency movements ($37 million), higher volume/mix ($19 million) and acquisitions ($16 million), partially offset by higher marketing, administration and research costs. On a pro forma basis, operating companies income increased 12.3%.

Latin America and Asia Pacific: Reported volume for 2002 increased slightly over 2001. On a pro forma basis, volume for 2002 increased 2.1% over 2001, driven by the acquisition of a biscuits business in Australia and gains across numerous markets, partially offset by a volume decline in Argentina due to economic weakness, and lower results in China. In snacks, volume growth was driven by gains in biscuits, benefiting from geographic expansion of cookies and crackers in Latin America, new product introductions and the acquisition of a biscuits business in Australia. Snacks volume growth was partially offset by the negative impact of the continued economic weakness in Argentina and distributor inventory reductions in China. Beverages volume also increased, due primarily to growth in powdered beverages in numerous markets across Latin America

                                Kraft Foods Inc.


and Asia Pacific, which benefited from new product introductions. In grocery, volume declined in both Latin America and Asia Pacific. Continued instability of the economic climate in Argentina, Brazil and Venezuela is expected to negatively impact volume and income in the Latin America and Asia Pacific segment during 2003.

During 2002, reported net revenues decreased $293 million (12.6%) from 2001, due primarily to unfavorable currency movements ($468 million), lower volume/mix ($58 million) and revenues from divested businesses ($22 million), partially offset by higher net pricing ($221 million) and the 2002 acquisition of a biscuits business in Australia ($34 million). On a pro forma basis, net revenues decreased 12.1%.

Reported operating companies income for 2002 decreased $10 million (2.6%) from 2001, due primarily to lower volume/mix ($38 million), unfavorable currency movements ($37 million), 2002 integration costs ($17 million) and the operating companies income of disposed businesses, partially offset by gains on sales of businesses ($64 million) and lower marketing, administration and research costs ($31 million, including synergy savings). On a pro forma basis, operating companies income decreased 13.4%, due primarily to the devaluation driven cost increase in Latin America and lower volume/mix, partially offset by synergy savings.

2001 compared with 2000

KFI's reported volume for 2001 increased 34.4% over 2000, due primarily to the acquisition of Nabisco. On a pro forma basis, volume for 2001 increased 3.5% over 2000. Excluding the 53rd week of shipments in 2000, volume increased 4.8%, benefiting from gains across most consumer sectors and driven by growth in the developing markets of Central and Eastern Europe, Latin America and Asia Pacific.

During 2001, reported net revenues increased $654 million (8.6%) over 2000, due primarily to the acquisition of Nabisco ($1.2 billion) and the shift in CDC revenues ($26 million), partially offset by unfavorable currency movements ($431 million) and the revenues of divested businesses. On a pro forma basis, net revenues decreased 4.5%, primarily reflecting unfavorable currency movements.

Reported operating companies income for 2001 increased $31 million (2.6%) over 2000, due primarily to the acquisition of Nabisco ($128 million), lower marketing, administration and research costs ($131 million) and the shift in CDC income ($13 million), partially offset by the gain on the sale of a French confectionery business in 2000 ($139 million), unfavorable currency movements ($51 million), unfavorable margins ($14 million) and income of divested businesses. On a pro forma basis, operating companies income increased 8.5%.

The following discusses operating results within each of KFI's reportable segments.

Europe, Middle East and Africa: Reported and pro forma volume for 2001 decreased slightly from 2000, due primarily to the 53rd week of shipments in 2000. Excluding the 53rd week of shipments in 2000, volume increased 1.3%, due primarily to volume gains in the developing markets of Central and Eastern Europe and growth in many Western European markets, partially offset by lower volume in Germany, reflecting increased price competition and trade inventory reductions, and lower canned meats volume in Italy. In beverages, volume increased in both coffee and refreshment beverages. Coffee volume grew in many markets, driven by new product introductions and recent acquisitions in Romania, Morocco and Bulgaria. In Germany, coffee volume increased despite trade inventory reductions. Refreshment beverages volume increased, driven by higher sales to the Middle East. Snacks volume increased, driven by confectionery and salted snacks, particularly in Central and Eastern Europe. Snacks volume in Germany was lower due to increased price competition and trade inventory reductions. Cheese volume increased, due primarily to Philadelphia cream cheese growth across the region, partially offset by lower volume in Germany. In convenient meals and grocery, volume declined as lower canned meats volume in Italy and a decline in grocery volume in Germany were partially offset by higher shipments of lunch combinations and pourable dressings in the United Kingdom.

Reported net revenues for 2001 decreased $462 million (7.2%) from 2000, due primarily to unfavorable currency movements ($231 million), revenues from divested businesses, lower net pricing ($122 million, primarily commodity-driven coffee price decreases) and lower volume/mix ($69 million), partially offset by the acquisition of Nabisco ($46 million), the 2001 acquisitions of coffee businesses in Romania, Morocco and Bulgaria ($28 million) and the shift in CDC revenues ($14 million). On a pro forma basis, net revenues decreased 6.2%, reflecting unfavorable currency movements and commodity-related coffee price decreases.

Reported operating companies income for 2001 decreased $158 million (15.5%) from 2000, due primarily to the gain on the sale of a French confectionery business in 2000 ($139 million), unfavorable currency movements ($19 million), income from divested businesses, lower volume/mix ($12 million) and unfavorable margins ($7 million), partially offset by lower marketing, administration and research costs ($42 million) and the shift in CDC income. On a pro forma basis, operating companies income increased 0.5%.

Latin America and Asia Pacific: Reported volume for 2001 increased more than 100% from 2000, due primarily to the acquisition of Nabisco. On a pro forma basis, volume for 2001 increased 10.3% over 2000. Excluding the 53rd week of shipments in 2000, volume increased 10.6%, due to gains across most consumer sectors. Beverages volume increased, due primarily to growth in refreshment beverages in Latin America and Asia Pacific, and coffee in Asia Pacific. Cheese volume increased, due primarily to cream cheese and process cheese. Grocery volume was higher, due primarily to new product introductions. Snacks volume increased, driven primarily by new biscuit product introductions and geographic expansion, partially offset by lower volume in Argentina, due to economic weakness.

                                Kraft Foods Inc.

During 2001, reported net revenues increased $1,116 million (92.1%) over 2000, due primarily to the acquisition of Nabisco, partially offset by unfavorable currency movements. On a pro forma basis, net revenues increased 0.3%.

Reported operating companies income for 2001 increased $189 million (100.0%) over 2000, due primarily to the acquisition of Nabisco ($128 million), lower marketing, administration and research costs ($89 million) and the shift in CDC income, partially offset by unfavorable currency movements ($32 million). On a pro forma basis, operating companies income increased 34.9%, due primarily to productivity savings and Nabisco synergies.

Financial Review

Net Cash Provided by Operating Activities

Net cash provided by operating activities was $3.7 billion in 2002 and $3.3 billion in 2001 and 2000. The increase in 2002 operating cash flows over 2001 primarily reflected cash flow from increased net earnings.

Net Cash Used in Investing Activities

One element of the growth strategy of the Company is to strengthen its brand portfolios through disciplined programs of selective acquisitions and divestitures. The Company is constantly investigating potential acquisition candidates and from time to time sells businesses that are outside its core categories or that do not meet its growth or profitability targets.

During 2002, 2001 and 2000, net cash used in investing activities was $1.1 billion, $1.2 billion and $16.1 billion, respectively. The decrease in 2002 primarily reflected lower purchases of businesses and higher cash received from the sales of businesses, partially offset by higher capital expenditures related to the integration of Nabisco. The cash used in 2000 primarily reflected cash used for the acquisition of Nabisco.

Capital expenditures, which were funded by operating activities, were $1.2 billion, $1.1 billion and $906 million in 2002, 2001 and 2000, respectively. The capital expenditures were primarily to modernize the manufacturing facilities, lower cost of production and expand production capacity for growing product lines. In 2003, capital expenditures are expected to be at or slightly below 2002 expenditures and are expected to be funded from operations.

Net Cash Used in Financing Activities

During 2002, net cash of $2.6 billion was used in financing activities, compared with $2.1 billion during 2001. The increase in cash used was due primarily to dividends paid during 2002 and repurchases of the Company's Class A common stock. During 2002, the Company issued $2.5 billion of global bonds and $750 million of floating rate notes, the proceeds of which were used to repay outstanding indebtedness. Financing activities included net debt repayments of approximately $1.5 billion in 2002.

During 2001, net cash of $2.1 billion was used in financing activities, compared with $13.0 financing activities during 2000. During 2001, financing activities included net debt repayments of $2.0 billion, debt repayments of made with IPO proceeds. The net proceeds from the IPO were used to repay debt to Altria Group, Inc. and affiliates, and, as a result, had no impact on financing cash flows. In 2000, the Company's financing activities provided cash, as additional borrowings to finance the acquisition of Nabisco exceeded the cash used to pay dividends.

Debt and Liquidity

The SEC issued Financial Reporting Release No. 61, which sets forth the views of the SEC regarding enhanced disclosures relating to liquidity and capital resources. The information provided below about the Company's debt, credit facilities, guarantees and future commitments is included here to facilitate a review of the Company's liquidity.

Debt: The Company's total debt, including amounts due to Altria Group, Inc. and affiliates, was $14.4 billion at December 31, 2002 and $16.0 billion at December 31, 2001. Aggregate prepayments of $3.9 billion on the 7.0% note payable to Altria Group, Inc. and affiliates and repayments of short-term borrowings were partially offset by an increase in long-term debt.

In April 2002, the Company filed a Form S-3 shelf registration statement with the Securities and Exchange Commission, under which the Company may sell debt securities and/or warrants to purchase debt securities in one or more offerings up to a total amount of $5.0 billion. In May 2002, the Company issued
$2.5 billion of global bonds under the shelf registration. The bond offering included $1.0 billion of five-year notes bearing interest at a rate of 5.25% and $1.5 billion of ten-year notes bearing interest at a rate of 6.25%. The net proceeds from the offering were used to retire maturing long-term debt in the amount of $400 million and to prepay a portion (approximately $2.1 billion) of the Company's 7.0% long-term note payable to Altria Group, Inc. and affiliates. In November 2002, the Company issued $750 million of floating rate notes due in 2004 under the shelf registration. The interest rate on the notes is based on the three-month London Interbank Offered Rate plus 0.20% and will be reset quarterly. The net proceeds from the offering were used to prepay a portion of the Company's 7.0% long-term note payable to Altria Group, Inc. and affiliates. At December 31, 2002, the Company had $1,750 million of capacity remaining under its existing $5.0 billion shelf registration statement.

During 2002, the Company prepaid $3,850 million of the 7.0% long-term notes payable to Altria Group, Inc. and affiliates. In addition, at December 31, 2002, the Company had short-term debt totaling $2,305 million to Altria Group, Inc. and affiliates. Interest on these borrowings is based on the average one-month London Interbank Offered Rate. A portion of the short-term debt, totaling $1,410 million, was reclassified on the consolidated balance sheet as long-term notes due to Altria Group, Inc. and affiliates based upon the Company's ability and intention to refinance such amounts on a long-term basis.

                                Kraft Foods Inc.

As discussed in Notes 3, 7 and 8 to the consolidated financial statements, the Company's total debt of $14.4 billion at December 31, 2002, which includes borrowings from Altria Group, Inc. and affiliates, is due to be repaid as follows: in 2003, $4.3 billion; in 2004-2005, $1.6 billion; in 2006-2007, $2.6 billion; and thereafter, $5.9 billion. Debt obligations due to be repaid in 2003 will be satisfied with a combination of short-term borrowings, long-term borrowings and operating cash flows. The Company's debt-to-equity ratio was 0.56 at December 31, 2002 and 0.68 at December 31, 2001.

Credit Ratings: The Company's credit ratings by Moody's at December 31, 2002 were "P-1" in the commercial paper market and "A2" for long-term debt obligations. The Company's credit ratings by Standard & Poor's at December 31, 2002 were "A-1" in the commercial paper market and "A-" for long-term debt obligations. The Company's credit ratings by Fitch Rating Services at December 31, 2002 were "F-1" in the commercial paper market and "A" for long-term debt obligations. Changes in the Company's credit ratings, although none are currently anticipated, could result in corresponding changes in the Company's borrowing costs. However, none of the Company's debt agreements require accelerated repayment in the event of a decrease in credit ratings.

Credit Lines: The Company and its subsidiaries maintain credit lines with a number of lending institutions, amounting to $5.6 billion at December 31, 2002. Approximately $5.4 billion of these lines were undrawn at December 31, 2002. Certain of these credit lines were used to support commercial paper borrowings of $1.4 billion at December 31, 2002, the proceeds of which were used for general corporate purposes. Approximately $600 million of these credit lines are available to meet the short-term working capital needs of the Company's international businesses. At December 31, 2002, the Company's credit lines also include a $2.0 billion, five-year revolving credit facility expiring in July 2006 and a $3.0 billion 364-day revolving credit facility expiring in July 2003. These credit facilities require the maintenance of a minimum net worth, as defined in the credit facility, of $18.2 billion, which the Company met at December 31, 2002. The Company does not currently anticipate any difficulty in continuing to meet this covenant requirement. The foregoing revolving credit facilities do not include any other financial tests, any credit rating triggers or any provisions that could require the posting of collateral. The five-year revolving credit facility enables the Company to reclassify short-term debt on a long-term basis. At December 31, 2002, $1.4 billion of commercial paper borrowings that the Company intends to refinance were reclassified as long-term debt. The Company expects to continue to refinance long-term and short-term debt from time to time. The nature and amount of the Company's long-term and short-term debt and the proportionate amount of each can be expected to vary as a result of future business requirements, market conditions and other factors.

Guarantees and Commitments: As discussed in Note 17 to the consolidated financial statements, the Company had third-party guarantees, which are primarily derived from acquisition and divestiture activities, of $36 million at December 31, 2002. Substantially all of these guarantees expire through 2012, with $12 million expiring in 2003. The Company is required to perform under these guarantees in the event that a third fails to make contractual payments or achieve performance measures. The Company has recorded a liability of $21 million at December 31, 2002 relating to these guarantees. In addition, at December 31, 2002, the Company was contingently liable for $58 million of guarantees related to its own performance. These include surety bonds related to dairy commodity purchases and guarantees related to letters of credit. Guarantees do not have, and are not expected to have, a significant impact on the Company's liquidity.

The Company's consolidated rent expense for 2002 was $437 million. Accordingly, the Company does not consider its lease commitments to be a significant determinant of the Company's liquidity.

                                -----------------

The Company believes that its cash from operations, existing credit facilities and access to global capital markets will provide sufficient liquidity to meet its working capital needs, planned capital expenditures and payment of its anticipated quarterly dividends.

Equity and Dividends

Dividends paid in 2002 and 2001 were $936 million and $225 million, respectively, reflecting the payment of four quarterly dividends during 2002, compared with one during 2001, as well as a higher dividend rate in 2002. During the third quarter of 2002, the Company's Board of Directors approved a 15.4% increase in the quarterly dividend rate to $0.15 per share on its Class A and Class B common stock. As a result, the present annualized dividend rate is $0.60 per common share. The declaration of dividends is subject to the discretion of the Company's Board of Directors and will depend on various factors, including the Company's net earnings, financial condition, cash requirements, future prospects and other factors deemed relevant by the Company's Board of Directors.

On June 21, 2002, the Company's Board of Directors approved the repurchase from time to time of up to $500 million of the Company's Class A common stock solely to satisfy the obligations of the Company to provide shares under its 2001 Performance Incentive Plan, 2001 Director Plan for non-employee directors, and other plans where options to purchase the Company's Class A common stock are granted to employees of the Company. During 2002, the Company repurchased approximately 4.4 million shares of its Class A common stock at a cost of $170 million.

Concurrently with the IPO, certain employees of Altria Group, Inc. and its subsidiaries (other than the Company) received a one-time grant of options to purchase shares of the Company's Class A common stock held by Altria Group, Inc. at the IPO price of $31.00 per share. In order to completely satisfy this obligation and maintain its current percentage ownership of the Company, Altria Group, Inc. purchased 1.6 million shares of the Company's Class A common stock in open market transactions during 2002.

                                Kraft Foods Inc.

Market Risk

The Company operates globally, with manufacturing and sales facilities in various locations around the world, and utilizes certain financial instruments to manage its foreign currency and commodity exposures, which primarily relate to forecasted transactions. Derivative financial instruments are used by the Company, principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates and commodity prices by creating offsetting exposures. The Company is not a party to leveraged derivatives and, by policy, does not use financial instruments for speculative purposes.

Substantially all of the Company's derivative financial instruments are effective as hedges under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." During the years ended December 31, 2002 and 2001, ineffectiveness related to cash flow hedges was not material. At December 31, 2002, the Company is hedging forecasted transactions for periods not exceeding fifteen months and expects substantially all amounts reported in accumulated other comprehensive earnings (losses) to be reclassified to the consolidated statement of earnings within the next twelve months.

Foreign Exchange Rates: The Company uses forward foreign exchange contracts and foreign currency options to mitigate its exposure to changes in foreign currency exchange rates from third-party and intercompany forecasted transactions. The primary currencies to which the Company is exposed, based on the size and location of its operations, include the euro, British pound and Canadian dollar. At December 31, 2002 and 2001, the Company had option and forward foreign exchange contracts with aggregate notional amounts of $575 million and $431 million, respectively, which are comprised of contracts for the purchase and sale of foreign currencies. The effective portion of unrealized gains and losses associated with forward contracts is deferred as a component of accumulated other comprehensive earnings (losses) until the underlying hedged transactions are reported on the Company's consolidated statement of earnings.

Commodities: The Company is exposed to price risk related to forecasted purchases of certain commodities used as raw materials by the Company's businesses. Accordingly, the Company uses commodity forward contracts, as cash flow hedges, primarily for coffee, cocoa, milk and cheese. Commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar and soybean oil. In general, commodity forward contracts qualify for the normal purchase exception under SFAS No. 133 and are, therefore, not subject to the provisions of SFAS No.133. At December 31, 2002 and 2001, the Company had net long commodity positions of $544 million and $589 million, respectively. Unrealized gains or losses on net commodity positions were immaterial at December 31, 2002 and 2001. The effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) and is recognized as a component of cost of sales in the Company's consolidated statement of earnings when the related inventory is sold.

Value at Risk: The Company uses a value at risk ("VAR") computation to estimate the potential one-day loss in the fair value of its interest rate-sensitive financial instruments and to estimate the potential one-day loss in pre-tax earnings of its foreign currency and commodity component of cost sales in the Company's consolidated price-sensitive derivative financial instruments. The VAR statement of earnings when the related inventory is sold. computation includes the Company's debt; short-term investments; foreign currency forwards, swaps and options; and commodity futures, forwards and options. Anticipated transactions, foreign currency trade payables and receivables, and net investments in foreign subsidiaries, which the foregoing instruments are intended to hedge, were excluded from the computation.

The VAR estimates were made assuming normal market conditions, using a 95% confidence interval. The Company used a "variance/co-variance" model to determine the observed interrelationships between movements in interest rates and various currencies. These interrelationships were determined by observing interest rate and forward currency rate movements over the preceding quarter for the calculation of VAR amounts at December 31, 2002 and 2001, and over each of the four preceding quarters for the calculation of average VAR amounts during each year. The values of foreign currency and commodity options do not change on a one-to-one basis with the underlying currency or commodity, and were valued accordingly in the VAR computation.

The estimated potential one-day loss in fair value of the Company's interest rate-sensitive instruments, primarily debt, under normal market conditions and the estimated potential one-day loss in pre-tax earnings from foreign currency and commodity instruments under normal market conditions, as calculated in the VAR model, were as follows:

                                               Pre-Tax Earnings Impact
                                 -------------------------------------------------
(in millions)                    At 12/31/02     Average        High          Low
----------------------------------------------------------------------------------
Instruments sensitive to:
  Foreign currency rates          $    5        $    2        $    5        $    1
  Commodity prices                     4             6             9             4
==================================================================================


                                                  Fair Value Impact
                                 -------------------------------------------------
(in millions)                    At 12/31/02     Average        High          Low
----------------------------------------------------------------------------------
Instruments sensitive to:
  Interest rates                  $   76        $   74        $   76        $   70
==================================================================================

                                            Pre-Tax Earnings Impact
                                 -------------------------------------------------
(in millions)                    At 12/31/02     Average        High          Low
----------------------------------------------------------------------------------
Instruments sensitive to:
  Foreign currency rates          $    2        $    6        $   13        $    2
  Commodity prices                     5             7            11             5
==================================================================================

                                                 Fair Value Impact
                                 -------------------------------------------------
(in millions)                    At 12/31/02     Average        High          Low
----------------------------------------------------------------------------------
Instruments sensitive to:
  Interest rates                  $  122        $   79        $  122        $   56
==================================================================================

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

New Accounting Standards

As previously discussed, on January 1, 2002, the Company adopted SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets," Emerging Issues Task Force ("EITF") Issue No. 00-14, "Accounting for Certain Sales Incentives" and EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products."

Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity and eliminates the exemption to consolidation when control over a subsidiary is likely to be temporary. The adoption of this new standard did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

In July 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Costs covered by SFAS No. 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. Accordingly, the Company will apply the provisions of SFAS No. 146 prospectively to exit or disposal activities initiated after December 31, 2002.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires the disclosure of certain guarantees existing at December 31, 2002. In addition, Interpretation No. 45 requires the recognition of a liability for the fair value of the obligation of qualifying guarantee activities that are initiated or modified after December 31, 2002. Accordingly, the Company will apply the recognition provisions of Interpretation No. 45 prospectively to guarantee activities initiated after December 31, 2002.

In November 2002, the EITF issued EITF Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables," which addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, EITF Issue No. 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. EITF Issue No. 00-21 is effective for the Company for revenue arrangements entered into beginning July 1, 2003. The Company does not expect the adoption of EITF Issue No. 00-21 to have a material impact on its 2003 consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation No. 46 requires that the assets, liabilities and results of the activity of variable interest entities be consolidated into the financial statements of the company that has the controlling financial interest. Interpretation No. 46 also provides the framework for determining whether a variable interest entity should be consolidated based on voting interests or significant financial support provided to it. Interpretation No. 46 will be effective for the Company on February 1, 2003 for variable interest entities created after January 31, 2003, and on July 1, 2003 for variable interest entities created prior to February 1, 2003. The Company does not expect the adoption of Interpretation No. 46 to have a material impact on its 2003 consolidated financial statements.

Contingencies

See Note 17 to the consolidated financial statements for a discussion of contingencies.

                                Kraft Foods Inc.

Forward-Looking and Cautionary Statements

The Company and its representatives may from time to time make written or oral forward-looking statements, including statements contained in the Company's filings with the SEC and in its reports to shareholders. One can identify these forward-looking statements by use of words such as "strategy," "expects," "plans," "anticipates," "believes," "will," "continues," "estimates," "intends," "projects," "goals," "targets" and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on our assumptions and estimates and are subject to risks and uncertainties. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the Company; any such statement is qualified by reference to the following cautionary statements.

Each of the Company's segments is subject to intense competition, changes in consumer preferences, the effects of changing prices for its raw materials and local economic conditions. Their results are dependent upon their continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels, and to improve productivity. The Company's results are also dependent on its ability to consummate and successfully integrate acquisitions, including its ability to derive cost savings from the integration of Nabisco's operations with the Company. In addition, the Company is subject to the effects of foreign economies, currency movements and fluctuations in levels of customer inventories. The Company's benefit expense is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees. The food industry continues to be subject to recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products. Developments in any of these areas, which are more fully described elsewhere in this document and which descriptions are incorporated into this section by reference, could cause the Company's results to differ materially from results that have been or may be projected by or on behalf of the Company. The Company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements are made as of the date of the document in which they appear. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the Company.

                                Kraft Foods Inc.

Selected Financial Data -- Five-Year Review

(in millions of dollars, except per share data)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  2002          2001          2000             1999            1998
-----------------------------------------------------------------------------------------------------------------------------------

Summary of Operations:
   Net revenues*                                            $   29,723    $   29,234    $   22,922    $      23,430    $     24,140
   Cost of sales*                                               17,720        17,566        13,959           14,615          15,586
   Operating income                                              6,114         4,884         4,012            3,579           3,535
   Interest and other debt expense, net                            847         1,437           597              539             536
   Earnings before income taxes and minority interest            5,267         3,447         3,415            3,040           2,999
   Pre-tax profit margin                                          17.7%         11.8%         14.9%            13.0%           12.4%
   Provision for income taxes                                    1,869         1,565         1,414            1,287           1,367
-----------------------------------------------------------------------------------------------------------------------------------
   Net earnings                                                  3,394         1,882         2,001            1,753           1,632
   Basic EPS                                                      1.96          1.17          1.38             1.20            1.12
   Diluted EPS                                                    1.96          1.17          1.38             1.20            1.12
   Dividends declared per share                                   0.56          0.26            --               --              --
   Weighted average shares (millions)--Basic                     1,734         1,610         1,455            1,455           1,455
   Weighted average shares (millions)--Diluted                   1,736         1,610         1,455            1,455           1,455
-----------------------------------------------------------------------------------------------------------------------------------
   Capital expenditures                                          1,184         1,101           906              860             841
   Depreciation                                                    709           680           499              491             494
   Property, plant and equipment, net                            9,559         9,109         9,405            6,526           6,494
   Inventories                                                   3,382         3,026         3,041            2,563           2,570
   Total assets                                                 57,100        55,798        52,071           30,336          31,391
   Long-term debt                                               10,416         8,134         2,695              433             483
   Notes payable to Altria Group, Inc. and affiliates            2,560         5,000        21,407            6,602           6,234
   Total debt                                                   14,443        16,007        25,826            7,828           7,168
-----------------------------------------------------------------------------------------------------------------------------------
   Total deferred income taxes                                   4,917         4,565           942              789             707
   Shareholders' equity                                         25,832        23,478        14,048           13,461          15,134
   Common dividends declared as a % of Basic EPS                  28.6%         22.2%           --               --              --
   Common dividends declared as a % of Diluted EPS                28.6%         22.2%           --               --              --
   Book value per common share outstanding                       14.92         13.53          9.65             9.25           10.40
   Market price per Class A common share--high/low         43.95-32.50   35.57-29.50            --               --              --
-----------------------------------------------------------------------------------------------------------------------------------
   Closing price of Class A common share at year end             38.93         34.03            --               --              --
   Price/earnings ratio at year end--Basic                          20            29            --               --              --
   Price/earnings ratio at year end--Diluted                        20            29            --               --              --
   Number of common shares outstanding at
     year end (millions)                                         1,731         1,735         1,455            1,455           1,455
   Number of employees                                         109,000       114,000       117,000           71,000          78,000
===================================================================================================================================

*Kraft Foods Inc. adopted Emerging Issues Task Force ("EITF") statements relating to the classification of vendor consideration and certain sales incentives resulting in a reclassification of prior period data. The adoption of the EITF statements had no impact on operating income, net earnings, or basic and diluted EPS.

                                Kraft Foods Inc.

Consolidated Balance Sheets

(in millions of dollars)
-----------------------------------------------------------------------------------------------------------------------------------
At December 31,                                                                                                    2002        2001
-----------------------------------------------------------------------------------------------------------------------------------

Assets
  Cash and cash equivalents                                                                                    $    215    $    162
  Receivables (less allowances of $119 and $151)                                                                  3,116       3,131
  Inventories:
    Raw materials                                                                                                 1,372       1,281
    Finished product                                                                                              2,010       1,745
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  3,382       3,026
  Deferred income taxes                                                                                             511         466
  Other current assets                                                                                              232         221
-----------------------------------------------------------------------------------------------------------------------------------
    Total current assets                                                                                          7,456       7,006

  Property, plant and equipment, at cost:
    Land and land improvements                                                                                      387         387
    Buildings and building equipment                                                                              3,153       2,915
    Machinery and equipment                                                                                      10,108       9,264
    Construction in progress                                                                                        802         706
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 14,450      13,272
    Less accumulated depreciation                                                                                 4,891       4,163
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  9,559       9,109
  Goodwill and other intangible assets, net                                                                      36,420      35,957
  Prepaid pension assets                                                                                          2,814       2,675
  Other assets                                                                                                      851       1,051
-----------------------------------------------------------------------------------------------------------------------------------
  Total Assets                                                                                                 $ 57,100    $ 55,798
===================================================================================================================================

Liabilities
  Short-term borrowings                                                                                        $    220    $    681
  Current portion of long-term debt                                                                                 352         540
  Due to Altria Group, Inc. and affiliates                                                                          895       1,652
  Accounts payable                                                                                                1,939       1,897
  Accrued liabilities:
    Marketing                                                                                                     1,474       1,398
    Employment costs                                                                                                610         658
    Other                                                                                                         1,316       1,821
  Income taxes                                                                                                      363         228
-----------------------------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                                                     7,169       8,875
  Long-term debt                                                                                                 10,416       8,134
  Deferred income taxes                                                                                           5,428       5,031
  Accrued postretirement health care costs                                                                        1,889       1,850
  Notes payable to Altria Group, Inc. and affiliates                                                              2,560       5,000
  Other liabilities                                                                                               3,806       3,430
-----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                                            31,268      32,320
-----------------------------------------------------------------------------------------------------------------------------------

Contingencies (Note 17)

Shareholders' Equity
  Class A common stock, no par value (555,000,000 shares issued in 2002 and 2001)
  Class B common stock, no par value (1,180,000,000 shares issued and outstanding)
  Additional paid-in capital                                                                                     23,655      23,655
  Earnings reinvested in the business                                                                             4,814       2,391
  Accumulated other comprehensive losses (primarily currency translation adjustments)                            (2,467)     (2,568)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 26,002      23,478
  Less cost of repurchased stock (4,381,150 Class A shares)                                                        (170)
-----------------------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                                                   25,832      23,478
-----------------------------------------------------------------------------------------------------------------------------------
  Total Liabilities and Shareholders' Equity                                                                   $ 57,100    $ 55,798
===================================================================================================================================

See notes to consolidated financial statements.

                                Kraft Foods Inc.

Consolidated Statements of Earnings

(in millions of dollars, except per share data)

-----------------------------------------------------------------------------------------------------------------------------------
For the years ended December 31,                                                                       2002        2001        2000
-----------------------------------------------------------------------------------------------------------------------------------

Net revenues                                                                                       $ 29,723    $ 29,234    $ 22,922
Cost of sales                                                                                        17,720      17,566      13,959
-----------------------------------------------------------------------------------------------------------------------------------

  Gross profit                                                                                       12,003      11,668       8,963
Marketing, administration and research costs                                                          5,709       5,748       4,588
Integration costs and a loss on sale of a food factory                                                  111          82
Separation programs                                                                                     142
Gains on sales of businesses                                                                            (80)         (8)       (172)
Amortization of intangibles                                                                               7         962         535
-----------------------------------------------------------------------------------------------------------------------------------

  Operating income                                                                                    6,114       4,884       4,012
Interest and other debt expense, net                                                                    847       1,437         597
-----------------------------------------------------------------------------------------------------------------------------------

  Earnings before income taxes and minority interest                                                  5,267       3,447       3,415
Provision for income taxes                                                                            1,869       1,565       1,414
-----------------------------------------------------------------------------------------------------------------------------------

  Earnings before minority interest                                                                   3,398       1,882       2,001
Minority interest in earnings, net                                                                        4
-----------------------------------------------------------------------------------------------------------------------------------
  Net earnings                                                                                     $  3,394    $  1,882    $  2,001
===================================================================================================================================

Per share data:
  Basic earnings per share                                                                         $   1.96    $   1.17    $   1.38
===================================================================================================================================
  Diluted earnings per share                                                                       $   1.96    $   1.17    $   1.38
===================================================================================================================================

See notes to consolidated financial statements.

                                Kraft Foods Inc.

Consolidated Statements of Cash Flows

(in millions of dollars)
-----------------------------------------------------------------------------------------------------------------------------------
For the years ended December 31,                                                            2002             2001              2000
-----------------------------------------------------------------------------------------------------------------------------------
Cash Provided By (Used In) Operating Activities
 Net earnings                                                                            $ 3,394          $ 1,882           $ 2,001
 Adjustments to reconcile net earnings to operating cash flows:
  Depreciation and amortization                                                              716            1,642             1,034
  Deferred income tax provision                                                              278              414               245
  Gains on sales of businesses                                                               (80)              (8)             (172)
  Integration costs and a loss on sale of a food factory                                     111               82
  Separation programs                                                                        142
  Cash effects of changes, net of the effects from acquired and divested companies:
   Receivables, net                                                                          116               23               204
   Inventories                                                                              (220)            (107)              175
   Accounts payable                                                                         (116)             (73)               13
   Income taxes                                                                              277               74                35
  Other working capital items                                                               (552)            (407)             (195)
  Increase in pension assets and postretirement liabilities, net                             (34)            (245)             (215)
  (Decrease) increase in amount due to Altria Group, Inc. and affiliates                    (244)             138               104
  Other                                                                                      (68)             (87)               25
-----------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                               3,720            3,328             3,254
-----------------------------------------------------------------------------------------------------------------------------------
Cash Provided By (Used In) Investing Activities
 Capital expenditures                                                                     (1,184)          (1,101)             (906)
 Purchase of Nabisco, net of acquired cash                                                                                  (15,159)
 Purchases of other businesses, net of acquired cash                                        (122)            (194)             (365)
 Proceeds from sales of businesses                                                           219               21               300
 Other                                                                                        35               52                (8)
-----------------------------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                                                  (1,052)          (1,222)          (16,138)
-----------------------------------------------------------------------------------------------------------------------------------
Cash Provided By (Used In) Financing Activities
 Net (repayment) issuance of short-term borrowings                                        (1,036)           2,505              (816)
 Long-term debt proceeds                                                                   3,325            4,077                87
 Long-term debt repaid                                                                      (609)            (705)             (112)
 Net proceeds from sale of Class A common stock                                                             8,425
 Proceeds from issuance of notes payable to Altria Group, Inc. and affiliates                                                 15,000
 Repayment of notes payable to Altria Group, Inc. and affiliates                          (3,850)         (16,350)             (124)
 Increase in amounts due to Altria Group, Inc. and affiliates                                660              142               143
 Repurchase of Class A common stock                                                         (170)
 Dividends paid                                                                             (936)            (225)           (1,009)
 Other                                                                                                                         (187)
-----------------------------------------------------------------------------------------------------------------------------------
   Net cash (used in) provided by financing activities                                    (2,616)          (2,131)           12,982
-----------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                                   1               (4)               (2)
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
   Increase (decrease)                                                                        53              (29)               96
   Balance at beginning of year                                                              162              191                95
-----------------------------------------------------------------------------------------------------------------------------------
   Balance at end of year                                                                $   215          $   162           $   191
===================================================================================================================================
Cash paid:
   Interest                                                                              $   825          $ 1,433           $   605
===================================================================================================================================
   Income taxes                                                                          $ 1,368          $ 1,058           $ 1,051
===================================================================================================================================

See notes to consolidated financial statements.

                                Kraft Foods Inc.

Consolidated Statements of Shareholders' Equity

(in millions of dollars, except per share data)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             Accumulated Other
                                                                     Comprehensive Earnings (Losses)
                                                                    --------------------------------
                                   Class A               Earnings
                                     and B  Additional Reinvested      Currency                           Cost of             Total
                                    Common     Paid-in     in the   Translation                         Repurchased   Shareholders'
                                     Stock     Capital   Business   Adjustments      Other     Total        Stock            Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balances, January 1, 2000              $--     $15,230     $   --       $(1,741)     $ (28)  $(1,769)       $  --           $13,461

Comprehensive earnings:
 Net earnings                                               2,001                                                             2,001
 Other comprehensive losses,
  net of income taxes:
  Currency translation
   adjustments                                                             (397)                (397)                          (397)
  Additional minimum
   pension liability                                                                    (8)       (8)                            (8)
-----------------------------------------------------------------------------------------------------------------------------------
 Total other comprehensive losses                                                                                              (405)
-----------------------------------------------------------------------------------------------------------------------------------
Total comprehensive earnings                                                                                                  1,596
-----------------------------------------------------------------------------------------------------------------------------------
Dividends declared                                         (1,009)                                                           (1,009)
-----------------------------------------------------------------------------------------------------------------------------------
 Balances, December 31, 2000            --      15,230        992        (2,138)       (36)   (2,174)          --            14,048

Comprehensive earnings:
 Net earnings                                               1,882                                                             1,882
 Other comprehensive losses,
  net of income taxes:
  Currency translation
   adjustments                                                             (298)                (298)                          (298)
  Additional minimum
   pension liability                                                                   (78)      (78)                           (78)
  Change in fair value of
   derivatives accounted
   for as hedges                                                                       (18)      (18)                           (18)
-----------------------------------------------------------------------------------------------------------------------------------
 Total other comprehensive losses                                                                                              (394)
-----------------------------------------------------------------------------------------------------------------------------------
Total comprehensive earnings                                                                                                  1,488
-----------------------------------------------------------------------------------------------------------------------------------
Sale of Class A common stock
 to public                                       8,425                                                                        8,425
Dividends declared
 ($0.26 per share)                                           (483)                                                             (483)
-----------------------------------------------------------------------------------------------------------------------------------
 Balances, December 31, 2001            --      23,655      2,391        (2,436)      (132)   (2,568)          --            23,478

Comprehensive earnings:
 Net earnings                                               3,394                                                             3,394
 Other comprehensive earnings
  (losses), net of income taxes:
  Currency translation
   adjustments                                                              187                  187                            187
  Additional minimum
   pension liability                                                                  (117)     (117)                          (117)
  Change in fair value of
   derivatives accounted
   for as hedges                                                                        31        31                             31
-----------------------------------------------------------------------------------------------------------------------------------
 Total other comprehensive earnings                                                                                             101
-----------------------------------------------------------------------------------------------------------------------------------
Total comprehensive earnings                                                                                                  3,495
-----------------------------------------------------------------------------------------------------------------------------------
Dividends declared
 ($0.56 per share)                                           (971)                                                             (971)
Class A common stock
 repurchased                                                                                                 (170)             (170)
-----------------------------------------------------------------------------------------------------------------------------------
 Balances, December 31, 2002           $--     $23,655     $4,814       $(2,249)     $(218)  $(2,467)       $(170)          $25,832
-----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                Kraft Foods Inc.

Notes to Consolidated Financial Statements

NOTE 1. Background and Basis of Presentation:

Background: Kraft Foods Inc. ("Kraft") was incorporated in 2000 in the Commonwealth of Virginia. Following Kraft's formation, Altria Group, Inc. (formerly Philip Morris Companies Inc.), transferred to Kraft its ownership interest in Kraft Foods North America, Inc. ("KFNA"), a Delaware corporation, through a capital contribution. In addition, during 2000, a subsidiary of Altria Group, Inc. transferred management responsibility for its food businesses in Latin America to KFNA and its wholly-owned subsidiary, Kraft Foods International, Inc. ("KFI"). Kraft, through its subsidiaries (Kraft and its subsidiaries are hereinafter referred to as the "Company"), is engaged in the manufacture and sale of branded foods and beverages in the United States, Canada, Europe, Latin America, Asia Pacific and Middle East and Africa.

On December 11, 2000, the Company acquired all of the outstanding shares of Nabisco Holdings Corp. ("Nabisco") for $55 per share in cash. See Note 5. Acquisitions for a complete discussion of this transaction.

Prior to June 13, 2001, the Company was a wholly-owned subsidiary of Altria Group, Inc. On June 13, 2001, the Company completed an initial public offering ("IPO") of 280,000,000 shares of its Class A common stock at a price of $31.00 per share. The IPO proceeds, net of the underwriting discount and expenses, of $8.4 billion were used to retire a portion of an $11.0 billion long-term note payable to Altria Group, Inc., incurred in connection with the acquisition of Nabisco. After the IPO, Altria Group, Inc. owned approximately 83.9% of the outstanding shares of the Company's capital stock through its ownership of 49.5% of the Company's Class A common stock and 100% of the Company's Class B common stock. The Company's Class A common stock has one vote per share, while the Company's Class B common stock has ten votes per share. At December 31, 2002, Altria Group, Inc. held 97.8% of the combined voting power of the Company's outstanding capital stock and owned approximately 84.2% of the outstanding shares of the Company's capital stock.

Basis of Presentation: The consolidated financial statements include Kraft and its subsidiaries. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions and income taxes. Actual results could differ from those estimates. The Company's operating subsidiaries report year-end results as of the Saturday closest to the end of each year. This resulted in fifty-three weeks of operating results in the Company's consolidated statement of earnings for the year ended December 31, 2000.

Certain prior years' amounts have been reclassified to conform with the current year's presentation, due primarily to the adoption of new accounting rules regarding revenues, as well as the disclosure of more detailed information on the consolidated statements of earnings and the consolidated statements of cash flows.

Note 2. Summary of Significant Accounting Policies:

Cash and cash equivalents: Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

Depreciation, amortization and goodwill valuation: Property, plant and equipment are stated at historical cost and depreciated by the straight-line method over the estimated useful lives of the assets. Machinery and equipment are depreciated over periods ranging from 3 to 20 years and buildings and building improvements over periods up to 40 years.

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." As a result, the Company stopped recording the amortization of goodwill and indefinite life intangible assets as a charge to earnings as of January 1, 2002. Net earnings and diluted earnings per share ("EPS") would have been as follows had the provisions of the new standards been applied as of January 1, 2000:

                                        (in millions, except per share amounts)
-------------------------------------------------------------------------------
For the years ended December 31,                             2001          2000
-------------------------------------------------------------------------------
Net earnings, as previously reported                       $1,882        $2,001
Adjustment for amortization of goodwill and
  indefinite life intangibles                                 955           530
-------------------------------------------------------------------------------
Net earnings, as adjusted                                  $2,837        $2,531
===============================================================================
Diluted EPS, as previously reported                        $ 1.17        $ 1.38
Adjustment for amortization of goodwill and
  indefinite life intangibles                                0.59          0.36
-------------------------------------------------------------------------------
Diluted EPS, as adjusted                                   $ 1.76        $ 1.74
===============================================================================

In addition, the Company is required to conduct an annual review of goodwill and intangible assets for potential impairment. In 2002, the Company completed its review and did not have to record a charge to earnings for an impairment of goodwill or other intangible assets.

At December 31, 2002, goodwill by reportable segment was as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
Cheese, Meals and Enhancers                                              $ 8,556
Biscuits, Snacks and Confectionery                                         9,262
Beverages, Desserts and Cereals                                            2,143
Oscar Mayer and Pizza                                                        616
--------------------------------------------------------------------------------
   Total Kraft Foods North America                                        20,577
--------------------------------------------------------------------------------
Europe, Middle East and Africa                                             4,082
Latin America and Asia Pacific                                               252
--------------------------------------------------------------------------------
   Total Kraft Foods International                                         4,334
--------------------------------------------------------------------------------
Total goodwill                                                           $24,911
================================================================================

                                Kraft Foods Inc.

Intangible assets as of December 31, 2002 were as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                        Gross
                                                     Carrying        Accumulated
                                                       Amount       Amortization
--------------------------------------------------------------------------------
Non-amortizable intangible assets                     $11,485
Amortizable intangible assets                              54                $30
--------------------------------------------------------------------------------
Total intangible assets                               $11,539                $30
================================================================================

Non-amortizable intangible assets are substantially comprised of brand names purchased through the Nabisco acquisition. Amortizable intangible assets consist primarily of certain trademark licenses and non-compete agreements. Pre-tax amortization expense for intangible assets was $7 million for the year ended December 31, 2002. Based upon the amortizable intangible assets recorded on the consolidated balance sheet at December 31, 2002, amortization expense for each of the next five years is estimated to be $8 million or less.

The increase in goodwill and other intangible assets, net, during the year ended December 31, 2002, of $463 million is primarily related to currency translation, partially offset by a $76 million decrease in goodwill relating to the favorable completion of severance and exit programs associated with the Nabisco acquisition.

Environmental costs: The Company is subject to laws and regulations relating to the protection of the environment. The Company provides for expenses associated with environmental remediation obligations on an undiscounted basis when such amounts are probable and can be reasonably estimated. Such accruals are adjusted as new information develops or circumstances change.

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

Foreign currency translation: The Company translates the results of operations of its foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of shareholders' equity. Transaction gains and losses are recorded in the consolidated statements of earnings and were not significant for any of the periods presented.

Guarantees: In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires the disclosure of certain guarantees existing at December 31, 2002. In addition, Interpretation No. 45 requires the recognition of a liability for the fair value of the obligation of qualifying guarantee activities that are initiated or modified after December 31, 2002. Accordingly, the Company will apply the recognition provisions of Interpretation No. 45 prospectively to guarantee activities initiated after December 31, 2002. See Note 17. Contingencies for a further discussion of guarantees.

Hedging instruments: Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its related amendment, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (collectively referred to as "SFAS No. 133"). These standards require that all derivative financial instruments be recorded on the consolidated balance sheets at their fair value as either assets or liabilities. Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive losses or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive earnings (losses) are reclassified to the consolidated statement of earnings in the periods in which operating results are affected by the hedged item. Cash flow hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows. As of January 1, 2001, the adoption of these new standards did not have a material effect on net earnings (less than $1 million) or accumulated other comprehensive losses (less than $1 million).

Impairment of long-lived assets: The Company reviews long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs undiscounted operating cash flow analyses to determine if an impairment exists. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.

Effective January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to
Be Disposed Of." SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity and eliminates the exemption to consolidation when control over a subsidiary is likely to be temporary. The adoption of this new standard did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

                                Kraft Foods Inc.

Income taxes: The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." The accounts of the Company are included in the consolidated federal income tax return of Altria Group, Inc. Income taxes are generally computed on a separate company basis. To the extent that foreign tax credits, capital losses and other credits generated by the Company, which cannot be utilized on a separate company basis, are utilized in Altria Group, Inc.'s consolidated federal income tax return, the benefit is recognized in the calculation of the Company's provision for income taxes. The Company utilized tax benefits that it would otherwise not have been able to use of $193 million, $185 million and $139 million for the years ended December 31, 2002, 2001 and 2000, respectively. The Company makes payments to, or is reimbursed by, Altria Group, Inc., for the tax effects resulting from its inclusion in Altria Group, Inc.'s consolidated federal income tax return.

Inventories: Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to cost substantially all domestic inventories. The cost of other inventories is principally determined by the average cost method.

Marketing costs: The Company promotes its products with significant marketing activities, including advertising, consumer incentives and trade promotions. Advertising costs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates.

Revenue recognition: The Company recognizes revenues, net of sales incentives and including shipping and handling charges billed to customers, upon shipment of goods when title and risk of loss pass to customers. Shipping and handling costs are classified as part of cost of sales.

Effective January 1, 2002, the Company adopted the Emerging Issues Task Force ("EITF") Issue No. 00-14, "Accounting for Certain Sales Incentives" and EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products." Prior period consolidated statements of earnings have been reclassified to reflect the adoption. The adoption of these EITF Issues resulted in a reduction of revenues of approximately $4.6 billion and $3.6 billion in 2001 and 2000, respectively. In addition, the adoption reduced marketing, administration and research costs by $4.7 billion and $3.7 billion in 2001 and 2000, respectively, while cost of sales increased by an insignificant amount. The adoption of these EITF Issues had no impact on operating income, net earnings or basic and diluted EPS.

Software costs: The Company capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

Stock-based compensation: The Company accounts for employee stock compensation plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which did not result in compensation cost for stock options.

At December 31, 2002, the Company had stock-based employee compensation plans, which are described more fully in Note 10. Stock Plans. The Company applies the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for those plans. No compensation expense for employee stock options is reflected in net earnings as all options granted under those plans had an exercise price equal to the market value of the common stock on the date of the grant. Net earnings, as reported, includes compensation expense related to restricted stock. The following table illustrates the effect on net earnings and EPS if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the years ended December 31, 2002, 2001 and 2000:

                                            (in millions, except per share data)
--------------------------------------------------------------------------------
                                                     2002       2001       2000
--------------------------------------------------------------------------------
Net earnings, as reported                          $3,394     $1,882      $2,001
Deduct:
Total stock-based employee
 compensation expense determined
 under fair value method for all
 stock option awards, net of related
 tax effects                                           78         97          54
--------------------------------------------------------------------------------
Pro forma net earnings                             $3,316     $1,785      $1,947
================================================================================
Earnings per share:
 Basic--as reported                                $ 1.96     $ 1.17      $ 1.38
================================================================================
 Basic--pro forma                                  $ 1.91     $ 1.11      $ 1.34
================================================================================
 Diluted--as reported                              $ 1.96     $ 1.17      $ 1.38
================================================================================
 Diluted--pro forma                                $ 1.91     $ 1.11      $ 1.34
================================================================================

New accounting pronouncements: In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Costs covered by SFAS No. 146 include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing or other exit or disposal activity. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. Accordingly, the Company will apply the provisions of SFAS No. 146 prospectively to exit or disposal activities initiated after December 31, 2002.

In November 2002, the EITF issued EITF Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables," which addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Specifically, EIT Issue No. 00-21 addresses how to determine whether an arrangement involving multiple

                                Kraft Foods Inc.

deliverables contains more than one unit of accounting. EITF Issue No. 00-21 is effective for the Company for revenue arrangements entered into beginning July 1, 2003. The Company does not expect the adoption of EITF Issue No. 00-21 to have a material impact on its 2003 consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation No. 46 requires that the assets, liabilities and results of the activity of variable interest entities be consolidated into the financial statements of the company that has the controlling financial interest. Interpretation No. 46 also provides the framework for determining whether a variable interest entity should be consolidated based on voting interests or significant financial support provided to it. Interpretation No. 46 will be effective for the Company on February 1, 2003 for variable interest entities created after January 31, 2003, and on July 1, 2003 for variable interest entities created prior to February 1, 2003. The Company does not expect the adoption of Interpretation No. 46 to have a material impact on its 2003 consolidated financial statements.

Note 3. Related Party Transactions:

Altria Group, Inc.'s subsidiary, Altria Corporate Services, Inc., provides the Company with various services, including planning, legal, treasury, accounting, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology and tax services. In 2001, the Company entered into a formal agreement with Altria Corporate Services, Inc., providing for a continuation of these services, the cost of which increased $91 million during 2001 as Altria Corporate Services, Inc., provided information technology and financial services, all of which were previously performed by the Company at approximately the same cost. Billings for these services, which were based on the cost to Altria Corporate Services, Inc. to provide such services and a management fee, were $327 million, $339 million and $248 million for the years ended December 31, 2002, 2001 and 2000, respectively. These costs were paid to Altria Corporate Services, Inc. monthly. Although the cost of these services cannot be quantified on a standalone basis, management believes that the billings are reasonable based on the level of support provided by Altria Corporate Services, Inc., and that they reflect all services provided. The cost and nature of the services are reviewed annually by the Company's audit committee, which is comprised of independent directors. The effects of these transactions are included in operating cash flows in the Company's consolidated statements of cash flows.

In addition, the Company's daily net cash or overdraft position is transferred to Altria Group, Inc., or its European subsidiary. The Company pays or receives interest based upon the applicable London Interbank Offered Rate, on the amounts payable to, or receivable from, Altria Group, Inc., or its European subsidiary.

The Company also has long-term notes payable to Altria Group, Inc. and its affiliates as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
At December 31,                                              2002           2001
--------------------------------------------------------------------------------
Notes payable in 2009, interest at 7.0%                    $1,150         $5,000
Short-term due to Altria Group, Inc. and
 affiliates reclassified as long-term                       1,410
--------------------------------------------------------------------------------
                                                           $2,560         $5,000
================================================================================

The 7.0% notes have no prepayment penalty. During 2002, the Company prepaid $3,850 million of the 7.0% long-term notes payable. In addition, at December 31, 2002, the Company has short-term debt totaling $2,305 million to Altria Group, Inc. Interest on these borrowings is based on the average one-month London Interbank Offered Rate. A portion of the debt, totaling $1,410 million, was reclassified on the consolidated balance sheet as long-term notes due to Altria Group, Inc. and affiliates based upon the Company's ability and intention to refinance on a long-term basis.

Based on interest rates available to the Company for issuances of debt with similar terms and remaining maturities, the aggregate fair value of the Company's long-term notes payable to Altria Group, Inc. and affiliates, at December 31, 2002 and 2001, were $2,764 million and $5,325 million, respectively. The fair values of the Company's current amounts due to Altria Group, Inc. and affiliates approximate carrying amounts.

Note 4. Divestitures:

During 2002, the Company sold several small North American food businesses, some of which were previously classified as businesses held for sale. The net revenues and operating results of the businesses held for sale, which were not significant, were excluded from the Company's consolidated statements of earnings, and no gain or loss was recognized on these sales. In addition, the Company sold its Latin American yeast and industrial bakery ingredients business for approximately $110 million and recorded a pre-tax gain of $69 million. The aggregate proceeds received from sales of businesses were $219 million, on which the Company recorded pretax gains of $80 million.

During 2001, the Company sold several small food businesses. The aggregate proceeds received in these transactions were $21 million, on which the Company recorded pre-tax gains of $8 million.

During 2000, the Company sold a French confectionery business for proceeds of $251 million, on which a pre-tax gain of $139 million was recorded. Several small international and North American food businesses were also sold in 2000. The aggregate proceeds received from sales of businesses were $300 million, on which the Company recorded pre-tax gains of $172 million.

The operating results of the businesses sold were not material to the Company's consolidated operating results in any of the periods presented.

                                Kraft Foods Inc.

Note 5. Acquisitions:

Nabisco: On December 11, 2000, the Company acquired all of the outstanding shares of Nabisco for $55 per share in cash. The purchase of the outstanding shares, retirement of employee stock options and other payments totaled approximately $15.2 billion. In addition, the acquisition included the assumption of approximately $4.0 billion of existing Nabisco debt. The Company financed the acquisition through the issuance of two long-term notes payable to Altria Group, Inc., totaling $15.0 billion, and short-term intercompany borrowings of $255 million. The acquisition has been accounted for as a purchase. Beginning January 1, 2001, Nabisco's earnings have been included in the consolidated operating results of the Company. The Company's interest cost associated with acquiring Nabisco has been included in interest and other debt expense, net, on the Company's consolidated statements of earnings for the years ended December 31, 2002, 2001 and 2000.

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
================================================================================

Goodwill and other intangible assets at December 31, 2001 included approximately $11.7 billion related to trade names. The Company also recorded deferred federal income taxes of $3.9 billion related to trade names. During 2002, the Company decreased goodwill by $76 million due primarily to the favorable completion of the severance and exit programs.

The closure of a number of Nabisco domestic and international facilities resulted in severance and other exit costs of $379 million, which are included in the above adjustments for the allocation of the Nabisco purchases price. The closures will result in the termination of approximately 7,500 employees and will require total cash payments of $373 million, of which approximately $190 million has been spent through December 31, 2002. Substantially all of the closures were completed as of December 31, 2002, and the remaining payments relate to salary continuation payments for severed employees and lease payments.

The integration of Nabisco into the operations of the Company has also resulted in the closure or reconfiguration of several of the Company's existing facilities. The aggregate charges to the Company's consolidated statement of earnings to close or reconfigure its facilities and integrate Nabisco were originally estimated to be in the range of $200 million to $300 million. During 2002, the Company recorded pre-tax integration related charges of $115 million to consolidate production lines, close facilities and for other consolidation programs. In addition, during 2001, the Company incurred pre-tax integration costs of $53 million for site reconfigurations and other consolidation programs in the United States. The integration related charges of $168 million included $27 million relating to severance, $117 million relating to asset write-offs and $24 million relating to other cash exit costs. Cash payments relating to these charges will approximate $51 million, of which $21 million has been paid through December 31, 2002. In addition, during 2002, approximately 700 salaried employees elected to retire or terminate employment under voluntary retirement programs. As a result, the Company recorded a pre-tax charge of $142 million related to these programs. As of December 31, 2002, the aggregate pre-tax charges to close or reconfigure the Company's facilities, including charges for early retirement programs, were $310 million, slightly above the original estimate. No additional pre-tax charges are expected to be recorded for these programs.

During 2001, certain small Nabisco businesses were reclassified to businesses held for sale, including their estimated results of operations through anticipated sale dates. These businesses have subsequently been sold, with the exception of one business that had been held for sale since the acquisition of Nabisco. This business, which is no longer held for sale, has been included in 2002 consolidated operating results.

Assuming the acquisition of Nabisco occurred at the beginning of 2000, pro forma net revenues would have been approximately $30 billion and pro forma net earnings would have been $1.4 billion in 2000; while 2000 basic and diluted EPS would have been $0.96. These pro forma results, which are unaudited, do not give effect to any synergies expected to result from the merger of Nabisco's operations with those of the Company, nor do they give effect to the reduction of interest expense from the repayment of borrowings with the proceeds from the IPO. The pro forma results also do not reflect the effects of SFAS No. 141 and 142 on the amortization of goodwill or other intangible assets. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been consummated and the IPO completed at the beginning of 2000, nor are they necessarily indicative of future consolidated operating results.

                                Kraft Foods Inc.

Other Acquisitions: During 2002, the Company acquired a snacks business in Turkey and a biscuits business in Australia. The total cost of these and other smaller acquisitions was $122 million.

During 2001, the Company purchased coffee businesses in Romania, Morocco and Bulgaria and also acquired confectionery businesses in Russia and Poland. The total cost of these and other smaller acquisitions was $194 million.

During 2000, the Company purchased Balance Bar Co. and Boca Burger, Inc. The total cost of these and other smaller acquisitions was $365 million.

The effects of these acquisitions were not material to the Company's consolidated financial position or results of operations in any of the periods presented.

Note 6. Inventories:

The cost of approximately 49% and 54% of inventories in 2002 and 2001, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $215 million and $150 million higher than the current cost of inventories at December 31, 2002 and 2001, respectively.

Note 7. Short-Term Borrowings and Borrowing Arrangements:

At December 31, 2002 and 2001, the Company had short-term borrowings of $1,621 million and $2,681 million, respectively, consisting principally of commercial paper borrowings with an average year-end interest rate of 1.3% and 1.9%, respectively. Of these amounts, the Company reclassified $1,401 million and $2,000 million, respectively, of the commercial paper borrowings to long-term debt based upon its intent and ability to refinance these borrowings on a long-term basis.

The fair values of the Company's short-term borrowings at December 31, 2002 and 2001, based upon current market interest rates, approximate the amounts disclosed above.

The Company has a $2.0 billion 5-year revolving credit facility maturing in July 2006 and a $3.0 billion 364-day revolving credit facility maturing in July 2003. The Company intends to use these credit facilities to support commercial paper borrowings, the proceeds of which will be used for general corporate purposes. None of these facilities were drawn at December 31, 2002. These facilities require the maintenance of a minimum net worth. The Company met this covenant at December 31, 2002. In addition, the Company maintains credit lines with a number of lending institutions amounting to approximately $577 million. The Company maintains these credit lines primarily to meet the short-term working capital needs of its international businesses. The foregoing revolving credit facilities do not include any other financial tests, any credit rating triggers or any provisions that could require the posting of collateral.

Note 8. Long-Term Debt:

At December 31, 2002 and 2001, the Company's long-term debt consisted of the following:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                             2002           2001
--------------------------------------------------------------------------------
Short-term borrowings, reclassified as
 long-term debt                                           $ 1,401         $2,000
Notes, 4.63% to 7.55% (average effective
 rate 5.53%), due through 2035                              9,053          6,229
7% Debenture (effective rate 11.32%),
 $200 million face amount, due 2011                           153            258
Foreign currency obligations                                  117            136
Other                                                          44             51
--------------------------------------------------------------------------------
                                                           10,768          8,674
Less current portion of long-term debt                       (352)          (540)
--------------------------------------------------------------------------------
                                                          $10,416         $8,134
================================================================================

Aggregate maturities of long-term debt, excluding short-term borrowings reclassified as long-term debt, are as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
2003                                                                       $ 352
2004                                                                         838
2005                                                                         732
2006                                                                       1,255
2007                                                                       1,395
2008-2012                                                                  3,701
Thereafter                                                                 1,141
--------------------------------------------------------------------------------

Based on market quotes, where available, or interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities, the aggregate fair value of the Company's long-term debt, including the current portion of long-term debt, was $11,544 million and $8,679 million at December 31, 2002 and 2001, respectively.

Note 9. Capital Stock:

The Company's articles of incorporation authorize 3.0 billion shares of Class A common stock, 2.0 billion shares of Class B common stock and 500 million shares of preferred stock. On June 21, 2002, the Company's Board of Directors approved the repurchase from time to time of up to $500 million of the Company's Class A common stock solely to satisfy the obligations of the Company under the 2001 Kraft Performance Incentive Plan, the Kraft Director Plan for non-employee directors, and other plans where options to purchase the Company's Class A common stock are granted. During 2002, the Company repurchased approximately 4.4 million shares of its Class A common stock at a cost of $170 million.

                                Kraft Foods Inc.

Shares of Class A common stock issued, repurchased and outstanding were as follows:

-------------------------------------------------------------------------------
                                                        Shares       Net Shares
                                  Shares Issued    Repurchased      Outstanding
-------------------------------------------------------------------------------
Balance at
 January 1, 2002                    555,000,000             --      555,000,000
Repurchase of
 shares                                             (4,383,150)      (4,383,150)
Exercise of stock
 options                                                 2,000            2,000
-------------------------------------------------------------------------------
Balance at
 December 31, 2002                  555,000,000     (4,381,150)     550,618,850
================================================================================

In addition, 1.18 billion Class B common shares were issued and outstanding at December 31, 2002 and 2001. Altria Group, Inc. holds 276.6 million Class A common shares and all of the Class B common shares at December 31, 2002. There are no preferred shares issued and outstanding. Class A common shares are entitled to one vote each, while Class B common shares are entitled to ten votes each. Therefore, Altria Group, Inc. holds 97.8% of the combined voting power of the Company's outstanding capital stock at December 31, 2002. At December 31, 2002, 75,911,430 shares of common stock were reserved for stock options and other stock awards.

Concurrent with the IPO, certain employees of Altria Group, Inc. and its subsidiaries received a one-time grant of options to purchase shares of the Company's Class A common stock held by Altria Group, Inc. at the IPO price of $31.00 per share. In order to completely satisfy this obligation and maintain its current percentage ownership of the Company, Altria Group, Inc. purchased
1.6 million shares of the Company's Class A common stock in open market transactions during 2002.

Note 10. Stock Plans:

The Company's Board of Directors adopted the 2001 Kraft Performance Incentive Plan (the "Plan"), which was established concurrently with the IPO. Under the Plan, the Company may grant stock options, stock appreciation rights, restricted stock, reload options and other awards based on the Company's Class A common stock, as well as performance-based annual and long-term incentive awards. A maximum of 75 million shares of the Company's Class A common stock may be issued under the Plan. The Company's Board of Directors granted options for 21,029,777 shares of Class A common stock concurrent with the closing date of the IPO (June 13, 2001) at an exercise price equal to the IPO price of $31.00 per share. A portion of the shares granted (18,904,637) becomes exercisable on January 31, 2003, and will expire ten years from the date of the grant. The remainder of the shares granted (2,125,140) may become exercisable on a schedule based on total shareholder return for the Company's Class A common stock during the three years following the date of the grant, or will become exercisable five years from the date of the grant. These options will also expire ten years from the date of the grant. Shares available to be granted under the Plan at December 31, 2002 were 56,135,543.

The Company's Board of Directors has also adopted the Kraft Director Plan. Under the Kraft Director Plan, awards are granted only to members of the Board of Directors who are not full-time employees of the Company or Altria Group, Inc., or their subsidiaries. Up to 500,000 shares of Class A common stock may be awarded under the Kraft Director Plan. During 2002 and 2001, 6,840 and 8,945 stock options were granted under the Kraft Director Plan, respectively. Shares available to be granted under the Kraft Director Plan at December 31, 2002 were 484,215.

The Company accounts for the plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which did not result in compensation cost for stock options.

Option activity was as follows for the years ended December 31, 2001 and 2002:

--------------------------------------------------------------------------------
                             Shares Subject    Weighted Average          Options
                                  to Option      Exercise Price      Exercisable
--------------------------------------------------------------------------------
Balance at
 January 1, 2001                         --              $   --               --
 Options granted                 21,038,722               31.00
 Options canceled                  (268,420)              31.00
--------------------------------------------------------------------------------
Balance at
 December 31, 2001               20,770,302               31.00               --
 Options granted                     14,030               37.10
 Options exercised                   (2,000)              31.00
 Options canceled                (1,490,660)              31.00
--------------------------------------------------------------------------------
Balance at
 December 31, 2002               19,291,672               31.00          696,615
================================================================================

The following table summarizes the status of the Company's stock options outstanding and exercisable as of December 31, 2002:

                           Options Outstanding             Options Exercisable
                   ------------------------------------  -----------------------
                                    Average    Weighted                 Weighted
Range of                          Remaining     Average                  Average
Exercise                Number  Contractual    Exercise       Number    Exercise
Prices             Outstanding         Life       Price  Exercisable       Price
--------------------------------------------------------------------------------
$30.54 - $39.51     19,291,672      8 years      $31.00      696,615      $31.08
================================================================================

Prior to the IPO, certain employees of the Company participated in Altria Group, Inc.'s stock compensation plans. Altria Group, Inc. does not currently intend to issue additional Altria Group, Inc. stock compensation to the Company's employees, except for reloads of previously issued options. Altria Group, Inc. accounts for its plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which did not result in compensation cost for stock options.

                                Kraft Foods Inc.

The Company's employees held options to purchase the following number of shares of Altria Group, Inc. stock: 46,615,162 shares at an average exercise price of $35.78 per share at December 31, 2002; 57,349,595 shares at an average exercise price of $34.66 per share at December 31, 2001; and 56,977,329 shares at an average exercise price of $30.46 per share at December 31, 2000. Of these amounts, the following were exercisable at each date: 46,231,629 at an average exercise price of $35.69 per share at December 31, 2002; 44,930,609 at an average exercise price of $31.95 per share at December 31, 2001; and 38,444,963 at an average exercise price of $34.82 per share at December 31, 2000.

Had compensation cost for stock option awards under the Kraft plans and Altria Group, Inc. plans been determined by using the fair value at the grant date, the Company's net earnings and EPS (basic and diluted) would have been $3,316 million and $1.91 for the year ended December 31, 2002, respectively; $1,785 million and $1.11 for the year ended December 31, 2001, respectively; and $1,947 million and $1.34 for the year ended December 31, 2000, respectively. The foregoing impact of compensation cost was determined using a modified Black-Scholes methodology and the following assumptions:

--------------------------------------------------------------------------------
                                     Weighted
                       Risk-Free      Average               Expected  Fair Value
                        Interest     Expected    Expected   Dividend    at Grant
                            Rate         Life  Volatility      Yield        Date
--------------------------------------------------------------------------------
2002 Kraft                 4.27%     5 years       28.72%      1.41%      $10.65
2002 Altria Group,Inc.     3.44      5             33.57       4.96        10.02
2001 Kraft                 4.81      5             29.70       1.68         9.13
2001 Altria Group,Inc.     4.86      5             33.88       4.78        10.36
2000 Altria Group,Inc.     6.58      5             31.71       9.00         3.19
--------------------------------------------------------------------------------

In addition, certain of the Company's employees held shares of Altria Group, Inc. restricted stock and rights to receive shares of stock, giving these employees in most instances all of the rights of shareholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. These shares and rights are subject to forfeiture if certain employment conditions are not met. During 2001 and 2000, Altria Group, Inc. granted to certain of the Company's U.S. employees restricted stock of 279,120 shares and 2,113,570 shares, respectively. Altria Group, Inc. also issued to certain of the Company's non-U.S. employees rights to receive 31,310 and 683,790 equivalent shares during 2001 and 2000, respectively. At December 31, 2002, restrictions on the stock, net of forfeitures, lapse as follows: 2003--84,000 shares. The fair value of the restricted shares and rights at the date of grant is amortized to expense ratably over the restriction period through a charge from Altria Group, Inc. In 2002, 2001 and 2000, the Company recorded compensation expense related to restricted stock awards of $4 million, $39 million and $23 million, respectively.

Note 11. Earnings Per Share:

Basic and diluted EPS were calculated using the following for the years ended December 31, 2002, 2001 and 2000:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                 2002          2001         2000
--------------------------------------------------------------------------------
Net earnings                                   $3,394        $1,882       $2,001
--------------------------------------------------------------------------------
Weighted average shares for
 basic EPS                                      1,734         1,610        1,455
Plus: Incremental shares from
 assumed conversions of
 stock options                                      2
--------------------------------------------------------------------------------
Weighted average shares for
 diluted EPS                                    1,736         1,610        1,455
================================================================================

During June 2001, the Company completed an IPO of 280,000,000 shares of its Class A common stock. Immediately following the IPO, the Company had 1,735,000,000 Class A and B common shares outstanding.

Note 12. Pre-Tax Earnings and Provision for Income Taxes:

Pre-tax earnings and provision for income taxes consisted of the following for the years ended December 31, 2002, 2001 and 2000:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                               2002          2001           2000
--------------------------------------------------------------------------------
Pre-tax earnings:
--------------------------------------------------------------------------------
 United States                                $3,692        $2,282        $2,188
 Outside United States                         1,575         1,165         1,227
--------------------------------------------------------------------------------
Total pre-tax earnings                        $5,267        $3,447        $3,415
================================================================================
Provision for income taxes:
 United States federal:
  Current                                     $  825        $  594        $  572
  Deferred                                       265           299           218
--------------------------------------------------------------------------------
                                               1,090           893           790
 State and local                                 138           112           120
--------------------------------------------------------------------------------
 Total United States                           1,228         1,005           910
--------------------------------------------------------------------------------
 Outside United States:
  Current                                        628           445           477
  Deferred                                        13           115            27
--------------------------------------------------------------------------------
 Total outside United States                     641           560           504
--------------------------------------------------------------------------------
Total provision for income taxes              $1,869        $1,565        $1,414
================================================================================

                               Kraft Foods Inc.

At December 31, 2002, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $2.4 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. It is not practical to estimate the amount of additional taxes that might be payable on such undistributed earnings.

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2002, 2001 and 2000:

--------------------------------------------------------------------------------
                                                   2002        2001         2000
--------------------------------------------------------------------------------
U.S. federal statutory rate                       35.0%       35.0%         35.0%
Increase (decrease) resulting from:
  State and local income taxes,
    net of federal tax benefit                     1.7         2.0           2.2
  Goodwill amortization                                        9.4           5.2
  Other                                           (1.2)       (1.0)         (1.0)
--------------------------------------------------------------------------------
Effective tax rate                                35.5%       45.4%         41.4%
================================================================================

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2002 and 2001:


                                                                   (in millions)
--------------------------------------------------------------------------------
                                                            2002             2001
 --------------------------------------------------------------------------------
Deferred income tax assets:
  Accrued postretirement and
    postemployment benefits                               $   759        $   774
  Other                                                       519            737
--------------------------------------------------------------------------------
  Total deferred income tax assets                          1,278          1,511
--------------------------------------------------------------------------------
Deferred income tax liabilities:
  Trade names                                              (3,839)        (3,847)
  Property, plant and equipment                            (1,515)        (1,379)
  Prepaid pension costs                                      (841)          (850)
--------------------------------------------------------------------------------
  Total deferred income tax liabilities                    (6,195)        (6,076)
--------------------------------------------------------------------------------
Net deferred income tax liabilities                       $(4,917)       $(4,565)
================================================================================

Note 13. Segment Reporting:

The Company manufactures and markets packaged retail food products, consisting principally of beverages, cheese, snacks, convenient meals and various packaged grocery products through KFNA and KFI. Reportable segments for KFNA are organized and managed principally by product category. KFNA's segments are Cheese, Meals and Enhancers; Biscuits, Snacks and Confectionery; Beverages, Desserts and Cereals; and Oscar Mayer and Pizza. KFNA's food service business within the United States and its businesses in Canada and Mexico are reported through the Cheese, Meals and Enhancers segment. KFI's operations are organized and managed by geographic location. KFI's segments are Europe, Middle East and Africa; and Latin America and Asia Pacific.

The Company's management reviews operating companies income to evaluate segment performance and allocate resources. Operating companies income excludes general corporate expenses and amortization of intangibles. Interest and other debt expense, net, and provision for income taxes are centrally managed and, accordingly, such items are not presented by segment since they are excluded from the measure of segment profitability reviewed by management. The Company's assets, which are principally in the United States and Europe, are managed geographically. The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies.

Reportable segment data were as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
For the Years Ended December 31,                   2002        2001         2000
--------------------------------------------------------------------------------
Net revenues:
  Cheese, Meals and Enhancers                  $  8,877     $ 8,732      $ 7,923
  Biscuits, Snacks and Confectionery              5,182       5,071          293
  Beverages, Desserts and Cereals                 4,412       4,237        4,267
  Oscar Mayer and Pizza                           3,014       2,930        2,829
--------------------------------------------------------------------------------
    Total Kraft Foods North America              21,485      20,970       15,312
--------------------------------------------------------------------------------
  Europe, Middle East and Africa                  6,203       5,936        6,398
  Latin America and Asia Pacific                  2,035       2,328        1,212
--------------------------------------------------------------------------------
    Total Kraft Foods International               8,238       8,264        7,610
--------------------------------------------------------------------------------
    Net revenues                               $ 29,723     $29,234      $22,922
================================================================================
Operating companies income:
  Cheese, Meals and Enhancers                  $  2,168     $ 2,099      $ 1,845
  Biscuits, Snacks and Confectionery              1,093         966          100
  Beverages, Desserts and Cereals                 1,136       1,192        1,090
  Oscar Mayer and Pizza                             556         539          512
--------------------------------------------------------------------------------
    Total Kraft Foods North America               4,953       4,796        3,547
--------------------------------------------------------------------------------
Europe, Middle East and Africa                      962         861        1,019
Latin America and Asia Pacific                      368         378          189
--------------------------------------------------------------------------------
  Total Kraft Foods International                 1,330       1,239        1,208
--------------------------------------------------------------------------------
  Total operating companies income                6,283       6,035        4,755
Amortization of intangibles                          (7)       (962)        (535)
General corporate expenses                         (162)       (189)        (208)
--------------------------------------------------------------------------------
  Operating income                                6,114       4,884        4,012
Interest and other debt expense, net               (847)     (1,437)        (597)
--------------------------------------------------------------------------------
  Earnings before income taxes and
    minority interest                          $  5,267     $ 3,447      $ 3,415
================================================================================

                               Kraft Foods Inc.

As previously noted, the Company's international operations are managed by geographic location. Within its two geographic regions, KFI's brand portfolio spans five core consumer sectors. Net revenues by consumer sector for KFI were as follows:

Consumer Sector

                                                                   (in millions)
--------------------------------------------------------------------------------
For the Years Ended December 31,                  2002        2001         2000
--------------------------------------------------------------------------------
Snacks                                           $3,179      $3,077       $2,565
Beverages                                         2,832       2,900        3,034
Cheese                                            1,202       1,208        1,193
Grocery                                             752         826          544
Convenient Meals                                    273         253          274
--------------------------------------------------------------------------------
  Total                                          $8,238      $8,264       $7,610
================================================================================

During 2002, the Company sold its Latin American yeast and industrial bakery ingredients business at a pre-tax gain of $69 million. This pre-tax gain was included in the operating companies income of the Latin America and Asia Pacific segment.

In addition, during 2002, the Company recorded a pre-tax charge of $142 million related to employee acceptances under a voluntary retirement program. During 2002, the Company also recorded pre-tax integration related charges of $115 million to consolidate production lines in North America, close a Kraft facility and for other consolidation programs. In addition, during 2002, the Company reversed $4 million related to the loss on sale of a food factory. These items were included in the operating companies income of the following segments:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                               Integration costs
                                                Separation    and a loss on sale
                                                  Programs     of a food factory
--------------------------------------------------------------------------------
Cheese, Meals and Enhancers                           $ 60                  $ 30
Biscuits, Snacks and Confectionery                       3                     1
Beverages, Desserts and Cereals                         47                    56
Oscar Mayer and Pizza                                   25                     7
Europe, Middle East and Africa                           5
Latin America and Asia Pacific                           2                    17
--------------------------------------------------------------------------------
                                                      $142                  $111
================================================================================

During 2001, the Company recorded pre-tax charges of $53 million for site reconfigurations and other consolidation programs in the United States. In addition, the Company recorded a pre-tax charge of $29 million to close a North American food factory. These pre-tax charges, which aggregate $82 million, were included in the operating companies income of the following segments: Cheese, Meals and Enhancers, $63 million; Biscuits, Snacks and Confectionery, $2 million; Beverages, Desserts and Cereals, $12 million; and Oscar Mayer and Pizza, $5 million.

See Notes 4 and 5 regarding divestitures and acquisitions. The acquisition of Nabisco primarily affected the reported results of the Biscuits, Snacks and Confectionery and the Latin America and Asia Pacific segments.

                                                                   (in millions)
--------------------------------------------------------------------------------
For the Years Ended December 31,                  2002         2001         2000
--------------------------------------------------------------------------------
Depreciation expense:
  Cheese, Meals and Enhancers                    $  177      $  163         $150
  Biscuits, Snacks and Confectionery                156         152
  Beverages, Desserts and Cereals                   115         113          109
  Oscar Mayer and Pizza                              58          55           51
--------------------------------------------------------------------------------
    Total Kraft Foods North America                 506         483          310
--------------------------------------------------------------------------------
  Europe, Middle East and Africa                    167         158          163
  Latin America and Asia Pacific                     36          39           26
--------------------------------------------------------------------------------
    Total Kraft Foods International                 203         197          189
--------------------------------------------------------------------------------
    Total depreciation expense                   $  709      $  680         $499
================================================================================
Capital expenditures:
  Cheese, Meals and Enhancers                    $  249      $  257         $247
  Biscuits, Snacks and Confectionery                232         171
  Beverages, Desserts and Cereals                   194         202          193
  Oscar Mayer and Pizza                             133         131          148
--------------------------------------------------------------------------------
    Total Kraft Foods North America                 808         761          588
--------------------------------------------------------------------------------
  Europe, Middle East and Africa                    265         231          239
  Latin America and Asia Pacific                    111         109           79
--------------------------------------------------------------------------------
    Total Kraft Foods International                 376         340          318
--------------------------------------------------------------------------------
    Total capital expenditures                   $1,184      $1,101         $906
================================================================================

Geographic data for net revenues, total assets and long-lived assets (which consist of all non-current assets, other than goodwill and other intangible assets and prepaid pension assets) were as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
For the Years Ended December 31,                2002         2001          2000
--------------------------------------------------------------------------------
Net revenues:
  United States                               $19,395      $19,193       $13,947
  Europe                                        5,908        5,667         6,222
  Other                                         4,420        4,374         2,753
--------------------------------------------------------------------------------
    Total net revenues                        $29,723      $29,234       $22,922
================================================================================
Total assets:
  United States                               $44,406      $44,420       $40,454
  Europe                                        8,738        7,362         7,630
  Other                                         3,956        4,016         3,987
--------------------------------------------------------------------------------
    Total assets                              $57,100      $55,798       $52,071
================================================================================
Long-lived assets:
  United States                               $ 6,382      $ 6,360       $ 6,684
  Europe                                        2,432        2,132         2,116
  Other                                         1,596        1,668         1,912
--------------------------------------------------------------------------------
    Total long-lived assets                   $10,410      $10,160       $10,712
================================================================================

                               Kraft Foods Inc.

Note 14. Benefit Plans:

The Company sponsors noncontributory defined benefit pension plans covering substantially all U.S. employees. Pension coverage for employees of Kraft's non-U.S. subsidiaries is provided, to the extent deemed appropriate, through separate plans, many of which are governed by local statutory requirements. In addition, Kraft's U.S. and Canadian subsidiaries provide health care and other benefits to substantially all retired employees. Health care benefits for retirees outside the United States and Canada are generally covered through local government plans.

PENSION PLANS: Net pension (income) cost consisted of the following for the years ended December 31, 2002, 2001 and 2000:

(In Millions)                           U.S. Plans             Non-U.S. Plans
--------------------------------------------------------------------------------
                                   2002     2001    2000    2002    2001    2000
--------------------------------------------------------------------------------
Service cost                      $ 120    $ 107   $ 69    $  49   $  45    $ 37
Interest cost                       339      339     213     120     112      98
Expected return on
  plan assets                      (631)    (648)   (523)   (134)   (126)   (103)
Amortization:
  Net gain on adoption
    of SFAS No. 87                                   (11)                     (1)
  Unrecognized net
    loss (gain)
    from experience
    differences                       8      (21)    (36)      5      (1)     (1)
  Prior service cost                  1        8       7       7       5       4
Other expense (income)              130      (12)    (34)
--------------------------------------------------------------------------------
  Net pension
    (income) cost                 $ (33)   $(227)  $(315)  $  47   $  35    $ 34
================================================================================

During 2002, certain salaried employees in the United States left the Company under a voluntary early retirement program instituted in 2001. This resulted in special termination benefits and curtailment and settlement losses of $109 million in 2002. In addition, retiring employees elected lump-sum payments, resulting in settlement losses of $21 million in 2002 and settlement gains of $12 million and $34 million in 2001 and 2000, respectively.

The changes in benefit obligations and plan assets, as well as the funded status of the Company's pension plans at December 31, 2002 and 2001, were as follows:

(In Millions)                             U.S. Plans         Non-U.S. Plans
--------------------------------------------------------------------------------
                                        2002      2001       2002          2001
--------------------------------------------------------------------------------
Benefit obligation at
  January 1                             $4,964    $4,327     $2,021       $1,915
  Service cost                             120       107         49           45
  Interest cost                            339       339        120          112
  Benefits paid                           (624)     (403)      (115)        (108)
  Acquisitions                                        71                     (22)
  Settlements                              127        14
  Actuarial losses                         367       500         85           22
  Currency                                                      144           18
  Other                                    (48)        9         13           39
--------------------------------------------------------------------------------
Benefit obligation at
  December 31                            5,245     4,964      2,317        2,021
--------------------------------------------------------------------------------
Fair value of plan assets at
  January 1                              6,359     7,039      1,329        1,589
  Actual return on plan assets            (914)     (386)       (56)        (227)
  Contributions                             26        37         81           63
  Benefits paid                           (636)     (394)       (87)         (76)
  Acquisitions                                       (45)                    (41)
  Currency                                                       70           18
  Actuarial gains                          130       108                       3
--------------------------------------------------------------------------------
Fair value of plan assets at
  December 31                            4,965     6,359      1,337        1,329
--------------------------------------------------------------------------------
(Deficit) excess of plan assets
  versus benefit obligations at
    December 31                           (280)    1,395      (980)         (692)
  Unrecognized actuarial
    losses                               2,487       756        394          226
  Unrecognized prior
    service cost                            13        56         50           49
  Unrecognized net transition
    obligation                                        (1)         7            7
--------------------------------------------------------------------------------
Net prepaid pension
  asset (liability)                     $2,220    $2,206     $ (529)      $ (410)
================================================================================

The combined U.S. and non-U.S. pension plans resulted in a net prepaid asset of $1,691 million and $1,796 million at December 31, 2002 and 2001, respectively. These amounts were recognized in the Company's consolidated balance sheets at December 31, 2002 and 2001, as prepaid pension assets of $2,814 million and $2,675 million, respectively, for those plans in which plan assets exceeded their accumulated benefit obligations and as other liabilities of $1,123 million and $879 million at December 31, 2002 and 2001, respectively, for plans in which the accumulated benefit obligations exceeded their plan assets.

                               Kraft Foods Inc.

At December 31, 2002 and 2001, certain of the Company's U.S. plans were underfunded, with projected benefit obligations, accumulated benefit obligations and the fair value of plan assets of $269 million, $217 million and $45 million, respectively, in 2002 and $213 million, $164 million and $15 million, respectively, in 2001. For certain non-U.S. plans, which have accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $1,375 million, $1,250 million and $424 million, respectively, as of December 31, 2002 and $1,165 million, $1,073 million and $416 million, respectively, as of December 31, 2001.

The following weighted-average assumptions were used to determine the Company's obligations under the plans:

                                            U.S. Plans           Non-U.S. Plans
--------------------------------------------------------------------------------
                                         2002       2001        2002        2001
--------------------------------------------------------------------------------
Discount rate                            6.50%      7.00%       5.56%       5.80%
Expected rate of return on
  plan assets                            9.00       9.00        8.41        8.49
Rate of compensation increase            4.00       4.50        3.12        3.36
--------------------------------------------------------------------------------

SFAS No. 87, "Employers' Accounting for Pensions," permits the delayed recognition of pension fund gains and losses in ratable periods of up to five years. The Company uses a four-year period wherein pension fund gains and losses are reflected in the pension calculation at 25% per year, beginning the year after the gains or losses occur. Recent stock market declines have resulted in deferred losses. The amortization of these deferred losses will result in higher pension cost in future periods.

Kraft and certain of its subsidiaries sponsor employee savings plans, to which the Company contributes. These plans cover certain salaried, non-union and union employees. The Company's contributions and costs are determined by the matching of employee contributions, as defined by the plans. Amounts charged to expense for defined contribution plans totaled $64 million, $63 million and $43 million in 2002, 2001 and 2000, respectively.

Postretirement Benefit Plans: Net postretirement health care costs consisted of the following for the years ended December 31, 2002, 2001 and 2000:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                  2002        2001         2002
--------------------------------------------------------------------------------
Service cost                                      $ 32        $ 34         $ 23
Interest cost                                      168         168          109
Amortization:
  Unrecognized net loss from
     experience differences                         21           5            2
  Unrecognized prior service cost                  (20)         (8)          (8)
Other expense                                       16
--------------------------------------------------------------------------------
Net postretirement health
  care cost                                       $217        $199         $126
================================================================================

During 2002, certain salaried employees in the United States left the Company under a voluntary early retirement program instituted in 2001. This resulted in curtailment losses of $16 million, which are included in other expense above.

The Company's postretirement health care plans are not funded. The changes in the benefit obligations of the plans at December 31, 2002 and 2001 were as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                             2002           2001
--------------------------------------------------------------------------------
Accumulated postretirement benefit
  obligation at January 1                                  $2,436         $2,102
  Service cost                                                 32             34
  Interest cost                                               168            168
  Benefits paid                                              (199)          (172)
  Curtailments                                                 21
  Acquisitions                                                                 8
  Plan amendments                                            (164)             1
  Assumption changes                                          193            180
  Actuarial losses                                            225            115
--------------------------------------------------------------------------------
Accumulated postretirement benefit
  obligation at December 31                                 2,712          2,436
  Unrecognized actuarial losses                              (848)          (464)
  Unrecognized prior service cost                             197             53
--------------------------------------------------------------------------------
Accrued postretirement health care costs                   $2,061         $2,025
================================================================================

The current portion of the Company's accrued postretirement health care costs of $172 million and $175 million at December 31, 2002 and 2001, respectively, are included in other accrued liabilities on the consolidated balance sheets.

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation for U.S. plans was 6.8% in 2001, 6.2% in 2002 and 8.0% in 2003, gradually declining to 5.0% by the year 2006 and remaining at that level thereafter. For Canadian plans, the assumed health care cost trend rate was 9.0% in 2001, 8.0% in 2002 and 7.0% in 2003, gradually declining to 4.0% by the year 2006 and remaining at that level thereafter.
A one-percentage-point increase in the assumed health care cost trend rates for each year would increase the accumulated postretirement benefit obligation as of December 31, 2002, and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 8.8% and 11.9%, respectively. A one-percentage-point decrease in the assumed health care cost trend rates for each year would decrease the accumulated postretirement benefit obligation as of December 31, 2002, and postretirement health care cost (service cost and interest cost) for the year then ended by approximately 7.3% and 10.0%, respectively.

The accumulated postretirement benefit obligations for U.S. plans at December 31, 2002 and 2001 were determined using an assumed discount rate of 6.5% and 7.0%, respectively. The accumulated postretirement benefit obligations for Canadian plans at December 31, 2002 and 2001 were determined using an assumed discount rate of 6.75%.

                               Kraft Foods Inc.

Assumption changes of $193 million at December 31, 2002 relate primarily to lowering the discount rate from 7.0% to 6.5% and to increasing the medical trend rate for the years 2003 through 2005 in consideration of current medical inflation trends. Assumption changes of $180 million at December 31, 2001 relate primarily to lowering the discount rate from 7.75% to 7.0%.

Postemployment Benefit Plans: Kraft and certain of its affiliates sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working lives of the covered employees. Net postemployment costs consisted of the following for the years ended December 31, 2002, 2001 and 2000:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                    2002       2001         2000
--------------------------------------------------------------------------------
Service cost                                         $19        $20          $13
Amortization of unrecognized
  net gains                                           (7)        (8)          (4)
Other expense                                         23
--------------------------------------------------------------------------------
Net postemployment costs                             $35        $12          $ 9
================================================================================

During 2002, certain salaried employees in the United States left the Company under voluntary early retirement and integration programs. These programs resulted in incremental postemployment costs of $23 million, which are included in other expense above.

The Company's postemployment plans are not funded. The changes in the benefit obligations of the plans at December 31, 2002 and 2001 were as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                             2002           2001
--------------------------------------------------------------------------------
Accumulated benefit obligation at January 1                 $ 520          $ 373
  Service cost                                                 19             20
  Benefits paid                                              (141)          (156)
  Acquisitions                                                               269
  Actuarial (gains) losses                                   (103)            14
--------------------------------------------------------------------------------
Accumulated benefit obligation
  at December 31                                              295            520
  Unrecognized experience gains                               112             52
--------------------------------------------------------------------------------
Accrued postemployment costs                                $ 407          $ 572
================================================================================

The accumulated benefit obligation was determined using an assumed ultimate annual turnover rate of 0.3% in 2002 and 2001, assumed compensation cost increases of 4.0% in 2002 and 4.5% in 2001, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Note 15. Additional Information:

                                                                   (in millions)
--------------------------------------------------------------------------------
For the Years Ended December 31,                       2002     2001        2000
--------------------------------------------------------------------------------
Research and development
  expense                                            $  360   $  358      $  270
--------------------------------------------------------------------------------
Advertising expense                                  $1,145   $1,190      $1,198
================================================================================
Interest and other debt
  expense, net:
  Interest expense, Altria Group, Inc.
    and affiliates                                   $  243   $1,103      $  531
  Interest expense, external debt                       611      349          84
  Interest income                                        (7)     (15)        (18)
--------------------------------------------------------------------------------
                                                     $  847   $1,437      $  597
================================================================================
Rent expense                                         $  437   $  372      $  277
================================================================================

Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2002 were as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
2003                                                                       $ 245
2004                                                                         197
2005                                                                         156
2006                                                                         111
2007                                                                          95
Thereafter                                                                   200
--------------------------------------------------------------------------------
                                                                          $1,004
================================================================================

Note 16. Financial Instruments:

Derivative Financial Instruments: The Company operates globally, with manufacturing and sales facilities in various locations around the world, and utilizes certain financial instruments to manage its foreign currency and commodity exposures, which primarily relate to forecasted transactions. Derivative financial instruments are used by the Company, principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates and commodity prices by creating offsetting exposures. The Company is not a party to leveraged derivatives and, by policy, does not use financial instruments for speculative purposes. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. The Company formally documents the nature of and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of a forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it were deemed probable that the forecasted transaction will not occur, the gain or loss would be recognized in earnings currently.

                               Kraft Foods Inc.

Substantially all of the Company's derivative financial instruments are effective as hedges under SFAS No. 133. The fair value of all derivative financial instruments has been calculated based on market quotes.

The Company uses forward foreign exchange contracts and foreign currency options to mitigate its exposure to changes in foreign currency exchange rates from third-party and intercompany forecasted transactions. The primary currencies to which the Company is exposed include the Euro, British pound and Canadian dollar. At December 31, 2002 and 2001, the Company had option and forward foreign exchange contracts with aggregate notional amounts of $575 million and $431 million, respectively, which are comprised of contracts for the purchase and sale of foreign currencies. The effective portion of unrealized gains and losses associated with forward contracts is deferred as a component of accumulated other comprehensive earnings (losses) until the underlying hedged transactions are reported on the Company's consolidated statement of earnings.

The Company is exposed to price risk related to forecasted purchases of certain commodities used as raw materials by the Company's businesses. Accordingly, the Company uses commodity forward contracts, as cash flow hedges, primarily for coffee, cocoa, milk and cheese. Commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar and soybean oil. In general, commodity forward contracts qualify for the normal purchase exception under SFAS No. 133 and are, therefore, not subject to the provisions of SFAS No. 133. At December 31, 2002 and 2001, the Company had net long commodity positions of $544 million and $589 million, respectively. Unrealized gains or losses on net commodity positions were immaterial at December 31, 2002 and 2001. The effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) and is recognized as a component of cost of sales in the Company's consolidated statement of earnings when the related inventory is sold.

Derivative gains or losses reported in accumulated other comprehensive earnings (losses) are a result of qualifying hedging activity. Transfers of these gains or losses from accumulated other comprehensive earnings (losses) to earnings are offset by corresponding gains or losses on the underlying hedged items. During the years ended December 31, 2002 and 2001, ineffectiveness related to cash flow hedges was not material. At December 31, 2002, the Company is hedging forecasted transactions for periods not exceeding fifteen months and expects substantially all amounts reported in accumulated other comprehensive earnings (losses) to be reclassified to the consolidated statement of earnings within the next twelve months.

Hedging activity affected accumulated other comprehensive earnings (losses), net of income taxes, during the years ended December 31, 2002 and 2001, as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
Balance as of January 1, 2001                                               $ --
Derivative losses transferred to earnings                                     15
Change in fair value                                                         (33)
--------------------------------------------------------------------------------
Balance as of December 31, 2001                                              (18)
Derivative losses transferred to earnings                                     21
Change in fair value                                                          10
--------------------------------------------------------------------------------
Balance as of December 31, 2002                                             $ 13
================================================================================

Credit Exposure and Credit Risk: The Company is exposed to credit loss in the event of nonperformance by counterparties. However, the Company does not anticipate nonperformance, and such exposure was not material at December 31, 2002.

Fair Value: The aggregate fair value, based on market quotes, of the Company's third-party debt at December 31, 2002 was $11,764 million as compared with its carrying value of $10,988 million. The aggregate fair value of the Company's third-party debt at December 31, 2001 was $9,360 million as compared with its carrying value of $9,355 million. Based on interest rates available to the Company for issuances of debt with similar terms and remaining maturities, the aggregate fair value and carrying value of the Company's long-term notes payable to Altria Group, Inc. and its affiliates were $2,764 million and $2,560 million, respectively, at December 31, 2002 and $5,325 million and $5,000 million, respectively, at December 31, 2001.

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

Guarantees: At December 31, 2002, the Company's third-party guarantees, which are primarily derived from acquisition and divestiture activities, approximated $36 million. Substantially all of these guarantees expire through 2012, with $12 million expiring in 2003. The Company is required to perform under these guarantees in the event that a third-party fails to make contractual payments or achieve performance measures. The Company has recorded a liability of $21 million at December 31, 2002 relating to these guarantees.

                               Kraft Foods Inc.

Note 18. Quarterly Financial Data (Unaudited):

(in millions, except per share data)              2002 Quarters
--------------------------------------------------------------------------------
                                 First     Second        Third       Fourth
--------------------------------------------------------------------------------
Net revenues                     $7,147    $ 7,513      $ 7,216      $7,847
--------------------------------------------------------------------------------
Gross profit                     $2,864    $ 3,127      $ 2,971      $3,041
--------------------------------------------------------------------------------
Net earnings                     $  693    $   901      $   869         931
--------------------------------------------------------------------------------
Weighted average
         shares for
         diluted EPS              1,737      1,738        1,737       1,734
--------------------------------------------------------------------------------
Per share data:
         Basic EPS               $ 0.40    $  0.52      $  0.50      $ 0.54
--------------------------------------------------------------------------------
         Diluted EPS             $ 0.40    $  0.52      $  0.50      $ 0.54
--------------------------------------------------------------------------------
         Dividends declared      $ 0.13    $  0.13      $  0.15      $ 0.15
--------------------------------------------------------------------------------
         Market price--high      $39.70    $ 43.95      $ 41.70      $41.30
                     --low       $32.50    $ 38.32      $ 33.87      $36.12
--------------------------------------------------------------------------------


(in millions, except per share data)                2001 Quarters
--------------------------------------------------------------------------------
                                  First     Second        Third      Fourth
--------------------------------------------------------------------------------

Net revenues                      $7,197   $ 7,473      $ 7,018      $7,546
--------------------------------------------------------------------------------
Gross profit                      $2,922   $ 3,071      $ 2,785      $2,890
--------------------------------------------------------------------------------
Net earnings                      $  326   $   505      $   503      $  548
--------------------------------------------------------------------------------
Weighted average shares
         for diluted EPS           1,455     1,510        1,735       1,736
--------------------------------------------------------------------------------
Per share data:
         Basic EPS                $ 0.22   $  0.33      $  0.29      $ 0.32
--------------------------------------------------------------------------------
         Diluted EPS              $ 0.22   $  0.33      $  0.29      $ 0.32
--------------------------------------------------------------------------------
         Dividends declared                             $  0.13      $ 0.13
--------------------------------------------------------------------------------
         Market price--high                $ 32.00      $ 34.81      $35.57
                     --low                 $ 29.50      $ 30.00      $31.50
--------------------------------------------------------------------------------

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total year.

During the first quarter of 2002, the Company recorded a pre-tax charge of $142 million related to employee acceptances of a voluntary retirement program and a pretax integration related charge of $27 million to consolidate production lines in North America.

During the second quarter of 2002, the Company recorded a pre-tax integration related charge of $92 million to close a facility and for other consolidation programs. Also, during the second quarter of 2002, the Company sold a small business at a pre-tax gain of $3 million.

During the fourth quarter of 2002, the Company sold two small businesses at an aggregate pre-tax gain of $77 million. Also, during the fourth quarter of 2002, the Company reversed $4 million of previously recorded integration related liabilities and $4 million related to the loss on sale of a food factory to the consolidated statement of earnings.

During the first quarter of 2001, the Company recorded a pre-tax loss of $29 million for the sale of a North American food factory.

On June 13, 2001, the Company completed an IPO by issuing 280 million shares of its Class A common stock. Also, during the second quarter of 2001, the Company sold a small business at a pre-tax gain of $8 million.

During the third quarter of 2001, the Company recorded a pre-tax integration related charge of $37 million to consolidate production lines in the United States.

During the fourth quarter of 2001, the Company recorded a pre-tax integration related charge of $16 million for site reconfigurations and other consolidation programs in the United States.

                               Kraft Foods Inc.

Report of Independent Accountants

To the Board of Directors and Shareholders of Kraft Foods Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, shareholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Kraft Foods Inc. and its subsidiaries (the "Company") at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

                                               /s/ PricewaterhouseCoopers LLP

Chicago, Illinois
January 27, 2003





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