Form 10-K, Exhibit 13
period 2003-12-31
KRAFT FOODS INC
filed 2004-03-12
CIK 1103982

[KRAFT LOGO]

                                Kraft Foods Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

Kraft Foods Inc. ("Kraft"), together with its subsidiaries (collectively referred to as the "Company"), is the largest branded food and beverage company headquartered in the United States. Prior to June 13, 2001, Kraft was a wholly-owned subsidiary of Altria Group, Inc. On June 13, 2001, Kraft completed an initial public offering ("IPO") of 280,000,000 shares of its Class A common stock at a price of $31.00 per share. The IPO proceeds, net of the underwriting discount and expenses, of $8.4 billion were used to retire a portion of an $11.0 billion long-term note payable to Altria Group, Inc., incurred in connection with the acquisition of Nabisco Holdings Corp. ("Nabisco"). After the IPO, Altria Group, Inc. owned approximately 83.9% of the outstanding shares of Kraft's capital stock through its ownership of 49.5% of Kraft's Class A common stock and 100% of Kraft's Class B common stock. Kraft's Class A common stock has one vote per share, while Kraft's Class B common stock has ten votes per share. At December 31, 2003, Altria Group, Inc. held 97.9% of the combined voting power of Kraft's outstanding capital stock and owned approximately 84.6% of the outstanding shares of Kraft's capital stock.

The Company conducts its global business through two subsidiaries: Kraft Foods North America, Inc. ("KFNA") and Kraft Foods International, Inc. ("KFI"). KFNA manages its operations principally by product category, while KFI manages its operations by geographic region. During 2003, 2002 and 2001, KFNA's segments were Cheese, Meals and Enhancers; Biscuits, Snacks and Confectionery; Beverages, Desserts and Cereals; and Oscar Mayer and Pizza. KFNA's food service business within the United States and its businesses in Canada, Mexico and Puerto Rico were reported through the Cheese, Meals and Enhancers segment. KFI's segments were Europe, Middle East and Africa; and Latin America and Asia Pacific.

During January 2004, the Company announced a new global organizational structure, which will result in new segments for financial reporting purposes. Beginning in 2004, the Company's new segments will be U.S. Beverages & Grocery; U.S. Snacks; U.S. Cheese, Canada & North America Foodservice; U.S. Convenient Meals; Europe, Middle East & Africa; and Latin America & Asia Pacific. The new segment structure in North America reflects a shift of certain divisions and brands between segments to align businesses with consumer targets. Results for the Mexico and Puerto Rico businesses will be reported in the Latin America and Asia Pacific segment.

The Company's 2003, 2002 and 2001 results by segment are discussed herein under the reporting structure in place during 2003. The Company will report financial results in the new segment structure beginning with the results for the first quarter of 2004, and historical amounts will be restated.

Critical Accounting Policies

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

The preparation of all financial statements includes the use of estimates and assumptions that affect a number of amounts included in the Company's financial statements, including, among other things, employee benefit costs and income taxes. The Company bases its estimates on historical experience and other assumptions that it believes are reasonable. If actual amounts are ultimately different from previous estimates, the revisions are included in the Company's consolidated results of operations for the period in which the actual amounts become known. Historically, the aggregate differences, if any, between the Company's estimates and actual amounts in any year have not had a significant impact on the Company's consolidated financial statements.

                                Kraft Foods Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The selection and disclosure of the Company's critical accounting policies and estimates have been discussed with the Company's Audit Committee. The following is a review of the more significant assumptions and estimates, as well as the accounting policies and methods used in the preparation of the Company's consolidated financial statements:

Employee Benefit Plans: As discussed in Note 14 to the consolidated financial statements, the Company provides a range of benefits to its employees and retired employees, including pensions, postretirement health care benefits and post employment benefits (primarily severance). The Company records amounts relating to these plans based on calculations specified by U.S. GAAP, which include various actuarial assumptions, such as discount rates, assumed rates of return on plan assets, compensation increases, turnover rates and health care cost trend rates. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. As required by U.S. GAAP, the effect of the modifications is generally amortized over future periods. The Company believes that the assumptions utilized in recording its obligations under its plans, which are presented in Note 14 to the consolidated financial statements, are reasonable based on its experience and advice from its actuaries.

During the years ended December 31, 2003, 2002 and 2001, the Company recorded the following amounts in the consolidated statement of earnings for employee benefit plans:

                                                                  (in millions)
-------------------------------------------------------------------------------
                                           2003           2002           2001
-------------------------------------------------------------------------------
U.S. pension plan income                 $    (46)      $    (33)      $   (227)
Non-U.S. pension plan cost                     74             47             35
Postretirement healthcare cost                229            217            199
Postemployment benefit plan cost                6             35             12
Employee savings plan cost                     84             64             63
-------------------------------------------------------------------------------
  Net Expense for Employee
  benefit plans                          $    347       $    330       $     82
===============================================================================

The 2003 net expense for employee benefit plans of $347 million increased by $17 million over the 2002 amount. This cost increase primarily relates to higher settlement losses in the U.S. pension plan, a lowering of the Company's discount rate assumption on its pension and postretirement benefit plans, increased amortization of deferred losses, as well as higher matching of employee contributions in the savings plan, partially offset by $148 million of costs in 2002 associated with voluntary early retirement and integration programs. The 2002 net expense for employee benefit plans of $330 million increased by $248 million over the 2001 amount. This increase includes the costs associated with voluntary early retirement and integration programs ($148 million), which were recorded during 2002. The remainder of the cost increase in 2002 primarily relates to a lowering of the Company's discount rate assumption on its pension and postretirement benefit plans, and lower than expected returns on invested pension assets.

In December 2003, the United States enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). The Act establishes a prescription drug benefit under Medicare, known as "Medicare Part D," and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

In January 2004, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("FSP 106-1"). The Company has elected to defer accounting for the effects of the Act, as permitted by FSP 106-1. Therefore, in accordance with FSP 106-1, the Company's accumulated postretirement benefit obligation and net postretirement health care costs included in the consolidated financial statements and accompanying notes do not reflect the effects of the Act on the plans. Specific authoritative guidance on the accounting for the federal subsidy is pending.

At December 31, 2003, for the U.S. pension and postretirement plans, the Company reduced its discount rate assumption from 6.5% to 6.25%, maintained its expected return on asset assumption at 9.0%, and increased its health care cost trend rate assumption. The Company presently anticipates that these assumption changes, coupled with the amortization of lower returns on pension fund assets in prior years, will result in an increase in 2004 pre-tax benefit expense of approximately $130 million, or approximately $0.05 per share. The expected increase in benefit expense is prior to the consideration of any cost reduction derived from the implementation of the Act, discussed above, and any impact of the three-year restructuring program announced in January 2004. The Company's long-term rate of return assumption remains at 9.0% based on the investment of its pension assets primarily in U.S. equity securities. While the Company does not presently anticipate a change in its 2004 assumptions, a fifty-basis-point decline in the Company's discount rate would increase the

[KRAFT LOGO]

Company's pension and postretirement expense by approximately $65 million, while a fifty-basis-point increase in the discount rate would decrease pension and postretirement expense by approximately $55 million. Similarly, a fifty-basis-point decrease (increase) in the expected return on plan assets would increase (decrease) the Company's pension expense for the U.S. pension plans by approximately $30 million. See Note 14 to the consolidated financial statements for a sensitivity discussion of the assumed health care cost trend rates.

Revenue Recognition: As required by U.S. GAAP, the Company recognizes revenues, net of sales incentives, and including shipping and handling charges billed to customers, upon shipment of goods when title and risk of loss pass to customers. Shipping and handling costs are classified as part of cost of sales. Provisions and allowances for estimated sales returns and bad debts are also recorded in the Company's consolidated financial statements. The amounts recorded for these provisions and related allowances are not significant to the Company's consolidated financial position or results of operations.

Depreciation and Amortization: The Company depreciates property, plant and equipment and amortizes definite life intangibles using straight-line methods over the estimated useful lives of the assets. As discussed in Note 2 to the consolidated financial statements, on January 1, 2002, the Company adopted the provisions of a new accounting standard and, as a result, stopped recording the amortization of goodwill as a charge to earnings as of January 1, 2002.

Marketing and Advertising Costs: As required by U.S. GAAP, the Company records marketing costs as an expense in the year to which such costs relate. The Company does not defer amounts on its year-end consolidated balance sheet with respect to marketing costs. The Company expenses advertising costs in the year incurred. The Company records consumer incentive and trade promotion costs as a reduction of revenues in the year in which these programs are offered, based on estimates of utilization and redemption rates that are developed from historical information.

Related Party Transactions: As discussed in Note 3 to the consolidated financial statements, Altria Group, Inc.'s subsidiary, Altria Corporate Services, Inc., provides the Company with various services, including planning, legal, treasury, accounting, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology and tax services. Billings for these services, which were based on the cost to Altria Corporate Services, Inc. to provide such services and a management fee, were $318 million, $327 million and $339 million for the years ended December 31, 2003, 2002 and 2001, respectively. Although the cost of these services cannot be quantified on a stand-alone basis, management has assessed that the billings are reasonable based on the level of support provided by Altria Corporate Services, Inc., and that they reflect all services provided. The cost and nature of the services are reviewed annually by the Company's Audit Committee, which consists solely of independent directors. The effects of these transactions are included in operating cash flows in the Company's consolidated statements of cash flows.

The Company had long-term notes payable to Altria Group, Inc. and its affiliates as follows:

                                                                  (in millions)
-------------------------------------------------------------------------------
At December 31,                                           2003           2002
-------------------------------------------------------------------------------
Notes payable in 2009, interest at 7.0%                 $     --       $  1,150
Short-term due to Altria Group, Inc. and affiliates
  reclassified as long-term                                               1,410
-------------------------------------------------------------------------------
                                                        $     --       $  2,560
===============================================================================

During 2003, the Company repaid Altria Group, Inc. the remaining $1,150 million on the 7.0% note, as well as the $1,410 million of short-term borrowings reclassified to long-term. In addition, at December 31, 2003 and 2002, the Company had short-term amounts payable to Altria Group, Inc. of $543 million and $895 million, respectively. Interest on these borrowings is based on the applicable London Interbank Offered Rate.

Income Taxes: The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The accounts of the Company are included in the consolidated federal income tax return of Altria Group, Inc. Income taxes are generally computed on a separate company basis. To the extent that foreign tax credits, capital losses and other credits generated by the Company, which cannot currently be utilized on a separate company basis, are utilized in Altria Group, Inc.'s consolidated federal income tax return, the benefit is recognized in the calculation of the Company's provision for income taxes. Based on the Company's current estimate, this benefit is calculated to be approximately $100 million, $240 million and $220 million for the years ended December 31, 2003, 2002 and 2001, respectively. The benefit is dependent on a variety of tax attributes which have a tendency to vary year to year. The Company makes payments to, or is reimbursed by, Altria Group, Inc. for the tax effects resulting from its inclusion in Altria Group, Inc.'s consolidated federal income tax return. The provision for income taxes is based on domestic and international statutory income tax rates and tax planning opportunities available to the Company in the jurisdictions in which it operates. Significant judgment is required in determining income tax provisions and in

                                Kraft Foods Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

evaluating tax positions. The Company establishes additional provisions for income taxes when, despite the belief that existing tax positions are fully supportable, there remain certain positions that are likely to be challenged and that may not be sustained on review by tax authorities. The Company adjusts these additional accruals in light of changing facts and circumstances. The consolidated tax provision includes the impact of changes to accruals that are considered appropriate, as well as the related net interest. If the Company's filing positions are ultimately upheld under audits by respective taxing authorities, it is possible that the provision for income taxes in future years may reflect favorable adjustments.

Business Environment

The Company is subject to a number of challenges that may adversely affect its businesses. These challenges, which are discussed below and under the "Forward-Looking and Cautionary Statements" section include:

- fluctuations in commodity prices;

- movements of foreign currencies against the U.S. dollar;

- competitive challenges in various products and markets, including price gaps with competitor products and the increasing price-consciousness of consumers;

- a rising cost environment;

- a trend toward increasing consolidation in the retail trade and consequent inventory reductions;

- changing consumer preferences;

- competitors with different profit objectives and less susceptibility to currency exchange rates; and

- consumer concerns about food safety, quality and health, including concerns about genetically modified organisms, trans-fatty acids and obesity.

To confront these challenges, the Company continues to take steps to build the value of its brands, to improve its food business portfolio with new product and marketing initiatives, to reduce costs through productivity and to address consumer concerns about food safety, quality and health. In July 2003, the Company announced a range of initiatives addressing product nutrition, marketing practices, consumer information, and public advocacy and dialogue.

During 2003, several factors contributed to lower than anticipated volume growth. These factors included higher price gaps in some key categories and countries, trade inventory reductions resulting from several customers experiencing financial difficulty, warehouse consolidations, store closings and retailers' stated initiatives to reduce working capital, as well as the combined adverse effect of global economic weakness. To improve volume and share trends, the Company increased spending behind certain businesses during the second half of 2003 by approximately $200 million more than had previously been planned. The Company also anticipates $500 million to $600 million of increased spending in 2004 over 2003 across all its businesses.

In January 2004, the Company announced its adoption of a four-point plan to achieve sustainable growth. The first element of the plan is to build brand value by continuing to improve its products, to use more value-added packaging, to develop innovative new products, to effectively manage price gaps and to build closer relationships with consumers.

The second element of the plan is to accelerate the shift in the Company's brand portfolio to address growing consumer demand for products meeting their health and wellness concerns and their desire for convenience. The Company is reducing trans-fat in its products, identifying its products that are low in carbohydrates, introducing more sugar-free products, and emphasizing positive nutrition products. The Company is addressing convenience needs by offering more convenient packaging, such as single-serve and resealable packaging, and products requiring reduced preparation. The Company is also offering packaging that is customized to suit the needs of growing alternate channels of distribution such as supercenters, mass merchandisers, drugstores and club stores. The Company also plans to shift its portfolio to reflect changing demographics, for example, by expanding the availability of Hispanic products and bilingual packaging.

The third component of the plan is to expand the Company's global scale through international growth, particularly in developing markets. These markets account for 84% of the world's population and 30% of its packaged food consumption, but only 11% of the Company's net revenues. The plan calls for the Company to capture the growth potential of its core categories in existing markets and to expand its core categories into new markets.

As the final component of its plan, the Company announced a three-year restructuring program with the objectives of leveraging the Company's global scale, realigning and lowering the cost structure, and optimizing capacity utilization. As part of this program, the Company anticipates the exit or losing of up to twenty plants and the elimination of approximately six thousand positions. Over the next three years, the Company expects to incur up to $1.2 billion in pre-tax charges, reflecting asset disposals, severance and other implementation costs, including an estimated range of $750 million to $800 million in 2004. Approximately one-half of the pre-tax

[KRAFT LOGO]

charges are expected to require cash payments. In addition, the Company expects to spend approximately $140 million in capital over the next three years to implement the program, including approximately $50 million in 2004. Cost savings as a result of this program in 2004 are expected to be approximately $120 million to $140 million and are anticipated to reach annual cost savings of approximately $400 million by 2006, all of which are expected to be used in supporting brand-building initiatives.

Fluctuations in commodity prices can lead to retail price volatility and intensive price competition, and can influence consumer and trade buying patterns. KFNA's and KFI's businesses are subject to fluctuating commodity costs, including dairy, coffee and cocoa costs. In 2003, the Company's commodity costs on average were higher than those incurred in 2002 and adversely affected earnings.

The Company's performance in 2003 was also affected by a rising cost environment, which is expected to continue. In particular, the Company experienced increased pension, medical, packaging and energy costs.

During 2003, the Company acquired a biscuits business in Egypt and trademarks associated with a small U.S.-based natural foods business. The total cost of these and other smaller acquisitions was $98 million. During 2002, the Company acquired a snacks business in Turkey and a biscuits business in Australia. The total cost of these and other smaller acquisitions was $122 million. During 2001, the Company purchased coffee businesses in Romania, Morocco and Bulgaria and also acquired confectionery businesses in Russia and Poland. The total cost of these and other smaller acquisitions was $194 million. The effects of these acquisitions were not material to the Company's consolidated financial position, results of operations or cash flows in any of the periods presented.

During 2003, the Company sold a European rice business and a branded fresh cheese business in Italy. The aggregate proceeds received from sales of businesses were $96 million, on which the Company recorded pre-tax gains of $31 million.

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

The operating results of the businesses sold were not material to the Company's consolidated financial position, results of operations or cash flows in any of the periods presented.

In November 2003, the Company was advised by the Fort Worth District Office of the Securities and Exchange Commission ("SEC") that the staff is considering recommending that the SEC bring a civil injunctive action against the Company charging it with aiding and abetting Fleming Companies ("Fleming") in violations of the securities laws. District staff alleges that a Company employee, who received a similar "Wells" notice, signed documents requested by Fleming, which Fleming used in order to accelerate its revenue recognition. The notice does not contain any allegations or statements regarding the Company's accounting for transactions with Fleming. The Company believes that it properly recorded the transactions in accordance with U.S. GAAP. The Company has submitted a response to the staff indicating why it believes that no enforcement action should be brought against it. The Company has cooperated fully with the SEC with respect to this matter and the SEC's investigation of Fleming.

Consolidated Operating Results

                                           (in millions, except per share data)
-------------------------------------------------------------------------------
Year Ended December 31,                    2003           2002           2001
-------------------------------------------------------------------------------
Volume (in pounds):
  Cheese, Meals and Enhancers               6,183          6,082          5,404
  Biscuits, Snacks and Confectionery        2,083          2,185          2,165
  Beverages, Desserts and Cereals           3,905          3,708          3,421
  Oscar Mayer and Pizza                     1,570          1,554          1,519
-------------------------------------------------------------------------------
    Total Kraft Foods North America        13,741         13,529         12,509
-------------------------------------------------------------------------------
  Europe, Middle East and Africa            2,971          2,961          2,826
  Latin America and Asia Pacific            1,969          2,059          2,057
-------------------------------------------------------------------------------
    Total Kraft Foods International         4,940          5,020          4,883
-------------------------------------------------------------------------------
      Volume (in pounds)                   18,681         18,549         17,392
===============================================================================

Net revenues:
  Cheese, Meals and Enhancers            $  9,439       $  9,172       $  9,014
  Biscuits, Snacks and Confectionery        4,801          4,887          4,789
  Beverages, Desserts and Cereals           4,567          4,412          4,237
  Oscar Mayer and Pizza                     3,100          3,014          2,930
-------------------------------------------------------------------------------
    Total Kraft Foods North America        21,907         21,485         20,970
-------------------------------------------------------------------------------
  Europe, Middle East and Africa            7,045          6,203          5,936
  Latin America and Asia Pacific            2,058          2,035          2,328
-------------------------------------------------------------------------------
    Total Kraft Foods International         9,103          8,238          8,264
-------------------------------------------------------------------------------
      Net revenues                       $ 31,010       $ 29,723       $ 29,234
===============================================================================

Operating income:
Operating companies income:
  Cheese, Meals and Enhancers            $  2,230       $  2,210       $  2,132
  Biscuits, Snacks and Confectionery          887          1,051            933
  Beverages, Desserts and Cereals           1,247          1,136          1,192
  Oscar Mayer and Pizza                       556            556            539
  Europe, Middle East and Africa            1,012            962            861
  Latin America and Asia Pacific              270            368            378
Amortization of intangibles                    (9)            (7)          (962)
General corporate expenses                   (182)          (162)          (189)
-------------------------------------------------------------------------------
  Operating income                       $  6,011       $  6,114       $  4,884
===============================================================================
Net earnings                             $  3,476       $  3,394       $  1,882
===============================================================================
Weighted average shares for
  diluted earnings per share                1,728          1,736          1,610
===============================================================================
Diluted earnings per share               $   2.01       $   1.96       $   1.17
===============================================================================

                                Kraft Foods Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Operating income was affected by the following items during 2003, 2002 and 2001:

Integration Costs and a Loss on Sale of a Food Factory: During 2003, the Company reversed $13 million related to previously recorded integration charges. During 2002, the Company recorded pre-tax integration related charges of $115 million to consolidate production lines in North America, lose a Kraft facility and for other consolidation programs. In addition, during 2002, the Company reversed $4 million related to the loss on sale of a food factory. During 2001, the Company recorded pre-tax charges of $53 million for site reconfigurations and other consolidation programs in the United States. In addition, the Company recorded a pre-tax charge of $29 million to lose a North American food factory. These items were included in the operating companies income of the following segments:

                                                                  (in millions)
-------------------------------------------------------------------------------
For the Years Ended December 31,           2003           2002           2001
-------------------------------------------------------------------------------
Cheese, Meals and Enhancers              $    (10)      $     30       $     63
Biscuits, Snacks and Confectionery                             1              2
Beverages, Desserts and Cereals                (3)            56             12
Oscar Mayer and Pizza                                          7              5
Latin America and Asia Pacific                                17
-------------------------------------------------------------------------------
Integration costs and a loss on
  sale of a food factory                 $    (13)      $    111       $     82
===============================================================================

Asset Impairment and Exit Costs: During 2003, the Company recorded a pre-tax charge of $6 million for asset impairment and exit costs related to the closure of a Nordic snacks plant. During 2002, the Company recorded a pre-tax charge of $142 million related to employee acceptances under a voluntary retirement program. Approximately 700 employees elected to retire or terminate employment under the program. During 2001, there were no asset impairment and exit costs. These charges were included in the operating companies income of the following segments:

                                                                  (in millions)
-------------------------------------------------------------------------------
For the Years Ended December 31,                          2003           2002
-------------------------------------------------------------------------------
Cheese, Meals and Enhancers                                            $     60
Biscuits, Snacks and Confectionery                                            3
Beverages, Desserts and Cereals                                              47
Oscar Mayer and Pizza                                                        25
Europe, Middle East and Africa                          $      6              5
Latin America and Asia Pacific                                                2
-------------------------------------------------------------------------------
Asset impairment and exit costs                         $      6       $    142
===============================================================================

Gains on Sales of Businesses: During 2003, the Company sold a European rice business and a branded fresh cheese business in Italy for aggregate pre-tax gains of $31 million. During 2002, the Company sold its Latin American yeast and industrial bakery ingredients business, resulting in a pre-tax gain of $69 million, and several small food businesses, resulting in pre-tax gains of $11 million. During 2003, 2002 and 2001, total gains on sales of businesses were included in the operating companies income of the following segments:

                                                                  (in millions)
-------------------------------------------------------------------------------
For the Years Ended December 31,           2003           2002           2001
-------------------------------------------------------------------------------
Biscuits, Snacks and Confectionery                      $      8
Europe, Middle East and Africa           $     31
Latin America and Asia Pacific                                72       $      8
-------------------------------------------------------------------------------
Gains on sales of businesses             $     31       $     80       $      8
===============================================================================

Amortization of Intangibles: As previously discussed, the Company stopped recording the amortization of goodwill as a charge to earnings as of January 1, 2002.

Businesses Held for Sale: During 2001, certain small Nabisco businesses were reclassified to businesses held for sale, including their estimated results of operations through anticipated dates of sales. These businesses have subsequently been sold, with the exception of one business that had been held for sale since the acquisition of Nabisco. This business, which is no longer held for sale, has been included in the 2003 and 2002 consolidated operating results of KFNA.

As discussed in Note 13 to the consolidated financial statements, the Company's management uses operating companies income, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Management believes it is appropriate to disclose this measure to help investors analyze the business performance and trends of the various business segments.

2003 compared with 2002

The following discussion compares consolidated operating results for 2003 with 2002.

Volume increased 132 million pounds (0.7%), due primarily to increased shipments in the Beverages, Desserts and Cereals segment and the Cheese, Meals and Enhancers segment, growth in developing markets and the impact of acquisitions, partially offset by the impact of divested businesses, lower consumption in certain categories, particularly U.S. cookies, trade inventory reductions, price competition and the impact of a weaker global economy.

Net revenues increased $1,287 million (4.3%), due to favorable currency ($730 million), higher pricing ($471 million, reflecting higher commodity and currency devaluation-driven cost increases, partially offset by higher promotional spending), higher volume/mix ($114 million) and the impact of acquisitions ($59 million), partially offset by the impact of divested businesses ($87 million).

Operating income decreased $103 million (1.7%), due primarily to higher fixed manufacturing costs ($110 million, including higher benefit costs), higher marketing, administration and research costs ($104 million), unfavorable costs, net of higher pricing ($94 million, due primarily to higher commodity costs and increased promotional spending), unfavorable volume/mix ($66 million), the impact of gains on sales of businesses ($49 million) and the impact of divestitures ($18 million), partially offset by the impact of lower pre-tax charges for asset impairment and exit costs ($136 million) and the impact

[KRAFT LOGO]

from integration costs and a loss on sale of a food factory ($124 million) and favorable currency ($94 million). The higher benefit costs were primarily related to pension and stock compensation costs.

Currency movements increased net revenues by $730 million and operating income by $94 million. These increases were due primarily to the further weakening of the U.S. dollar against the euro, the Canadian dollar and other currencies, partially offset by the strength of the U.S. dollar against certain Latin American currencies.

Interest and other debt expense, net, decreased $182 million. This decrease is due to the Company's refinancing of notes payable to Altria Group, Inc. and the use of free cash flow to pay down debt.

The Company's reported effective tax rate decreased by 0.6 percentage points to 34.9%, due primarily to rate differences from foreign operations.

Net earnings of $3,476 million increased $82 million (2.4%), due primarily to lower interest expense and a lower effective tax rate, partially offset by lower operating income. Diluted and basic earnings per share ("EPS"), which were both $2.01, increased by 2.6%.

2002 compared with 2001

The following discussion compares consolidated operating results for 2002 with 2001.

Volume increased 1,157 million pounds (6.7%), due primarily to the inclusion in 2002 of a business previously considered held for sale, new product introductions, geographic expansion and acquisitions.

Net revenues increased $489 million (1.7%), due primarily to higher volume/mix ($401 million), the inclusion in 2002 of a business previously considered held for sale ($252 million) and the impact of acquisitions ($191 million), partially offset by the adverse effect of currency exchange rates ($291 million) and lower sales prices on cheese and coffee products (driven by commodity-related declines).

Operating income increased $1,230 million (25.2%), due primarily to the elimination of substantially all goodwill amortization, volume growth and favorable margins.

Currency movements decreased net revenues by $291 million and operating income by $4 million. These decreases in net revenues and operating income were due primarily to the strength of the U.S. dollar against certain Latin American currencies, partially offset by the weakness of the U.S. dollar against the euro and other currencies.

Interest and other debt expense, net, decreased $590 million. This decrease was due primarily to lower debt levels after the repayment of Nabisco acquisition borrowings with the proceeds from the Company's IPO, as well as the Company's refinancing of notes payable to Altria Group, Inc. and lower short-term interest rates.

The Company's effective tax rate decreased by 9.9 percentage points to 35.5%, due primarily to the adoption of SFAS No. 141 and SFAS No. 142, under which the Company is no longer required to amortize goodwill as a charge to earnings.

Net earnings of $3,394 million increased $1,512 million (80.3%), due primarily to growth in operating income and lower interest expense. Diluted and basic EPS, which were both $1.96, increased by 67.5%.

Operating Results by Reportable Segment

Kraft Foods North America

                                                                  (in millions)
-------------------------------------------------------------------------------
For the Years Ended December 31,           2003           2002           2001
-------------------------------------------------------------------------------
Volume (in pounds):
  Cheese, Meals and Enhancers               6,183          6,082          5,404
  Biscuits, Snacks and Confectionery        2,083          2,185          2,165
  Beverages, Desserts and Cereals           3,905          3,708          3,421
  Oscar Mayer and Pizza                     1,570          1,554          1,519
-------------------------------------------------------------------------------
Volume (in pounds)                         13,741         13,529         12,509
===============================================================================

Net revenues:
  Cheese, Meals and Enhancers            $  9,439       $  9,172       $  9,014
  Biscuits, Snacks and Confectionery        4,801          4,887          4,789
  Beverages, Desserts and Cereals           4,567          4,412          4,237
  Oscar Mayer and Pizza                     3,100          3,014          2,930
-------------------------------------------------------------------------------
Net revenues                             $ 21,907       $ 21,485       $ 20,970
===============================================================================

Operating companies income:
  Cheese, Meals and Enhancers            $  2,230       $  2,210       $  2,132
  Biscuits, Snacks and Confectionery          887          1,051            933
  Beverages, Desserts and Cereals           1,247          1,136          1,192
  Oscar Mayer and Pizza                       556            556            539
-------------------------------------------------------------------------------
Operating companies income               $  4,920       $  4,953       $  4,796
===============================================================================

2003 compared with 2002

The following discussion compares KFNA's operating results for 2003 with 2002.

During the first quarter of 2003, the Company transferred management responsibility of its Canadian Biscuits and Pet Snacks operations from the Biscuits, Snacks and Confectionery segment to the Cheese, Meals and Enhancers segment, which contains the Company's other Canadian businesses. Accordingly, all prior period amounts have been reclassified to reflect the transfer.

Volume increased 1.6%, due primarily to contributions from new products and increased shipments in the Beverages, Desserts and Cereals segment and the Cheese, Meals and Enhancers segment, partially offset by the divestiture of a small confectionery business in 2002, consumption weakness in certain categories, primarily cookies, and trade inventory reductions.

                                Kraft Foods Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Net revenues increased $422 million (2.0%), due primarily to higher volume/mix ($170 million), higher pricing, net of increased promotional spending ($151 million), and favorable currency ($120 million), partially offset by the divestiture of a small confectionery business in 2002 ($21 million).

Operating companies income decreased $33 million (0.7%), due primarily to unfavorable costs, net of higher pricing ($161 million, including higher commodity costs and increased promotional spending), higher fixed manufacturing costs ($79 million, including higher benefit costs) and unfavorable volume/mix ($37 million), partially offset by 2002 pre-tax charges for asset impairment and exit costs ($135 million) and the impact of lower integration costs and a loss on sale of a food factory ($107 million).

The following discusses operating results within each of KFNA's reportable segments.

Cheese, Meals and Enhancers: Volume increased 1.7%, due primarily to higher shipments in cheese, food service, Canada and Mexico. Cheese volume increased due primarily to improved consumption and share trends resulting from the investment program that began in the third quarter of 2003. Volume for the food service business in the United States also increased, due to higher shipments to national accounts. Volume in Canada and Mexico increased, driven by new beverage product introductions.

Net revenues increased $267 million (2.9%), due to favorable currency ($120 million), higher volume/mix ($82 million) and higher pricing ($65 million, including the impact of increased promotional spending).

Operating companies income increased $20 million (0.9%), due primarily to the 2002 pre-tax charges for asset impairment and exit costs ($60 million), the impact of lower integration costs and a loss on the sale of a food factory ($40 million) and favorable currency ($22 million), partially offset by unfavorable costs, net of higher pricing ($72 million, including higher commodity costs and increased promotional spending), higher fixed manufacturing costs ($23 million, including higher benefit costs) and unfavorable volume/mix.

Biscuits, Snacks and Confectionery: Volume decreased 4.7%, due primarily to lower shipments in biscuits and the divestiture of a small confectionery business in 2002. In biscuits, volume declined, due primarily to reduced consumption in cookies, reflecting higher pricing, lower impact of new products, and consumer health and wellness concerns. Snacks volume increased, benefiting from category and consumption gains in snack nuts.

Net revenues decreased $86 million (1.8%), due to lower volume/mix ($56 million), the divestiture of a small confectionery business in 2002 ($21 million) and higher promotional spending, net of higher pricing ($9 million).

Operating companies income decreased $164 million (15.6%), due primarily to lower volume/mix ($84 million), higher fixed manufacturing costs ($77 million) and unfavorable costs, net of higher pricing ($71 million, including higher commodity costs and increased promotional spending), partially offset by lower marketing, administration and research costs ($77 million).

Beverages, Desserts and Cereals: Volume increased 5.3%, due primarily to higher shipments of ready-to-drink beverages, which were aided by new product introductions. Desserts volume also increased, due primarily to higher shipments of sugar-free items and increased merchandising programs. In coffee, volume declined, impacted by competitive activity and a category decline due to higher prices.

Net revenues increased $155 million (3.5%), due to higher volume/mix ($100 million) and higher pricing ($55 million).

Operating companies income increased $111 million (9.8%), due primarily to the impact of lower integration costs ($59 million), the 2002 asset impairment and exit costs ($47 million) and higher volume/mix ($43 million), partially offset by higher marketing, administration and research costs ($31 million), unfavorable costs, net of higher pricing ($13 million, including higher commodity costs) and higher benefit costs.

Oscar Mayer and Pizza: Volume increased 1.0%, due primarily to gains in cold cuts, hot dogs, bacon, soy-based meat alternatives and frozen pizza.

Net revenues increased $86 million (2.9%), due primarily to higher volume/mix ($44 million) and higher pricing ($40 million, including the impact of increased promotional spending).

Operating companies income was equal to the prior year's, as the impact of 2002 pre-tax charges for asset impairment and exit costs ($25 million) and integration costs ($7 million), lower fixed manufacturing costs ($14 million) and higher volume/mix ($10 million) was offset by higher marketing, administration and research costs ($51 million), unfavorable costs, net of higher pricing ($5 million, including higher commodity costs and increased promotional spending) and higher benefit costs.

2002 compared with 2001

The following discussion compares KFNA's operating results for 2002 with 2001.

KFNA's volume increased 8.2%, due primarily to the inclusion in 2002 of a business that was previously held for sale and contributions from new products.

Net revenues increased $515 million (2.5%), due primarily to higher volume/mix ($437 million) and the inclusion in 2002 of a business that was previously held for sale ($252 million), partially offset by lower selling prices in response to lower commodity costs ($154 million).

[KRAFT LOGO]

Operating companies income increased $157 million (3.3%), due primarily to higher volume/mix ($174 million), favorable margins ($176 million, driven by lower commodity-related costs and productivity) and Nabisco synergy savings, partially offset by higher benefit expense, including the 2002 charge for asset impairment and exit costs ($135 million).

The following discusses operating results within each of KFNA's reportable segments.

Cheese, Meals and Enhancers: Volume increased 12.5%, due primarily to the inclusion in 2002 of a business that was previously held for sale and volume gains in enhancers, meals and food service, partially offset by a decline in cheese. Volume gains in enhancers and meals were led by Kraft pourable dressings, barbecue sauce, macaroni & cheese dinners and the 2001 acquisition of It's Pasta Anytime. In cheese, volume declined as lower dairy costs resulted in aggressive competitive activity by private label manufacturers as they reduced prices and increased merchandising levels.

Net revenues increased $158 million (1.8%), due primarily to the inclusion in 2002 of a business that was previously held for sale ($252 million) and higher volume/mix ($34 million), partially offset by lower net pricing ($118 million, primarily related to lower dairy commodity costs).

Operating companies income increased $78 million (3.7%), due primarily to favorable margins ($63 million, due primarily to lower cheese commodity costs and productivity savings), lower integration related costs in 2002 ($33 million), higher volume/mix ($31 million) and the inclusion in 2002 of a business that was previously held for sale ($23 million), partially offset by higher benefit expenses, including the 2002 charge for asset impairment and exit costs ($60 million).

Biscuits, Snacks and Confectionery: Volume increased 0.9%, as volume gains in biscuits and snacks were partially offset by a decline in confectionery shipments. In biscuits, volume increased, driven by new product initiatives in both cookies and crackers. In snacks, volume also increased, due primarily to promotional initiatives. Confectionery volume declined, resulting primarily from competitive activity in the breath-freshening category, partially offset by new product introductions in the non-chocolate confectionery business.

Net revenues increased $98 million (2.0%), due primarily to higher volume/mix ($61 million) and higher net pricing ($35 million).

Operating companies income increased $118 million (12.6%), due primarily to favorable margins ($81 million, due primarily to higher net pricing and lower commodity costs for nuts), Nabisco synergy savings and higher volume/mix.

Beverages, Desserts and Cereals: Volume increased 8.4%, due primarily to growth in ready-to-drink beverages. In coffee, volume increased, driven by merchandising programs and packaging innovation. In the desserts business, volume increases were led by dry packaged desserts and frozen toppings, which benefited from holiday programs, and in ready-to-eat desserts, aided by new products.

Net revenues increased $175 million (4.1%), due primarily to higher volume/mix ($245 million), partially offset by lower net pricing ($58 million).

Operating companies income decreased $56 million (4.7%), primarily reflecting the 2002 charge for asset impairment and exit costs ($47 million), higher integration-related costs ($44 million), higher marketing, administration and research costs ($36 million, including higher benefit costs) and lower margins ($18 million), partially offset by higher volume/mix ($98 million) and productivity savings.

Oscar Mayer and Pizza: Volume increased 2.3%, due to volume gains in processed meats and pizza. The increase in processed meats was driven by gains in hot dogs, bacon and soy-based meat alternatives, aided by new product introductions. The pizza business also benefited from new products.

Net revenues increased $84 million (2.9%), due to higher volume/mix ($97 million), partially offset by lower net pricing ($13 million).

Operating companies income increased $17 million (3.2%), primarily reflecting favorable costs ($50 million, due primarily to lower meat and cheese commodity costs and productivity savings) and higher volume/mix ($30 million), partially offset by the 2002 charge for asset impairment and exit costs ($25 million), higher marketing, administration and research costs ($24 million, including higher benefit costs) and higher manufacturing costs.

Kraft Foods International

                                                                  (in millions)
-------------------------------------------------------------------------------
For the Years Ended December 31,           2003           2002           2001
-------------------------------------------------------------------------------
Volume (in pounds):
  Europe, Middle East and Africa            2,971          2,961          2,826
  Latin America and Asia Pacific            1,969          2,059          2,057
-------------------------------------------------------------------------------
Volume (in pounds)                          4,940          5,020          4,883
===============================================================================

Net revenues:
  Europe, Middle East and Africa         $  7,045       $  6,203       $  5,936
  Latin America and Asia Pacific            2,058          2,035          2,328
-------------------------------------------------------------------------------
Net revenues                             $  9,103       $  8,238       $  8,264
===============================================================================

Operating companies income:
  Europe, Middle East and Africa         $  1,012       $    962       $    861
  Latin America and Asia Pacific              270            368            378
-------------------------------------------------------------------------------
Operating companies income               $  1,282       $  1,330       $  1,239
===============================================================================

                                Kraft Foods Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

2003 compared with 2002

The following discussion compares KFI's operating results for 2003 with 2002.

Volume decreased 1.6%, due to the divestiture of a Latin American bakery ingredients business in 2002 and a rice business and a branded fresh cheese business in Europe in 2003, the impact of price competition, particularly in Germany and France, and the adverse impact of a summer heat wave across Europe on the chocolate and coffee businesses. These declines were partially offset by growth in developing markets, including Russia, Brazil and China, and the acquisitions of a snacks business in Turkey and a biscuits business in Egypt.

Net revenues increased $865 million (10.5%), due to favorable currency ($610 million), higher pricing ($320 million, reflecting higher commodity and currency devaluation-driven cost increases in Latin America) and the impact of acquisitions ($57 million), partially offset by the impact of divestitures ($66 million) and lower volume/mix ($56 million).

Operating companies income decreased $48 million (3.6%), due primarily to higher marketing, administration and research costs ($98 million, including higher benefit costs and infrastructure investment in developing markets), the net impact of lower gains on sales of businesses ($41 million), lower volume/mix ($29 million) and the impact of divestitures ($13 million), partially offset by favorable currency ($72 million), higher pricing, net of cost increases ($36 million, including fixed manufacturing costs), the 2002 pre-tax charges for integration costs ($17 million) and the impact of acquisitions ($7 million).

The following discusses operating results within each of KFI's reportable segments.

Europe, Middle East and Africa: Volume increased 0.3%, due to volume growth in the Central and Eastern Europe, Middle East and Africa region, which benefited from the acquisition of a biscuits business in Egypt in 2003 as well as a snacks business acquisition in Turkey during the third quarter of 2002, and new product introductions. These gains were partially offset by the impact of the summer heat wave across Europe on the chocolate and coffee businesses, price competition in Germany and France, and the divestiture of a rice business and a branded fresh cheese business in Europe in 2003. In snacks, volume increased in biscuits and salted snacks, benefiting from acquisitions, partially offset by lower confectionery volume due to the summer heat wave across Europe and price competition. In beverages, volume declined, due primarily to the summer heat wave across Europe (which had an adverse impact on coffee shipments) and price competition. These declines were partially offset by increased coffee shipments in Russia, benefiting from expanded distribution, and Poland, aided by new product introductions. Convenient meals volume also declined, due to the divestiture of a rice business in Europe, partially offset by higher shipments of canned meats in Italy. Cheese volume declined, due primarily to the impact of price competition in Germany and Spain, partially offset by gains in ream cheese in Italy.

Net revenues increased $842 million (13.6%), due primarily to favorable currency ($808 million), the impact of acquisitions ($57 million) and higher pricing ($18 million), partially offset by unfavorable volume/mix ($43 million).

Operating companies income increased $50 million (5.2%), due primarily to favorable currency ($100 million) and the gain on the sale of a rice business and a branded fresh cheese business in Europe ($31 million), partially offset by unfavorable costs, net of higher pricing ($39 million, including higher commodity costs and increased promotional spending), unfavorable volume/mix ($28 million) and higher marketing, administration and research costs ($17 million, including higher benefit costs and infrastructure investment in eastern Europe).

Latin America and Asia Pacific: Volume decreased 4.4%, due to the divestiture of a Latin American bakery ingredients business in 2002, partially offset by growth in Argentina, Brazil, China and Australia. In grocery, volume declined in Latin America, due primarily to the sale of a bakery ingredients business in the fourth quarter of 2002. In beverages, volume increased, due primarily to growth in Brazil, Venezuela and China, aided by new product introductions. Snacks volume also increased, as biscuits volume growth in Brazil, Argentina, China and Australia, aided by new product introductions, was partially offset by a decline in confectionery, which was impacted by economic weakness, trade inventory reductions and price competition in Brazil. In cheese, volume increased, due to higher shipments in Asia Pacific, benefiting from new products in Australia and promotional programs in the Philippines, partially offset by declines in Latin America. In convenient meals, volume grew, benefiting from gains in Argentina.

Net revenues increased $23 million (1.1%), due to higher pricing ($302 million, reflecting higher commodity and currency devaluation-driven costs), partially offset by unfavorable currency ($198 million), the divestiture of a Latin American bakery ingredients business in 2002 ($68 million) and lower volume/mix ($13 million).

Operating companies income decreased $98 million (26.6%), due primarily to higher marketing, administration and research costs ($81 million), gains on sales of businesses in 2002 ($72 million), unfavorable currency ($28 million) and the divestiture of a Latin American bakery ingredients business in 2002 ($10 million), partially offset by higher pricing, net of cost increases ($75 million) and the 2002 pre-tax charges for integration costs ($17 million).

[KRAFT LOGO]

2002 compared with 2001

The following discussion compares KFI's operating results for 2002 with 2001.

KFI's volume increased 2.8% due primarily to acquisitions, new product introductions, geographic expansion and marketing programs. This increase in volume was partially offset by the impact of economic weakness in several Latin American countries and the impact of businesses sold.

Net revenues decreased $26 million (0.3%), due primarily to unfavorable currency movements ($271 million), lower volume/mix ($36 million) and revenues of divested businesses ($22 million), partially offset by the impact of acquisitions ($181 million) and higher net pricing ($122 million).

Operating companies income increased $91 million (7.3%), due primarily to gains on sales of businesses ($64 million), favorable margins ($37 million, including productivity savings), lower marketing, administration and research costs ($23 million, including synergy savings) and the impact of acquisitions ($18 million), partially offset by lower volume/mix ($19 million), 2002 integration costs ($17 million) and income of divested businesses ($8 million).

The following discusses operating results within each of KFI's reportable segments.

Europe, Middle East and Africa: Volume increased 4.8%, driven by acquisitions and volume growth across most markets including Italy, the United Kingdom, Sweden, the Ukraine, the Middle East and Poland, partially offset by declines in Germany and Romania. Snacks volume increased, benefiting from confectionery acquisitions in Russia and Poland, a snacks acquisition in Turkey and new product introductions across the segment. Snacks volume growth was moderated by a decline in Germany, reflecting aggressive competitive activity, and in Romania, due to lower consumer purchasing power. In beverages, volume increased in both coffee and refreshment beverages. Coffee volume grew in most markets, driven by new product introductions, and acquisitions in Romania, Morocco and Bulgaria. In Germany, coffee volume decreased, reflecting market softness and increased price competition. Refreshment beverages volume also increased, driven by the geographic expansion of powdered beverages and new product introductions. Cheese volume increased with gains in Philadelphia cream cheese, benefiting from advertising and new product introductions. In convenient meals, volume increased, due primarily to higher canned meats volume in Italy against a weak comparison in 2001, and new product introductions of lunch combinations in the United Kingdom.

Net revenues increased $267 million (4.5%), due primarily to favorable currency movements ($197 million), the acquisitions of coffee, confectionery and snacks businesses ($147 million) and higher volume/mix ($22 million), partially offset by lower net pricing ($99 million, due primarily to commodity-driven coffee price declines).

Operating companies income increased $101 million (11.7%), due primarily to favorable margins ($42 million), favorable currency movements ($37 million), higher volume/mix ($19 million) and acquisitions ($16 million), partially offset by higher marketing, administration and research costs.

Latin America and Asia Pacific: Volume increased slightly, as the acquisition of a biscuits business in Australia and gains across numerous markets were partially offset by a volume decline in Argentina due to economic weakness, lower results in China and the impact of businesses sold. In snacks, volume growth was driven by gains in biscuits, benefiting from geographic expansion of cookies and crackers in Latin America, new product introductions and the acquisition of a biscuits business in Australia. Snacks volume growth was partially offset by the negative impact of the continued economic weakness in Argentina and distributor inventory reductions in China. Beverages volume also increased, due primarily to growth in powdered beverages in numerous markets across Latin America and Asia Pacific, which benefited from new product introductions. In grocery, volume declined in both Latin America and Asia Pacific.

Net revenues decreased $293 million (12.6%), due primarily to unfavorable currency movements ($468 million), lower volume/mix ($58 million) and revenues from divested businesses ($22 million), partially offset by higher net pricing ($221 million) and the 2002 acquisition of a biscuits business in Australia ($34 million).

Operating companies income decreased $10 million (2.6%), due primarily to lower volume/mix ($38 million), unfavorable currency movements ($37 million), 2002 integration costs ($17 million) and the operating companies income of disposed businesses, partially offset by gains on sales of businesses ($64 million) and lower marketing, administration and research costs ($31 million, including synergy savings).

Financial Review

Net Cash Provided by Operating Activities

Net cash provided by operating activities was $4.1 billion in 2003, $3.7 billion in 2002 and $3.3 billion in 2001. The increase in 2003 operating cash flows over 2002 was due primarily to a lower use of cash to fund working capital, partially offset by increased pension contributions. The increase in 2002 operating cash flows over 2001 primarily reflected cash flow from increased net earnings.

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

                                Kraft Foods Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

During 2003, 2002 and 2001, net cash used in investing activities was $1.0 billion, $1.1 billion and $1.2 billion, respectively. The decrease in 2003 primarily reflected lower capital expenditures and lower purchases of businesses, partially offset by the reduction in the cash received from the sales of businesses. The decrease in 2002 primarily reflected lower purchases of businesses and an increase in the cash received from the sales of businesses, partially offset by higher capital expenditures related to the integration of Nabisco.

Capital expenditures, which were funded by operating activities, were $1.1 billion, $1.2 billion and $1.1 billion in 2003, 2002 and 2001, respectively. The capital expenditures were primarily to modernize manufacturing facilities, lower cost of production and expand production capacity for growing product lines. In 2004, capital expenditures are currently expected to be at or slightly above 2003 expenditures, including capital expenditures required for the restructuring program announced in January 2004. These expenditures are expected to be funded from operations.

Net Cash Used in Financing Activities

During 2003, net cash of $2.8 billion was used in financing activities, compared with $2.6 billion during 2002. The increase in cash used in 2003 was due primarily to an increase in the Company's Class A share repurchases and an increase in dividend payments, partially offset by a decrease in net debt repayments in 2003 (including amounts due to Altria Group, Inc. and affiliates). During 2003, the Company issued $1.5 billion of third-party long-term debt, the net proceeds of which were used to repay outstanding related party indebtedness. Financing activities included net debt repayments of approximately $1.4 billion in 2003.

During 2002, net cash of $2.6 billion was used in financing activities, compared with $2.1 billion during 2001. The increase in cash used was due primarily to dividends paid during 2002 and repurchases of the Company's Class A common stock. During 2002, Kraft issued $2.5 billion of global bonds and $750 million of floating rate notes, the net proceeds of which were used to repay outstanding related party indebtedness. Financing activities included net debt repayments of approximately $1.5 billion in 2002.

Debt and Liquidity

Financial Reporting Release No. 61 sets forth the views of the Securities and Exchange Commission ("SEC") regarding enhanced disclosures relating to liquidity and capital resources. The information provided below about the Company's debt, credit facilities, guarantees and future commitments is included here to facilitate a review of the Company's liquidity.

Debt: The Company's total debt, including amounts due to Altria Group, Inc. and affiliates, was $13.5 billion at December 31, 2003 and $14.4 billion at December 31, 2002. The decrease in total debt is due primarily to the repayment of amounts due to Altria Group, Inc. and affiliates, partially offset by an increase in third-party borrowings. The Company's debt-to-equity ratio was 0.47 at December 31, 2003 and 0.56 at December 31, 2002.

During 2003, the Company repaid the remaining $1, 150 million of the 7.0% long-term notes payable to Altria Group, Inc. and affiliates, as well as the $1,410 million of short-term borrowings reclassified to long-term. In September 2003, Kraft issued $1.5 billion of third-party long-term debt, including $700 million of 5-year notes bearing interest at a rate of 4.0% and $800 million of 10-year notes bearing interest at 5.25%. The net proceeds from the offering were used to repay outstanding related party indebtedness. At December 31, 2003 and 2002, the Company had short-term amounts payable to Altria Group, Inc. of $543 million and $895 million, respectively. Interest on these borrowings is based on the applicable London Interbank Offered Rate.

Credit Ratings: Following a $10.1 billion judgment on March 21, 2003 against Altria Group, Inc.'s domestic tobacco subsidiary, Philip Morris USA Inc., the three major credit rating agencies took a series of ratings actions resulting in the lowering of the Company's short-term and long-term debt ratings, despite the fact the Company is neither a party to, nor has exposure to, this litigation. Moody's lowered the Company's short-term debt rating from "P-1" to "P-2" and its long-term debt rating from "A2 to "A3, with stable outlook. Standard & Poor's lowered the Company's short-term debt rating from "A-1 to "A-2" and its long-term debt rating from "A-" to "BBB+," with stable outlook. Fitch Rating Services lowered the Company's short-term debt rating from "F-1" to "F-2" and its long-term debt rating from "A" to "BBB+," with stable outlook. As a result of the credit rating agencies' actions, the Company temporarily lost access to the commercial paper market, and borrowing costs increased. None of the Company's debt agreements requires accelerated repayment in the event of a decrease in credit ratings.

Credit Lines: The Company maintains revolving credit facilities that have historically been used to support the issuance of commercial paper. At December 31, 2003, credit lines for the Company and the related activity were as follows:

                                                       (in billions of dollars)
-------------------------------------------------------------------------------
                                                                     Commercial
                                           Credit         Amount          Paper
Type                                        Lines          Drawn    Outstanding
-------------------------------------------------------------------------------
364-day (expires July 2004)              $    2.5       $     --       $    0.3
Multi-year (expires July 2006)                2.0                           1.9
-------------------------------------------------------------------------------
                                         $    4.5       $     --       $    2.2
===============================================================================

[KRAFT LOGO]

The Company's revolving credit facilities, which are for its sole use, require the maintenance of a minimum net worth of $18.2 billion. The Company met this covenant at December 31, 2003 and expects to continue to meet this covenant. The foregoing revolving credit facilities do not include any other financial tests, any credit rating triggers or any provisions that could require the posting of collateral. The multi-year revolving credit facility enables the Company to reclassify short-term debt on a long-term basis. At December 31, 2003, $1.9 billion of commercial paper borrowings that the Company intends to refinance were reclassified as long-term debt. The Company expects to continue to refinance long-term and short-term debt from time to time. The nature and amount of the Company's long-term and short-term debt and the proportionate amount of each can be expected to vary as a result of future business requirements, market conditions and other factors.

In addition to the above, certain international subsidiaries of Kraft maintain uncommitted credit lines to meet the short-term working capital needs of the international businesses. These credit lines, which amounted to approximately $658 million as of December 31, 2003, are for the sole use of the Company's international businesses. Borrowings on these lines were approximately $220 million at December 31, 2003 and 2002.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

The Company has no off-balance sheet arrangements other than the guarantees and contractual obligations that are discussed below.

Guarantees: As discussed in Note 17 to the consolidated financial statements, the Company had third-party guarantees, which are primarily derived from acquisition and divestiture activities, of approximately $38 million at December 31, 2003. Substantially all of these guarantees expire through 2014, with $13 million expiring during 2004. The Company is required to perform under these guarantees in the event that a third party fails to make contractual payments or achieve performance measures. The Company has a liability of $26 million on its consolidated balance sheet at December 31, 2003, relating to these guarantees.

In addition, at December 31, 2003, the Company was contingently liable for $123 million of guarantees related to its own performance. These include surety bonds related to dairy commodity purchases and guarantees related to the payment of customs duties and taxes, and letters of credit.

Guarantees do not have, and are not expected to have, significant impact on the Company's liquidity.

Aggregate Contractual Obligations: The following table summarizes the Company's contractual obligations at December 31, 2003:

                                                         Payments Due
                                 --------------------------------------------------------------
                                                                                       2009 and
(in millions)                         Total         2004      2005-06      2007-08   Thereafter
-----------------------------------------------------------------------------------------------
Long-term debt(1)                $   10,510   $      775   $    1,994   $    2,100   $    5,641
Operating leases(2)                   1,187          307          397          247          236
Purchase obligations(3):
  Inventory and
    production costs                  5,611        2,643        1,162          578        1,228
  Other                                 781          617          111           46            7
-----------------------------------------------------------------------------------------------
                                      6,392        3,260        1,273          624        1,235
Other long-term
  liabilities(4)                         41                        20           11           10
-----------------------------------------------------------------------------------------------
                                 $   18,130   $    4,342   $    3,684   $    2,982   $    7,122
===============================================================================================

(1) Amounts represent the expected cash payments of the Company's long-term debt and do not include short-term borrowings reclassified as long-term debt, bond premiums or discounts.
(2) Operating leases represent the minimum rental commitments under non-cancelable operating leases. The Company has no significant capital lease obligations.
(3) Purchase obligations for inventory and production costs (such as raw materials, indirect materials and supplies, packaging, co-manufacturing arrangements, storage and distribution) are commitments for projected needs to be utilized in the normal course of business. Other purchase obligations include commitments for marketing, advertising, capital expenditures, information technology and professional services. Arrangements are considered purchase obligations if a contract specified all significant terms, including fixed or minimum quantities to be purchased, a pricing structure and approximate timing of the transaction. Most arrangements are cancelable without a significant penalty, and with short notice (usually 30 days). Any amounts reflected on the consolidated balance sheet as accounts payable and accrued liabilities are excluded from the table above.
(4) Other long-term liabilities primarily consist of certain specific severance and incentive compensation arrangements. The following long-term liabilities included on the consolidated balance sheet are excluded from the table above: accrued pension, postretirement health care and postemployment costs, income taxes, minority interest, insurance accruals and other accruals. The Company is unable to estimate the timing of the payments for these items. Currently, the Company anticipates making U.S. pension contributions of approximately $70 million in 2004, based on current tax law (as discussed in Note 14 to the consolidated financial statements).

The Company believes that its cash from operations and existing credit facilities will provide sufficient liquidity to meet its working capital needs, planned capital expenditures, future contractual obligations and payment of its anticipated quarterly dividends.

Equity and Dividends

In 2002, Kraft's Board of Directors approved the repurchase from time to time of up to $500 million of Kraft's Class A common stock solely to satisfy the obligations of Kraft to provide shares under its 2001 Performance Incentive Plan, 2001 Director Plan for non-employee directors, and other plans where options to purchase Kraft's Class A common stock are granted to employees of the Company. On December 3, 2003, Kraft completed the $500 million Class A common stock repurchase program, acquiring 15,308,458 Class A shares at an average price of $32.66 per share. On December 8, 2003, Kraft commenced repurchasing shares under a

                                Kraft Foods Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

new $700 million Class A common stock repurchase authority approved by its Board of Directors in 2003. Through December 31, 2003, repurchases under the $700 million program were 1,583,600 shares at a cost of $50 million, or $31.57 per share. During 2003, Kraft repurchased 12.5 million shares at a cost of $380 million, and in 2002 Kraft repurchased 4.4 million shares at a cost of $170 million.

Concurrently with the IPO, certain employees of Altria Group, Inc. and its subsidiaries received a one-time grant of options to purchase shares of Kraft's Class A common stock held by Altria Group, Inc. at the IPO price of $31.00 per share. In order to completely satisfy this obligation, Altria Group, Inc. purchased 1.6 million shares of Kraft's Class A common stock in open market transactions during 2002.

During the first quarter of 2003, the Company granted shares of restricted stock and rights to receive shares of stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. Such shares and rights are subject to forfeiture if certain employment conditions are not met. During the first quarter of 2003, the Company granted approximately 3.7 million restricted Class A shares to eligible U.S.-based employees and also issued to eligible non-U.S. employees rights to receive approximately 1.6 million Class A equivalent shares. Restrictions on the stock and rights lapse in the first quarter of 2006. The market value per restricted share or right was $36.56 on the date of grant.

The fair value of the shares of restricted stock and rights to receive shares of stock at the date of grant is amortized to expense ratably over the restriction period. The Company recorded compensation expense related to the restricted stock and rights of $57 million for the year ended December 31, 2003. The unamortized portion, which is reported on the consolidated balance sheet as a reduction of earnings reinvested in the business, was $129 million at December 31, 2003.

Dividends paid in 2003 and 2002 were $1,089 million and $936 million, respectively, reflecting a higher dividend rate in 2003, partially offset by lower shares outstanding as a result of Class A share repurchases. During the third quarter of 2003, Kraft's Board of Directors approved a 20% increase in the quarterly dividend rate to $0.18 per share on its Class A and Class B common stock. As a result, the present annualized dividend rate is $0.72 per common share. The declaration of dividends is subject to the discretion of Kraft's Board of Directors and will depend on various factors, including the Company's net earnings, financial condition, cash requirements, future prospects and other factors deemed relevant by Kraft's Board of Directors.

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

Substantially all of the Company's derivative financial instruments are effective as hedges. During the year ended December 31, 2003, ineffectiveness related to cash flow hedges resulted in a gain of $13 million, which was recorded in cost of sales on the consolidated statement of earnings. Ineffectiveness related to cash flow hedges during the year ended December 31, 2002 was not material. At December 31, 2003, the Company was hedging forecasted transactions for periods not exceeding twelve months and expects substantially all amounts reported in accumulated other comprehensive earnings (losses) to be reclassified to the consolidated statement of earnings within the next twelve months.

Foreign Exchange Rates: The Company uses forward foreign exchange contracts and foreign currency options to mitigate its exposure to changes in foreign currency exchange rates from third-party and intercompany forecasted transactions. The primary currencies to which the Company is exposed, based on the size and location of its businesses, include the euro, Swiss franc, British pound and Canadian dollar. At December 31, 2003 and 2002, the Company had option and forward foreign exchange contracts with aggregate notional amounts of $2,486 million and $575 million, respectively, which are comprised of contracts for the purchase and sale of foreign currencies. The effective portion of unrealized gains and losses associated with forward contracts is deferred as a component of accumulated other comprehensive earnings (losses) until the underlying hedged transactions are reported on the Company's consolidated statement of earnings.

[KRAFT LOGO]

Commodities: The Company is exposed to price risk related to forecasted purchases of certain commodities used as raw materials by the Company's businesses. Accordingly, the Company uses commodity forward contracts as cash flow hedges, primarily for coffee, cocoa, milk and cheese. Commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar and soybean oil. In general, commodity forward contracts qualify for the normal purchase exception under SFAS No. 133 and are, therefore, not subject to the provisions of SFAS No. 133. At December 31, 2003 and 2002, the Company had net long commodity positions of $255 million and $544 million, respectively. Unrealized gains or losses on net commodity positions were immaterial at December 31, 2003 and 2002. The effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) and is recognized as a component of cost of sales in the Company's consolidated statement of earnings when the related inventory is sold.

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

The VAR estimates were made assuming normal market conditions, using a 95% confidence interval. The Company used a "variance/co-variance" model to determine the observed interrelationships between movements in interest rates and various currencies. These interrelationships were determined by observing interest rate and forward currency rate movements over the preceding quarter for the calculation of VAR amounts at December 31, 2003 and 2002, and over each of the four preceding quarters for the calculation of average VAR amounts during each year. The values of foreign currency and commodity options do not change on a one-to-one basis with the underlying currency or commodity, and were valued accordingly in the VAR computation.

The estimated potential one-day loss in fair value of the Company's interest rate-sensitive instruments, primarily debt, under normal market conditions and the estimated potential one-day loss in pre-tax earnings from foreign currency and commodity instruments under normal market conditions, as calculated in the VAR model, were as follows:

                                           Pre-Tax Earnings Impact
                            ---------------------------------------------------------
(in millions)                At 12/31/03      Average         High           Low
-------------------------------------------------------------------------------------
Instruments sensitive to:
  Foreign currency rates    $         21   $          8   $         21   $          3
  Commodity prices                     5              5              7              3
-------------------------------------------------------------------------------------

                                                Fair Value Impact
                            ---------------------------------------------------------
(in millions)                At 12/31/03      Average         High           Low
-------------------------------------------------------------------------------------
Instruments sensitive to:
  Interest rates            $         77   $         97   $        114   $         77
-------------------------------------------------------------------------------------

                                            Pre-Tax Earnings Impact
                            ---------------------------------------------------------
(in millions)               At 12/31/02       Average         High           Low
-------------------------------------------------------------------------------------
Instruments sensitive to:
  Foreign currency rates    $          5   $          2   $          5   $          1
  Commodity prices                     4              6              9              4
-------------------------------------------------------------------------------------

                                            Fair Value Impact
                            ---------------------------------------------------------
(in millions)                At 12/31/02      Average         High            Low
-------------------------------------------------------------------------------------
Instruments sensitive to:
  Interest rates            $         76   $         74   $         76   $         70
-------------------------------------------------------------------------------------

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

New Accounting Standards

See Note 2 to the consolidated financial statements for a discussion of recently adopted accounting standards.

Contingencies

See Note 17 to the consolidated financial statements for a discussion of contingencies.

                                Kraft Foods Inc.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking and Cautionary Statements

The Company and its representatives may from time to time make written or oral forward-looking statements, including statements contained in the Company's filings with the Securities and Exchange Commission ("SEC") and in its reports to shareholders. One can identify these forward-looking statements by use of words such as "strategy," "expects," "plans," "anticipates," "believes,"
"will," "continues," "estimates," "intends," "projects," "goals," "targets" and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on our assumptions and estimates and are subject to risks and uncertainties. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the Company; any such statement is qualified by reference to the following cautionary statements.

Each of the Company's segments is subject to intense competition, changes in consumer preferences and demand for its products, the effects of changing prices for its raw materials and local economic and market conditions. Their results are dependent upon their continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity. The Company's results are also dependent on its ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program. In addition, the Company is subject to the effects of foreign economies, currency movements, fluctuations in levels of customer inventories and credit and other business risks related to its customers operating in a challenging economic and competitive environment. The Company's results are affected by its access to credit markets, borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc. The Company's benefit expense is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees. The food industry continues to be subject to recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products. The food industry is also subject to consumer concerns regarding genetically modified organisms and the health implications of obesity and trans-fatty acids. Developments in any of these areas, which are more fully described elsewhere in this document and which descriptions are incorporated into this section by reference, could cause the Company's results to differ materially from results that have been or may be projected by or on behalf of the Company. The Company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements are made as of the date of the document in which they appear. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the Company.

[KRAFT LOGO]

                                Kraft Foods Inc.

Selected Financial Data--Five-Year Review

(in millions of dollars, except per share data)

                                                             2003          2002          2001          2000          1999
-------------------------------------------------------------------------------------------------------------------------
Summary of Operations:
  Net revenues                                         $   31,010    $   29,723    $   29,234    $   22,922    $   23,430
  Cost of sales                                            18,828        17,720        17,566        13,959        14,615
  Operating income                                          6,011         6,114         4,884         4,012         3,579
  Interest and other debt expense, net                        665           847         1,437           597           539
  Earnings before income taxes and minority interest        5,346         5,267         3,447         3,415         3,040
  Pre-tax profit margin                                      17.2%         17.7%         11.8%         14.9%         13.0%
  Provision for income taxes                                1,866         1,869         1,565         1,414         1,287
-------------------------------------------------------------------------------------------------------------------------
  Net earnings                                              3,476         3,394         1,882         2,001         1,753
  Basic EPS                                                  2.01          1.96          1.17          1.38          1.20
  Diluted EPS                                                2.01          1.96          1.17          1.38          1.20
  Dividends declared per share                               0.66          0.56          0.26            --            --
  Weighted average shares (millions)--Basic                 1,727         1,734         1,610         1,455         1,455
  Weighted average shares (millions)--Diluted               1,728         1,736         1,610         1,455         1,455
-------------------------------------------------------------------------------------------------------------------------
  Capital expenditures                                      1,085         1,184         1,101           906           860
  Depreciation                                                804           709           680           499           491
  Property, plant and equipment, net                       10,155         9,559         9,109         9,405         6,526
  Inventories                                               3,343         3,382         3,026         3,041         2,563
  Total assets                                             59,285        57,100        55,798        52,071        30,336
  Long-term debt                                           11,591        10,416         8,134         2,695           433
  Notes payable to Altria Group, Inc. and affiliates           --         2,560         5,000        21,407         6,602
  Total debt                                               13,462        14,443        16,007        25,826         7,828
-------------------------------------------------------------------------------------------------------------------------
  Total deferred income taxes                               5,175         4,917         4,565           942           789
  Shareholders' equity                                     28,530        25,832        23,478        14,048        13,461
  Common dividends declared as a % of Basic EPS              32.8%         28.6%         22.2%           --            --
  Common dividends declared as a % of Diluted EPS            32.8%         28.6%         22.2%           --            --
  Book value per common share outstanding                   16.57         14.92         13.53          9.65          9.25
  Market price per Class A common share--high/low     39.40-26.35   43.95-32.50   35.57-29.50            --            --
-------------------------------------------------------------------------------------------------------------------------
  Closing price of Class A common share at year end         32.22         38.93         34.03            --            --
  Price/earnings ratio at year end--Basic                      16            20            29            --            --
  Price/earnings ratio at year end--Diluted                    16            20            29            --            --
  Number of common shares outstanding at
    year end (millions)                                     1,722         1,731         1,735         1,455         1,455
  Number of employees                                     106,000       109,000       114,000       117,000        71,000
-------------------------------------------------------------------------------------------------------------------------

                                Kraft Foods Inc.

Consolidated Balance Sheets

(in millions of dollars)

At December 31,                                                                          2003         2002
----------------------------------------------------------------------------------------------------------
Assets
  Cash and cash equivalents                                                        $      514   $      215
  Receivables (less allowances of $114 and $119)                                        3,369        3,116
  Inventories:
    Raw materials                                                                       1,375        1,372
    Finished product                                                                    1,968        2,010
----------------------------------------------------------------------------------------------------------
                                                                                        3,343        3,382
  Deferred income taxes                                                                   681          511
  Other current assets                                                                    217          232
----------------------------------------------------------------------------------------------------------
    Total current assets                                                                8,124        7,456

  Property, plant and equipment, at cost:
    Land and land improvements                                                            407          387
    Buildings and building equipment                                                    3,422        3,153
    Machinery and equipment                                                            11,293       10,108
    Construction in progress                                                              683          802
----------------------------------------------------------------------------------------------------------
                                                                                       15,805       14,450
    Less accumulated depreciation                                                       5,650        4,891
----------------------------------------------------------------------------------------------------------
                                                                                       10,155        9,559
  Goodwill                                                                             25,402       24,911
  Other intangible assets, net                                                         11,477       11,509
  Prepaid pension assets                                                                3,243        2,814
  Other assets                                                                            884          851
----------------------------------------------------------------------------------------------------------
  Total Assets                                                                     $   59,285   $   57,100
==========================================================================================================

Liabilities
  Short-term borrowings                                                            $      553   $      220
  Current portion of long-term debt                                                       775          352
  Due to Altria Group, Inc. and affiliates                                                543          895
  Accounts payable                                                                      2,005        1,939
  Accrued liabilities:
    Marketing                                                                           1,500        1,474
    Employment costs                                                                      699          610
    Other                                                                               1,335        1,316
  Income taxes                                                                            451          363
----------------------------------------------------------------------------------------------------------
    Total current liabilities                                                           7,861        7,169

  Long-term debt                                                                       11,591       10,416
  Deferred income taxes                                                                 5,856        5,428
  Accrued postretirement health care costs                                              1,894        1,889
  Notes payable to Altria Group, Inc. and affiliates                                                 2,560
  Other liabilities                                                                     3,553        3,806
----------------------------------------------------------------------------------------------------------
    Total liabilities                                                                  30,755       31,268
----------------------------------------------------------------------------------------------------------

Contingencies (Note 17)

Shareholders' Equity
  Class A common stock, no par value (555,000,000 shares issued in 2003 and 2002)
  Class B common stock, no par value (1,180,000,000 shares issued and outstanding)
  Additional paid-in capital                                                           23,704       23,655
  Earnings reinvested in the business                                                   7,020        4,814
  Accumulated other comprehensive losses (primarily currency translation
   adjustments)                                                                        (1,792)      (2,467)
----------------------------------------------------------------------------------------------------------
                                                                                       28,932       26,002
  Less cost of repurchased stock (13,062,876 and 4,381,150 Class A shares)               (402)        (170)
----------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                         28,530       25,832
----------------------------------------------------------------------------------------------------------
  Total Liabilities and Shareholders' Equity                                       $   59,285   $   57,100
==========================================================================================================

See notes to consolidated financial statements.

[KRAFT LOGO]

                                Kraft Foods Inc.

Consolidated Statements of Earnings

(in millions of dollars, except per share data)

For the years ended December 31,                                 2003            2002            2001
-----------------------------------------------------------------------------------------------------
Net revenues                                             $     31,010    $     29,723    $     29,234
Cost of sales                                                  18,828          17,720          17,566
-----------------------------------------------------------------------------------------------------

  Gross profit                                                 12,182          12,003          11,668
Marketing, administration and research costs                    6,200           5,709           5,748
Integration costs and a loss on sale of a food factory            (13)            111              82
Asset impairment and exit costs                                     6             142
Gains on sales of businesses                                      (31)            (80)             (8)
Amortization of intangibles                                         9               7             962
-----------------------------------------------------------------------------------------------------

  Operating income                                              6,011           6,114           4,884
Interest and other debt expense, net                              665             847           1,437
-----------------------------------------------------------------------------------------------------

  Earnings before income taxes and minority interest            5,346           5,267           3,447
Provision for income taxes                                      1,866           1,869           1,565
-----------------------------------------------------------------------------------------------------

  Earnings before minority interest                             3,480           3,398           1,882
Minority interest in earnings, net                                  4               4
-----------------------------------------------------------------------------------------------------
  Net earnings                                           $      3,476    $      3,394    $      1,882
=====================================================================================================

Per share data:
  Basic earnings per share                               $       2.01    $       1.96    $       1.17
=====================================================================================================
  Diluted earnings per share                             $       2.01    $       1.96    $       1.17
=====================================================================================================

See notes to consolidated financial statements.

                                Kraft Foods Inc.

Consolidated Statements of Cash Flows

(in millions of dollars)

For the years ended December 31,                                                     2003          2002          2001
---------------------------------------------------------------------------------------------------------------------
Cash Provided By (Used In) Operating Activities
  Net earnings                                                                 $    3,476    $    3,394    $    1,882
  Adjustments to reconcile net earnings to operating cash flows:
    Depreciation and amortization                                                     813           716         1,642
    Deferred income tax provision                                                     244           278           414
    Gains on sales of businesses                                                      (31)          (80)           (8)
    Integration costs and a loss on sale of a food factory, net of cash paid          (26)           91            79
    Asset impairment and exit costs, net of cash paid                                   6           128
    Cash effects of changes, net of the effects from acquired and divested companies:
      Receivables, net                                                                (45)          116            23
      Inventories                                                                     197          (220)         (107)
      Accounts payable                                                               (116)         (116)          (73)
      Income taxes                                                                   (125)          277            74
      Amounts due to Altria Group, Inc. and affiliates                                169          (244)          138
      Other working capital items                                                    (167)         (330)         (290)
    Change in pension assets and postretirement liabilities, net                     (419)         (217)         (305)
    Other                                                                             143           (73)         (141)
---------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                     4,119         3,720         3,328
---------------------------------------------------------------------------------------------------------------------

Cash Provided By (Used In) Investing Activities
  Capital expenditures                                                             (1,085)       (1,184)       (1,101)
  Purchases of businesses, net of acquired cash                                       (98)         (122)         (194)
  Proceeds from sales of businesses                                                    96           219            21
  Other                                                                                38            35            52
---------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                                        (1,049)       (1,052)       (1,222)
---------------------------------------------------------------------------------------------------------------------

Cash Provided By (Used In) Financing Activities
  Net issuance (repayment) of short-term borrowings                                   819        (1,036)        2,505
  Long-term debt proceeds                                                           1,577         3,325         4,077
  Long-term debt repaid                                                              (491)         (609)         (705)
  Repayment of notes payable to Altria Group, Inc. and affiliates                  (2,757)       (3,850)      (16,350)
  (Decrease) increase in amounts due to Altria Group, Inc. and affiliates            (525)          660           142
  Repurchase of Class A common stock                                                 (372)         (170)
  Dividends paid                                                                   (1,089)         (936)         (225)
  Net proceeds from sale of Class A common stock                                                                8,425
  Other                                                                                52
---------------------------------------------------------------------------------------------------------------------
      Net cash used in financing activities                                        (2,786)       (2,616)       (2,131)
---------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                           15             1            (4)
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
      Increase (decrease)                                                             299            53           (29)
      Balance at beginning of year                                                    215           162           191
---------------------------------------------------------------------------------------------------------------------
      Balance at end of year                                                   $      514    $      215    $      162
=====================================================================================================================
Cash paid:
      Interest                                                                 $      642    $      825    $    1,433
=====================================================================================================================
      Income taxes                                                             $    1,726    $    1,368    $    1,058
=====================================================================================================================

See notes to consolidated financial statements.

[KRAFT LOGO]

                                Kraft Foods Inc.

Consolidated Statements of Shareholders' Equity

(in millions of dollars, except per share data)


                                                                                            Accumulated Other
                                                                                     Comprehensive Earnings (Losses)
                                              Class A                  Earnings  ---------------------------------------
                                                and B   Additional   Reinvested     Currency
                                               Common      Paid-in       in the  Translation
                                                Stock      Capital     Business  Adjustments         Other         Total
------------------------------------------------------------------------------------------------------------------------
Balances, January 1, 2001                  $       --   $   15,230   $      992   $   (2,138)   $      (36)   $   (2,174)

Comprehensive earnings:
  Net earnings                                                            1,882
  Other comprehensive losses,
    net of income taxes:
    Currency translation
      adjustments                                                                       (298)                       (298)
    Additional minimum
      pension liability                                                                                (78)          (78)
    Change in fair value of
      derivatives accounted
      for as hedges                                                                                    (18)          (18)
------------------------------------------------------------------------------------------------------------------------
  Total other comprehensive losses
------------------------------------------------------------------------------------------------------------------------
Total comprehensive earnings
------------------------------------------------------------------------------------------------------------------------
Sale of Class A common stock
  to public                                                  8,425
Cash dividends declared
  ($0.26 per share)                                                        (483)
------------------------------------------------------------------------------------------------------------------------
  Balances, December 31, 2001                      --       23,655        2,391       (2,436)         (132)       (2,568)

Comprehensive earnings:
  Net earnings                                                            3,394
  Other comprehensive earnings
    (losses), net of income taxes:
    Currency translation
      adjustments                                                                        187                         187
    Additional minimum
      pension liability                                                                               (117)         (117)
    Change in fair value of
      derivatives accounted
      for as hedges                                                                                     31            31
------------------------------------------------------------------------------------------------------------------------
  Total other comprehensive earnings
------------------------------------------------------------------------------------------------------------------------
Total comprehensive earnings
------------------------------------------------------------------------------------------------------------------------
Cash dividends declared
  ($0.56 per share)                                                        (971)
Class A common stock
  repurchased
------------------------------------------------------------------------------------------------------------------------
  Balances, December 31, 2002                      --       23,655        4,814       (2,249)         (218)       (2,467)

Comprehensive earnings:
  Net earnings                                                            3,476
  Other comprehensive earnings
    (losses), net of income taxes:
    Currency translation
      adjustments                                                                        755                         755
    Additional minimum
      pension liability                                                                                (68)          (68)
    Change in fair value of
      derivatives accounted
      for as hedges                                                                                    (12)          (12)
------------------------------------------------------------------------------------------------------------------------
  Total other comprehensive earnings
------------------------------------------------------------------------------------------------------------------------
Total comprehensive earnings
------------------------------------------------------------------------------------------------------------------------
Exercise of stock options and
  issuance of other stock awards                                49         (129)
Cash dividends declared
  ($0.66 per share)                                                      (1,141)
Class A common stock
  repurchased
------------------------------------------------------------------------------------------------------------------------
  Balances, December 31, 2003              $       --   $   23,704   $    7,020   $   (1,494)   $     (298)   $   (1,792)
========================================================================================================================

                                                 Cost of          Total
                                             Repurchased  Shareholders'
                                                   Stock         Equity
-----------------------------------------------------------------------
Balances, January 1, 2001                    $        --     $   14,048

Comprehensive earnings:
  Net earnings                                                    1,882
  Other comprehensive losses,
    net of income taxes:
    Currency translation
      adjustments                                                  (298)
    Additional minimum
      pension liability                                             (78)
    Change in fair value of
      derivatives accounted
      for as hedges                                                 (18)
-----------------------------------------------------------------------
  Total other comprehensive losses                                 (394)
-----------------------------------------------------------------------
Total comprehensive earnings                                      1,488
-----------------------------------------------------------------------
Sale of Class A common stock
  to public                                                       8,425
Cash dividends declared
  ($0.26 per share)                                                (483)
-----------------------------------------------------------------------
  Balances, December 31, 2001                         --         23,478

Comprehensive earnings:
  Net earnings                                                    3,394
  Other comprehensive earnings
    (losses), net of income taxes:
    Currency translation
      adjustments                                                   187
    Additional minimum
      pension liability                                            (117)
    Change in fair value of
      derivatives accounted
      for as hedges                                                  31
-----------------------------------------------------------------------
  Total other comprehensive earnings                                101
-----------------------------------------------------------------------
Total comprehensive earnings                                      3,495
-----------------------------------------------------------------------
Cash dividends declared
  ($0.56 per share)                                                (971)
Class A common stock
  repurchased                                       (170)          (170)
-----------------------------------------------------------------------
  Balances, December 31, 2002                       (170)        25,832

Comprehensive earnings:
  Net earnings                                                    3,476
  Other comprehensive earnings
    (losses), net of income taxes:
    Currency translation
      adjustments                                                   755
    Additional minimum
      pension liability                                             (68)
    Change in fair value of
      derivatives accounted
      for as hedges                                                 (12)
-----------------------------------------------------------------------
  Total other comprehensive earnings                                675
-----------------------------------------------------------------------
Total comprehensive earnings                                      4,151
-----------------------------------------------------------------------
Exercise of stock options and
  issuance of other stock awards                     148             68
Cash dividends declared
  ($0.66 per share)                                              (1,141)
Class A common stock
  repurchased                                       (380)          (380)
-----------------------------------------------------------------------
  Balances, December 31, 2003                 $     (402)    $   28,530
=======================================================================

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

Prior to June 13, 2001, the Company was a wholly-owned subsidiary of Altria Group, Inc. On June 13, 2001, the Company completed an initial public offering ("IPO") of 280,000,000 shares of its Class A common stock at a price of $31.00 per share. The IPO proceeds, net of the underwriting discount and expenses, of $8.4 billion were used to retire a portion of an $11.0 billion long-term note payable to Altria Group, Inc., incurred in connection with the acquisition of Nabisco Holdings Corp. ("Nabisco"). After the IPO, Altria Group, Inc. owned approximately 83.9% of the outstanding shares of the Company's capital stock through its ownership of 49.5% of the Company's Class A common stock and 100% of the Company's Class B common stock. The Company's Class A common stock has one vote per share, while the Company's Class B common stock has ten votes per share. At December 31, 2003, Altria Group, Inc. held 97.9% of the combined voting power of the Company's outstanding capital stock and owned approximately 84.6% of the outstanding shares of the Company's capital stock.

Basis of presentation: The consolidated financial statements include Kraft, as well as its wholly-owned and majority-owned subsidiaries. Investments in which the Company exercises significant influence (20%-50% ownership interest) are accounted for under the equity method of accounting. Investments in which the Company has an ownership interest of less than 20%, or does not exercise significant influence, are accounted for with the cost method of accounting. All intercompany transactions and balances between and among Kraft's subsidiaries have been eliminated. Transactions between any of the Company's businesses and Altria Group, Inc. and its affiliates are included in these financial statements.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amounts of net revenues and expenses during the reporting periods. Significant estimates and assumptions include, among other things, pension and benefit plan assumptions and income taxes. Actual results could differ from those estimates. The Company's operating subsidiaries report year-end results as of the Saturday closest to the end of each year.

Certain prior years' amounts have been reclassified to conform with the current year's presentation, due primarily to the disclosure of more detailed information on the consolidated balance sheets and the consolidated statements of cash flows, as well as the transfer of Canadian Biscuits and Pet Snacks from the Biscuits, Snacks and Confectionery segment to the Cheese, Meals and Enhancers segment, which contains the Company's other Canadian businesses.

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

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." As a result, the Company stopped recording the amortization of goodwill as a charge to earnings as of January 1, 2002. Net earnings and diluted earnings per share ("EPS") would have been as follows had the provisions of the new standards been applied as of January 1, 2001:

                                         (in millions, except per share amounts)
--------------------------------------------------------------------------------
For the year ended December 31,                                             2001
--------------------------------------------------------------------------------
Net earnings, as previously reported                                     $ 1,882
Adjustment for amortization of goodwill                                      955
--------------------------------------------------------------------------------
Net earnings, as adjusted                                                  2,837
================================================================================
Diluted EPS, as previously reported                                      $  1.17
Adjustment for amortization of goodwill                                     0.59
--------------------------------------------------------------------------------
Diluted EPS, as adjusted                                                 $  1.76
================================================================================

In addition, the Company is required to conduct an annual review of goodwill and intangible assets for potential impairment. Goodwill impairment testing requires a comparison between the carrying value and fair value of a reportable goodwill asset. If the carrying value exceeds the fair value, goodwill is considered impaired. The amount of impairment loss is measured as the difference between the carrying value and implied fair value of goodwill, which is determined using discounted cash flows. Impairment testing for non-amortizable intangible assets requires a comparison between fair value and carrying value of the intangible asset. If the carrying value exceeds fair value, the intangible asset is considered impaired and is reduced to fair value. In 2003, the Company did not have to record a charge to earnings for an impairment of goodwill or other intangible assets as a result of its annual review.

[KRAFT LOGO]

At December 31, 2003 and 2002, goodwill by reportable segment was as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                             2003           2002
--------------------------------------------------------------------------------
Cheese, Meals and Enhancers                              $ 8, 834       $ 8, 803
Biscuits, Snacks and Confectionery                         8, 963         9, 015
Beverages, Desserts and Cereals                             2,143          2,143
Oscar Mayer and Pizza                                         613            616
--------------------------------------------------------------------------------
  Total Kraft Foods North America                          20,553         20,577
--------------------------------------------------------------------------------
Europe, Middle East and Africa                              4,562          4,082
Latin America and Asia Pacific                                287            252
--------------------------------------------------------------------------------
  Total Kraft Foods International                           4,849          4,334
--------------------------------------------------------------------------------
Total goodwill                                           $ 25,402       $ 24,911
================================================================================

Intangible assets at December 31,003 and 00 ,were as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                       2003                        2002
--------------------------------------------------------------------------------
                                Gross                       Gross
                             Carrying     Accumulated    Carrying    Accumulated
                               Amount    Amortization      Amount   Amortization
--------------------------------------------------------------------------------
Non-amortizable
  intangible assets          $ 11,432                    $ 11,485
Amortizable
  intangible assets                84    $         39          54   $         30
--------------------------------------------------------------------------------
Total intangible assets      $ 11,516    $         39    $ 11,539   $         30
================================================================================

Non-amortizable intangible assets are substantially comprised of brand names purchased through the Nabisco acquisition. Amortizable intangible assets consist primarily of certain trademark licenses and non-compete agreements. Pre-tax amortization expense for intangible assets was $9 million and $7 million for the years ended December 31, 2003 and 2002, respectively. Amortization expense for each of the next five years is currently estimated to be $10 million or less.

The movement in goodwill and intangible assets from December 31, 2002, is as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                                      Intangible
                                                     Goodwill             Assets
--------------------------------------------------------------------------------
Balance at December 31, 2002                        $  24,911         $  11,539
  Changes due to:
    Acquisitions                                           49                30
    Currency                                              520               (40)
    Other                                                 (78)              (13)
--------------------------------------------------------------------------------
Balance at December 31, 2003                        $  25,402         $  11,516
================================================================================

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

Foreign currency translation: The Company translates the results of operations of its foreign subsidiaries using average exchange rates during each period, whereas balance sheet accounts are translated using exchange rates at the end of each period. Currency translation adjustments are recorded as a component of shareholders' equity. Transaction gains and losses are recorded in marketing, administration and research costs on the consolidated statements of earnings and were not significant for any of the periods presented.

Guarantees: Effective January 1, 2003, the Company adopted Financial Accounting Standards Board ("FASB") Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 required the disclosure of certain guarantees existing at December 31, 2002. In addition, Interpretation No. 45 required the recognition of a liability for the fair value of the obligation of qualifying guarantee activities that are initiated or modified after December 31, 2002. Accordingly, the Company has applied the recognition provisions of Interpretation No. 45 to guarantees initiated after December 31, 2002. Adoption of Interpretation No. 45 as of January 1, 2003 did not have a material impact on the Company's consolidated financial statements. See Note 17. Contingencies for a further discussion of guarantees.

Hedging instruments: Effective January 1, 2001, the Company adopted SFAS
No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its related amendment, SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." These standards require that all derivative financial instruments be recorded at fair value on the consolidated balance sheets as either assets or liabilities. Changes in the fair value of derivatives are recorded each period either in accumulated other comprehensive earnings (losses) or in earnings, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive earnings (losses) are reclassified to the consolidated statement of earnings in the periods in which operating results are

                                Kraft Foods Inc.

Notes to Consolidated Financial Statements

affected by the hedged item. Cash flow hedging instruments are classified in the same manner as the affected hedged item in the consolidated statements of cash flows. As of January 1, 2001, the adoption of these new standards did not have a material effect on net earnings (less than $1 million) or accumulated other comprehensive losses (less than $1 million).

Effective July 1, 2003, the Company adopted SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. The adoption of SFAS No. 149 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows. Collectively, SFAS No. 133, SFAS No. 138 and SFAS No. 149 are referred to as "SFAS No. 133."

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

Income taxes: The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." The accounts of the Company are included in the consolidated federal income tax return of Altria Group, Inc. Income taxes are generally computed on a separate company basis. To the extent that foreign tax credits, capital losses and other credits generated by the Company, which cannot currently be utilized on a separate company basis, are utilized in Altria Group, Inc.'s consolidated federal income tax return, the benefit is recognized in the calculation of the Company's provision for income taxes. Based on the Company's current estimate, this benefit is calculated to be approximately $100 million, $240 million and $220 million for the years ended December 31, 2003, 2002 and 2001, respectively. The Company makes payments to, or is reimbursed by, Altria Group, Inc., for the tax effects resulting from its inclusion in Altria Group, Inc.'s consolidated federal income tax return. Significant judgment is required in determining income tax provisions and in evaluating tax positions. The Company and its subsidiaries establish additional provisions for income taxes when, despite the belief that their tax positions are fully supportable, there remain certain positions that are likely to be challenged and that may not be sustained on review by tax authorities. The Company and its subsidiaries adjust these additional accruals in light of changing facts and circumstances. The consolidated tax provision includes the impact of changes to accruals that are considered appropriate, as well as the related net interest.

Inventories: Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to cost a majority of domestic inventories. The cost of other inventories is principally determined by the average cost method.

Marketing costs: The Company promotes its products with advertising, consumer incentives and trade promotions. Advertising costs are expensed as incurred. Consumer incentive and trade promotion activities are recorded as a reduction of revenues based on amounts estimated as being due to customers and consumers at the end of a period, based principally on historical utilization and redemption rates.

Revenue recognition: The Company recognizes revenues, net of sales incentives and including shipping and handling charges billed to customers, upon shipment of goods when title and risk of loss pass to customers. Shipping and handling costs are classified as part of cost of sales.

Effective July 1, 2003, the Company adopted Emerging Issues Task Force ("EITF") Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables," which addresses certain aspects of a vendor's accounting for arrangements under which it will perform multiple revenue-generating activities. Specifically, EITF Issue No. 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. The adoption of EITF Issue No. 00-21 did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Software costs: The Company capitalizes certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use. Capitalized software costs are included in property, plant and equipment on the consolidated balance sheets and amortized on a straight-line basis over the estimated useful lives of the software, which do not exceed five years.

Stock-based compensation: The Company accounts for employee stock compensation plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which did not result in compensation cost for stock options. The market value of restricted stock at date of grant is recorded as compensation expense over the period of restriction.

At December 31, 2003, the Company had stock-based employee compensation plans, which are described more fully in Note 10. Stock Plans. The Company applies the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for stock options. No compensation expense for employee stock options is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the common stock on the date of the grant.

[KRAFT LOGO]

Net earnings, as reported, includes pre-tax compensation expense related to restricted stock and rights to receive shares of stock of $57 million, $4 million and $39 million for the years ended December 31, 2003, 2002 and 2001, respectively. The following table illustrates the effect on net earnings and EPS if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the years ended December 31, 2003, 2002, and 2001:

                                            (in millions, except per share data)
--------------------------------------------------------------------------------
                                                  2003         2002         2001
--------------------------------------------------------------------------------
Net earnings, as reported                    $   3,476    $   3,394    $   1,882
Deduct:
Total stock-based employee
  compensation expense determined
  under fair value method for all
  stock option awards, net of related
  tax effects                                       12           78           97
--------------------------------------------------------------------------------
Pro forma net earnings                       $   3,464    $   3,316    $   1,785
================================================================================
Earnings per share:
  Basic--as reported                         $    2.01    $    1.96    $    1.17
================================================================================
  Basic--pro forma                           $    2.01    $    1.91    $    1.11
================================================================================
  Diluted--as reported                       $    2.01    $    1.96    $    1.17
================================================================================
  Diluted--pro forma                         $    2.00    $    1.91    $    1.11
================================================================================

New accounting pronouncements: Several recent accounting pronouncements not previously discussed became effective during 2003. The adoption of these pronouncements did not have a material impact on the Company's consolidated financial position, results of operations or cash flows. The pronouncements were as follows:

- SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity";

- EITF Issue No. 03-3, "Applicability of EITF Abstracts, Topic No. D-79, 'Accounting for Retroactive Insurance Contracts Purchased by Entities Other Than Insurance Enterprises,' to Claims-Made Insurance Policies";

- EITF Issue No. 01-8, "Determining Whether an Arrangement Contains a Lease";

- SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities"; and

- FASB Interpretation No. 46, "Consolidation of Variable Interest Entities."

Note 3. Related Party Transactions:

Altria Group, Inc.'s subsidiary, Altria Corporate Services, Inc., provides the Company with various services, including planning, legal, treasury, accounting, auditing, insurance, human resources, office of the secretary, corporate affairs, information technology and tax services. Billings for these services, which were based on the cost to Altria Corporate Services, Inc. to provide such services and a management fee, were $318 million, $327 million and $339 million for the years ended December 31, 2003, 2002 and 2001, respectively. These costs were paid to Altria Corporate Services, Inc. monthly. Although the cost of these services cannot be quantified on a stand-alone basis, management has assessed that the billings are reasonable based on the level of support provided by Altria Corporate Services, Inc., and that they reflect all services provided. The cost and nature of the services are reviewed annually by the Company's Audit Committee, which is comprised of independent directors. The effects of these transactions are included in operating cash flows in the Company's consolidated statements of cash flows.

The Company had long-term notes payable to Altria Group, Inc. and its affiliates as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
At December 31,                                                  2003       2002
--------------------------------------------------------------------------------
Notes payable in 2009, interest at 7.0%                       $    --    $ 1,150
Short-term due to Altria Group, Inc. and
  affiliates reclassified as long-term                                     1,410
--------------------------------------------------------------------------------
                                                              $    --    $ 2,560
================================================================================

During 2003, the Company repaid Altria Group, Inc. the remaining $1,150 million on the 7.0% note as well as the $1,410 million of short-term reclassified to long-term. In addition, at December 31, 2003 and 2002, the Company had short-term amounts payable to Altria Group, Inc. of $543 million and $895 million, respectively. Interest on these borrowings is based on the applicable London Interbank Offered Rate.

The fair values of the Company's short-term amounts due to Altria Group, Inc. and affiliates approximate carrying amounts.

Note 4. Divestitures:

During 2003, the Company sold a European rice business and a branded fresh cheese business in Italy. The aggregate proceeds received from sales of businesses were $96 million, on which the Company recorded pre-tax gains of $31 million.

During 2002, the Company sold several small North American food businesses, some of which were previously classified as businesses held for sale. The net revenues and operating results of the businesses held for sale, which were not significant, were excluded from the Company's consolidated statements of earnings, and no gain or loss was recognized on these sales. In addition, the Company sold its Latin American yeast and industrial bakery ingredients business for approximately $110 million and recorded a pre-tax gain of $69 million. The aggregate proceeds received from sales of businesses were $219 million, on which the Company recorded pre-tax gains of $80 million.

During 2001, the Company sold several small food businesses. The aggregate proceeds received in these transactions were $21 million, on which the Company recorded pre-tax gains of $8 million.

The operating results of the businesses sold were not material to the Company's consolidated financial position, results of operations or cash flows in any of the periods presented.

                                Kraft Foods Inc.

Notes to Consolidated Financial Statements

Note 5. Acquisitions:

During 2003, the Company acquired a biscuits business in Egypt and trademarks associated with a small U.S.-based natural foods business. The total cost of these and other smaller acquisitions was $98 million.

During 2002, the Company acquired a snacks business in Turkey and a biscuits business in Australia. The total cost of these and other smaller acquisitions was $122 million.

During 2001, the Company purchased coffee businesses in Romania, Morocco and Bulgaria and also acquired confectionery businesses in Russia and Poland. The total cost of these and other smaller acquisitions was $194 million.

The effects of these acquisitions were not material to the Company's consolidated financial position, results of operations or cash flows in any of the periods presented.

Note 6. Inventories:

The cost of approximately 39% and 43% of inventories in 2003 and 2002, respectively, was determined using the LIFO method. The stated LIFO amounts of inventories were approximately $155 million and $215 million higher than the current cost of inventories at December 31, 2003 and 2002, respectively.

Note 7. Short-Term Borrowings and Borrowing Arrangements:

At December 31, 2003 and 2002, the Company had short-term borrowings of $2,453 million and $1,621 million, respectively, consisting principally of commercial paper borrowings with an average year-end interest rate of 1.4% and 1.3%, respectively. Of these amounts, the Company reclassified $1,900 million and $1,401 million, respectively, of the commercial paper borrowings to long-term debt based upon its intent and ability to refinance these borrowings on a long-term basis.

The fair values of the Company's short-term borrowings at December 31, 2003 and 2002, based upon current market interest rates, approximate the amounts disclosed above.

Following a $10.1 billion judgment on March 21, 2003 against Altria Group, Inc.'s domestic tobacco subsidiary, Philip Morris USA Inc., the three major credit rating agencies took a series of ratings actions resulting in the lowering of the Company's short-term and long-term debt ratings, despite the fact the Company is neither a party to, nor has exposure to, this litigation. Moody's lowered the Company's short-term debt rating from "P-1" to "P-2 and its long-term debt rating from "A2" to "A3," with stable outlook. Standard & Poor's lowered the Company's short-term debt rating from "A-1" to "A-2" and its long-term debt rating from "A-" to "BBB+," with stable outlook. Fitch Rating Services lowered the Company's short-term debt rating from "F-1" to "F-2" and its long-term debt rating from "A" to "BBB+," with stable outlook. As a result of the credit rating agencies' actions, the Company temporarily lost access to the commercial paper market, and borrowing costs increased. None of the Company's debt agreements requires accelerated repayment in the event of a decrease in credit ratings.

The Company maintains revolving credit facilities that have historically been used to support the issuance of commercial paper. At December 31, 2003, credit lines for the Company and the related activity were as follows:

                                                        (in billions of dollars)
--------------------------------------------------------------------------------
                                                                      Commercial
                                                  Credit   Amount          Paper
Type                                               Lines    Drawn    Outstanding
--------------------------------------------------------------------------------
364-day (expires July 2004)                       $  2.5     $ --         $  0.3
Multi-year (expires July 2006)                       2.0                     1.9
--------------------------------------------------------------------------------
                                                  $  4.5     $ --         $  2.2
================================================================================

The Company's revolving credit facilities, which are for its sole use, require the maintenance of a minimum net worth of $18.2 billion. The Company met this covenant at December 31, 2003 and expects to continue to meet this covenant. The foregoing revolving credit facilities do not include any other financial tests, any credit rating triggers or any provisions that could require the posting of collateral.

In addition to the above, certain international subsidiaries of the Company maintain uncommitted credit lines to meet the short-term working capital needs of the international businesses. These credit lines, which amounted to approximately $658 million as of December 31, 2003, are for the sole use of the Company's international businesses. Borrowings on these lines amounted to approximately $220 million at December 31, 2003 and 2002.

Note 8. Long-Term Debt:

At December 31, 2003 and 2002, the Company's long-term debt consisted of the following:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                             2003           2002
--------------------------------------------------------------------------------
Short-term borrowings, reclassified as
  long-term debt                                         $  1,900       $  1,401
Notes, 4.00% to 7.55% (average effective
  rate 5.37%), due through 2035                            10,256          9,053
7% Debenture (effective rate 11.32%),
  $200 million face amount, due 2011                          157            153
Foreign currency obligations                                   16            117
Other                                                          37             44
--------------------------------------------------------------------------------
                                                           12,366         10,768
Less current portion of long-term debt                       (775)          (352)
--------------------------------------------------------------------------------
                                                         $ 11,591       $ 10,416
================================================================================

[KRAFT LOGO]

Aggregate maturities of long-term debt, excluding short-term borrowings reclassified as long-term debt, are as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
2004                                                                     $   775
2005                                                                         737
2006                                                                       1,257
2007                                                                       1,398
2008                                                                         702
2009-2013                                                                  4,502
Thereafter                                                                 1,139
================================================================================

Based on market quotes, where available, or interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities, the aggregate fair value of the Company's long-term debt, including the current portion of long-term debt, was $12,873 million and $11,544 million at December 31, 2003 and 2002, respectively.

Note 9. Capital Stock:

The Company's articles of incorporation authorize 3.0 billion shares of Class A common stock, 2.0 billion shares of Class B common stock and 500 million shares of preferred stock. On December 3, 2003, the Company completed a $500 million Class A common stock repurchase program, acquiring 15,308,458 Class A shares at an average price of $32.66 per share. On December 8, 2003, the Company commenced repurchasing shares under a new $700 million Class A common stock repurchase program. Through December 31, 2003, repurchases under the $700 million program were 1,583,600 shares at a cost of $50 million, or $31.57 per share.

Shares of Class A common stock issued, repurchased and outstanding were as follows:

                                                      Shares             Shares
                            Shares Issued        Repurchased        Outstanding
--------------------------------------------------------------------------------
Balance at
  January 1, 2002             555,000,000                 --        555,000,000
Repurchase of
  shares                                          (4,383,150)        (4,383,150)
Exercise of stock
  options                                              2,000              2,000
--------------------------------------------------------------------------------
Balance at
  December 31, 2002           555,000,000         (4,381,150)       550,618,850
Repurchase of
  shares                                         (12,508,908)       (12,508,908)
Exercise of stock
  options and
  issuance of other
  stock awards                                     3,827,182          3,827,182
--------------------------------------------------------------------------------
Balance at
  December 31, 2003           555,000,000        (13,062,876)       541,937,124
================================================================================

In addition, 1.18 billion Class B common shares were issued and outstanding at December 31, 2003 and 2002. Altria Group, Inc. holds 276.6 million Class A common shares and all of the Class B common shares at December 31, 2003. There are no preferred shares issued and outstanding. Class A common shares are entitled to one vote each, while Class B common shares are entitled to ten votes each. Therefore, Altria Group, Inc. holds 97.9% of the combined voting power of the Company's outstanding capital stock at December 31, 2003. At December 31, 2003, 71,662,879 shares of common stock were reserved for stock options and other stock awards.

Concurrent with the IPO, certain employees of Altria Group, Inc. and its subsidiaries received a one-time grant of options to purchase shares of the Company's Class A common stock held by Altria Group, Inc. at the IPO price of $31.00 per share. In order to completely satisfy this obligation, Altria Group, Inc. purchased 1.6 million shares of the Company's Class A common stock in open market transactions during 2002.

Note 10. Stock Plans:

The Company's Board of Directors and shareholders approved the 2001 Kraft Performance Incentive Plan (the "Plan"), which was established concurrently with the IPO. Under the Plan, the Company may grant stock options, stock appreciation rights, restricted stock, reload options and other awards based on the Company's Class A common stock, as well as performance-based annual and long-term incentive awards. A maximum of 75 million shares of the Company's Class A common stock may be issued under the Plan. The Company's Board of Directors granted options for 21,029,777 shares of Class A common stock concurrent with the closing date of the IPO (June 13, 2001) at an exercise price equal to the IPO price of $31.00 per share. A portion of the shares granted (18,904,637) became exercisable on January 31, 2003, and will expire ten years from the date of the grant. The remainder of the shares granted (2,125,140) were scheduled to become exercisable based on total shareholder return for the Company's Class A common stock during the three years following the date of the grant, or were to become exercisable five years from the date of the grant. Based on total shareholder return, one-third of these shares became exercisable in June 2002 and one-third will become exercisable in June 2006. The remaining one-third could become exercisable in June 2004 or in June 2006, depending on shareholder return. These options will also expire ten years from the date of the grant. Shares available to be granted under the Plan at December 31, 2003, were 51,317,940.

The Company's Board of Directors and shareholders also approved the Kraft Director Plan. Under the Kraft Director Plan, awards are granted only to members of the Board of Directors who are not full-time employees of the Company or Altria Group, Inc., or their subsidiaries. Up to 500,000 shares of Class A common stock may be awarded under the Kraft Director Plan. Shares available to be granted under the Kraft Director Plan at December 31, 2003, were 470,705.

                                Kraft Foods Inc.

Notes to Consolidated Financial Statements

The Company applies the intrinsic value-based methodology in accounting for the various stock plans. Accordingly, no compensation expense has been recognized other than for restricted stock awards.

Stock option activity was as follows for the years ended December 31, 2001, 2002 and 2003:

                                  Shares Subject  Weighted Average       Options
                                       to Option    Exercise Price   Exercisable
--------------------------------------------------------------------------------
Balance at
  January 1, 2001                             --      $         --            --
  Options granted                     21,038,722             31.00
  Options canceled                     (268, 420)            31.00
--------------------------------------------------------------------------------
Balance at
  December 31, 2001                   20,770,302             31.00            --
  Options granted                         14,030             37.10
  Options exercised                       (2,000)            31.00
  Options canceled                    (1,490,660)            31.00
--------------------------------------------------------------------------------
Balance at
  December 31, 2002                   19,291,672             31.00       696,615
  Options exercised                     (346,868)            31.00
  Options canceled                      (663,027)            31.00
--------------------------------------------------------------------------------
Balance at
  December 31, 2003                   18,281,777             31.00    17,032,740
================================================================================

The following table summarizes the status of the Company's stock options outstanding and exercisable as of December 31, 2003:

                            Options Outstanding            Options Exercisable
                     -----------------------------------  ----------------------
                                      Average   Weighted                Weighted
Range of                            Remaining    Average                 Average
Exercise                  Number  Contractual   Exercise       Number   Exercise
Prices               Outstanding         Life      Price  Exercisable      Price
--------------------------------------------------------------------------------
$30.54 - $39.51       18,281,777      7 years   $  31.00   17,032,740   $  31.00
================================================================================

Prior to the IPO, certain employees of the Company participated in Altria Group, Inc.'s stock compensation plans. Altria Group, Inc. does not intend to issue additional Altria Group, Inc. stock compensation to the Company's employees, except for reloads of previously issued options. Altria Group, Inc. accounts for its plans in accordance with the intrinsic value-based method permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," which did not result in compensation cost for stock options.

The Company's employees held options to purchase the following number of shares of Altria Group, Inc. stock: 39,241,651 shares at an average exercise price of $37.25 per share at December 31, 2003; 46,615,162 shares at an average exercise price of $35.78 per share at December 31, 2002;and 57,349,595 shares at an average exercise price of $34.66 per share at December 31, 2001. Of these amounts, the following were exercisable at each date: 39,025,325 at an average exercise price of $37.19 per share at December 31, 2003; 46,231,629 at an average exercise price of $35.69 per share at December 31, 2002; and 44,930,609 at an average exercise price of $31.95 per share at December 31, 2001.

Had compensation cost for stock option awards under the Kraft plans and Altria Group, Inc. plans been determined by using the fair value at the grant date, the Company's net earnings and basic and diluted EPS would have been $3,464 million, $2.01 and $2.00, respectively, for the year ended December 31, 2003; $3,316 million, $1.91 and $1.91, respectively, for the year ended December 31, 2002; and $1,785 million, $1.11 and $1.11, respectively, for the year ended December 31, 2001. The foregoing impact of compensation cost was determined using a modified Black-Scholes methodology and the following assumptions:

                                 Weighted
                     Risk-Free    Average                   Expected  Fair Value
                      Interest   Expected        Expected   Dividend    at Grant
                          Rate       Life      Volatility      Yield        Date
--------------------------------------------------------------------------------
2003 Altria Group, Inc.   2.68%   4 years           37.61%      6.04%    $  8.76
2002 Kraft                4.27    5                 28.72       1.41       10.65
2002 Altria Group, Inc.   3.44    5                 33.57       4.96       10.02
2001 Kraft                4.81    5                 29.70       1.68        9.13
2001 Altria Group, Inc.   4.86    5                 33.88       4.78       10.36
================================================================================

During the first quarter of 2003, the Company granted shares of restricted stock and rights to receive shares of stock to eligible employees, giving them in most instances all of the rights of stockholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. Such shares and rights are subject to forfeiture if certain employment conditions are not met. During the first quarter of 2003, the Company granted approximately 3.7 million restricted Class A shares to eligible U.S.-based employees and also issued to eligible non-U.S. employees rights to receive approximately 1.6 million Class A equivalent shares. Restrictions on the stock and rights lapse in the first quarter of 2006.The market value per restricted share or right was $36.56 on the date of grant.

The fair value of the shares of restricted stock and rights to receive shares of stock at the date of grant is amortized to expense ratably over the restriction period. The Company recorded compensation expense related to the restricted stock and rights of $57 million for the year ended December 31, 2003. The unamortized portion, which is reported on the consolidated balance sheets as a reduction of earnings reinvested in the business, was $129 million at December 31, 2003.

In addition, certain of the Company's employees held shares of Altria Group, Inc. restricted stock and rights to receive shares of stock, giving these employees in most instances all of the rights of shareholders, except that they may not sell, assign, pledge or otherwise encumber such shares and rights. These shares and rights are subject to forfeiture if certain employment conditions are not met. During 2001, Altria Group, Inc. granted to certain of the Company's U.S. employees restricted stock of 279,120 shares and to certain of the Company's non-U.S. employees rights to receive 31,310 equivalent shares. At December 31, 2003, there were no restrictions on the stock. The fair value of the restricted shares and rights at the date of grant was amortized to expense ratably over the restriction period through a charge from Altria Group, Inc. In 2002 and 2001, the Company recorded compensation expense related to these stock awards of $4 million and $39 million, respectively.

[KRAFT LOGO]

Note 11. Earnings Per Share:

Basic and diluted EPS were calculated using the following for the years ended December 31, 2003, 2002 and 2001:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                    2003        2002        2001
--------------------------------------------------------------------------------
Net earnings                                     $ 3,476     $ 3,394     $ 1,882
================================================================================
Weighted average shares for
  basic EPS                                        1,727       1,734       1,610
Plus incremental shares from
  assumed conversions:
    Restricted stock and stock rights                  1
    Stock options                                                  2
--------------------------------------------------------------------------------
Weighted average shares for
  diluted EPS                                      1,728       1,736       1,610
================================================================================

For the 2003 computation, 18 million Class A common stock options were excluded from the calculation of weighted average shares for diluted EPS because their effects were antidilutive.

Note 12. Pre-tax Earnings and Provision for Income Taxes:

Pre-tax earnings and provision for income taxes consisted of the following for the years ended December 31, 2003, 2002 and 2001:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                    2003        2002        2001
--------------------------------------------------------------------------------
Pre-tax earnings:
  United States                                  $ 3,713     $ 3,692     $ 2,282
  Outside United States                            1,633       1,575       1,165
--------------------------------------------------------------------------------
Total pre-tax earnings                           $ 5,346     $ 5,267     $ 3,447
================================================================================
Provision for income taxes:
  United States federal:
    Current                                      $ 1,011     $   825     $   594
    Deferred                                         153         265         299
--------------------------------------------------------------------------------
                                                   1,164       1,090         893
  State and local                                    151         138         112
--------------------------------------------------------------------------------
  Total United States                              1,315       1,228       1,005
--------------------------------------------------------------------------------
  Outside United States:
    Current                                          460         628         445
    Deferred                                          91          13         115
--------------------------------------------------------------------------------
  Total outside United States                        551         641         560
--------------------------------------------------------------------------------
Total provision for income taxes                 $ 1,866     $ 1,869     $ 1,565
================================================================================

At December 31, 2003, applicable United States federal income taxes and foreign withholding taxes have not been provided on approximately $3.3 billion of accumulated earnings of foreign subsidiaries that are expected to be permanently reinvested. It is not practical to estimate the amount of additional taxes that might be payable on such undistributed earnings.

The effective income tax rate on pre-tax earnings differed from the U.S. federal statutory rate for the following reasons for the years ended December 31, 2003, 2002 and 2001:

                                                    2003        2002        2001
--------------------------------------------------------------------------------
U.S. federal statutory rate                         35.0%       35.0%       35.0%
Increase (decrease) resulting from:
  State and local income taxes,
    net of federal tax benefit                       1.8         1.7         2.0
  Goodwill amortization                                                      9.4
  Other (including reversal of taxes
    no longer required)                             (1.9)       (1.2)       (1.0)
--------------------------------------------------------------------------------
Effective tax rate                                  34.9%       35.5%       45.4%
================================================================================

Rate differences from foreign operations, which are included in other, above, reduced the Company's effective tax rate by 0.8% in 2003 and 0.4% in 2001. Rate differences from foreign operations had no impact in 2002.

The tax effects of temporary differences that gave rise to deferred income tax assets and liabilities consisted of the following at December 31, 2003 and 2002:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                             2003           2002
--------------------------------------------------------------------------------
Deferred income tax assets:
  Accrued postretirement and
    postemployment benefits                              $    809       $    759
  Other                                                       392            519
--------------------------------------------------------------------------------
  Total deferred income tax assets                          1,201          1,278
--------------------------------------------------------------------------------
Deferred income tax liabilities:
  Trade names                                              (3,839)        (3,839)
  Property, plant and equipment                            (1,636)        (1,515)
  Prepaid pension costs                                      (901)          (841)
--------------------------------------------------------------------------------
  Total deferred income tax liabilities                    (6,376)        (6,195)
--------------------------------------------------------------------------------
Net deferred income tax liabilities                      $ (5,175)      $ (4,917)
================================================================================

Note 13. Segment Reporting:

The Company manufactures and markets packaged retail food products, consisting principally of beverages, cheese, snacks, convenient meals and various packaged grocery products through Kraft Foods North America, Inc. ("KFNA") and Kraft Foods International, Inc. ("KFI"). Reportable segments for KFNA are organized and managed principally by product category. KFNA's segments are Cheese, Meals and Enhancers; Biscuits, Snacks and Confectionery; Beverages, Desserts and Cereals; and Oscar Mayer and Pizza. KFNA's food service business within the United States and its businesses in Canada and Mexico are reported through the Cheese, Meals and Enhancers segment. KFI's operations are organized and managed by geographic location. KFI's segments are Europe, Middle East and Africa; and Latin America and Asia Pacific.

                                Kraft Foods Inc.

Notes to Consolidated Financial Statements

The Company's management uses operating companies income, which is defined as operating income before general corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Interest and other debt expense, net, and provision for income taxes are centrally managed and, accordingly, such items are not presented by segment since they are not included in the measure of segment profitability reviewed by management. The Company's assets, which are principally in the United States and Europe, are managed geographically. The accounting policies of the segments are the same as those described in Note 2. Summary of Significant Accounting Policies.

During the first quarter of 2003, the Company transferred management responsibility of its Canadian Biscuits and Pet Snacks operations from the Biscuits, Snacks and Confectionery segment to the Cheese, Meals and Enhancers segment, which contains the Company's other Canadian businesses. Accordingly, all prior period amounts have been reclassified to reflect the transfer. During January 2004, the Company announced a new global organizational structure, which will result in new segments for financial reporting purposes. Beginning in 2004, the Company's new segments will be U.S. Beverages & Grocery; U.S. Snacks; U.S. Cheese, Canada & North America Foodservice; U.S. Convenient Meals; Europe, Middle East and Africa; and Latin America and Asia Pacific.

Segment data were as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
For the Years Ended December 31,                2003          2002          2001
--------------------------------------------------------------------------------
Net revenues:
  Cheese, Meals and Enhancers             $    9,439    $    9,172    $    9,014
  Biscuits, Snacks and Confectionery           4,801         4,887         4,789
  Beverages, Desserts and Cereals              4,567         4,412         4,237
  Oscar Mayer and Pizza                        3,100         3,014         2,930
--------------------------------------------------------------------------------
    Total Kraft Foods North America           21,907        21,485        20,970
--------------------------------------------------------------------------------
  Europe, Middle East and Africa               7,045         6,203         5,936
  Latin America and Asia Pacific               2,058         2,035         2,328
--------------------------------------------------------------------------------
    Total Kraft Foods International            9,103         8,238         8,264
--------------------------------------------------------------------------------
    Net revenues                          $   31,010    $   29,723    $   29,234
================================================================================
Earnings before income taxes and
  minority interest:
Operating companies income:
  Kraft Foods North America:
    Cheese, Meals and Enhancers           $    2,230    $    2,210    $    2,132
    Biscuits, Snacks and Confectionery           887         1,051           933
    Beverages, Desserts and Cereals            1,247         1,136         1,192
    Oscar Mayer and Pizza                        556           556           539
  Kraft Foods International:
    Europe, Middle East and Africa             1,012           962           861
    Latin America and Asia Pacific               270           368           378
  Amortization of intangibles                     (9)           (7)         (962)
  General corporate expenses                    (182)         (162)         (189)
--------------------------------------------------------------------------------
    Operating income                           6,011         6,114         4,884
  Interest and other debt expense, net          (665)         (847)       (1,437)
--------------------------------------------------------------------------------
    Earnings before income taxes and
      minority interest                   $    5,346    $    5,267    $    3,447
================================================================================

The Company's largest customer, Wal-Mart Stores, Inc. and its affiliates, accounted for approximately 12%, 12% and 11% of consolidated net revenues for 2003, 2002 and 2001, respectively. These net revenues occurred primarily in the United States and were across all segments.

As previously noted, the Company's international operations are managed by geographic location. Within its two geographic regions, KFI's brand portfolio spans five core consumer sectors. Net revenues by consumer sector for KFI were as follows:

Consumer Sector

                                                                   (in millions)
--------------------------------------------------------------------------------
For the Years Ended December 31,                  2003         2002         2001
--------------------------------------------------------------------------------
Snacks                                      $    3,622   $    3,179   $    3,077
Beverages                                        3,124        2,832        2,900
Cheese                                           1,302        1,202        1,208
Grocery                                            741          752          826
Convenient Meals                                   314          273          253
--------------------------------------------------------------------------------
  Total                                     $    9,103   $    8,238   $    8,264
================================================================================

Items affecting the comparability of the Company's results were as follows:

- Integration Costs and a Loss on Sale of a Food Factory--During 2003, the Company reversed $13 million related to the previously recorded integration charges. During 2002, the Company recorded pre-tax integration-related charges of $115 million to consolidate production lines in North America, close a Kraft facility and for other consolidation programs. In addition, during 2002, the Company reversed $4 million related to the loss on sale of a food factory. During 2001, the Company recorded pre-tax charges of $53 million for site reconfigurations and other consolidation programs in the United States. In addition, the Company recorded a pre-tax charge of $29 million to lose a North American food factory. These items were included in the operating companies income of the following segments:

                                                                   (in millions)
--------------------------------------------------------------------------------
For the Years Ended December 31,                 2003          2002         2001
--------------------------------------------------------------------------------
Cheese, Meals and Enhancers                $      (10)   $       30   $       63
Biscuits, Snacks and Confectionery                                1            2
Beverages, Desserts and Cereals                    (3)           56           12
Oscar Mayer and Pizza                                             7            5
Latin America and Asia Pacific                                   17
--------------------------------------------------------------------------------
    Integration costs and a loss
      on sale of a food factory            $      (13)   $      111   $       82
================================================================================

- Asset Impairment and Exit Costs--During 2003, the Company recorded a pre-tax charge of $6 million for asset impairment and exit costs related to the closure of a Nordic snacks plant. During 2002, the Company recorded a pre-tax charge of $142 million related to employee acceptances under a voluntary retirement program. Approximately 700 employees elected to retire or terminate employment under the program. These charges were included in the

[KRAFT LOGO]

operating companies income of the following segments for the years ended December 31, 2003 and 2002:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                               2003         2002
--------------------------------------------------------------------------------
Cheese, Meals and Enhancers                                           $       60
Biscuits, Snacks and Confectionery                                             3
Beverages, Desserts and Cereals                                               47
Oscar Mayer and Pizza                                                         25
Europe, Middle East and Africa                           $        6            5
Latin America and Asia Pacific                                                 2
--------------------------------------------------------------------------------
    Asset impairment and exit costs                      $        6   $      142
================================================================================

- Gains on Sales of Businesses--During 2003, the Company sold a European rice business and a branded fresh cheese business in Italy for aggregate pre-tax gains of $31 million. These pre-tax gains were included in the operating companies income of the Europe, Middle East and Africa segment. During 2002, the Company sold its Latin American yeast and industrial bakery ingredients business, resulting in a pre-tax gain of $69 million, and several small food businesses, resulting in pre-tax gains of $11 million. These pre-tax gains were included in the operating companies income of the following segments: Biscuits, Snacks and Confectionery, $8 million; and Latin America and Asia Pacific, $72 million.

See Notes 4 and 5, respectively, regarding divestitures and acquisitions.

                                                                   (in millions)
--------------------------------------------------------------------------------
For the Years Ended December 31,                  2003         2002         2001
--------------------------------------------------------------------------------
Depreciation expense:
  Cheese, Meals and Enhancers               $      206   $      193   $      180
  Biscuits, Snacks and Confectionery               150          140          135
  Beverages, Desserts and Cereals                  124          115          113
  Oscar Mayer and Pizza                             62           58           55
--------------------------------------------------------------------------------
    Total Kraft Foods North America                542          506          483
--------------------------------------------------------------------------------
  Europe, Middle East and Africa                   223          167          158
  Latin America and Asia Pacific                    39           36           39
--------------------------------------------------------------------------------
    Total Kraft Foods International                262          203          197
--------------------------------------------------------------------------------
    Total depreciation expense              $      804   $      709   $      680
================================================================================
Capital expenditures:
  Cheese, Meals and Enhancers               $      226   $      268   $      266
  Biscuits, Snacks and Confectionery               193          213          162
  Beverages, Desserts and Cereals                  184          194          202
  Oscar Mayer and Pizza                            110          133          131
--------------------------------------------------------------------------------
    Total Kraft Foods North America                713          808          761
--------------------------------------------------------------------------------
  Europe, Middle East and Africa                   276          265          231
  Latin America and Asia Pacific                    96          111          109
--------------------------------------------------------------------------------
    Total Kraft Foods International                372          376          340
--------------------------------------------------------------------------------
    Total capital expenditures              $    1,085   $    1,184   $    1,101
================================================================================

Geographic data for net revenues, total assets and long-lived assets (which consist of all non-current assets, other than goodwill, other intangible assets, net, and prepaid pension assets) were as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
For the Years Ended December 31,                  2003         2002         2001
--------------------------------------------------------------------------------
Net revenues:
  United States                             $   19,545   $   19,395   $   19,193
  Europe                                         6,752        5,908        5,667
  Other                                          4,713        4,420        4,374
--------------------------------------------------------------------------------
    Total net revenues                      $   31,010   $   29,723   $   29,234
================================================================================
Total assets:
  United States                             $   44,674   $   44,406   $   44,420
  Europe                                        10,114        8,738        7,362
  Other                                          4,497        3,956        4,016
--------------------------------------------------------------------------------
    Total assets                            $   59,285   $   57,100   $   55,798
================================================================================
Long-lived assets:
  United States                             $    6,451   $    6,382   $    6,360
  Europe                                         2,757        2,432        2,132
  Other                                          1,831        1,596        1,668
--------------------------------------------------------------------------------
    Total long-lived assets                 $   11,039   $   10,410   $   10,160
================================================================================

Note 14. Benefit Plans:

In December 2003, the FASB issued a revised SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." In 2003, the Company adopted the revised disclosure requirements of this pronouncement, except for certain disclosures about non-U.S. plans and estimated future benefit payments which are not required until 2004.

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

The plan assets and benefit obligations of the Company's U.S. pension plans are measured at December 31 of each year.

                                Kraft Foods Inc.

Notes to Consolidated Financial Statements

Pension Plans

Obligations and Funded Status

The benefit obligations, plan assets and funded status of the Company's pension plans at December 31, 2003 and 2002, were as follows:

(in millions)                           U.S. Plans                Non-U.S. Plans
-------------------------------------------------------------------------------------
                                       2003          2002          2003          2002
-------------------------------------------------------------------------------------
Benefit obligation at
  January 1                      $    5,245    $    4,964    $    2,317    $    2,021
  Service cost                          135           120            58            49
  Interest cost                         338           339           136           120
  Benefits paid                        (398)         (624)         (132)         (115)
  Settlements                            29           127
  Actuarial losses                      199           367           124            85
  Currency                                                          392           144
  Other                                  (2)          (48)           15            13
-------------------------------------------------------------------------------------
Benefit obligation at
  December 31                         5,546         5,245         2,910         2,317
-------------------------------------------------------------------------------------
Fair value of plan assets at
  January 1                           4,965         6,359         1,337         1,329
  Actual return on plan assets        1,038          (803)          204           (56)
  Contributions                         219            26           209            81
  Benefits paid                        (414)         (636)         (100)          (87)
  Currency                                                          216            70
  Actuarial (losses) gains               (6)           19
-------------------------------------------------------------------------------------
Fair value of plan assets at
  December 31                         5,802         4,965         1,866         1,337
-------------------------------------------------------------------------------------
Funded status (plan assets
  in excess of (less than)
  benefit obligations)
  at December 31                        256          (280)       (1,044)         (980)
  Unrecognized actuarial
    losses                            2,292         2,558           848           682
  Unrecognized prior
    service cost                         23            13            55            50
  Additional minimum
    liability                           (85)          (71)         (367)         (288)
  Unrecognized net transition
    obligation                                                        7             7
-------------------------------------------------------------------------------------
Net prepaid pension
  asset (liability) recognized   $    2,486    $    2,220    $     (501)   $     (529)
=====================================================================================

The combined U.S. and non-U.S. pension plans resulted in a net prepaid pension asset of $1,985 million and $1,691 million at December 31, 2003 and 2002, respectively. These amounts were recognized in the Company's consolidated balance sheets at December 31, 2003 and 2002, as prepaid pension assets of $3,243 million and $2,814 million, respectively, for those plans in which plan assets exceeded their accumulated benefit obligations, and as other liabilities of $1,258 million and $1,123 million, respectively, for plans in which the accumulated benefit obligations exceeded their plan assets.

For U.S. and non-U.S. pension plans, the change in the additional minimum liability in 2003 and 2002 was as follows:

                                                     (in millions)
------------------------------------------------------------------
                                     U.S. Plans     Non-U.S. Plans
------------------------------------------------------------------
                                   2003     2002     2003     2002
------------------------------------------------------------------
Increase in minimum liability
  included in other
  comprehensive earnings
  (losses), net of tax             $ (9)   $ (22)   $ (59)   $ (95)
==================================================================

The combined accumulated benefit obligation for the U.S. pension plans was $4,898 million and $4,562 million at December 31, 2003 and 2002, respectively.

At December 31, 2003 and 2002, certain of the Company's U.S. pension plans were underfunded, with projected benefit obligations, accumulated benefit obligations and the fair value of plan assets of $261 million, $208 million and $14 million, respectively, in 2003, and $269 million, $217 million and $45 million, respectively, in 2002. The majority of these relate to plans for salaried employees that cannot be funded under IRS regulations. For certain non-U.S. plans, which have accumulated benefit obligations in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $1,648 million, $1,532 million and $588 million, respectively, as of December 31, 2003, and $1,375 million, $1,250 million and $424 million, respectively, as of December 31, 2002.

The following weighted-average assumptions were used to determine the Company's benefit obligations under the plans at December 31:

                                        U.S. Plans                Non-U.S. Plans
-------------------------------------------------------------------------------------
                                       2003          2002          2003          2002
-------------------------------------------------------------------------------------
Discount rate                          6.25%         6.50%         5.41%         5.56%
Rate of compensation increase          4.00          4.00          3.11          3.12
=====================================================================================

[KRAFT LOGO]

Components of Net Periodic Benefit Cost

Net periodic pension (income) cost consisted of the following for the years ended December 31, 2003, 2002 and 2001:

(in millions)                             U.S. Plans                              Non-U.S. Plans
------------------------------------------------------------------------------------------------------------
                                  2003          2002          2001          2003          2002          2001
------------------------------------------------------------------------------------------------------------
Service cost                $      135    $      120    $      107    $       58    $       49    $       45
Interest cost                      338           339           339           136           120           112
Expected return
  on plan assets                  (587)         (631)         (648)         (146)         (134)         (126)
Amortization:
  Unrecognized net
  loss (gain)
  from experience
  differences                       15             8           (21)           18             5            (1)
  Prior service cost                 2             1             8             8             7             5
Other expense (income)              51           130           (12)
------------------------------------------------------------------------------------------------------------
Net pension
  (income) cost             $      (46)   $      (33)   $     (227)   $       74    $       47    $       35
============================================================================================================

Retiring employees elected lump-sum payments, resulting in settlement losses of $51 million and $21 million in 2003 and 2002, respectively, and settlement gains of $12 million in 2001.In addition, during 2002, certain salaried employees in the United States left the Company under a voluntary early retirement program instituted in 2001. This resulted in special termination benefits and curtailment and settlement losses of $109 million in 2002.

The following weighted-average assumptions were used to determine the Company's net pension cost for the year ended December 31:

                                          U.S. Plans                              Non-U.S. Plans
------------------------------------------------------------------------------------------------------------
                                  2003          2002          2001          2003          2002          2001
------------------------------------------------------------------------------------------------------------
Discount rate                     6.50%         7.00%         7.75%         5.56%         5.80%         5.88%
Expected rate of
  return on plan assets           9.00          9.00          9.00          8.41          8.49          8.51
Rate of compensation
  increase                        4.00          4.50          4.50          3.12          3.36          3.55
============================================================================================================

The Company's expected rate of return on plan assets is determined by the plan assets' historical long-term investment performance, current asset allocation and estimates of future long-term returns by asset class.

Kraft and certain of its subsidiaries sponsor employee savings plans, to which the Company contributes. These plans cover certain salaried, non-union and union employees. The Company's contributions and costs are determined by the matching of employee contributions, as defined by the plans. Amounts charged to expense for defined contribution plans totaled $84 million, $64 million and $63 million in 2003, 2002 and 2001, respectively.

Plan Assets

The Company's U.S. pension plan asset allocation at December 31, 2003 and 2002, was as follows:

                                                     Percentage of Fair Value of
                                                     Plan Assets at December 31
--------------------------------------------------------------------------------
U.S. Plans Asset Category                            2003                  2002
--------------------------------------------------------------------------------
Equity securities                                      70%                    63%
Debt securities                                        26                     32
Real estate                                             1                      1
Other                                                   3                      4
--------------------------------------------------------------------------------
Total                                                 100%                   100%
================================================================================

The Company's investment strategy is based on an expectation that equity securities will outperform debt securities over the long term. Accordingly, the composition of the Company's plan assets is broadly characterized as a 70%/30% allocation between equity and debt securities. The strategy utilizes indexed U.S. equity securities and actively managed investment grade debt securities (which constitute 80% or more of debt securities) with lesser allocations to high yield and international debt securities.

The Company attempts to mitigate investment risk by rebalancing between equity and debt asset classes as the Company's contributions and monthly benefit payments are made.

The Company presently plans to make contributions, to the extent that they are tax deductible, in order to maintain plan assets in excess of the accumulated benefit obligation of its funded U.S. plans. Currently, the Company anticipates making contributions of approximately $70 million in 2004, based on current tax law. However, this estimate is subject to change as a result of current tax proposals before Congress, as well as asset performance significantly above or below the assumed long-term rate of return on pension assets.

Postretirement Benefit Plans

Net postretirement health care costs consisted of the following for the years ended December 31, 2003, 2002 and 2001:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                2003          2002          2001
--------------------------------------------------------------------------------
Service cost                              $       41    $       32    $       34
Interest cost                                    173           168           168
Amortization:
  Unrecognized net loss from
    experience differences                        40            21             5
  Unrecognized prior service cost                (25)          (20)           (8)
Other expense                                                   16
--------------------------------------------------------------------------------
Net postretirement health care costs      $      229    $      217    $      199
================================================================================

                                Kraft Foods Inc.

Notes to Consolidated Financial Statements

During 2002, certain salaried employees in the United States left the Company under a voluntary early retirement program instituted in 2001. This resulted in curtailment losses of $16 million in 2002, which are included in other expense, above.

In December 2003, the United States enacted into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act"). The Act establishes a prescription drug benefit under Medicare, known as "Medicare Part D", and a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.

In January 2004, the FASB issued FASB Staff Position No.106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" ("FSP 106-1"). The Company has elected to defer accounting for the effects of the Act, as permitted by FSP 106-1. Therefore, in accordance with FSP 106-1, the Company's accumulated postretirement benefit obligation and net postretirement health care costs included in the consolidated financial statements and accompanying notes do not reflect the effects of the Act on the plans. Specific authoritative guidance on the accounting for the federal subsidy is pending, and that guidance, when issued, could require the Company to change previously reported information.

The following weighted-average assumptions were used to determine the Company's net postretirement cost for the years ended December 31:

                                             U.S. Plans                              Canadian Plans
------------------------------------------------------------------------------------------------------------
                                  2003          2002          2001          2003          2002          2001
------------------------------------------------------------------------------------------------------------
Discount rate                     6.50%         7.00%         7.75%         6.75%         6.75%         7.00%
Health care cost
  trend rate                      8.00          6.20          6.80          7.00          8.00          9.00
============================================================================================================

The Company's postretirement health care plans are not funded. The changes in the accumulated benefit obligation and net amount accrued at December 31, 2003 and 2002, were as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                              2003          2002
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
  at January 1                                          $   2, 712    $    2,436
  Service cost                                                  41            32
  Interest cost                                                173           168
  Benefits paid                                               (189)         (199)
  Curtailments                                                                21
  Plan amendments                                              (28)         (164)
  Currency                                                      18
  Assumption changes                                           174           193
  Actuarial losses                                              54           225
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
  at December 31                                             2,955         2,712
  Unrecognized actuarial losses                             (1,064)         (848)
  Unrecognized prior service cost                              202           197
--------------------------------------------------------------------------------
Accrued postretirement health care costs                $    2,093    $    2,061
================================================================================

The current portion of the Company's accrued postretirement health care costs of $199 million and $172 million at December 31,2003 and 2002, respectively, are included in other accrued liabilities on the consolidated balance sheets.

The following weighted-average assumptions were used to determine the Company's postretirement benefit obligations at December 31:

                                           U.S. Plans                Canadian Plans
-------------------------------------------------------------------------------------
                                       2003          2002          2003          2002
-------------------------------------------------------------------------------------
Discount rate                          6.25%         6.50%         6.50%         6.75%
Health care cost trend rate
  assumed for next year               10.00          8.00          8.00          7.00
  Ultimate trend rate                  5.00          5.00          5.00          4.00
  Year that the rate reaches
    the ultimate trend rate            2006          2006          2010          2006
=====================================================================================

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of December 31, 2003:

                                              One-Percentage-    One-Percentage-
                                               Point Increase     Point Decrease
--------------------------------------------------------------------------------
Effect on total of service and
  interest cost                                          14.0%             (11.2)%
Effect on postretirement
  benefit obligation                                     10.2               (8.5)
================================================================================

Postemployment Benefit Plans

Kraft and certain of its affiliates sponsor postemployment benefit plans covering substantially all salaried and certain hourly employees. The cost of these plans is charged to expense over the working lives of the covered employees. Net postemployment costs consisted of the following for the years ended December 31, 2003, 2002 and 2001:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                2003          2002          2001
--------------------------------------------------------------------------------
Service cost                              $       10    $       19    $       20
Amortization of unrecognized net gains            (5)           (7)           (8)
Other expense                                      1            23
--------------------------------------------------------------------------------
Net postemployment costs                  $        6    $       35    $       12
================================================================================

During 2002, certain salaried employees in the United States left the Company under voluntary early retirement and integration programs. These programs resulted in incremental postemployment costs of $23 million, which are included in other expense, above.

[KRAFT LOGO]

The Company's postemployment plans are not funded. The changes in the benefit obligations of the plans at December 31, 2003 and 2002, were as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                         2003               2002
--------------------------------------------------------------------------------
Accumulated benefit obligation at January 1   $           295    $           520
  Service cost                                             10                 19
  Benefits paid                                          (106)              (141)
  Actuarial (gains) losses                                 42               (103)
--------------------------------------------------------------------------------
Accumulated benefit obligation at December 31             241                295
  Unrecognized experience gains                            56                112
--------------------------------------------------------------------------------
Accrued postemployment costs                  $           297    $           407
================================================================================

The accumulated benefit obligation was determined using an assumed ultimate annual turnover rate of 0.3% in 2003 and 2002, assumed compensation cost increases of 4.0% in 2003 and 2002, and assumed benefits as defined in the respective plans. Postemployment costs arising from actions that offer employees benefits in excess of those specified in the respective plans are charged to expense when incurred.

Note 15. Additional Information:

                                                                   (in millions)
--------------------------------------------------------------------------------
For the Years Ended December 31,                2003          2002          2001
--------------------------------------------------------------------------------
Research and development
  expense                                 $      380    $      360    $      358
================================================================================
Advertising expense                       $    1,176    $    1,145    $    1,190
================================================================================
Interest and other debt
  expense, net:
  Interest expense, Altria Group, Inc.
    and affiliates                        $       31    $      243    $    1,103
  Interest expense, external debt                647           611           349
  Interest income                                (13)           (7)          (15)
--------------------------------------------------------------------------------
                                          $      665    $      847    $    1,437
================================================================================
Rent expense                              $      452    $      437    $      372
================================================================================

Minimum rental commitments under non-cancelable operating leases in effect at December 31, 2003, were as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
2004                                                                  $      307
2005                                                                         227
2006                                                                         170
2007                                                                         134
2008                                                                         113
Thereafter                                                                   236
--------------------------------------------------------------------------------
                                                                      $    1,187
================================================================================

Note 16. Financial Instruments:

Derivative financial instruments: The Company operates globally, with manufacturing and sales facilities in various locations around the world, and utilizes certain financial instruments to manage its foreign currency and commodity exposures, which primarily relate to forecasted transactions. Derivative financial instruments are used by the Company, principally to reduce exposures to market risks resulting from fluctuations in foreign exchange rates and commodity prices by creating offsetting exposures. The Company is not a party to leveraged derivatives and, by policy, does not use financial instruments for speculative purposes. Financial instruments qualifying for hedge accounting must maintain a specified level of effectiveness between the hedging instrument and the item being hedged, both at inception and throughout the hedged period. The Company formally documents the nature of and relationships between the hedging instruments and hedged items, as well as its risk-management objectives, strategies for undertaking the various hedge transactions and method of assessing hedge effectiveness. Additionally, for hedges of forecasted transactions, the significant characteristics and expected terms of the forecasted transaction must be specifically identified, and it must be probable that each forecasted transaction will occur. If it was deemed probable that the forecasted transaction will not occur, the gain or loss would be recognized in earnings currently.

The Company uses forward foreign exchange contracts and foreign currency options to mitigate its exposure to changes in foreign currency exchange rates from third-party and intercompany forecasted transactions. Substantially all of the Company's derivative financial instruments are effective as hedges. The fair value of all derivative financial instruments has been calculated based on market quotes. The primary currencies to which the Company is exposed, based on the size and location of its businesses, include the euro, Swiss franc, British pound and Canadian dollar. At December 31, 2003 and 2002, the Company had option and forward foreign exchange contracts with aggregate notional amounts of $2,486 million and $575 million, respectively, which are comprised of contracts for the purchase and sale of foreign currencies. The effective portion of unrealized gains and losses associated with forward contracts is deferred as a component of accumulated other comprehensive earnings (losses) until the underlying hedged transactions are reported on the Company's consolidated statement of earnings.

                                Kraft Foods Inc.

Notes to Consolidated Financial Statements

The Company is exposed to price risk related to forecasted purchases of certain commodities used as raw materials by the Company's businesses. Accordingly, the Company uses commodity forward contracts as cash flow hedges, primarily for coffee, cocoa, milk and cheese. Commodity futures and options are also used to hedge the price of certain commodities, including milk, coffee, cocoa, wheat, corn, sugar and soybean oil. In general, commodity forward contracts qualify for the normal purchase exception under SFAS No.133 and are, therefore, not subject to the provisions of SFAS No.133. At December 31, 2003 and 2002, the Company had net long commodity positions of $255 million and $544 million, respectively. Unrealized gains or losses on net commodity positions were immaterial at December 31, 2003 and 2002. The effective portion of unrealized gains and losses on commodity futures and option contracts is deferred as a component of accumulated other comprehensive earnings (losses) and is recognized as a component of cost of sales in the Company's consolidated statement of earnings when the related inventory is sold.

Derivative gains or losses reported in accumulated other comprehensive earnings (losses) are a result of qualifying hedging activity. Transfers of these gains or losses from accumulated other comprehensive earnings (losses) to earnings are offset by corresponding gains or losses on the underlying hedged items. During the year ended December 31, 2003, ineffectiveness related to cash flow hedges was a gain of $13 million, which was recorded in cost of sales on the consolidated statement of earnings. Ineffectiveness related to cash flow hedges during the year ended December 31, 2002 was not material. At December 31, 2003, the Company was hedging forecasted transactions for periods not exceeding twelve months and expects substantially all amounts reported in accumulated other comprehensive earnings (losses) to be reclassified to the consolidated statement of earnings within the next twelve months.

Hedging activity affected accumulated other comprehensive earnings (losses), net of income taxes, during the years ended December 31, 2003, 2002 and 2001, as follows:

                                                                   (in millions)
--------------------------------------------------------------------------------
                                                2003          2002          2001
--------------------------------------------------------------------------------
Gain (loss) as of January 1               $       13    $      (18)   $       --
Derivative (gains) losses transferred
  to earnings                                    (17)           21            15
Change in fair value                               5            10           (33)
--------------------------------------------------------------------------------
Gain (loss) at December 31                $        1    $       13    $      (18)
================================================================================

Credit exposure and credit risk: The Company is exposed to credit loss in the event of nonperformance by counterparties. However, the Company does not anticipate nonperformance, and such exposure was not material at December 31, 2003.

Fair value: The aggregate fair value, based on market quotes, of the Company's third-party debt at December 31, 2003, was $13,426 million as compared with its carrying value of $12, 919 million. The aggregate fair value of the Company's third-party debt at December 31, 2002, was $11,764 million as compared with its carrying value of $10,988 million. Based on interest rates available to the Company for issuances of debt with similar terms and remaining maturities, the aggregate fair value and carrying value of the Company's long-term notes payable to Altria Group, Inc. and its affiliates were $2,764 million and $2,560 million, respectively, at December 31, 2002.

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

Guarantees: At December 31, 2003, the Company's third-party guarantees, which are primarily derived from acquisition and divestiture activities, approximated $38 million. Substantially all of these guarantees expire through 2014, with $13 million expiring during 2004. The Company is required to perform under these guarantees in the event that a third party fails to make contractual payments or achieve performance measures. The Company has a liability of $26 million on its consolidated balance sheet at December 31, 2003, relating to these guarantees.

[KRAFT LOGO]

Note 18. Subsequent Event:

In January 2004, the Company announced a three-year restructuring program with the objective to leverage the Company's global scale, realign and lower the cost structure and optimize capacity utilization. As part of this program, the Company anticipates the exit or losing of up to 20 plants and the elimination of approximately six thousand positions. Over the next three years, the Company expects to incur up to $1.2 billion in pre-tax charges, reflecting asset disposals, severance and other implementation costs, including an estimated range of $750 million to $800 million in 2004. Approximately one-half of the pre-tax charges are expected to require cash payments.

Note 19. Quarterly Financial Data (Unaudited):

(in millions, except per share data)                     2003 Quarters
----------------------------------------------------------------------------------------
                                            First       Second        Third       Fourth
----------------------------------------------------------------------------------------
Net revenues                           $    7,359   $    7,841   $    7,480   $    8,330
========================================================================================
Gross profit                           $    3,010   $    3,146   $    2,921   $    3,105
========================================================================================
Net earnings                           $      848   $      949   $      810   $      869
========================================================================================
Weighted average
    shares for
    diluted EPS                             1,730        1,728        1,728        1,723
========================================================================================
Per share data:
    Basic EPS                          $     0.49   $     0.55   $     0.47   $     0.50
========================================================================================
    Diluted EPS                        $     0.49   $     0.55   $     0.47   $     0.50
========================================================================================
    Dividends declared                 $     0.15   $     0.15   $     0.18   $     0.18
========================================================================================
    Market price--high                 $    39.40   $    33.96   $    32.79   $    32.50
                --low                  $    26.35   $    27.76   $    27.60   $    28.50
========================================================================================

(in millions, except per share data)                    2002 Quarters
----------------------------------------------------------------------------------------
                                            First       Second        Third       Fourth
----------------------------------------------------------------------------------------
Net revenues                           $    7,147   $    7,513   $    7,216   $    7,847
========================================================================================
Gross profit                           $    2,864   $    3,127   $    2,971   $    3,041
========================================================================================
Net earnings                           $      693   $      901   $      869   $      931
========================================================================================
Weighted average
    shares for
    diluted EPS                             1,737        1,738        1,737        1,734
========================================================================================
Per share data:
    Basic EPS                          $     0.40   $     0.52   $     0.50   $     0.54
========================================================================================
    Diluted EPS                        $     0.40   $     0.52   $     0.50   $     0.54
========================================================================================
    Dividends declared                 $     0.13   $     0.13   $     0.15   $     0.15
========================================================================================
    Market price--high                 $    39.70   $    43.95   $    41.70   $    41.30
                --low                  $    32.50   $    38.32   $    33.87   $    36.12
========================================================================================

Basic and diluted EPS are computed independently for each of the periods presented. Accordingly, the sum of the quarterly EPS amounts may not agree to the total year.

During 2003 and 2002, the Company recorded the following pre-tax charges or (gains):

(in millions)                                            2003 Quarters
----------------------------------------------------------------------------------------
                                            First       Second        Third       Fourth
----------------------------------------------------------------------------------------
Asset impairment and
    exit costs                                                   $        6
Integration costs                                                             $      (13)
Gains on sales
    of businesses                                                       (23)          (8)
----------------------------------------------------------------------------------------
                                       $       --   $       --   $      (17)  $      (21)
========================================================================================

(in millions)                                            2002 Quarters
----------------------------------------------------------------------------------------
                                            First       Second        Third       Fourth
----------------------------------------------------------------------------------------
Asset impairment and
    exit costs                         $      142
Integration costs and a
    loss on sale of a
    food factory                               27   $       92                $       (8)
Gains on sales
    of businesses                                           (3)                      (77)
----------------------------------------------------------------------------------------
                                       $      169   $       89   $       --   $      (85)
========================================================================================

The principal stock exchange, on which the Company's Class A common stock is listed, is the New York Stock Exchange. At January 30, 2004, there were approximately 2,400 holders of record of the Company's Class A common stock.

                                Kraft Foods Inc.

Report of Independent Auditors

To the Board of Directors and Shareholders of Kraft Foods Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, shareholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Kraft Foods Inc. and its subsidiaries (the "Company") at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, on January 1, 2002, the Company adopted Statement of Financial Accounting Standards No.142, "Goodwill and Other Intangible Assets."

                                                      PricewaterhouseCoopers LLP

Chicago, Illinois
January 23, 2004

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

PricewaterhouseCoopers LLP, independent auditors, have audited and reported on the Company's consolidated financial statements. Their audits were performed in accordance with generally accepted auditing standards.

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